     As filed with the Securities and Exchange Commission on July 23, 1998
                                                  Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-4
            Registration Statement Under the Securities Act of 1933

                           AMBANC HOLDING CO., INC.
            (Exact name of registrant as specified in its charter)


   Delaware                         6120                   14-1783770
(State of other              (Primary Standard          (I.R.S. Employer
 jurisdiction of             Industrial                 Identification No.)
 incorporation)              Classification Number)


                                                  ROBERT KELLY, ESQ.
                                            General Counsel and Secretary
                                               Ambanc Holding Co., Inc.
      11 Division Street                          11 Division Street
Amsterdam, New York 12010-4303              Amsterdam, New York 12010-4303
        (518) 842-7200                              (518) 842-7200
(Address, including ZIP code, and           (Name, address, including ZIP code,
telephone number, including area            and telephone number, including area
code, of registrant's principal                  code, of agent for service)
      executive offices)

                                 COPIES TO:
     JAMES S. FLEISCHER, P.C.               JOHN J. SPIDI, ESQ.
     CRAIG M. SCHEER, ESQ.                  Malizia, Spidi, Sloane & Fisch, P.C.
     Silver, Freedman & Taff, L.L.P.        One Franklin Square
     1100 New York Avenue, N.W.             1301 K Street, N.W.
     Washington, D.C.  20005                Washington, D.C. 20005

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.             [_]
                                                             ------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                    [_]
                                                             ------------------

                         ------------------------------

                                                  Calculation of Registration Fee
======================================================================================================================
  Title of each class of             Amount to        Proposed maximum      Proposed maximum            Amount
securities to be registered        be registered       offering price      aggregate offering             of
                                                          per share               price             registration fee
----------------------------------------------------------------------------------------------------------------------
                                                                                                          $7,993
                                                                                                          -5,753
                                                                                                         ---------
Common Stock, $.01 par value    1,567,008 shares(1)          $ 17.29 (2)           $ 27,093,121(2)     $   2,240 (2)(3)
======================================================================================================================

(1) Represents the estimated maximum number of shares of common stock, par value $.01 per share, of Ambanc Holding Co., Inc. ("Ambanc"), expected to be issued in exchange for up to 1,464,493 shares of common stock, par value $.10 per share, of AFSALA Bancorp, Inc. ("AFSALA"), upon consummation of the merger (the "Merger") of AFSALA with and into Ambanc, described herein.
(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $27,093,121 which equals (x) the average of the high and low sale prices of the AFSALA common stock of $
    18.50 as reported on the Nasdaq National Market on July 22, 1998, multiplied by (y) 1,464,493, the total number of shares of AFSALA common stock (including shares issuable pursuant to the exercise of outstanding options to purchase AFSALA common stock) to be cancelled in the Merger. The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of Ambanc common stock that could be issued in the Merger.
(3) A fee of $5,753 was previously paid in connection with the joint filing by Ambanc and AFSALA of preliminary proxy materials, under Section 14(g) and Rule 0-11(a)(2) of the Securities Exchange Act of 1934, as amended, which fee, pursuant to Rule 457(b), has been credited against the registration fee payable hereunder.

================================================================================

                        [AMBANC HOLDING CO. LETTERHEAD]


                                                                   July 31, 1998

Dear Fellow Stockholder:

     On behalf of the Board of Directors and management of Ambanc Holding Co., Inc. ("Ambanc"), I cordially invite you to attend the Special Meeting of Stockholders of Ambanc (the "Special Meeting") to be held at 10:00 a.m., local time, on September 1, 1998 at the Best Western hotel, located at 10 Market Street, Amsterdam, New York.

     At this important Special Meeting, stockholders will be asked to adopt the Reorganization and Merger Agreement, dated April 23, 1998 and amended as of June 26, 1998 (the "Merger Agreement"), by and among Ambanc and its wholly owned subsidiary, Amsterdam Savings Bank, FSB (the "Savings Bank") and AFSALA Bancorp, Inc. ("AFSALA") and its wholly owned subsidiary, Amsterdam Federal Bank ("AFSALA Bank"), pursuant to which AFSALA will merge with and into Ambanc, with Ambanc as the surviving corporation (the "Merger"), and AFSALA Bank will merge with and into the Savings Bank, with the Savings Bank as the surviving institution. Upon consummation of the Merger, each outstanding share of AFSALA common stock will be converted into 1.07 shares of Ambanc common stock (the "Exchange Ratio").
The terms of the Merger Agreement, as well as other important information, are contained in the accompanying Joint Proxy Statement/Prospectus. Please give this document your careful attention.

     Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), Ambanc's financial advisor in connection with the Merger, has delivered its opinion to the Board of Directors of Ambanc that the Exchange Ratio is fair to Ambanc from a financial point of view. A copy of the opinion of Sandler O'Neill is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix III.

     The Board of Directors of Ambanc has carefully reviewed and considered the terms and conditions of the Merger Agreement. THE BOARD OF DIRECTORS OF AMBANC HAS CONCLUDED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF AMBANC, AND UNANIMOUSLY RECOMMENDS THAT AMBANC STOCKHOLDERS VOTE "FOR" THE MERGER AGREEMENT.

     I encourage you to attend the Special Meeting in person. Whether or not you do, please read the Joint Proxy Statement/Prospectus and then complete, sign and date the proxy card and return it in the enclosed postage-paid envelope. This will save Ambanc additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the Special Meeting even if you have previously returned the proxy card.

     Thank you for your prompt attention to this important matter.


                                    Very truly yours,



                                    Paul W. Baker
                                    Chairman of the Board

                          [AFSALA BANCORP LETTERHEAD]



                                                                   July 31, 1998

Dear Fellow Stockholder:

     On behalf of the Board of Directors and management of AFSALA Bancorp, Inc. ("AFSALA"), I cordially invite you to attend the Special Meeting of Stockholders of AFSALA (the "Special Meeting") to be held at 2:00 p.m., local time, on September 3, 1998 at the Best Western hotel located at 10 Market Street, Amsterdam, New York.

     At this important Special Meeting, stockholders will be asked to adopt the Reorganization and Merger Agreement, dated April 23, 1998 and amended as of June 26, 1998 (the "Merger Agreement"), by and among Ambanc Holding Co., Inc. ("Ambanc") and its wholly owned subsidiary, Amsterdam Savings Bank, FSB (the "Savings Bank") and AFSALA and its wholly owned subsidiary, Amsterdam Federal Bank ("AFSALA Bank"), pursuant to which AFSALA will merge with and into Ambanc, with Ambanc as the surviving corporation (the "Merger"), and AFSALA Bank will merge with and into the Savings Bank, with the Savings Bank as the surviving institution. Upon consummation of the Merger, each outstanding share of AFSALA common stock will be converted into 1.07 shares of Ambanc common stock. The terms of the Merger Agreement, as well as other important information, are contained in the accompanying Joint Proxy Statement/Prospectus. Please give this document your careful attention.

     FinPro, Inc. ("FinPro"), AFSALA's financial advisor in connection with the Merger, has delivered its opinion to the Board of Directors of AFSALA that the Merger is fair to AFSALA stockholders from a financial point of view. A copy of the opinion of FinPro is attached to the accompanying Joint Proxy
Statement/Prospectus as Appendix IV.

     The Board of Directors of AFSALA has carefully reviewed and considered the terms and conditions of the Merger Agreement. THE BOARD OF DIRECTORS OF AFSALA HAS CONCLUDED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF AFSALA, AND UNANIMOUSLY RECOMMENDS THAT AFSALA STOCKHOLDERS VOTE "FOR" THE MERGER AGREEMENT.

     I encourage you to attend the Special Meeting in person. Whether or not you do, please read the Joint Proxy Statement/Prospectus and then complete, sign and date the proxy card and return it in the enclosed postage-paid envelope. This will save AFSALA additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the Special Meeting even if you have previously returned the proxy card.

     Thank you for your prompt attention to this important matter.


                                    Sincerely,



                                    John M. Lisicki
                                    President and Chief Executive Officer

                            AMBANC HOLDING CO., INC.
                               11 DIVISION STREET
                           AMSTERDAM, NEW YORK 12010
                                 (518) 842-7200


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 1, 1998


     Notice is hereby given that the Special Meeting of Stockholders (the "Special Meeting") of Ambanc Holding Co., Inc. ("Ambanc") will be held at
10:00 a.m., local time, on September 1, 1998 at the Best Western hotel, located at 10 Market Street, Amsterdam, New York.

     A proxy card and a Joint Proxy Statement/Prospectus for the Special Meeting are enclosed. The Special Meeting is for the purpose of considering and acting upon:

     1.  The adoption of the Reorganization and Merger Agreement, dated
April 23, 1998 and amended as of June 26, 1998, by and among Ambanc and its wholly owned subsidiary, Amsterdam Savings Bank, FSB (the "Savings Bank"), and AFSALA Bancorp, Inc. ("AFSALA") and its wholly owned subsidiary, Amsterdam Federal Bank ("AFSALA Bank"), pursuant to which AFSALA will merge with and into Ambanc and AFSALA Bank will merge with and into the Savings Bank, as more fully described in the accompanying Joint Proxy Statement/Prospectus; and

     2. Such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors is not aware of any other business to come before the Special Meeting. Action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or on any date or dates to which the Special Meeting may be adjourned or postponed. Stockholders of record at the close of business on July 24, 1998 are the stockholders entitled to vote at the Special Meeting and any adjournments or postponements thereof.

     You are requested to complete, sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.

                              By Order of the Board of Directors




                              Robert Kelly
                              Secretary

Amsterdam, New York
July 31, 1998

-------------------------------------------------------------------------------
IMPORTANT:   THE PROMPT RETURN OF PROXIES WILL SAVE AMBANC THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR
YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
-------------------------------------------------------------------------------

                              AFSALA BANCORP, INC.
                               161 CHURCH STREET
                           AMSTERDAM, NEW YORK  12010
                                 (518) 842-5700


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 3, 1998


     Notice is hereby given that the Special Meeting of Stockholders (the "Special Meeting") of AFSALA Bancorp, Inc. ("AFSALA") will be held at 2:00 p.m., local time, on September 3, 1998, at the Best Western hotel, located at 10 Market Street, Amsterdam, New York.

     A proxy card and a Joint Proxy Statement/Prospectus for the Special Meeting are enclosed. The Special Meeting is for the purpose of considering and acting upon:

     1.   The adoption of the Reorganization and Merger Agreement, dated
April 23, 1998 and amended as of June 26, 1998, by and among Ambanc Holding Co., Inc. ("Ambanc") and its wholly owned subsidiary, Amsterdam Savings Bank, FSB (the "Savings Bank") and AFSALA and its wholly owned subsidiary, Amsterdam Federal Bank ("AFSALA Bank"), pursuant to which AFSALA will merge with and into Ambanc and AFSALA Bank will merge with and into the Savings Bank, as more fully described in the accompanying Joint Proxy Statement/Prospectus; and

     2. Such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors is not aware of any other business to come before the Special Meeting. Action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or on any date or dates to which the Special Meeting may be adjourned or postponed. Stockholders of record at the close of business on July 27, 1998 are the stockholders entitled to vote at the Special Meeting, and any adjournments or postponements thereof.

     You are requested to complete, sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.

                              By Order of the Board of Directors





                              Sandra M. Hammond
                              Corporate Secretary

Amsterdam, New York
July 31, 1998


-------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE AFSALA THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
-------------------------------------------------------------------------------

                             JOINT PROXY STATEMENT
                                      OF
                           AMBANC HOLDING CO., INC.
                                      AND
                             AFSALA BANCORP, INC.
                  FOR SPECIAL MEETINGS OF THEIR STOCKHOLDERS
                      TO BE HELD ON SEPTEMBER 1, 1998 AND
                        SEPTEMBER 3, 1998, RESPECTIVELY

                      -----------------------------------

                                  PROSPECTUS
                                      OF
                           AMBANC HOLDING CO., INC.

                      -----------------------------------


     This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Acquisition Merger") of AFSALA Bancorp, Inc., a Delaware corporation ("AFSALA"), with and into Ambanc Holding Co., Inc., a Delaware corporation ("Ambanc"), and the merger (the "Bank Merger") of AFSALA's wholly owned subsidiary, Amsterdam Federal Bank ("AFSALA Bank") with and into Ambanc's wholly owned subsidiary, Amsterdam Savings Bank, FSB (the "Savings Bank") as contemplated by the Reorganization and Merger Agreement, dated April 23, 1998 and amended as of June 26, 1998, by and among Ambanc and the Savings Bank and AFSALA and AFSALA Bank (the "Merger Agreement"). The Merger Agreement is included as Appendix I to this Joint Proxy Statement/Prospectus and incorporated herein by reference.

     This Joint Proxy Statement/Prospectus is being furnished to the holders of shares of the common stock, par value $.01 per share, of Ambanc ("Ambanc Common Stock") in connection with the solicitation of proxies by the Board of Directors of Ambanc for use at the Special Meeting of Stockholders of Ambanc (the "Ambanc Special Meeting") to be held at 10:00 a.m., local time, on September 1, 1998 at the Best Western hotel, located at 10 Market Street, Amsterdam, New York, and at any and all adjournments or postponements thereof.

     This Joint Proxy Statement/Prospectus is also being furnished to the holders of shares of the common stock, par value $.10 per share, of AFSALA ("AFSALA Common Stock") in connection with the solicitation of proxies by the Board of Directors of AFSALA for use at the Special Meeting of Stockholders of AFSALA (the "AFSALA Special Meeting") to be held at 2:00 p.m., local time, on September 3, 1998 at the Best Western hotel, located at 10 Market Street, Amsterdam, New York, and at any and all adjournments or postponements thereof.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of Ambanc, filed as part of the Registration Statement (defined below) with respect to up to 1,567,008 shares of Ambanc Common Stock to be issued upon consummation of the Acquisition Merger pursuant to the terms of the Merger Agreement.

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of AFSALA Common Stock issued and outstanding immediately prior to the Acquisition Merger will be converted into the right to receive 1.07 shares of Ambanc Common Stock (the "Exchange Ratio"), with cash paid in lieu of fractional share interests. The Merger Agreement provides that if the holders of Ambanc Common Stock shall have received or shall have become entitled to receive, without payment therefor, during the period commencing April 18, 1998 and ending with the Acquisition Merger Effective Time (as defined herein), additional shares of common stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares, spinoff or similar corporate rearrangement, an appropriate adjustment shall be made to the Exchange Ratio. For a more complete description of the Merger Agreement and the transactions contemplated thereby, see "The Merger."

     The outstanding shares of Ambanc Common Stock are, and the shares of Ambanc Common Stock offered hereby will be, listed on the National Market tier of the Nasdaq Stock Market. The last reported sale price of the Ambanc Common Stock on the Nasdaq Stock Market on July 27, 1998 was $_____ per share. AFSALA Common Stock is also listed on the National Market tier of the Nasdaq Stock Market.
The last reported sale price of the AFSALA Common Stock on the Nasdaq Stock Market on the same date was $_____ per share.

     This Joint Proxy Statement/Prospectus, the accompanying notices and the accompanying forms of proxy are first being mailed to stockholders of Ambanc and AFSALA on or about July 31, 1998.

                       ---------------------------------

     THE SHARES OF AMBANC COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AGENCY, AND NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, ANY STATE SECURITIES COMMISSION OR ANY OTHER AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF AMBANC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

      The date of this Joint Proxy Statement/Propsectus is July 28, 1998.

                       ---------------------------------

                             AVAILABLE INFORMATION

     Ambanc and AFSALA are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by Ambanc and AFSALA can be obtained, upon payment of prescribed fees, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. In addition, such information can be inspected and copied at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. In addition, the SEC maintains a Web site that contains reports, proxy statements and other information regarding Ambanc's and AFSALA's electronic filings with the SEC. The address of the SEC's Web site is "http://www.sec.gov."

     Ambanc has filed with the SEC a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Ambanc Common Stock to be issued pursuant to and as contemplated by the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (EXCLUDING EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED BY OR ON BEHALF OF AMBANC OR AFSALA, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON. SUCH REQUEST SHOULD BE MADE TO ROBERT KELLY, SECRETARY, AMBANC HOLDING CO., INC., 11 DIVISION STREET, AMSTERDAM, NEW YORK 12010-4303, TELEPHONE (518) 842-7200. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, REQUESTS FOR DOCUMENTS BY AMBANC STOCKHOLDERS SHOULD BE MADE BY AUGUST 25, 1998 AND REQUESTS FOR DOCUMENTS BY AFSALA STOCKHOLDERS SHOULD BE MADE BY AUGUST 27, 1998. PERSONS REQUESTING COPIES OF EXHIBITS TO DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS MAY BE CHARGED THE COST OF REPRODUCTION AND MAILING.

     The following documents previously filed with the SEC by Ambanc (File No. 0-27036) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

     1. The Annual Report on Form 10-K of Ambanc for the fiscal year ended December 31, 1997 (the "Ambanc 1997 10-K") and the portions of Ambanc's Proxy Statement for its 1998 Annual Meeting of Stockholders which have been incorporated by reference into the Ambanc 1997 10-K;

     2. The Quarterly Report on Form 10-Q of Ambanc for the quarterly period ended March 31, 1998;

     3. The Current Reports on Form 8-K of Ambanc filed with the SEC on
        February 18, 1998, February 24, 1998, March 13, 1998, April 29, 1998, as
        amended on Form 8-K/A filed on April 29, 1998, May 14, 1998, June 8, 1998, June 12, 1998, July 1, 1998 and July 7, 1998; and

     4. The description of Ambanc Common Stock contained in Ambanc's Registration Statement on Form 8-A filed on October 20, 1995 (together with the following portions of Ambanc's Registration Statement on Form S-1, as amended (Registration No. 33-96654): "Description of Capital Stock,"

        "Dividends," "Market for Common Stock" and "Restrictions on Acquisitions of Stock and Related Takeover Provisions") and all amendments or reports filed for the purpose of updating such description.

     All documents filed by Ambanc with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Joint Proxy Statement/Prospectus prior to the Ambanc and AFSALA Special Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                       ---------------------------------

     All information contained in this Joint Proxy Statement/Prospectus with respect to Ambanc and its subsidiaries has been supplied by Ambanc and all information with respect to AFSALA and its subsidiaries has been supplied by AFSALA.

     No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

     THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. NO SUCH FORWARD-LOOKING STATEMENT SHOULD BE RELIED UPON AS A PREDICTION OF FUTURE EVENTS. CERTAIN OF SUCH FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "ARE EXPECTED TO," "WILL," "WILL ALLOW," "WILL CONTINUE," "WILL LIKELY RESULT," "SHOULD," "WOULD BE," "SEEKS," "APPROXIMATELY," "INTENDS," "PLANS," "PROJECTS," "ESTIMATES" OR "ANTICIPATES" OR SIMILAR EXPRESSIONS OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREOF OR COMPARABLE TERMINOLOGY, OR BY DISCUSSIONS OF STRATEGY, PLANS OR INTENTIONS. IN ADDITION, ALL INFORMATION INCLUDED HEREIN OR THEREIN WITH RESPECT TO PROJECTED OR FUTURE RESULTS OF OPERATIONS, FINANCIAL CONDITION, FINANCIAL PERFORMANCE OR OTHER FINANCIAL OR STATISTICAL MATTERS CONSTITUTE SUCH FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE NECESSARILY DEPENDENT ON ASSUMPTIONS, DATA OR METHODS THAT MAY BE INCORRECT OR IMPRECISE AND THAT MAY BE INCAPABLE OF BEING REALIZED. SUCH FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE PROPOSED MERGER CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF AMBANC AND AFSALA ARE GREATER THAN EXPECTED; (3) REVENUES FOLLOWING THE PROPOSED MERGER ARE LOWER THAN EXPECTED; (4) COMPETITIVE PRESSURE AMONG DEPOSITORY INSTITUTIONS INCREASES SIGNIFICANTLY; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE MARKET AREAS IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED; OR (7) LEGISLATION OR REGULATORY CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED.

     AS A RESULT OF THE FOREGOING, NO ASSURANCE CAN BE GIVEN AS TO FUTURE RESULTS OF OPERATIONS OR FINANCIAL CONDITION OR AS TO ANY OTHER MATTERS COVERED BY ANY SUCH FORWARD-LOOKING STATEMENTS, AND AMBANC AND AFSALA WISH TO CAUTION INVESTORS NOT TO RELY ON ANY SUCH FORWARD-LOOKING STATEMENTS.

     AMBANC AND AFSALA DO NOT UNDERTAKE, AND SPECIFICALLY DISCLAIM ANY OBLIGATION, TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT OCCURRENCES OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

                                               TABLE OF CONTENTS
                                                                                                                 Page
                                                                                                                 ----
AVAILABLE INFORMATION..........................................................................................  iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................................................  iii
TABLE OF CONTENTS..............................................................................................   vi
SUMMARY........................................................................................................    1
        The Parties to the Merger..............................................................................    1
                Ambanc Holding Co., Inc. and Amsterdam Savings Bank, FSB.......................................    1
                AFSALA Bancorp, Inc. and Amsterdam Federal Bank................................................    1
        The Meetings...........................................................................................    2
                Ambanc Special Meeting.........................................................................    2
                AFSALA Special Meeting.........................................................................    2
        The Merger.............................................................................................    3
                General........................................................................................    3
                Reasons for the Merger; Recommendations of the Boards of Directors.............................    3
                Opinions of Financial Advisors.................................................................    3
                Effective Time and Closing.....................................................................    4
                Exchange Ratio.................................................................................    4
                No Appraisal Rights............................................................................    4
                Interests of Certain Persons in the Merger.....................................................    4
                Conditions to Consummation of the Merger.......................................................    5
                Regulatory Approvals...........................................................................    5
                Amendment and Termination of the Merger Agreement..............................................    5
                Stock Option Agreement.........................................................................    6
                Expenses.......................................................................................    6
                Accounting Treatment...........................................................................    6
                Certain Federal Income Tax Consequences of the Merger..........................................    6
                Effect of the Merger on Rights of Stockholders.................................................    7
                Nasdaq Listing.................................................................................    7
COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION...............................................................    8
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF AMBANC HOLDING CO., INC. ....................................   10
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF AFSALA BANCORP, INC. ........................................   12
COMPARATIVE UNAUDITED PER SHARE DATA...........................................................................   14
THE MEETINGS...................................................................................................   16
        Ambanc Special Meeting.................................................................................   16
        AFSALA Special Meeting.................................................................................   19
THE MERGER.....................................................................................................   23
        General................................................................................................   23
        Background of the Merger...............................................................................   23
        Reasons for the Merger and Recommendations of the Boards of Directors..................................   25
        Exchange Ratio.........................................................................................   26
        Fractional Shares......................................................................................   27
        Treatment of AFSALA Stock Options......................................................................   27
        Opinion of Ambanc's Financial Advisor..................................................................   28
        Opinion of AFSALA's Financial Advisor..................................................................   31
        Effective Times and Closing............................................................................   36
        No Appraisal Rights....................................................................................   36
        Exchange of Certificates...............................................................................   36
        The Bank Merger........................................................................................   37
        Interests of Certain Persons in the Merger.............................................................   37
        Employee Benefit Plans After the Merger................................................................   41

        Representations and Warranties.........................................................................   41
        Covenants Pending the Acquisition Merger...............................................................   41
        Conditions to Consummation of the Merger...............................................................   43
        Amendment and Termination of the Merger Agreement......................................................   45
        Stock Option Agreement.................................................................................   46
        Expenses...............................................................................................   48
        Regulatory Approvals...................................................................................   49
        Accounting Treatment...................................................................................   49
        Resales of Ambanc Common Stock by Affiliates...........................................................   49
        Certain Federal Income Tax Consequences of the Merger..................................................   49
        Nasdaq Listing.........................................................................................   51
MANAGEMENT AFTER THE MERGER....................................................................................   51
        General................................................................................................   51
        Additional Information Regarding Directors and Executive Officers of
        Ambanc Following the Merger............................................................................   51
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS....................................................   55
BUSINESS OF AFSALA BANCORP, INC. ..............................................................................   62
        General................................................................................................   62
        Market Area and Competition............................................................................   62
        Lending Activities.....................................................................................   63
        Investment Activities..................................................................................   71
        Sources of Funds.......................................................................................   75
        Subsidiary Activity....................................................................................   75
        Personnel..............................................................................................   76
REGULATION OF AFSALA AND AFSALA BANK...........................................................................   76
        Regulation of AFSALA...................................................................................   76
        Regulation of AFSALA Bank..............................................................................   76
PROPERTIES OF AFSALA BANCORP, INC. ............................................................................   78
LEGAL PROCEEDINGS INVOLVING AFSALA BANCORP, INC. ..............................................................   79
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS OF AFSALA BANCORP, INC. ............................................................   79
        General................................................................................................   79
        Asset/Liability Management.............................................................................   79
        Average Balance Sheet, Interest Rate, and Yield........................................................   81
        Rate/Volume Analysis...................................................................................   85
        Consolidated Financial Condition.......................................................................   87
        Comparison of Operating Results for the Three Months Ended March 31, 1998 and 1997.....................   88
        Comparison of Operating Results for the Six Months Ended March 31, 1998 and 1997.......................   90
        Comparison of Operating Results for the Fiscal Years Ended September 30, 1997 and 1996.................   92
        Recent Accounting Pronouncements.......................................................................   94
        Impact of the Year 2000................................................................................   96
        Effect of Inflation and Changing Prices................................................................   96
DESCRIPTION OF AMBANC HOLDING CO., INC. CAPITAL STOCK..........................................................   97
        General................................................................................................   97
        Common Stock...........................................................................................   97
        Preferred Stock........................................................................................   97
        Antitakeover Provisions................................................................................   98
COMPARISON OF RIGHTS OF STOCKHOLDERS OF AMBANC HOLDING CO., INC. AND AFSALA BANCORP, INC. .....................   98
        Introduction...........................................................................................   98
        Issuance of Capital Stock..............................................................................   98
        Stockholder Action by Unanimous Consent Not Permitted..................................................   98
        Advance Notice Requirements for Nominations of Directors and Stockholder Proposals.....................   98
        Number, Classification and Term of Directors...........................................................   99
        Removal of Directors...................................................................................   99

        Cumulative Voting Not Permitted........................................................................   99
        Special Meetings of Stockholders.......................................................................   99
        Quorum and Voting Requirements.........................................................................   99
        Limitations on Voting or Acquisitions of Capital Stock.................................................  100
        Business Combinations with Certain Persons.............................................................  100
        "Anti-Greenmail" Provisions............................................................................  100
        Amendment of Certificate and Bylaws....................................................................  100
LEGAL MATTERS..................................................................................................  101
EXPERTS........................................................................................................  101
STOCKHOLDER PROPOSALS..........................................................................................  101
OTHER MATTERS..................................................................................................  102
FINANCIAL STATEMENTS OF AFSALA BANCORP, INC. ..................................................................  F-1
APPENDICES
        I.   Reorganization and Merger Agreement (omitting schedules and exhibits)
        II.  Stock Option Agreement
        III. Fairness Opinion of Sandler O'Neill & Partners L.P.
        IV.  Fairness Opinion of FinPro, Inc.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description of all material facts regarding Ambanc, the Savings Bank, AFSALA and AFSALA Bank and the matters to be considered at the Ambanc Special Meeting and the AFSALA Special Meeting and is qualified in its entirety by, and reference is made to, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the accompanying Appendices and the documents referred to and incorporated by reference herein.

                           THE PARTIES TO THE MERGER

AMBANC HOLDING CO., INC. AND AMSTERDAM SAVINGS BANK, FSB

     Ambanc, a Delaware corporation, is a savings and loan holding company which has as its wholly owned subsidiaries the Savings Bank, a federally chartered savings bank headquartered in Amsterdam, New York, and ASB Insurance Agency, Inc., a New York corporation which offers mutual funds, annuity products and brokerage services to the Savings Bank's customers and the general public. At March 31, 1998, Ambanc had consolidated assets of $519.8 million, deposits of $324.4 million and stockholders' equity of $60.8 million. Ambanc's principal executive offices are located at 11 Division Street, Amsterdam, New York, 12010, telephone number (518) 842-7200.

     The principal business of Ambanc, through the Savings Bank, consists of attracting retail deposits from the general public and using those funds, together with borrowings and other funds, to originate primarily one- to four-family residential mortgage loans, home equity loans and consumer loans, and to a lesser extent, commercial and multi-family real estate and commercial business loans in the Savings Bank's primary market area. The Savings Bank's primary market area is comprised of Albany, Schenectady, Saratoga, Montgomery, and Fulton Counties, New York, which are serviced through the Savings Bank's main office, eleven other banking offices and its operations center. The Savings Bank also operates two offsite automated teller machines.

     For additional information regarding Ambanc and the Savings Bank, see "Selected Financial Data of Ambanc Holding Co., Inc." and "Incorporation of Certain Documents by Reference."

AFSALA BANCORP, INC. AND AMSTERDAM FEDERAL BANK

     AFSALA, a Delaware corporation, is a savings and loan holding company which has as its wholly owned subsidiary AFSALA Bank, a federally chartered savings bank headquartered in Amsterdam, New York. At March 31, 1998, AFSALA had consolidated assets of $165.9 million, deposits of $138.9 million and stockholders' equity of $20.1 million. AFSALA's principal executive offices are located at 161 Church Street, Amsterdam, New York 12010, telephone number (518) 842-5700.

     The principal business of AFSALA, through AFSALA Bank, consists of attracting deposits from the general public and using such funds primarily to originate loans, including home equity loans, secured by first mortgages on one- to four-family residences located in its market areas. In addition, AFSALA Bank originates consumer loans, consisting of personal loans, home improvement loans and passbook loans. To a much lesser extent, AFSALA Bank also originates commercial real estate and other commercial loans. One of AFSALA Bank's market areas consists of the cities of Amsterdam, Gloversville and Johnstown, New York, and the towns of Amsterdam, Johnstown, Florida, Mohawk, Broadalbin, Mayfield and Perth, New York. AFSALA Bank's other market area consists of the city of Oneonta, New York and the town of Oneonta, New York. In December 1997, AFSALA Bank opened a branch office at a supermarket located in Norwich, New York.

     For additional information regarding AFSALA and AFSALA Bank, see "Selected Financial Data of AFSALA Bancorp, Inc.," "Business of AFSALA Bancorp, Inc." and "Management's Discussion and Analysis of Financial Condition and Results of Operations of AFSALA Bancorp, Inc."

                                  THE MEETINGS

AMBANC SPECIAL MEETING

     Meeting Date. The Ambanc Special Meeting will be held on September 1, 1998, at the Best Western hotel, located at 10 Market Street, Amsterdam, New York, at 10:00 a.m., local time. See "The Meetings--Ambanc Special Meeting."

     Record Date. Only holders of record of shares of Ambanc Common Stock at the close of business on July 24, 1998 (the "Ambanc Record Date") are entitled to notice of and to vote at the Ambanc Special Meeting. See "The Meetings-- Ambanc Special Meeting."

     Matters to be Considered. At the Ambanc Special Meeting, holders of shares of Ambanc Common Stock will vote on a proposal to adopt the Merger Agreement. Ambanc stockholders will also consider and vote upon such other matters as may properly be brought before the Ambanc Special Meeting and any and all adjournments or postponements thereof. See "The Meetings--Ambanc Special Meeting."

     Vote Required. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Ambanc Common Stock entitled to vote at the Ambanc Special Meeting is required for adoption of the Merger Agreement. As of the Ambanc Record Date, there were _________ shares of Ambanc Common Stock entitled to be voted at the Ambanc Special Meeting.

     Adoption of the Merger Agreement by the stockholders of Ambanc is a condition to and required for consummation of the Merger. See "The Merger-- Conditions to the Merger."

     Security Ownership. As of the Ambanc Record Date, directors and executive officers of Ambanc and their affiliates were beneficial owners of 278,867 shares of Ambanc Common Stock (including 84,005 shares underlying stock options currently exercisable or which will become exercisable within 60 days of July 24, 1998), or approximately 6.66% of the then outstanding shares of Ambanc Common Stock. As of the Ambanc Record Date, directors and executive officers of AFSALA and their affiliates were beneficial owners of ________ shares of Ambanc Common Stock, or approximately __% of the then outstanding shares of Ambanc Common Stock.

AFSALA SPECIAL MEETING

     Meeting Date. The AFSALA Special Meeting will be held on September 3, 1998 at the Best Western hotel, located at 10 Market Street, Amsterdam, New York, at 2:00 p.m., local time. See "The Meetings--AFSALA Special Meeting."

     Record Date. Only holders of record of AFSALA Common Stock at the close of business on July 27, 1998 (the "AFSALA Record Date") are entitled to notice of and to vote at the AFSALA Special Meeting. See "The Meetings--AFSALA Special Meeting."

     Matters to be Considered. At the AFSALA Special Meeting, holders of shares of AFSALA Common Stock will vote on a proposal to adopt the Merger Agreement. AFSALA stockholders will also consider and vote upon such other matters as may properly be brought before the AFSALA Special Meeting and any and all adjournments or postponements thereof. See "The Meetings--AFSALA Special Meeting."

     Vote Required. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of AFSALA Common Stock entitled to vote at the AFSALA Special Meeting is required for adoption of the Merger Agreement. As of the AFSALA Record Date, there were _________ shares of AFSALA Common Stock entitled to be voted at the AFSALA Special Meeting.

     Adoption of the Merger Agreement by the stockholders of AFSALA is a condition to and required for consummation of the Merger. See "The Merger-- Conditions to the Merger."

     Security Ownership. As of the AFSALA Record Date, directors and executive officers of AFSALA and their affiliates beneficially owned 137,181 shares of AFSALA Common Stock (including 23,857 shares underlying stock options currently exercisable or which will become exercisable within 60 days of July 27, 1998), or approximately _____% of the then outstanding shares of AFSALA Common Stock. As of the AFSALA Record Date, directors and executive officers of Ambanc and their affiliates beneficially owned 2,350 shares of AFSALA Common Stock, or approximately ____% of the then outstanding shares of AFSALA Common Stock.

                                  THE MERGER

     The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Appendix I and incorporated by reference herein.

GENERAL

     The stockholders of Ambanc and AFSALA are each being asked to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which AFSALA will be merged with and into Ambanc, with Ambanc as the surviving entity (the "Acquisition Merger") and AFSALA Bank will be merged with and into the Savings Bank, with the Savings Bank as the surviving entity (the "Bank Merger")
(collectively, the "Merger").   The names of the surviving entities following
the Acquisition Merger and the Bank Merger will be "Ambanc Holding Co., Inc."
and "___________________," respectively.   See "The Merger--General."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Ambanc. The Ambanc Board of Directors (the "Ambanc Board") has unanimously approved the Merger Agreement and has determined that the Merger and the issuance of the shares of Ambanc Common Stock pursuant thereto are fair to and in the best interests of Ambanc and its stockholders. THE AMBANC BOARD THEREFORE RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT AT THE AMBANC SPECIAL MEETING.

     For a discussion of the factors considered by the Ambanc Board in reaching its decision to approve the Merger Agreement, see "The Merger--Reasons for the Merger and Recommendations of the Boards of Directors--Ambanc's Reasons for the Merger and Board Recommendation."

     AFSALA. The AFSALA Board of Directors (the "AFSALA Board") has unanimously approved the Merger Agreement and has determined that the Merger is fair to and in the best interests of AFSALA and its stockholders. THE AFSALA BOARD THEREFORE RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT AT THE AFSALA SPECIAL MEETING.

     For a discussion of the factors considered by the AFSALA Board in reaching its decision to approve the Merger Agreement, see "The Merger--Reasons for the Merger and Recommendations of the Boards of Directors--AFSALA's Reasons for the Merger and Board Recommendation."

OPINIONS OF FINANCIAL ADVISORS

     Ambanc. Ambanc has retained Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") as its financial advisor in connection with the transactions contemplated by the Merger Agreement. Sandler O'Neill has delivered an opinion to the Ambanc Board that, as of the date of this Joint Proxy Statement/Prospectus, the Exchange Ratio is fair to Ambanc from a financial point of view. A copy of the opinion of Sandler O'Neill is attached to this Joint Proxy Statement/Prospectus as Appendix III and is incorporated by reference herein. See "The Merger--Opinion of Ambanc's Financial Advisor."

     AFSALA.   AFSALA has retained FinPro, Inc. ("FinPro") as its financial advisor in connection with the transactions contemplated by the Merger Agreement. FinPro has delivered an opinion to the AFSALA Board that, as of the date of this Joint Proxy Statement/Prospectus, the Merger is fair, from a financial point of view, to AFSALA's stockholders. A copy of the opinion of FinPro is attached to this Joint Proxy Statement/Prospectus as Appendix IV and is incorporated by reference herein. See "The Merger--Opinion of AFSALA's Financial Advisor."

EFFECTIVE TIME AND CLOSING

     The Acquisition Merger will become effective at the time of the filing of a certificate of merger by Ambanc and AFSALA with the Secretary of State of the State of Delaware (the "Acquisition Merger Effective Time"). The Bank Merger will become effective at the time the articles of combination for the Bank Merger are endorsed by the Office of Thrift Supervision ("OTS"). Consummation of the Merger will occur only after the adoption of the Merger Agreement by the requisite votes of AFSALA's and Ambanc's stockholders and the satisfaction or waiver of all other conditions to consummation of the Merger. The Merger Agreement provides that the closing of the Merger (the "Closing") is to occur as promptly as practicable after the adoption of the Merger Agreement by the stockholders of Ambanc and AFSALA and the satisfaction or waiver of all relevant conditions of the Merger Agreement. See "The Merger--Effective Time and Closing."

EXCHANGE RATIO

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of AFSALA Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time will be converted into the right to receive 1.07 shares of Ambanc Common Stock, subject to adjustment as described herein. See "The Merger--Exchange Ratio."

NO APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, Ambanc's and AFSALA's stockholders do not have appraisal rights in connection with the transactions contemplated by the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors, officers and employees of AFSALA and Ambanc may be deemed to have certain interests in the Merger in addition to their interests generally as stockholders of AFSALA and Ambanc.

     Employment Arrangements. The Merger Agreement provides that by January 1, 1999, or sooner by mutual consent, the Ambanc Board shall appoint John M. Lisicki, the Chairman, President and Chief Executive Officer of AFSALA and AFSALA Bank, as President and Chief Executive Officer of Ambanc. Immediately upon the Bank Merger Effective Time, Ambanc and the Savings Bank's Board of Directors are to appoint Mr. Lisicki as President and Chief Executive Officer of the Savings Bank. Mr. Lisicki will be employed under terms providing compensation and benefits at no less than the amounts payable under his current employment agreement with AFSALA and AFSALA Bank. Mr. Lisicki's proposed annual salary would therefore amount to $164,400. In addition, the Merger Agreement provides that Benjamin W. Ziskin, Vice President of AFSALA and AFSALA Bank, and James J. Alescio, Treasurer and Chief Financial Officer of AFSALA and AFSALA Bank, will become executive officers of the Savings Bank after the Merger under terms providing compensation and benefits at no less than the amounts payable under their current employment agreements.

     Consulting and Termination Agreements with Robert J. Brittain. In order to facilitate the Merger, Robert J. Brittain, a director of Ambanc and the Savings Bank, retired as President and Chief Executive Officer of Ambanc and the Savings Bank effective June 30, 1998. Mr. Brittain continues to serve as a director of Ambanc and the Savings Bank. In connection with his retirement as President and Chief Executive Officer, Mr. Brittain executed termination and consulting agreements with Ambanc and the Savings Bank whereby his employment agreement with the Savings Bank (which was to expire on December 31, 1999) terminated effective June 30, 1998 and he will serve as a consultant to Ambanc and the Savings Bank through December 31, 2000. Under the termination agreement, in exchange for not becoming associated with any competitor of Ambanc or the Savings Bank until December 31, 2000, Mr. Brittain is entitled to receive $40,000 for each year such restriction is in effect (1998, 1999 and 2000), payable on a monthly basis. Mr. Brittain's major responsibility under the consulting agreement is to assist the Chairman and the President, at their request, in evaluating strategic alternatives for current and future business needs of Ambanc and the Savings Bank. Under the consulting agreement, for his services thereunder and in lieu of any payments otherwise due under his terminated employment agreement, Mr. Brittain is entitled to receive an annual fee of $171,175, payable in equal monthly or semi-monthly installments. The consulting agreement also provides that Mr. Brittain shall be compensated for his service as a director or advisory director of Ambanc and/or the Savings Bank at the rate of $1,150 per month of service from January 1, 1999 until at least May 23, 2001, and be nominated as necessary to enable him to remain a director or advisory director of Ambanc and/or the Savings Bank until at least May 23, 2001. So long as Mr. Brittain serves as a director or advisory director of Ambanc or the Savings Bank, Mr. Brittain will continue to vest in his options to purchase Ambanc Common Stock and restricted shares of Ambanc Common Stock.

     Directors. The Merger Agreement provides that following the Merger, Ambanc and the Savings Bank shall create four new positions on their respective Boards of Directors, to be filled with persons selected by AFSALA and AFSALA Bank, respectively, including, for both Boards, Mr. Lisicki. Immediately following the Acquisition Merger effective Time, Ambanc is to create an advisory board of directors and appoint thereto three persons selected by AFSALA in consultation with Ambanc.

     Additional Information. For additional information regarding the interests of certain persons in the Merger, including the interests summarized above as well as the accelerated vesting of AFSALA stock options and restricted stock and payments to be made upon termination of the Amsterdam Federal Bank Employee Stock Ownership Plan (the "AFSALA Bank ESOP"), see "The Merger--Interests of Certain Persons in the Merger."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement, including, among other things, the receipt of the requisite regulatory and stockholder approvals, the accuracy of the representations and warranties contained therein, the performance of all obligations imposed by the Merger Agreement and certain other conditions. See "The Merger--Conditions to Consummation of the Merger."

REGULATORY APPROVALS

     The Merger is subject to the approval of the OTS. Following OTS approval of the Merger, the United States Department of Justice may review the Merger and raise objections on antitrust grounds, though objections on such grounds are not expected. For additional information, see "The Merger--Regulatory Approvals."

AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be amended, whether before or after adoption thereof by the stockholders of AFSALA and Ambanc, by an agreement in writing executed by the parties thereto and approved by the parties' respective Boards of Directors. However, after adoption of the Merger Agreement by the stockholders of AFSALA, no amendment reducing the amount or changing the form of consideration to be received by such stockholders may be made without the further approval of such stockholders.

     The Merger Agreement may be terminated at any time before the Acquisition Merger Effective Time, whether before or after adoption of the Merger Agreement by Ambanc's and AFSALA's stockholders, under certain circumstances, including:
(a) by mutual consent of the parties to the Merger Agreement; (b) at the election of either party, if the Closing shall not have occurred on or before January 31, 1999, except as provided in the Merger Agreement; (c) by either party upon the occurrence of an event which renders satisfaction of one or more of the conditions to the obligations of such party impossible, except as provided in the Merger Agreement; and (d) by AFSALA pursuant to a numerical formula if there is a significant decline in the market value of the Ambanc Common Stock that does not coincide with a specified decline in the stock prices of certain other financial institution holding companies. However, in the event that AFSALA attempts to terminate the Merger Agreement pursuant to the provision described in clause (d) of the preceding sentence, Ambanc will have the option to prevent such termination by increasing the consideration to be received by the holders of AFSALA Common Stock through an adjustment to the Exchange Ratio. See "The Merger--Amendment and Termination of the Merger Agreement."

STOCK OPTION AGREEMENT

     As a condition and inducement to Ambanc's entry into the Merger Agreement, AFSALA and Ambanc entered into a Stock Option Agreement, dated as of April 24, 1998 (the "Stock Option Agreement"), pursuant to which AFSALA granted to Ambanc an option (the "Option") to purchase up to 344,500 shares of AFSALA Common Stock (19.9% of the outstanding shares of AFSALA Common Stock, including shares to be issued pursuant to the Stock Option Agreement), subject to adjustment as provided in the Stock Option Agreement, upon or after the occurrence of both an "Initial Triggering Event" (as defined herein), and a "Subsequent Triggering Event" (as defined herein), which occur prior to an "Exercise Termination Event" (as defined herein). The exercise price per share of the Option is $20.75, subject to adjustment as provided in the Stock Option Agreement. The Stock Option Agreement also provides that under certain circumstances, AFSALA may be required to repurchase the Option from Ambanc, or to repurchase shares already purchased upon exercise of the Option. The Stock Option Agreement further provides that upon the occurrence of a "Repurchase Event" (as defined herein) and prior to the occurrence of an "Exercise Termination Event," Ambanc may surrender the Option to AFSALA for approximately $1.4 million in cash if certain conditions are met. The Stock Option Agreement may have the effect of discouraging persons who otherwise might be interested in acquiring all or a significant interest in AFSALA from considering or proposing such an acquisition, even if such persons were prepared to pay for the AFSALA Common Stock a price in excess of that being paid by Ambanc under the Merger Agreement. For additional information, see "The Merger--Stock Option Agreement" and the Stock Option Agreement, a copy of which is attached hereto as Appendix II.

EXPENSES

     The Merger Agreement provides that each of the parties thereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated thereby, except that Ambanc shall pay all costs and expenses incurred by or on behalf of AFSALA and its subsidiaries for services rendered by third parties relating to the offering of Ambanc Common Stock in connection with the Merger. However, if the Closing does not occur, AFSALA and its subsidiaries will be obligated to reimburse Ambanc immediately for such costs and expenses paid by it. See "The Merger--Expenses."

ACCOUNTING TREATMENT

     Ambanc intends to account for the Merger under the purchase method of accounting. Accordingly, under generally accepted accounting principles, the assets and liabilities of AFSALA will be recorded on the books of Ambanc at
their respective fair values at the Acquisition Merger Effective Time.   See
"The Merger--Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Ambanc and AFSALA Boards have received an opinion of Silver, Freedman & Taff, L.L.P., special counsel to Ambanc and the Savings Bank, to the effect that, for federal income tax purposes:

           (i) the Acquisition Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and AFSALA and Ambanc will each be a party to the reorganization;

           (ii) except as provided in item (iv) below, no gain or loss will be recognized by any U.S. Holder (defined as a stockholder of AFSALA who is a citizen or resident of the United States of America) upon the exchange of AFSALA Common Stock solely for Ambanc Common Stock in the Acquisition Merger; the aggregate adjusted tax basis of shares of Ambanc Common Stock (including a fractional share interest in Ambanc Common Stock deemed received and redeemed as described below) received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of the AFSALA Common Stock exchanged therefor;

           (iii) the holding period of Ambanc Common Stock received by a U.S. Holder in the Acquisition Merger will include the holding period of the AFSALA Common Stock surrendered and exchanged therefor, provided that such shares of AFSALA Common Stock were held as a capital asset by such stockholder at the Acquisition Merger Effective Time; and

           (iv) a U.S. Holder who receives cash in lieu of a fractional share interest in Ambanc Common Stock in the Acquisition Merger will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under
     Section 302 of the Code, if such deemed distribution were "substantially disproportionate" with respect to the U.S. Holder or were "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder would generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest (determined as described in item (ii) above). Such capital gain or loss would be long-term capital gain or loss if the U.S. Holder's holding period in a fractional share interest (determined as described in item (iii) above) is more than one year. A long-term capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 28% if the holding period exceeds one year but does not exceed 18 months and to a maximum tax rate of 20% if the holding period exceeds 18 months.

     The opinion is subject to various assumptions and qualifications, including that all conditions precedent in the Merger Agreement have been performed or waived prior to the Acquisition Merger Effective Time. The opinion is based entirely upon the Code, regulations currently in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change, possibly with retroactive effect.

     AFSALA stockholders are urged to consult their personal tax advisors concerning the specific tax consequences to them of the Merger, including the applicability and effect of various state, local and foreign tax laws. For additional information regarding the federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences of the Merger."

EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, stockholders of AFSALA, a Delaware corporation, will become stockholders of Ambanc, a Delaware corporation. For a comparison of the respective rights of stockholders of Ambanc and AFSALA, as defined by Delaware law and the respective corporate governance documents of Ambanc and AFSALA, see "Comparison of Rights of Stockholders of Ambanc Holding Co., Inc. and AFSALA Bancorp, Inc."

NASDAQ LISTING

     Both Ambanc Common Stock (symbol: AHCI) and AFSALA Common Stock (symbol:
AFED) are currently listed on the National Market tier of the Nasdaq Stock Market. Ambanc will submit an application for listing on the National Market tier of the Nasdaq Stock Market the shares of Ambanc Common Stock to be issued to the stockholders of AFSALA in the Merger and to be reserved for issuance pursuant to AFSALA stock options converted to Ambanc options following the Merger.

                COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

  The following table sets forth the comparative market prices for Ambanc Common Stock and AFSALA Common Stock and the quarterly cash dividends per share declared, for the periods indicated. The market prices of Ambanc Common Stock and AFSALA Common Stock for the periods indicated represent closing prices of such stock as quoted on the Nasdaq Stock Market. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                             AMBANC COMMON STOCK         AFSALA COMMON STOCK/(1)/
                                         ---------------------------    ---------------------------
                                          HIGH      LOW    DIVIDENDS     HIGH      LOW    DIVIDENDS
                                         -------  -------  ---------    -------  -------  ---------

1996 CALENDAR YEAR
First Quarter..........................  $10.500  $ 9.375    $  ---     $  ---   $   ---    $  ---
Second Quarter.........................   10.000    9.375       ---        ---       ---       ---
Third Quarter..........................   10.625    9.500       ---        ---       ---       ---
Fourth Quarter.........................   11.750   10.000       ---     12.250    11.250       ---

1997 CALENDAR YEAR
First Quarter..........................   14.875   11.125       ---    14.375    11.750        ---
Second Quarter.........................   16.625   12.500       ---    14.875    12.500       0.04
Third Quarter..........................   16.500   15.125      0.05    17.875    14.688       0.04
Fourth Quarter.........................   19.750   15.375      0.05    19.500    17.750       0.06

1998 CALENDAR YEAR
First Quarter..........................   19.375   16.750      0.06    20.438    17.125       0.07
Second Quarter.........................                        0.06
Third Quarter (through July 27, 1998)..
____________
(1)  Trading in AFSALA Common Stock commenced in October 1996 following the conversion of AFSALA Bank from mutual to stock form.

     The following table sets forth the last reported sale prices per share of Ambanc Common Stock and AFSALA Common Stock and the equivalent per share price for AFSALA Common Stock giving effect to the Merger on (i) April 22, 1998, the last trading day preceding public announcement of the signing of the Merger Agreement; and (ii) July 27, 1998, the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus.


                        AMBANC        AFSALA     EQUIVALENT PRICE PER
                     COMMON STOCK  COMMON STOCK   AFSALA SHARE/(1)/
                     ------------  ------------  --------------------
April 22, 1998.....    $19.625       $20.750            $20.999
July 27, 1998......

___________________________
(1) The equivalent price per share of AFSALA Common Stock at each specified date is an amount equal to 1.07 multiplied by the last reported sale price for Ambanc Common Stock on the date specified. The market value of the Merger consideration at the time of the Merger will depend on the market value of a share of Ambanc Common Stock at such time. See "The Merger--Exchange Ratio."

     As of July 27, 1998, the _________ outstanding shares of Ambanc Common Stock were held by approximately _____ record owners and the _________ outstanding shares of AFSALA Common Stock were held by approximately _____ record owners.

     The timing and amount of the future dividends of Ambanc will depend upon earnings, cash requirements, Ambanc's financial condition and other factors deemed relevant by the Ambanc Board. Dividends may also be limited by certain regulatory restrictions. See the Ambanc 1997 10-K for a description of such restrictions, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                          OF AMBANC HOLDING CO., INC.

    The following table sets forth, for the periods indicated, certain summary historical data for Ambanc. The information is derived in part from, and should be read in conjunction with, the separate consolidated financial statements and related notes included in the Ambanc 1997 10-K and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference." Consolidated historical financial and other data regarding Ambanc at or for the three months ended March 31, 1998 and 1997 is unaudited. In the opinion of Ambanc management, all adjustments (consisting solely of normal recurring adjustments) that are necessary for a fair presentation for such periods or dates have been made. Data regarding Ambanc at and for the three months ended March 31, 1998 may not be indicative of results as of and for the fiscal year ending December 31, 1998. All information as of a date before December 26, 1995 (the date of the Savings Bank's conversion from mutual to stock form and on which Ambanc became the sole stockholder of the Savings Bank) relates to the Savings Bank only.

                                                 AT OR FOR THE
                                               THREE MONTHS ENDED                   AT OR FOR THE
                                                    MARCH 31,                   YEARS ENDED DECEMBER 31,
                                               -------------------  --------------------------------------------------
                                                 1998       1997      1997      1996        1995      1994      1993
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED CONSOLIDATED FINANCIAL
 CONDITION DATA:
Total assets                                   $519,831   $478,117  $510,444   $472,421   $438,944  $343,334  $332,902
Securities available for sale                   204,640    202,733   205,842    200,539     74,422       ---       ---
Investment securities                               ---        ---       ---        ---        ---    53,390    57,797
Loans receivable, net                           283,716    248,080   281,123    248,094    249,991   261,581   220,647
Deposits                                        324,448    311,471   333,265    298,082    311,239   293,152   294,780
Borrowed funds                                  116,650    102,310   111,550    108,780        ---    19,000       ---
Shareholders' equity                             60,754     60,819    61,202     61,518     76,015    27,414    25,464

SELECTED CONSOLIDATED OPERATIONS DATA:
Total interest and dividend income             $  9,009   $  8,675  $ 35,566   $ 32,348   $ 25,582  $ 23,806  $ 23,789
Total interest expense                            5,147      4,655    19,654     16,435     12,746    10,192    10,885
                                               --------   --------  --------   --------   --------  --------  --------
Net interest income                               3,862      4,020    15,912     15,913     12,836    13,614    12,904
Provision for loan losses                           225        363     1,088      9,450      1,522     1,107     1,689
                                               --------   --------  --------   --------   --------  --------  --------
Net interest income after provision for
 loan losses                                      3,637      3,657    14,824      6,463     11,314    12,507    11,215
Other income                                        325        234     1,826        920      1,512       905     1,196
Other expenses                                    3,154      2,815    12,197     13,148     11,383    11,340     9,659
                                               --------   --------  --------   --------   --------  --------  --------
Income (loss) before taxes and cumulative
 effect of a change in accounting
 principle                                          808      1,076     4,453     (5,765)     1,443     2,072     2,752
Income tax provision (benefit)                      362        424     1,693     (1,929)       586       122        71
                                               --------   --------  --------   --------   --------  --------  --------
Cumulative effect of a change in accounting
  principle related to SFAS No. 109                 ---        ---      ----        ---        ---       ---       600
                                               --------   --------  --------   --------   --------  --------  --------
Net income (loss)                              $    446   $    652  $  2,760   $ (3,836)  $    857  $  1,950  $  2,681
                                               ========   ========  ========   ========   ========  ========  ========

Basic earnings (loss) per share/(1)/           $   0.12      $0.16  $   0.70     ($0.81)       N/A       N/A       N/A
                                               ========   ========  ========   ========   ========  ========  ========
Diluted earnings (loss) per share/(1)/         $   0.11      $0.16  $   0.69     ($0.81)       N/A       N/A       N/A
                                               ========   ========  ========   ========   ========  ========  ========
Dividend payout ratio                              50.0%       N/A      14.3%       N/A        N/A       N/A       N/A
                                               ========   ========  ========   ========   ========  ========  ========

                                                           AT OR FOR THE
                                                         THREE MONTHS ENDED                  AT OR FOR THE
                                                              MARCH 31,                 YEARS ENDED DECEMBER 31,
                                                        -------------------  ----------------------------------------------
                                                           1998     1997       1997       1996     1995     1994     1993
SELECTED CONSOLIDATED FINANCIAL RATIOS
AND OTHER DATA:
Performance Ratios:
Return (loss) on average assets/(2)(5)/                     0.35%    0.55%      0.56%     (0.84)%    0.25%    0.59%    0.83%
Return (loss) on average equity/(2)(5)/                     2.94     4.22       4.52      (5.24)     3.00     7.36    11.00
Interest rate spread information:
  Average during period                                     2.41     2.74       2.58       2.74      3.36     4.01     3.85
  Net interest margin/(3)(5)/                               3.18     3.53       3.36       3.66      3.87     4.34     4.19
Efficiency ratio/(4)/                                      75.26    63.57      69.81      62.50     68.18    63.46    61.06
Ratio of other expenses to average total assets/(5)/        2.50     2.37       2.48       2.86      3.37     3.38     2.97
Ratio of average interest-earning assets to average
  interest-bearing liabilities                            118.20   119.18     118.93     124.26    113.31   110.24   109.53

Asset Quality Ratios:
Non-performing assets to total assets at end of
  period/(2)/                                               0.62     1.06       0.67       1.18      2.72     4.15     5.06
Non-performing loans to total loans                         1.07     1.76       1.16       1.94      3.48     3.97     5.07
Allowance for loan losses to non-performing loans         127.81    83.87     117.07      70.47     30.10    21.42    28.59
Allowance for loan losses to loans receivable               1.37     1.47       1.34       1.37      1.05     0.85     1.47

Capital Ratios:
Equity to total assets at end of period/(2)/               11.69    12.72      11.99      13.02     17.32     7.98     7.65
Average equity to average assets/(2)/                      11.99    13.01      12.42      15.95      8.30     7.96     7.52

Other Data:
Number of full-service offices                                12        9         12          9         9        7        6

____________________

/(1)/ Earnings per share were not calculated for 1995 and prior periods since
      Ambanc had no stock outstanding prior to its initial public offering completed on December 26, 1995.
/(2)/ Period end and average asset and equity amounts reflect securities available for sale at fair value, with net unrealized gains/losses, net of tax, included as a component of equity.
/(3)/ Net interest income divided by average interest-earning assets.
/(4)/ The efficiency ratio represents other expenses (excluding real estate owned and repossessed assets expenses, net), divided by the sum of net interest income and other income (excluding net gains (losses) on securities transactions).
/(5)/ Ratios for the three month periods have been annualized.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                            OF AFSALA BANCORP, INC.

     The following table sets forth, for the periods indicated, certain summary historical data for AFSALA. The information is derived in part from, and should be read in conjunction with, the separate consolidated financial statements of AFSALA and related notes contained elsewhere herein. Consolidated historical financial and other data regarding AFSALA at or for the six months ended
March 31, 1998 and 1997 is unaudited. In the opinion of AFSALA management, all adjustments (consisting solely of normal recurring adjustments) that are necessary for a fair presentation for such periods or dates have been made.
Data regarding AFSALA at or for the six months ended March 31, 1998 may not be indicative of results as of and for the fiscal year ending September 30, 1998. All information as of a date before September 30, 1996 (the date of AFSALA Bank's conversion from mutual to stock form and on which AFSALA became the sole stockholder of AFSALA Bank) relates to AFSALA Bank only.

                                            AT OR FOR THE
                                           SIX MONTHS ENDED                      AT OR FOR THE
                                               MARCH 31,                   YEARS ENDED SEPTEMBER 30,
                                         --------------------  --------------------------------------------------
                                           1998       1997       1997       1996       1995       1994       1993
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED CONSOLIDATED FINANCIAL
 CONDITION DATA:
Total assets                             $165,925    $152,254   $160,407   $153,677  $127,962   $113,882   $105,038
Securities available for sale              41,051      23,367     37,705     17,132     2,563        ---        ---
Investment securities                      22,176      41,912     35,264     35,000    46,723     46,100     39,841
Loans receivable, net                      76,823      72,420     75,819     70,677    65,447     58,623     52,813
Deposits                                  138,893     128,356    135,316    126,460   116,073    102,016     94,672
Borrowed funds                              1,706       1,622      1,416      1,816     2,303      2,791      2,728
Shareholders' equity                       20,129      21,087     20,619     20,591     7,914      7,302      6,646

SELECTED CONSOLIDATED OPERATIONS DATA:
Total interest and dividend income       $  5,532    $  5,239   $ 10,769   $  9,165  $  8,041   $  6,886   $  6,764
Total interest expense                      2,908       2,656      5,515      5,325     4,528      3,592      3,741
                                         --------    --------   --------   --------  --------   --------   --------
Net interest income                         2,624       2,583      5,254      3,840     3,513      3,294      3,023
Provision for loan losses                      50         150        250        230       165        293        217
                                         --------    --------   --------   --------  --------   --------   --------
Net interest income after provision
 for loan losses                            2,574       2,433      5,004      3,610     3,348      3,001      2,806

Other income                                  193         228        406        388       275        221        187
Other expenses                              1,869       1,804      3,597      3,724     2,731      2,245      1,938
                                         --------    --------   --------   --------  --------   --------   --------
Income before taxes                           898         857      1,813        274       892        977      1,055
Income tax provision                          331         305        624         63       284        321        364
                                         --------    --------   --------   --------  --------   --------   --------
Net income                               $    567    $    552   $  1,189   $    211  $    608   $    656   $    691
                                         ========    ========   ========   ========  ========   ========   ========

Basic earnings per share/(1)/               $0.46       $0.41      $0.89        N/A       N/A        N/A        N/A
                                         ========    ========   ========   ========  ========  =========  =========
Diluted earnings per share/(1)/             $0.44       $0.41      $0.88        N/A       N/A        N/A        N/A
                                         ========    ========   ========   ========  ========  =========  =========
Dividend payout ratio                       28.26%        N/A       8.99%       N/A       N/A        N/A        N/A
                                         ========   =========   ========   ========= ========  =========  =========

                                                           AT OR FOR THE
                                                          SIX MONTHS ENDED                    AT OR FOR THE
                                                              MARCH 31,                 YEARS ENDED SEPTEMBER 30,
                                                        -------------------  ----------------------------------------------
                                                           1998     1997       1997       1996     1995     1994     1993
SELECTED CONSOLIDATED FINANCIAL RATIOS
 AND OTHER DATA:
Performance Ratios:
Return on average assets (net income
 divided by average total assets)/(2)/                     0.71%    0.74%    0.77%        0.16%    0.51%    0.60%    0.69%
Return on average equity (net income
 divided by average equity)/(2)/                           5.68     5.31     5.65         2.55     8.00     9.41    10.97
Net interest rate spread                                   2.81     2.89     2.89         2.69     2.78     2.89     2.74
Net interest margin                                        3.47     3.61     3.57         3.02     3.08     3.17     3.19
Yield on average earning assets for the
 period ended                                              7.31     7.31     7.33         7.22     7.06     6.62     7.13
Efficiency ratio/(3)/                                     64.99    64.14    63.21        71.45    72.15    63.58    60.00
Expense ratio/(2)(4)/                                      2.30     2.41     2.32         2.27     2.28     2.01     1.91
Average interest-earning assets to
 average interest-bearing liabilities                    116.95   119.10   118.40       108.05   107.59   107.96   111.41

Asset Quality Ratios:
Non-performing assets to total assets, at
 period end                                                0.37     0.38     0.31         0.51     0.47     0.64     1.08
Non-performing loans to total assets                       0.35     0.38     0.29         0.51     0.47     0.64     1.01
Non-performing loans to total loans                        0.73     0.79     0.61         1.09     0.90     1.23     2.00
Allowance for loan losses to non-
 performing loans                                        199.46   174.35   236.09       112.40   113.57    85.62    39.04
Allowance for loan losses to loans
 receivable                                                1.47     1.38     1.44         1.23     1.02     1.05     0.78

Capital and Other Ratios:
Equity to total assets at period end                      12.13    13.85    12.85        13.40     6.18     6.41     6.33
Average equity to average total assets                    12.59    13.88    13.68         6.21     6.34     6.36     6.29

Other Data:
Number of full-service offices                                6        4        5            4        4        2        2

__________________________
/(1)/ Earnings per share were not calculated for 1996 and prior periods since
      AFSALA had no stock outstanding prior to its initial public offering completed on September 30, 1996.
/(2)/ Ratios for the six month periods have been annualized.
/(3)/ Total non-interest expenses, excluding other real estate owned expenses, acquisition-related expenses associated with this merger, and the special one-time SAIF assessment in September 1996, as a percentage of net interest income and total non-interest income, excluding net gain (loss) on securities transactions. Acquisition-related expenses associated with this merger were approximately $29,000 for the six months ended March 31, 1998. The special one-time SAIF assessment in September 1996 was approximately $702,000.
/(4)/ Total non-interest expenses, excluding other real estate owned expenses, acquisition-related expenses associated with this merger, and the special one-time SAIF assessment in September 1996, as a percentage of average total assets. Acquisition-related expenses associated with this merger were approximately $29,000 for the six months ended March 31, 1998. The special one-time SAIF assessment in September 1996 was approximately $702,000.

                      COMPARATIVE UNAUDITED PER SHARE DATA

     The following table shows unaudited comparative per share data for Ambanc and AFSALA Common Stock on a historical basis, and on a pro forma combined basis and a pro forma equivalent basis for AFSALA giving effect to the Merger accounted for under the purchase method of accounting. See "The Merger-- Accounting Treatment."

                                                HISTORICAL            PRO FORMA
                                           -------------------  ---------------------
                                                                            AFSALA
                                                                          Equivalent
                                           Ambanc    AFSALA     Combined   Per Share
                                           ------  -----------  --------  -----------
Book value per share at:/(2)/
    December 31, 1997                      $15.92  $16.19/(1)/    $16.84     $18.01
    March 31, 1998                          15.95   16.45          17.16      18.36

Cash dividends declared per share:/(3)/
   Year ended December 31, 1997              0.10    0.08/(1)/      0.10       0.11
   Three months ended March 31, 1998         0.06    0.07           0.06       0.06

Basic earnings per share:/(4)/
   Year ended December 31, 1997              0.70    0.89/(1)/      0.64       0.68
   Three months ended March 31, 1998         0.12    0.21           0.12       0.13

Diluted earnings per share:/(4)/
   Year ended December 31, 1997              0.69    0.88/(1)/      0.63       0.67
   Three months ended March 31, 1998         0.11    0.20           0.11       0.12

_________________________
/(1)/ In the case of AFSALA, the information presented at or for the year ended
      December 31, 1997 is at or for its fiscal year ended September 30, 1997.

/(2)/ Historical book value per share for both Ambanc and AFSALA excludes unallocated ESOP shares and unvested restricted stock awards. The pro forma combined book value per common share represents the March 31, 1998 historical combined shareholders' equity of Ambanc and AFSALA, including the effect of pro forma adjustments. The pro forma shareholders' equity at March 31, 1998 was divided by the number of shares of Ambanc Common Stock outstanding at December 31, 1997 and March 31, 1998 (excluding unallocated ESOP shares and unvested restricted stock awards), plus the product of the number of shares of AFSALA Common Stock outstanding at September 30, 1997 and March 31, 1998 (including the effect of the pro forma adjustments related to the AFSALA ESOP termination and the accelerated vesting of the AFSALA restricted stock awards) and the Exchange Ratio (1.07). The pro forma AFSALA equivalent book value per share amounts represent the pro forma combined book value per share amounts multiplied by the Exchange Ratio of 1.07.

/(3)/ The pro forma combined cash dividends declared per common share represent the historical cash dividends declared per share on Ambanc Common Stock. The pro forma AFSALA equivalent cash dividends declared per share represent the cash dividends declared on one share of Ambanc Common Stock multiplied by the Exchange Ratio of 1.07. No assurance can be made that equivalent dividends will be paid in the future. The amount of dividends payable will be dependent upon, among other things, the earnings and financial condition of the combined company.

/(4)/ Pro forma combined earnings per share amounts are based upon the combined historical net income amounts, including the effect of pro forma adjustments, and pro forma combined weighted average basic and diluted shares outstanding. The pro forma combined weighted average basic and diluted shares outstanding for the periods indicated include the weighted average number of basic and diluted shares of Ambanc Common Stock outstanding for the periods indicated plus the product of the weighted average number of basic and diluted shares of AFSALA Common Stock outstanding for the periods indicated (including the effect of the pro forma adjustments related to the AFSALA ESOP termination and the accelerated vesting of the AFSALA restricted stock awards) and the Exchange Ratio of 1.07. The pro forma AFSALA equivalent earnings per share amounts represent the pro forma combined earnings per share amounts multiplied by the Exchange Ratio of 1.07.

          The information shown above should be read in conjunction with the historical consolidated financial statements of Ambanc and related notes thereto, which are incorporated by reference herein, the historical consolidated financial statements of AFSALA and related notes thereto, included herein, and the unaudited pro forma condensed combined financial statements included herein. See "Incorporation of Certain Documents by Reference," "Consolidated Financial Statements of AFSALA Bancorp, Inc." and "Unaudited Pro Forma Condensed Combined Financial Statements" for a description of the assumptions and adjustments used in preparing the unaudited pro forma condensed combined financial statements. The unaudited pro forma comparative per share data has been included for comparative purposes only and does not purport to be indicative of the results of operations that actually would have been obtained if the Merger had been effected on the dates indicated or of those results that may be obtained in the future.

                                  THE MEETINGS


AMBANC SPECIAL MEETING

     Place, Time and Date. The Ambanc Special Meeting will be held at the Best Western hotel, located at 10 Market Street, Amsterdam, New York at 10:00 a.m., local time, on September 1, 1998. This Joint Proxy Statement/Prospectus is being sent to holders of Ambanc Common Stock and accompanies a form of proxy (the "Ambanc Proxy") which is being solicited by the Ambanc Board for use at the Ambanc Special Meeting and at any and all adjournments or postponements thereof.

     Matters to Be Considered. At the Ambanc Special Meeting, holders of shares of Ambanc Common Stock will vote on a proposal to adopt the Merger Agreement. Ambanc stockholders will also consider and vote upon such other matters as may properly be brought before the Ambanc Special Meeting and at any and all adjournments or postponements thereof. As of the date hereof, the Ambanc Board knows of no business that will be presented for consideration at the Ambanc Special Meeting other than the matters described in this Joint Proxy Statement/Prospectus.

     Ambanc Record Date; Vote Required. The Ambanc Board has fixed the close of business on July 24, 1998 (the "Ambanc Record Date") as the date for determining holders of Ambanc Common Stock who will be entitled to notice of and to vote at the Ambanc Special Meeting. As of the Ambanc Record Date there were outstanding and entitled to vote at the Ambanc Special Meeting _________ shares of Ambanc Common Stock.

     Each holder of record of shares of Ambanc Common Stock on the Ambanc Record Date will be entitled to cast one vote per share on each proposal presented at the Ambanc Special Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of at least one-third of all shares of Ambanc Common Stock entitled to vote at the Ambanc Special Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the Ambanc Special Meeting for purposes of determining the presence of a quorum.

     The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Ambanc Common Stock entitled to vote at the Ambanc Special Meeting is required for adoption of the Merger Agreement. Therefore, abstentions and broker non-votes will have the same effect as votes against adoption of the Merger Agreement.

     As of the Ambanc Record Date, the directors and executive officers of Ambanc and their affiliates beneficially owned in the aggregate 278,867 shares of Ambanc Common Stock (including 84,005 shares underlying stock options currently exercisable or which will become exercisable within 60 days of July 24, 1998) or approximately 6.66% of the then outstanding shares of Ambanc Common Stock entitled to vote at the Ambanc Special Meeting. As of such date, the directors and executive officers of AFSALA and their affiliates beneficially owned in the aggregate _________ shares of Ambanc Common Stock.

     Proxies. Shares of Ambanc Common Stock represented by properly executed proxies received prior to or at the Ambanc Special Meeting will, unless such proxies have been revoked, be voted at the Ambanc Special Meeting and any adjournments or postponements thereof, in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed Ambanc Proxy, the shares represented thereby will be voted FOR adoption of the Merger Agreement.

     Any Ambanc Proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Ambanc at or before the Ambanc Special Meeting a written notice of revocation bearing a later date than the Ambanc Proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Ambanc at or before the Ambanc Special Meeting, or (iii) attending the Ambanc Special Meeting and voting in person (although attendance at the Ambanc Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Robert Kelly, Secretary, Ambanc Holding Co., Inc., 11 Division Street, Amsterdam, New York 12010-4303.

     If any other matters are properly presented at the Ambanc Special Meeting for consideration, the persons named in the Ambanc Proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Ambanc Board knows of no such other matters.

     In addition to solicitation by mail, directors, officers and employees of Ambanc who will not be specifically compensated for such services may solicit proxies from the stockholders of Ambanc, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, Ambanc has engaged Regan & Associates to assist Ambanc in distributing proxy material and contacting record and beneficial owners of Ambanc Common Stock. Ambanc has agreed to pay Regan & Associates $4,000, plus out-of-pocket expenses not to exceed $2,250 for its services to be rendered on behalf of Ambanc. Ambanc will bear its own expenses in connection with the solicitation of proxies for the Ambanc Special Meeting. See "The Merger--Expenses."

     HOLDERS OF AMBANC COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING AMBANC PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     Voting Securities and Certain Holders Thereof. The following table sets forth, as of July 24, 1998, information regarding beneficial ownership of Ambanc Common Stock by: (i) those persons or entities known by management to beneficially own more than five percent of the outstanding shares of Ambanc Common Stock; (ii) each director of Ambanc; and (iii) the directors and executive officers of Ambanc as a group. An asterisk in the percent of class column denotes beneficial ownership of less than 1%.

                                    Shares Beneficially  Percent of
Beneficial Owner                        Owned/(3)/          Class
----------------------------------  -------------------  -----------

5% Owners

Ambanc Holding Co., Inc.                433,780/(1)/          10.35%
Employee Stock Ownership Plan
11 Division Street
Amsterdam, New York  12010

Janus Capital Corp.                     310,650/(2)/           7.42%
100 Fillmore Street, Suite 300
Denver, Colorado 80206-4923

Directors

Lauren T. Barnett                        33,348/(4)/              *

Robert J. Brittain                       59,017/(5)/           1.41%

Charles S. Pedersen                      15,148/(4)/              *

John J. Daly                             16,648/(4)/              *

Lionel H. Fallows                        15,648/(4)(6)/           *

Marvin R. LeRoy, Jr.                      5,534/(7)/              *

William A. Wilde, Jr.                    13,648/(4)/              *

Paul W. Baker                            13,648/(4)/              *

Robert J. Dunning, DDS                   17,748/(4)/              *

Carl A. Schmidt, Jr.                     15,648/(4)/              *

Directors and executive officers        278,867/(8)/           6.66%
 as a group (15 persons)

------------------

/(1)/ The amount reported represents shares of Ambanc Common Stock held by the Ambanc ESOP. As of the Ambanc Record Date, 103,525 shares of Ambanc Common Stock held by the Ambanc ESOP had been allocated to accounts of participants. First Bankers Trust Company, N.A., Quincy, Illinois, as the trustee of the Ambanc ESOP, may be deemed to beneficially own the shares held by the Ambanc ESOP which have not been allocated to the accounts of participants or which have been allocated but may not be voted by the participants. Pursuant to the terms of the Ambanc ESOP, participants in the Ambanc ESOP have the right to direct the voting of shares allocated to participant accounts.

/(2)/ As reported by Janus Capital Corp. ("Janus"), on a Schedule 13G filed with the SEC under the Exchange Act. Janus reported shared voting and dispositive power with respect to all shares reported in its Schedule 13G.

/(3)/ The nature of beneficial ownership for shares reported in this column is sole voting and dispositive power, except as otherwise noted in these footnotes. Included in the shares beneficially owned by the directors are options to purchase shares of Ambanc Common Stock, which are currently exercisable or which will become exercisable within 60 days of the Ambanc Record Date, as follows: Mr. Brittain - 25,078 shares and each other director - 4,514 shares.

/(4)/ Includes 6,100 restricted shares of Ambanc Common Stock over which such individual has voting but no dispositive power.

/(5)/ Includes 20,333 restricted shares of Ambanc Common Stock over which
      Mr. Brittain has voting but no dispositive power.

/(6)/ Reported shared voting and investment power with respect to 1,000 shares of Ambanc Common Stock owned by his spouse.

/(7)/ Reported shared voting and dispositive power with respect to 20 shares of Ambanc Common Stock owned by his children who reside with him.

/(8)/ This amount includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members' families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. This amount also includes options to purchase 84,005 shares of Ambanc Common Stock granted to directors and executive officers which are currently exercisable or exercisable within 60 days of the Ambanc Record Date.

AFSALA SPECIAL MEETING

  Place, Time and Date. The AFSALA Special Meeting will be held at the Best Western hotel, located at 10 Market Street, Amsterdam, New York, at 2:00 p.m., local time, on September 3, 1998. This Joint Proxy Statement/Prospectus is being sent to holders of AFSALA Common Stock, and accompanies a form of proxy (the "AFSALA Proxy") which is being solicited by the AFSALA Board for use at the AFSALA Special Meeting and at any and all adjournments or postponements thereof.

  Matters to Be Considered. At the AFSALA Special Meeting, holders of AFSALA Common Stock will vote upon a proposal to adopt the Merger Agreement. Holders of AFSALA Common Stock will also consider and vote upon such other matters as may properly be brought before the AFSALA Special Meeting and any and all adjournments or postponements thereof. As of the date hereof, the AFSALA Board knows of no business that will be presented for consideration at the AFSALA Special Meeting, other than the matters described in this Joint Proxy Statement/Prospectus.

  AFSALA Record Date; Vote Required. The AFSALA Board has fixed the close of business on July 27, 1998 (the "AFSALA Record Date"), as the date for determining holders of AFSALA Common Stock who will be entitled to notice of, and to vote at, the AFSALA Special Meeting. As of the AFSALA Record Date, there were outstanding and entitled to vote at the AFSALA Special Meeting _________ shares of AFSALA Common Stock.

  Each holder of record of AFSALA Common Stock on the AFSALA Record Date will be entitled to cast one vote per share on each proposal presented at the AFSALA Special Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of AFSALA Common Stock entitled to vote at the AFSALA Special Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the AFSALA Special Meeting for purposes of determining the presence of a quorum.

  The affirmative vote of the holders of at least a majority of the issued and outstanding shares of AFSALA Common Stock entitled to vote at the AFSALA Special Meeting is required for adoption of the Merger Agreement. Therefore, abstentions and broker non-votes will have the same effect as votes against adoption of the Merger Agreement.

  As of the AFSALA Record Date, the directors and executive officers of AFSALA and their affiliates beneficially owned in the aggregate 137,181 shares of AFSALA Common Stock (including 23,857 shares underlying stock options currently exercisable or which will become exercisable within 60 days of July 27, 1998), or approximately _____% of the then outstanding shares of AFSALA Common Stock entitled to vote at the AFSALA Special Meeting. As of the AFSALA Record Date, the directors and executive officers of Ambanc and their affiliates beneficially owned in the aggregate 2,350 shares of AFSALA Common Stock, or ____% of the then outstanding shares of AFSALA Common Stock entitled to vote at the AFSALA Special Meeting.

  Proxies. Shares of AFSALA Common Stock represented by properly executed proxies received prior to or at the AFSALA Special Meeting will, unless such proxies have been revoked, be voted at the AFSALA Special Meeting and any adjournments or postponements thereof in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed AFSALA Proxy, the shares represented thereby will be voted FOR adoption of the Merger Agreement.

  Any AFSALA Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of AFSALA at 161 Church Street, Amsterdam, New York 12010 on or before the taking of the vote at the AFSALA Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of AFSALA Common Stock or by attending the AFSALA Special Meeting and voting in person. Attendance at the AFSALA Special Meeting will not in itself constitute the revocation of a proxy.

  If any other matters are properly presented at the AFSALA Special Meeting for consideration, the persons named in the AFSALA Proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the AFSALA Board knows of no such other matters.

  In addition to solicitation by mail, directors, officers and employees of AFSALA who will not be specifically compensated for such services may solicit proxies from the stockholders of AFSALA, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, AFSALA has engaged Regan & Associates to assist AFSALA in distributing proxy materials and contacting record and beneficial owners of AFSALA Common Stock. AFSALA has agreed to pay Regan & Associates $3,250 plus out-of-pocket expenses not to exceed $1,750 for its services to be rendered on behalf of AFSALA. Unless the Closing does not occur, Ambanc will bear all expenses incurred by AFSALA in connection with the solicitation of proxies for the AFSALA Special Meeting. See "The Merger-- Expenses."

  HOLDERS OF AFSALA COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING AFSALA PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

  HOLDERS OF AFSALA COMMON STOCK SHOULD NOT FORWARD STOCK CERTIFICATES WITH THEIR PROXY CARDS.

  Voting Securities and Certain Holders Thereof. The following table sets forth, as of July 27, 1998, information regarding beneficial ownership of AFSALA Common Stock by: (i) those persons or entities known by management to be beneficial owners of more than 5% of the outstanding shares of AFSALA Common Stock, (ii) each director of AFSALA, including AFSALA's Chief Executive Officer, John M. Lisicki; and (iii) the directors and executive officers of AFSALA as a group. An asterisk in the percent of class column denotes beneficial ownership of less than 1%.

                                      Shares Beneficially  Percent of
          Beneficial Owner                   Owned            Class
------------------------------------  -------------------  -----------
5% Owners /(9)/

Amsterdam Federal Bank
Employee Stock Ownership Plan
 (the "AFSALA Bank ESOP")
161 Church Street
Amsterdam, New York                    110,780/(1)/            ____%

Wellington Management Company, LLP
75 State Street
Boston, Massachusetts                   74,000/(2)/            ____%

Jewelcor Management, Inc., et. al
100 N. Wilkes-Barre Boulevard
Wilkes-Barre, Pennsylvania 18702        85,500/(3)/            ____%

Directors

Dr. Ronald S. Tecler                    18,037/(4)(5)(6)/      ____%

John A. Tesiero, Jr.                    17,037/(4)(6)/         ____%

John A. Kosinski, Jr.                   12,127/(4)(6)/           *

Joseph G. Opalka                         9,537/(4)(5)(6)/        *

Florence B. Opiela                       4,537/(4)(6)/           *

John M. Lisicki                         20,682/(4)(7)/           *

Dr. Daniel J. Greco                      8,537/(4)(5)(6)/        *

Directors and executive officers
 as a group (9 persons)                137,181/(8)/            ____%

____________________
/(1)/ The AFSALA Bank ESOP purchased such shares for the exclusive benefit of plan participants with funds borrowed from AFSALA. These shares are held in a suspense account and are allocated among AFSALA Bank ESOP participants annually on the basis of compensation as the AFSALA Bank ESOP debt is repaid. The AFSALA Board has appointed a committee consisting of the Compensation and Benefits Committee of AFSALA Bank comprised of non-employee directors Greco, Tecler and Opalka to serve as the AFSALA Bank ESOP administrative committee ("ESOP Committee") and to serve as the AFSALA Bank ESOP trustees ("ESOP Trustee"). The ESOP Committee or the AFSALA Board instructs the ESOP Trustee regarding investment of AFSALA Bank ESOP plan assets. The ESOP Trustee must vote all shares allocated to participant accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting direction is received will be voted by the ESOP Trustee as directed by the Board or the ESOP Committee. As of the AFSALA Record Date, 13,848 shares had been allocated under the AFSALA Bank ESOP to participant accounts.

/(2)/ Based on Amendment No. Three to a Schedule 13G, dated May 29, 1998, filed with the SEC. According to such amended Schedule 13G, Wellington Management Company, LLP had sole voting and dispositive power as to no shares, and shared voting and dispositive power as to 74,000 shares.

/(3)/ As reported by Jewelcor Management, Inc. ("JMI") and the other members of a group formed with JMI under Section 13(d) of the Exchange Act (the "Group") on Amendment No. 3 to a Schedule 13D filed with the SEC on July 13, 1998. JMI reported sole voting and dispositive power over 83,600 shares. Seymour Holtzman, a member of the Group, is Chairman of the Board and Chief Executive Officer of JMI and Jewelcor Inc., the sole stockholder of JMI ("Jewelcor"). Jewelcor is a wholly owned subsidiary of S.H. Holdings, Inc. Mr. Holtzman and his wife, also a member of the Group, own as tenants by the entireties a majority interest in S.H. Holdings, Inc. and Mr. Holtzman is Chairman and President of S.H. Holdings, Inc. The members of the Group other than JMI reported beneficial ownership as follows: Mr. Holtzman: shared voting and dispositive power over 250 shares; Mr. Holtzman's wife: none; Allison Holtzman Garcia, Mr. Holtzman's daughter: sole voting and dispositive power over 500 shares; Custodial Account f/b/o Allison Holtzman Garcia ("AHG Custodial Account"): sole voting and dispositive power over 350 shares; Trust f/b/o Steven Holtzman, Mr. Holtzman's son ("SH Trust"): sole voting and dispositive power over 150 shares; Custodial Account f/b/o Olivia Garcia, Mr. Holtzman's granddaughter ("OG Custodial Account"): sole voting and dispostive power over 150 shares; Custodial Account f/b/o Chelsea Holtzman, Mr. Holtzman's other granddaughter ("CH Custodial Account"): sole voting and dispositive power over 500 shares; S.H. Holdings, Inc.: none; Jewelcor: none. Mr. Holtzman is the custodian for the OG Custodial Account. Mr. Holtzman's wife is the custodian for the AHG and CH Custodial Accounts. Mr. Holtzman's brother-in-law is the trustee of the SH Trust.

/(4)/ Includes shares of AFSALA Common Stock held directly as well as by spouses or minor children, in trust, and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and investment power, unless otherwise indicated.

/(5)/ Excludes 110,780 shares of AFSALA Common Stock held under the AFSALA Bank
      ESOP for which individuals serve as members of the ESOP Committee or Trustee Committee. Such individuals disclaim beneficial ownership with respect to such shares held in a fiduciary capacity.

/(6)/ Excludes 2,327 shares of AFSALA Common Stock awarded under the Amsterdam
      Federal Bank Restricted Stock Plan ("RSP") which are subject to forfeiture and for which no voting control is exercised by the individual as of the AFSALA Record Date. Includes options to purchase 1,455 shares of AFSALA Common Stock which are currently exercisable or exercisable within 60 days of the AFSALA Record Date.

/(7)/ Excludes 11,638 shares of AFSALA Common Stock awarded under the RSP which are subject to forfeiture and for which no voting control is exercised by the individual as of the Ambanc Record Date. Includes options to purchase 7,274 shares of AFSALA Common Stock which are currently exercisable or which will become exercisable within 60 days of the AFSALA Record Date.

/(8)/ Excludes 110,780 shares of AFSALA Common Stock held under the ESOP for which individuals serve as members of the ESOP Committee or Trustee Committee. Such individuals disclaim beneficial ownership with respect to such shares held in a fiduciary capacity. Includes shares of AFSALA Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and investment power, unless otherwise indicated. Excludes 38,169 of 47,711 restricted shares of AFSALA Common Stock awarded pursuant to the RSP. Of such 47,711 shares, 9,542 vested on May 30, 1998, and the remaining 38,169 shares are scheduled to vest annually over four years at the rate of 20% per year, beginning May 30, 1999. The trustees of the RSP exercise voting and investment power over the restricted shares until such shares vest. Such RSP trustees disclaim beneficial ownership of such shares held in such fiduciary capacity. Includes 23,857 shares of AFSALA Common Stock subject to options granted pursuant to AFSALA's 1997 Stock Option Plan which are currently exercisable or which will become exercisable within 60 days of the AFSALA Record Date.

/(9)/ By holding the Option granted pursuant to the Option Agreement, Ambanc may be deemed to beneficially own approximately 19.9% of the shares of AFSALA Common Stock. See "The Merger--Stock Option Agreement."

                                   THE MERGER

     The information below includes a summary of the material terms of the Merger Agreement, which is qualified in its entirety by reference to the full text of the Merger Agreement. A copy of the Merger Agreement is attached hereto as Appendix I and incorporated by reference herein. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL

     Pursuant to the Merger Agreement, AFSALA will be merged with and into Ambanc, with Ambanc as the surviving entity (the "Acquisition Merger") and AFSALA Bank will then be merged with and into the Savings Bank, with the Savings Bank as the surviving entity (the "Bank Merger" and together with the Acquisition Merger, the "Merger"). The names of the entities surviving the Acquisition Merger and the Bank Merger will be "Ambanc Holding Co., Inc." and "____________," respectively. As soon as possible after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated pursuant to the provisions described below, Ambanc and AFSALA will file a certificate of merger with the Secretary of State of the State of Delaware for the Acquisition Merger, and articles of combination with the OTS for the Bank Merger. The Acquisition Merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (the "Acquisition Merger Effective Time"). The Bank Merger will become effective at the time the articles of combination are endorsed by the OTS (the "Bank Merger Effective Time").

     At the Acquisition Merger Effective Time, each outstanding share of AFSALA Common Stock will be converted into the right to receive 1.07 shares of Ambanc Common Stock, subject to adjustment as provided in the Merger Agreement. See "- -Exchange Ratio." Each stockholder of AFSALA will then be entitled to exchange AFSALA Common Stock certificates for Ambanc Common Stock certificates and thereupon cease to be a stockholder of AFSALA, and the separate corporate existence of AFSALA shall cease.

     Under the Merger Agreement, Ambanc may at any time change the method of effecting the Merger if and to the extent it deems such change to be necessary, except that no such change may (i) alter the amount or kind of consideration to be received by AFSALA's stockholders, (ii) adversely affect the tax treatment to AFSALA's stockholders as a result of receiving shares of Ambanc Common Stock in the Merger or (iii) materially impede or delay receipt of any approval required for the Merger.

BACKGROUND OF THE MERGER

     Ambanc's Background of the Merger. In October 1997, members of the Ambanc Board met socially with members of the AFSALA Board and discussed the concept of a combination of the companies. In December 1997, Ambanc requested Sandler O'Neill to provide a preliminary analysis as to whether a combination with AFSALA was economically feasible. On December 10, 1997, Sandler O'Neill made a presentation to the Ambanc Merger and Acquisition Committee ("Committee") regarding a possible business combination with AFSALA. Based in part on this presentation, the Committee determined to proceed with further examination of the potential business combination. On January 29 and February 18, 1998, the Committee met with Sandler O'Neill and counsel and developed a merger strategy and a preliminary term sheet for presentation to AFSALA. Negotiations took place in February, March and early April regarding the terms of a potential merger. The Committee met again on March 26, 27 and 30, 1998 to discuss the status of the negotiations and authorized counsel to prepare a merger agreement for submission to AFSALA. During April 1998, the parties negotiated the terms of the merger agreement, including the exchange ratio, and the agreement was presented to the Ambanc Board on April 21, 1998. Sandler O'Neill and counsel were present at that meeting and reviewed the merger agreement from both a legal and financial perspective with the Ambanc Board. The Ambanc Board approved the execution of the Merger Agreement on April 21, 1998. The Merger Agreement was not executed by Ambanc until the afternoon of April 23 when Ambanc first received and reviewed the AFSALA disclosure schedules required by the Merger Agreement.

     AFSALA's Background of the Merger. On September 30, 1996, AFSALA Bank completed its conversion to the stock form of organization and AFSALA concurrently offered 1,454,750 shares of AFSALA Common Stock

(the "Conversion"). Prior to the Conversion, AFSALA Bank had approximately $8.4 million of equity. After the Conversion, AFSALA's stockholders' equity, on a consolidated basis, increased to over $20 million. Beginning in 1997 and continuing into 1998, the AFSALA Board recognized the challenges posed in investing the new capital from the Conversion in a manner that would result in a reasonable return to AFSALA's stockholders without posing significant additional credit risks to AFSALA and AFSALA Bank. The AFSALA Board was aware that competition for the limited deposit, lending and investment opportunities for AFSALA intensified following the stock conversion in December 1995 of Ambanc, AFSALA's primary competitor, which was already approximately three times the asset size of AFSALA Bank, as it raised significant additional capital through a concurrent public offering of stock. Consequently, there were two savings banks flush with additional capital directly competing in the same market area for deposits, lending and investment opportunities.

     The AFSALA Board also observed the consolidation taking place among banks and thrift institutions in the nation in general, and in New York in particular. Over this same period, the level and nature of bank and thrift institution merger and acquisition activity in New York significantly impacted the banking marketplace and the competitive environment in which AFSALA operates. The AFSALA Board assessed the impact of consolidation on AFSALA's marketplace and its competitive position.

     Since the completion of the Conversion, as a result of all of these factors, the AFSALA Board periodically evaluated the strategic and competitive position of AFSALA, its near-term and longer-term business prospects, its management resources and performance and the strategic options and opportunities available to AFSALA. From time to time during this same period, AFSALA received inquiries and unsolicited and informal indications of interest from other banking companies regarding the possible merger or other similar business combination between it and other banking companies. In light of the Conversion and the need to deploy additional capital and the changing marketplace and competitive position, AFSALA retained FinPro in late 1997 to assist it in developing a long-term budget, financial projections, a strategic plan and a review of the operations, financial position and branching strategy of AFSALA. In addition, FinPro compared AFSALA's overall financial performance and condition to its peer group, identified AFSALA's strengths and weaknesses, analyzed and assessed AFSALA's stock price, trading history, liquidity and float and evaluated its day-to-day trading price relative to its peer group.

     Upon review of FinPro's report and analysis, the AFSALA Board considered the need to generate a reasonable return on the new capital resulting from the Conversion, the increasing competition in AFSALA Bank's market area, the continuing trend of consolidation in the banking industry and the further concentration of market share and consolidation of operations by larger regional banking companies. The AFSALA Board concluded from this review and analysis that it could enhance stockholder value over the next several years by remaining independent and in reliance on internal, rather than external, growth strategies. As a result of this analysis, AFSALA concluded that a sale of AFSALA at this time was neither appropriate nor necessary in order to enhance shareholder value in AFSALA. Subsequent to reaching this conclusion, in October 1997 members of the AFSALA Board met socially with members of the Ambanc Board and discussed the concept of a combination of the companies. In December 1997, the AFSALA Board determined not to proceed with further discussions with Ambanc. In February 1998, AFSALA was again approached by Ambanc regarding a possible merger of the two companies. In March 1998, after sharing certain business, financial and management information regarding each other, discussions between AFSALA and Ambanc regarding a possible business combination began in earnest. Ambanc proposed structuring the Merger in a manner whereby AFSALA's President and Chief Executive Officer and four of AFSALA's directors would survive the Merger, and the other members of AFSALA's senior management would be offered positions with the surviving company. In particular, Ambanc proposed that AFSALA's President and Chief Executive Officer would become President and Chief Executive Officer of the resulting bank upon consummation of the Merger and President and Chief Executive Officer of Ambanc no later than January 1, 1999, and possibly sooner by mutual consent. As AFSALA considered this preliminary indication of interest submitted by Ambanc, FinPro was retained in March 1998 as the financial advisor to assist the AFSALA Board in evaluating this possible business combination. Although the AFSALA Board believed that remaining independent was an appropriate course of action for AFSALA based on its and FinPro's analyses, as the AFSALA Board considered the advice and analysis of FinPro and the possible expense savings and competitive advantages that could be achieved through a combination of these two competitors, the attractiveness of the Merger became apparent.

     With the advice of FinPro, the AFSALA Board considered some of the advantages which could be derived from a business combination with Ambanc, including significant cost savings and expense reduction, the accretion to earnings that would result from the combination, greater stockholder liquidity, increased market recognition, additional product offerings and consolidation of administrative functions. The AFSALA Board also reviewed management's internal business plans, and considered the possibility that AFSALA's stockholders could receive more value through the Merger then they would receive if AFSALA remained as an independent entity, even if management were able to meet its goals for operating AFSALA independently. The Board also considered the impact of having AFSALA's management responsible for managing the resulting company and bank.

     The AFSALA Board authorized management to allow Ambanc representatives to conduct due diligence on AFSALA. At the same time, representatives of AFSALA were permitted to conduct due diligence on Ambanc. Both parties conducted and completed their due diligence during early April 1998. After completing their due diligence, the parties proceeded immediately toward the execution of a definitive merger agreement.

     The AFSALA Board, management of AFSALA and FinPro met several times during March and April 1998, to assess and consider, among other things, the terms and conditions of the preliminary indication of interest. At these meetings, FinPro made detailed presentations relating to the preliminary indication of interest from Ambanc, as well as updated background information relating to the value of AFSALA and recent merger and acquisition pricing. The AFSALA Board decided that Ambanc's preliminary indication of interest was favorable and merited further negotiation. The AFSALA Board reviewed and discussed the potential terms of a transaction, including the impact on employees and stockholders and a draft form of merger agreement provided by Ambanc. Following extensive discussion, the AFSALA Board voted to authorize management to negotiate the terms of a proposed definitive merger agreement with Ambanc for its consideration.

     During the next several days, management and Ambanc and their financial and legal advisors engaged in negotiations concerning the terms of a transaction and a proposed definitive merger agreement.

     On April 21, 1998, the AFSALA Board, together with FinPro and AFSALA's legal counsel, met again to consider the proposed definitive merger agreement with Ambanc. At that meeting, FinPro gave the Board its opinion that the consideration to be received by the stockholders of AFSALA from Ambanc was fair from a financial point of view. After extensive discussion, the AFSALA Board voted to approve the Merger Agreement. The Merger Agreement was subsequently executed by the parties on April 23, 1998.

REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Ambanc's Reasons for the Merger and Board Recommendation. The Ambanc Board has determined that the Merger is in the best interests of Ambanc and its stockholders and has unanimously approved the Merger Agreement. In reaching its determination, the Ambanc Board considered a number of factors, without assigning any relative weights to such factors, including but not limited to the following:

     (i) the Ambanc Board's familiarity with and review of AFSALA's business, operations, financial condition, earnings and prospects;

     (ii) the anticipated cost savings and efficiencies available to the combined company as a result of the Merger;

     (iii) the current and prospective economic, competitive and regulatory environment;

     (iv) the advice of Sandler O'Neill that the Exchange Ratio is fair from a financial point of view, to Ambanc's stockholders;

     (v) the nature and compatibility of the respective management and business philosophies of Ambanc and AFSALA;

     (vi) the proposed management of Ambanc and the Savings Bank following the Merger; and

     (vii) the terms of the Merger Agreement and the Stock Option Agreement.

     THE AMBANC BOARD UNANIMOUSLY RECOMMENDS THAT AMBANC STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

     AFSALA's Reasons for the Merger and Board Recommendation. The AFSALA Board believes that the Merger is in the best interests of AFSALA and its stockholders and has unanimously approved the Merger Agreement.

     In reaching its determination that the Merger is in the best interest of AFSALA and its stockholders, the AFSALA Board considered a number of factors both from a short-term and long-term perspective, including, without limitation, the following:

     (i) the AFSALA Board's familiarity with and review of Ambanc's business, operations, financial condition, earnings and prospects;

     (ii) the current and prospective economic environment and competitive and regulatory constraints facing financial institutions and particularly AFSALA;

     (iii) the opportunities for growth, significant reductions in expenses, and the possibility that the Merger will be immediately accretive to the earnings of the combined company;

     (iv) the possibility that the Merger will create the premier financial institution in the Amsterdam market in terms of deposits and lending market share;

     (v) the ability to generate an acceptable return on equity without taking undue risk;

     (vi) the AFSALA Board's review, based in part on presentations by FinPro and the due diligence reviews by management, as well as its financial and legal advisors of the business, operations, financial condition, earnings and prospects of Ambanc, particularly in view of the proposed management of Ambanc by the current senior executive officers of AFSALA;

     (vii) the advice of FinPro that the business combination with, and the acquisition proposal by, Ambanc was fair to AFSALA's stockholders from a financial point of view;

     (viii) the AFSALA Board's evaluation of the risks to consummation of the Merger, including, among others, the risks associated with obtaining all necessary regulatory approvals without the imposition of any condition which differs from conditions customarily imposed in approving acquisitions of the type contemplated by the Merger Agreement and compliance with which would materially adversely affect the reasonably anticipated benefits of the transactions to Ambanc; and

     (ix) the terms and conditions of the Merger Agreement, Stock Option Agreement and the other documents executed in connection with the Merger.

     In view of the variety of factors considered in connection with its evaluation of the Merger, the AFSALA Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

     THE AFSALA BOARD UNANIMOUSLY RECOMMENDS THAT AFSALA STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

EXCHANGE RATIO

     At the Acquisition Merger Effective Time, each share of AFSALA Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time will be converted into and represent solely the right to receive 1.07 shares of Ambanc Common Stock (the "Exchange Ratio"), subject to adjustment as hereinafter described. At the Acquisition Merger Effective Time, the holders of certificates representing shares of AFSALA Common Stock shall cease to have any rights as stockholders of AFSALA, except the right to receive the Merger consideration. Any shares of AFSALA Common Stock held by AFSALA or any of its subsidiaries (except for shares held in any qualified plan of AFSALA or any of its subsidiaries or otherwise held in a fiduciary capacity or in satisfaction of a debt previously contracted) or by Ambanc or any of Ambanc's subsidiaries (other than in a fiduciary capacity) at the Acquisition Merger Effective Time shall cease to exist, and the certificates for such shares shall thereafter be canceled and no shares of capital stock of Ambanc shall be issued or exchanged therefor.

     The Merger Agreement provides that if prior to the Acquisition Merger Effective Time, the holders of Ambanc Common Stock shall have received or shall become entitled to receive, without payment therefore, any additional shares of Ambanc Common Stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares, spinoff or similar corporate rearrangement or Ambanc shall exchange Ambanc Common Stock for a different number or kind of shares or securities ("Stock Adjustment"), then the Exchange Ratio shall be proportionately adjusted for such Stock Adjustment.

     Under certain circumstances, the Exchange Ratio could be adjusted upward pursuant to certain provisions of the Merger Agreement. Specifically, the Merger Agreement provides that AFSALA may elect to terminate the Merger Agreement if: (i) the Average Closing Price (defined as the average of the per share closing prices of Ambanc Common Stock as reported on the Nasdaq National Market for the 20 consecutive trading days ending on the Determination Date) is less than $15.70 and (ii) (x) the number obtained by dividing the Average Closing Price on the Determination Date by $19.625 is less than (y) the number obtained by dividing the Index Price (generally defined as the weighted average closing price per share of the common stock of 19 select financial institution companies) on the Determination Date by the Index Price on April 22, 1998 and subtracting 0.20 from the quotient in this clause (ii) (y). However, if AFSALA makes such an election, Ambanc may prevent the termination of the Merger Agreement by adjusting the Exchange Ratio upward (and thereby increasing the number of shares of Ambanc Common Stock to be received upon exchange of AFSALA Common Stock). See "--Amendment and Termination of the Merger Agreement."

     Based on the last reported sale price for Ambanc Common Stock on the Nasdaq Stock Market on July 27, 1998 ($______ per share), the value of 1.07 shares of Ambanc Common Stock as of that date would have been approximately $_____. The market value of Ambanc Common Stock to be received in the Merger is subject to fluctuation. Fluctuations in the market price of Ambanc Common Stock would generally result in an increase or decrease in the value of the consideration to be received by AFSALA stockholders in the Merger. An increase in the market value of Ambanc Common Stock would generally increase the value of the consideration to be received by AFSALA stockholders in the Merger. A decrease in the market value of Ambanc Common Stock would generally have the opposite effect.

FRACTIONAL SHARES

     No certificates representing fractional shares of Ambanc Common Stock will be issued upon the surrender for exchange of certificates representing AFSALA Common Stock, and such fractional share interests will not entitle the owner thereof to vote or receive dividends or to any rights of a stockholder of Ambanc. Each stockholder of AFSALA who otherwise would be entitled to a fractional share of Ambanc Common Stock in the Merger will receive a cash payment in lieu thereof in an amount determined by multiplying the fractional share interest to which such stockholder would otherwise be entitled by the average closing price of Ambanc Common Stock as reported on the Nasdaq Stock Market for the five trading days immediately preceding the Acquisition Merger Effective Time.

TREATMENT OF AFSALA STOCK OPTIONS

     At the Acquisition Merger Effective Time, each option outstanding under AFSALA's 1997 Stock Option Plan (the "AFSALA Stock Option Plan"), whether or not then exercisable, shall continue outstanding as an option to purchase, in place of the purchase of AFSALA Common Stock, the number of shares (rounded to the nearest whole share) of Ambanc Common Stock that would have been received by the optionee in the Acquisition Merger had the option been exercised in full for shares of AFSALA Common Stock immediately prior to the Acquisition Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Acquisition Merger Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Ambanc Common stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. Ambanc will assume at the Acquisition Merger Effective Time each such option, and it is intended that such assumption will be undertaken in such a manner that will not constitute a "modification" under Section 424 of the Code as to any stock option which is an "incentive stock option." See "--Interests of Certain Persons in the Merger" for additional information regarding outstanding AFSALA stock options.

OPINION OF AMBANC'S FINANCIAL ADVISOR

     Pursuant to a letter agreement dated as of January 9, 1998 (the "Sandler O'Neill Agreement"), Ambanc retained Sandler O'Neill as an independent financial advisor in connection with Ambanc's consideration of a possible business combination with AFSALA. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

     In connection with its consideration of the Merger, the Board of Directors of Ambanc requested Sandler O'Neill to render its opinion as to the fairness of the Exchange Ratio to Ambanc from a financial point of view. On April 21, 1998, Sandler O'Neill delivered to the Ambanc Board its oral opinion, subsequently confirmed in writing, that, as of such date, the Exchange Ratio was fair to Ambanc from a financial point of view. Sandler O'Neill has also delivered to the Ambanc Board a written opinion dated the date of this Joint Proxy Statement/Prospectus (the "Sandler O'Neill Fairness Opinion") which is substantially identical to the April 21, 1998 opinion. THE FULL TEXT OF THE SANDLER O'NEILL FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH RENDERING SUCH OPINION, IS ATTACHED AS APPENDIX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX III. AMBANC'S STOCKHOLDERS ARE URGED TO READ THE SANDLER O'NEILL FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

     THE SANDLER O'NEILL FAIRNESS OPINION WAS PROVIDED TO THE AMBANC BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO AMBANC. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF AMBANC TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF AMBANC COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE AMBANC SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

     In connection with rendering its April 21, 1998 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Ambanc, AFSALA and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, none of Ambanc, AFSALA or Sandler O'Neill assumes responsibility for their accuracy.

     Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of Ambanc Common Stock on April 20, 1998 of $19.25 and an Exchange Ratio of 1.07, Sandler O'Neill calculated an implied transaction value per share of AFSALA of $20.60. Based upon AFSALA's December 31, 1997 financial information and an Exchange Ratio of 1.07, Sandler O'Neill calculated the price to tangible book value, price to last twelve months' normalized earnings and deposit premium. This analysis yielded a price to tangible book value multiple of 141%, a price to last twelve months' earnings multiple of 22.15x and a deposit premium of 6.68%.

     Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Ambanc Common Stock and AFSALA Common Stock, and the relationship between the movements in the prices of Ambanc Common Stock and AFSALA Common Stock, respectively, to movements in certain stock indices, including Standard & Poor's 500 Index, the Nasdaq Banking Index and a selected composite group of publicly traded savings institutions (identified below).

     Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for Ambanc, AFSALA and two groups of selected institutions. The first group consisted of Ambanc and AFSALA and the following thirteen publicly traded New York savings institutions (the "Regional Group"): Flushing Financial Corp., MSB Bancorp, Inc., Carver Bancorp Inc., Warwick Community Bancorp, Yonkers Financial Corp., Financial Bancorp Inc., Catskill Financial Corp., Skaneateles Bancorp Inc., The Elmira Savings Bank, Peekskill Financial Corp., SFS Bancorp Inc., GSB Financial Corp. and Albion Banc Corp. Sandler O'Neill also compared Ambanc and AFSALA to a group of fifteen publicly traded savings institutions which had a return on equity (based on last twelve months' earnings) of greater than 16% and a price-to-tangible book value of greater than 210% (the "Highly-Valued Group"). The Highly-Valued Group was comprised of Metropolitan Financial Corp., CFSB Bancorp Inc., People's Bancshares Inc., Great Southern Bancorp Inc., NASB Financial Inc., Home Federal Bancorp, MetroWest Bank, Coastal Financial Corp., Highland Bancorp Inc., Progress Financial Corp., PVF Capital Corp., Warren Bancorp Inc., Lawrence Savings Bank, First Citizens Corp. and Ipswich Savings Bank. The analysis compared publicly available financial information for Ambanc and AFSALA and the median data for each of the Regional Group and the Highly-Valued Group as of and for each of the years ended December 31, 1992 through December 31, 1997.

     Analyses of Selected Merger Transactions. Sandler O'Neill reviewed 62 transactions announced from April 16, 1997 to April 17, 1998 (the "Analysis Period") involving publicly traded savings institutions as acquired institutions with transaction values greater than $10 million and less than $200 million ("Nationwide Transactions") and 18 transactions announced during the Analysis Period involving publicly traded savings institutions in New York, Pennsylvania, Massachusetts, New Jersey, Connecticut and New Hampshire as acquired institutions with transaction values greater than $10 million and less than $200 million ("Regional Transactions"). Sandler O'Neill reviewed the ratios of transaction value to last twelve months' net income, transaction value to tangible book value, transaction value to book value, tangible book premium to core deposits, transaction value to total deposits and transaction value to total assets and computed high, low, mean and median ratios and premiums for the respective groups of transactions. These multiples were applied to AFSALA's financial information as of and for the twelve months ended December 31, 1997. Based upon the median multiples for Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of AFSALA Common Stock of $18.40 to $26.97. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of AFSALA Common Stock of $18.31 to $29.78.

     No company involved in the transactions included in the above analysis is identical to Ambanc or AFSALA and no transaction included in the above analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of Ambanc and AFSALA and the companies to which they are being compared.

     Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of AFSALA through the year 2002 under various circumstances, assuming AFSALA performed in accordance with the earnings forecasts of its management and certain variations thereof. To approximate the terminal value of AFSALA Common Stock at December 31, 2002, Sandler O'Neill applied price to earnings multiples ranging from 10x to 28x and applied multiples of tangible book value ranging from 110% to 200%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9% to 14%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of AFSALA Common Stock. This analysis, assuming the current dividend payout ratio and management's earnings forecasts, indicated an imputed range of values per share of AFSALA Common Stock of between $10.85 and $34.66 when applying the price to earnings multiples, and an imputed range of values per share of AFSALA Common Stock of between $13.07 and $28.12 when applying multiples of tangible book value. In connection with its analysis, Sandler O'Neill used sensitivity analyses to consider the effects changes in the underlying assumptions (including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio) would have on the resulting present value.

     Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or actual future results.

     Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the Merger on Ambanc, based upon an Exchange Ratio of 1.07, Ambanc's and AFSALA's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the Merger, charges associated with the Merger, operating efficiencies and other adjustments discussed with the senior managements of Ambanc and AFSALA. This analysis indicated that the Merger would be accretive to Ambanc's earnings per share in all periods analyzed, and slightly dilutive to tangible book value per share of Ambanc's Common Stock through the end of 1999 and accretive thereafter. The actual results achieved by Ambanc may vary from projected results and the variations may be material.

     Contribution Analysis. Sandler O'Neill reviewed the relative contributions to, among other things, total assets, total securities, total net loans, total deposits, total borrowings, total tangible equity, and last twelve months' ("LTM") net income to be made by Ambanc and AFSALA to the combined institution based on data at and for the twelve months ended December 31, 1997. This analysis indicated that AFSALA's implied contribution was 23.9% of total assets, 27.0% of total securities, 21.3% of total net loans, 29.0% of total deposits, 1.6% of total borrowings, 24.7% of total tangible equity, and 30.8% of LTM net income. Based upon an Exchange Ratio of 1.07, holders of the AFSALA Common Stock would own approximately 25.2% of the outstanding shares of the combined institution.

     In connection with rendering its April 21, 1998 opinion, Sandler O'Neill reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement; (iii) certain publicly available financial statements of Ambanc and other historical financial information provided by Ambanc that Sandler O'Neill deemed relevant; (iv) certain publicly available financial statements of AFSALA and other historical financial information provided by AFSALA that Sandler O'Neill deemed relevant; (v) certain financial analyses and forecasts of Ambanc prepared by and reviewed with management of Ambanc and the views of senior management of Ambanc regarding Ambanc's past and current business operations, results thereof, financial condition and future prospects;
(vi) certain financial analyses and forecasts of AFSALA prepared by and reviewed with management of AFSALA and the views of senior management of AFSALA regarding AFSALA's past and current business operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger on Ambanc; (viii) the publicly reported historical price and trading activity for Ambanc's and AFSALA's common stock, including a comparison of certain financial and stock market information for Ambanc and AFSALA with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

     In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its April 21, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     In performing its reviews and analyses, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability therefor. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Ambanc or AFSALA or any of their subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan loses of Ambanc or AFSALA, nor has it reviewed any individual credit files relating to Ambanc or AFSALA. With Ambanc's consent, Sandler O'Neill has assumed that the respective aggregate allowances for loan losses for both Ambanc and AFSALA are adequate in all material respects and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Ambanc or AFSALA. With respect to all financial information and projections reviewed with each company's management, Sandler O'Neill assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Ambanc and AFSALA and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. Sandler O'Neill also assumed, with Ambanc's consent, that there has been no material change in Ambanc's and AFSALA's assets, financial condition, results of operations, business, or prospects since the date of the last consolidated financial statements made available to them, that the Merger will be accounted for using the purchase method of accounting, that Ambanc and AFSALA will remain as going concerns for all periods relevant to its analyses and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

     Under the Sandler O'Neill Agreement, Ambanc will pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial part of which is contingent upon the consummation of the Merger. Under the terms of the Sandler O'Neill Agreement, Ambanc will pay Sandler O'Neill a transaction fee of $150,000, of which $50,000 has been paid and the remainder of which will be paid when the Merger is consummated. Sandler O'Neill has also received a retainer fee of $25,000 and a fee of $50,000 for rendering its fairness opinion. Ambanc has also agreed to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided and may in the future provide other financial advisory services to Ambanc and has received and will receive compensation for such services. In the ordinary course of its business, Sandler O'Neill may actively trade the equity securities of Ambanc and AFSALA and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF AFSALA'S FINANCIAL ADVISOR

     As of March 13, 1998, AFSALA retained FinPro, a financial consulting firm, on the basis of FinPro's experience, to render a written fairness opinion to the AFSALA Board and stockholders of AFSALA. FinPro has been in the business of consulting for the banking and thrift industries for ten years, including the appraisal and valuation of banking and thrift institutions and their securities in connection with mergers, acquisitions and other transactions. FinPro has knowledge of and experience with the New York banking and thrift market and financial organizations operating in that market. FinPro reviewed the negotiated terms of the Merger Agreement, including governance matters.

     Prior to being retained for this assignment, FinPro had provided professional services and products to AFSALA. The revenues derived from such services and products are insignificant when compared to the FinPro's total gross revenues. FinPro is not affiliated in any way with AFSALA or Ambanc or their respective affiliates.

     On April 21, 1998, in connection with its consideration of the Merger Agreement, FinPro issued an oral opinion to the AFSALA Board that, in its opinion as financial consultants, the Exchange Ratio established as part of the Merger as provided in the Merger Agreement was fair and equitable, from a financial perspective, to AFSALA and its stockholders. On May 20, 1998 a written opinion confirming the oral opinion was submitted. A copy of the opinion, updated as of the date of this Joint Proxy Statement/Prospectus, is attached as Appendix IV to this Joint Proxy Statement/Prospectus and should be read in its entirety by AFSALA stockholders. FinPro's written opinion does not constitute an endorsement of the Merger or a recommendation to any stockholder as to how such stockholder should vote at the AFSALA Special Meeting.

     In rendering its opinion, FinPro reviewed certain publicly available information concerning AFSALA and Ambanc, including each party's audited financial statements and annual and quarterly reports filed with the SEC. FinPro considered many factors in making its evaluation. In arriving at its opinion regarding the fairness of the transaction, FinPro also reviewed: (i) the Merger Agreement dated April 23, 1998; (ii) the most recent independent auditors' reports to the Boards of Directors of each organization; (iii) the March 31, 1998 Report of Condition and Income for each organization; (iv) the Rate Sensitivity Analysis reports for each organization; (v) each organization's listing of marketable securities showing rate, maturity, and market value as compared to book value; (vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization; (viii) the budget and long range operating plan of each organization; (ix) the minutes of the Board of Directors meetings for each organization; (x) the most recent Board report for AFSALA; (xi) the listing and description of significant real properties for each organization; and (xii) the directors and officers liability and blanket bond insurance policies for each organization. FinPro led due diligence on Ambanc as part of a team that included, among others, representatives of AFSALA. FinPro conducted an on-site review of each organization's historical performance and current financial condition and performed a market area analysis.

     In addition, FinPro discussed with the management of AFSALA and Ambanc the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to FinPro's assessment of the future of the thrift industry and each organization's performance within the industry. FinPro compared the results of operations of AFSALA and Ambanc with the results of operations of all New York Savings Institutions.

                                                                 New York        New York
                                                              Public Thrift   Public Thrift
                                            AFSALA   Ambanc      Average          Median
                                            -------  -------  --------------  --------------
Return on Average Assets                      0.77%    0.56%       0.82%           0.82%
Return on Average Equity                      5.65%    4.52%       7.44%           6.72%
Asset Growth During 1997                      4.38%    8.05%      11.06%           8.05%
Yield on Interest Bearing Assets              7.33%    7.42%       7.53%           7.42%
Cost of Interest Bearing Liabilities          4.44%    4.94%       4.42%           4.44%
Net Interest Margin                           3.57%    3.32%       3.64%           3.71%
Non-interest Income/Average Assets            0.26%    0.21%       0.35%           0.28%
Operating Expense/Average Assets              2.07%    2.20%       1.84%           1.80%
Non-performing Assets/Total Assets            0.31%    0.58%       0.90%           0.70%
Loan Loss Reserves/Loans                      1.44%    1.34%       1.05%           1.04%
Loan Loss Reserves/Non-performing Assets    221.60%  129.09%      97.09%          83.49%
Efficiency Ratio                             63.55%   69.81%      57.38%          54.52%
Tangible Capital/Assets                      13.00%    9.88%      10.21%           8.57%
Core Capital/Risk Adjusted Assets            29.70%   23.42%      22.48%          17.50%

Source:  The SNL DataSource, SNL Securities, Year End 1997 Data

     Many variables affect the value of savings institutions, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variable differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the company's stock, nature and relationship of the other shareholdings in the company, and special ownership or management considerations.

     FinPro analyzed the total transaction price for the Merger on a cash equivalent fair market value basis using the standard evaluation techniques (as discussed below) including comparable sales multiples, net present value, return on investment and the price equity index based on certain assumptions of projected growth, earnings and dividends.

     Net Asset Value. Net asset value is the value of the net equity of a thrift, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discount to the loan portfolio and changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by FinPro to the net asset value method of valuation.

     Market Value. Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. Market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient.

However, the relative thinness of the specific market for the stock of the thrift institution being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small thrift with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded thrift issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a thrift is determined by the previous sales of thrifts in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weight than the net asset value and similar emphasis as the investment value as discussed below.

     FinPro maintains substantial files concerning the prices paid for thrift institutions nationwide. The database includes transactions involving New York thrift organizations and thrift organizations in the Mid Atlantic region of the United States over the last five years. The database provides comparable pricing and financial performance data for thrift organizations sold or acquired. Organized by different peer groups, the data present averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of AFSALA, FinPro has considered the market approach and has evaluated price to earnings and price to equity multiples of all New York savings institution organizations and regional savings institution organizations with deal values of less than $50 million.

     Comparable Sales Multiples. FinPro calculated an "Adjusted Equity Value" of $22.68 per share, based on AFSALA's March 31, 1998 equity and the median price to book value multiple of 1.6393 for New York thrift organizations sold between March 31, 1995 and March 31, 1998. FinPro calculated an "Adjusted Earnings Value" of $14.16 per share, based on AFSALA's March 31, 1998 adjusted quarterly earnings annualized and the median price to earnings multiple of 15.49 for New York thrift organizations sold between March 31, 1995 and March 31, 1998. FinPro calculated and "Adjusted Equity Value" of $21.39 per share, based on AFSALA's March 31, 1998 equity and the median price to book value multiple of
1.5462 for New Jersey, New York, Pennsylvania, Maryland and Delaware thrift organizations with a deal value less than $50 million sold between March 31, 1995 and March 31, 1998. FinPro calculated an "Adjusted Earnings Value" of $18.18 per share, based on AFSALA's March 31, 1998 adjusted quarterly earnings annualized and the median price to earnings multiple of 19.88x for New Jersey, New York, Pennsylvania, Maryland and Delaware organizations with a deal value less than $50 million sold between March 31, 1995 and March 31, 1998. The financial performance characteristics of the regional banking organizations vary, sometimes substantially, from those of AFSALA. When the variance is significant for relevant performance factors, adjustments to the price multiples are appropriate when comparing them to the transaction value.

     Investment Value. The investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another common investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a thrift institution to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value methods which were analyzed in connection with this transaction were the net present value analysis, and the return on investment analysis, which are discussed below.

     Net Present Value Analysis. The investment of earnings value of any thrift institution's stock is an estimate of present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value is calculated using the March 31, 1998 quarterly figures as a base, assuming a consistent return on equity and assuming annual future earnings stream over a period of time of no less than ten years and the residual value of the institution assumed to be the acquisition value based on the acquisition price to earnings multiple of Mid Atlantic thrifts between March 31, 1995 and March 31, 1998 with a deal value of less than $50 million. FinPro's computations were based on an analysis of the thrift industry, the economic and competitive situations in AFSALA's market area, its current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 10%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings," equaled $12.05 per share.

     Return on Investment Analysis. Return on investment (ROI) analysis analyzes the ten year return of an equity investment equal to AFSALA's book value at March 31, 1998, (i) assuming a constant adjusted return on equity of 6.61%, with a liquidation at 19.88x (the median price to earnings multiple for Mid Atlantic thrift acquisitions announced between March 31, 1995 and March 31, 1998 with a deal value of less than $50 million) the earnings in the year 2009; and (ii) assuming a gradual increasing adjusted return on equity from 6.61% to 9.00%, with a liquidation at 19.88x (the median price to earnings multiple for Mid Atlantic thrift acquisitions announced between March 31, 1995 and March 31, 1998 with a deal value of less than $50 million) the earnings in the year 2009. Both scenarios assumed a 36% tax rate. This ROI analysis provides a benchmark for assessing the validity of the fair market value of a majority block of stock. The ROI analysis is one approach to valuing a going concern, and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and non-financial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific thrift at a certain point in time. The ROI, assuming a constant return on equity with liquidation at 19.88x earnings per share in 2009 is 3.66%. The ROI, assuming a gradual increasing in return on equity with liquidation at 19.88x earnings per share in 2009, is 6.97%.

     Price Equity Index Analysis. Furthermore, a price level indicator, the equity index, may be used to confirm the validity of the transaction value. The equity index adjusts the price to equity multiple in order to facilitate a more accurate price level comparison with comparable thrift institutions, regardless of differing levels of equity capital. The equity index is derived by multiplying the price to equity multiple by the equity-to-assets ratio. The following table sets forth the average price equity indices for all New York transactions, for transactions in New Jersey, New York, Pennsylvania, Maryland and Delaware for transactions less than $50 million, and for AFSALA. For AFSALA, the transaction value was calculated as the conversion ratio of 1.07 shares of Ambanc Common Stock for each share of AFSALA Common Stock outstanding times a market price of $19.00 per share for Ambanc Common Stock.

                                                     Price Equity Index
                                                     ------------------
      AFSALA                                                17.42
      New York Thrift Median                                15.18
      Thrifts in the Mid Atlantic Region with a
          Deal Size Less Than $50 Million, Median           15.29

     Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In FinPro's experience with thrift majority block stock valuations, it has determined that a relationship does exist between the net present value of an "average" thrift organization and the transaction value of a majority block of the thrift organization's stock. The transaction value-to-net present value ratio equals 168.69% for AFSALA, which falls within FinPro's expected range. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

     When the net asset value, market value and investment value methods are subjectively weighed, using the appraiser's experience and judgment, it is FinPro's opinion that the proposed transaction is fair.

     FinPro considered this transaction as a merger of equals rather than a purchase. Consideration was given to the levels of earnings per share, equity per share and dividends per share appreciation or dilution percentages between the merger partners over the next three to five years after consummation. A merger is usually completed with the hopes of realizing economies of scale and earnings enhancement opportunities, thereby providing a benefit to AFSALA stockholders that otherwise might not be attainable. To justify the fairness of the transaction for AFSALA stockholders, it is important to project, based upon realistic projections of future performance, a positive impact for AFSALA stockholders. FinPro projected that AFSALA stockholders will have a higher level of earnings per share, equity per share and dividends per share after the Merger with Ambanc than they would on a stand-alone basis. The primary focus has been on short-term and long-term earnings per share, equity per share and dividends per share appreciation potential for AFSALA stockholders.

     Neither AFSALA nor Ambanc imposed any limitations upon the scope of the investigation to be performed by FinPro in formulating its opinion. In rendering its opinion, FinPro did not independently verify the asset quality and financial condition of AFSALA or Ambanc, but instead relied upon the data provided by or on behalf of AFSALA and Ambanc to be true and accurate in all material respects.

     For its services as AFSALA's financial advisor for the Merger, including the rendering of its opinion referred to above, AFSALA has paid FinPro aggregate fees of $125,000. AFSALA also agreed to reimburse FinPro for reasonable out-of-pocket expenses.

EFFECTIVE TIMES AND CLOSING

     The closing of the Merger (the "Closing") is to occur as promptly as practicable after the adoption of the Merger Agreement by the stockholders of Ambanc and AFSALA and within 30 days of the satisfaction or waiver of all relevant conditions of the Merger Agreement. The Acquisition Merger Effective Time will occur upon the filing by Ambanc and AFSALA of a certificate of merger with the Secretary of State of the State of Delaware and the Bank Merger Effective Time will occur upon endorsement of the articles of combination by the OTS.

NO APPRAISAL RIGHTS

     In accordance with the Delaware General Corporation Law, Ambanc's and AFSALA's stockholders do not have appraisal rights in connection with the transactions contemplated by the Merger Agreement.

EXCHANGE OF CERTIFICATES

     As soon as practicable after the Acquisition Merger Effective Time but not later than ten business days thereafter, the exchange agent retained by Ambanc (the "Exchange Agent") will send a notice and transmittal form to each AFSALA stockholder of record at such date whose shares of AFSALA Common Stock have been converted into shares of Ambanc Common Stock, advising such stockholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing AFSALA Common Stock in exchange for new certificates of Ambanc Common Stock and for cash in lieu of any fractional interest. Promptly following receipt of such notice and transmittal form, holders of AFSALA Common Stock should surrender their certificates in accordance with the specified procedures. Upon surrender, each AFSALA Common Stock certificate will be canceled.

     Until surrendered, certificates that prior to the Acquisition Merger Effective Time represented shares of AFSALA Common Stock will be deemed for all purposes to evidence ownership of the number of shares of Ambanc Common Stock into which the shares of AFSALA Common Stock formerly represented thereby were converted and the right to receive cash in lieu of any fractional interest. Until such certificates are so surrendered, no dividend or distribution payable to holders of Ambanc Common Stock as of any record date subsequent to the Acquisition Merger Effective Time will be paid to the holders of such certificates. However, upon surrender of such certificates, there will be paid to the record holder of the certificates of Ambanc Common Stock issued in exchange therefor the amount of dividends or distributions that theretofore have become payable with respect to such shares of Ambanc Common Stock along with the amount of cash, if any, payable to the holder in lieu of fractional shares. No interest will be payable with respect to such dividends or cash paid in lieu of fractional shares.

     If any certificate for shares of Ambanc Common Stock is to be issued in a name other than the name in which the surrendered certificate is registered, it will be a condition of issuance that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting the issuance of such certificate either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the certificate in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     HOLDERS OF AFSALA COMMON STOCK SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS FROM THE EXCHANGE AGENT.

THE BANK MERGER

     Following the Acquisition Merger, AFSALA Bank will merge with and into the Savings Bank, with the Savings Bank as the surviving institution. The Bank Merger will be undertaken subject to and upon the terms and conditions contained in the Merger Agreement and in the Plan of Merger between AFSALA Bank and the Savings Bank. At the Bank Merger Effective Time, the shares of AFSALA Bank common stock issued and outstanding immediately prior thereto will be canceled and the shares of capital stock of the Savings Bank outstanding immediately prior thereto will constitute the only outstanding shares of capital stock of the Savings Bank. Following consummation of the Bank Merger, the charter and bylaws of the Savings Bank in effect immediately before the Bank Merger will be the charter and bylaws of the Savings Bank immediately after the Bank Merger, the current home office of the Savings Bank will continue to be the home office of the Savings Bank, the former home office of AFSALA Bank and all branch offices of the Savings Bank and former branches of AFSALA Bank will, to the extent provided in the Plan of Merger for the Bank Merger, be branch offices of the Savings Bank and the liquidation account established by AFSALA Bank in connection with its conversion from mutual to stock form will be assumed in full by the Savings Bank. Following the Bank Merger, the Savings Bank will operate under the name "__________________." For additional information, see "--Management after the Merger," and "--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors, officers and employees of AFSALA and Ambanc may be deemed to have certain interests in the Merger in addition to their interests generally as stockholders of AFSALA and Ambanc. These interests are summarized below.

     Employment Agreements and Arrangements. The Merger Agreement provides that by January 1, 1999, or sooner by mutual consent, the Ambanc Board shall appoint John M. Lisicki, the Chairman, President and Chief Executive Officer of AFSALA and AFSALA Bank, as President and Chief Executive Officer of Ambanc. Immediately upon the Bank Merger Effective Time, Ambanc and the Savings Bank's Board of Directors are to appoint Mr. Lisicki as President and Chief Executive Officer of the Savings Bank. Mr. Lisicki will be employed under terms providing compensation and benefits at no less than the amounts payable under his current employment agreement with AFSALA and AFSALA Bank. Mr. Lisicki's proposed annual salary would therefore amount to $164,400. In addition, the Merger Agreement provides that Benjamin W. Ziskin, Vice President of AFSALA and AFSALA Bank, and James J. Alescio, Treasurer and Chief Financial Officer of AFSALA and AFSALA Bank, will become executive officers of the Savings Bank after the Merger under terms providing compensation and benefits at no less than the amounts payable under their current employment agreements.

     Under their current employment agreements with AFSALA Bank ("Current Agreements"), in the event that Mr. Lisicki's, Ziskin's or Alescio's employment is involuntarily terminated in connection with or within 12 months after a change in control of AFSALA or AFSALA Bank, such individual shall be paid an amount equal to 2.99 times his "base amount" (as defined under Section 280G of the Code), payable either in a lump sum or in periodic payments over 36 months or the remaining term of the employment agreement. Ambanc has agreed to honor and assume the obligations of the Current Agreements following the Merger. Alternatively, Messrs. Lisicki, Ziskin and Alescio may waive their rights under the Current Agreements, including their rights to the termination payment described above, and become parties to new employment agreements with Ambanc and the Savings Bank ("New Agreements").

     Each New Agreement would provide for a minimum base salary in the amount of the officer's current base salary and for the payment of bonuses in the discretion of the Board of Directors of Ambanc and the Savings Bank. Total compensation under each New Agreement may not be less than the annual total value of the compensation and benefits under the Current Agreements.
Mr. Lisicki's New Agreement would be for a term of three years and

Messrs. Ziskin's and Alescio's New Agreements would be for terms of two years, each commencing on the date of the Closing ("Commencement Date"). The term of each New Agreement would be extended for an additional year (in addition to the then-remaining term) on the first anniversary of the Commencement Date and on each anniversary thereafter, subject to approval of the Boards of Directors of such extension. The New Agreements would entitle the officers to participate in all employee benefit and retirement plans in which the Savings Bank's and Ambanc's executive officers participate.

     Under each New Agreement, if the officer's employment were involuntarily terminated by Ambanc or the Savings Bank other than in connection with a change in control or for cause, then (i) the Savings Bank and Ambanc would be required to pay to the officer during the remaining term of the New Agreement his salary at the rate in effect as of the date of termination and (ii) the Savings Bank and Ambanc would be required to provide to the officer during the remaining term of the New Agreement substantially the same benefits as the Savings Bank and Ambanc maintained for their executive officers immediately prior to the date of
termination.   Each New Agreement would provide that if the officer's employment were terminated in connection with or within 12 months after a change in control, the officer would be entitled to receive from Ambanc and the Savings Bank a lump sum payment in cash of an amount equal to 299% of the officer's "base amount" and substantially the same health benefits as the Savings Bank and Ambanc maintained for their executive officers immediately prior to the change in control.

     Change in Control Severance Agreements. On April 21, 1998, AFSALA Bank entered into change in control severance agreements (the "Change in Control Agreements") with three non-executive officer employees of AFSALA Bank. Each Change in Control Agreement provides for a term of one year, which may be extended for an additional one year period in the discretion of AFSALA Bank's Board of Directors, on or before each annual anniversary of the effective date of the Change in Control Agreement. Under each Change in Control Agreement, in the event of the involuntary termination of the employee's employment (other than for "just cause") in connection with or within 12 months after a change in control of AFSALA or AFSALA Bank (which occurred upon execution of the Merger Agreement), the employee shall be entitled to be paid an amount equal to 100% of the compensation paid by AFSALA Bank to the employee during the 12 month period prior to the change in control (the "Severance Payment"), and the costs associated with maintaining coverage under AFSALA Bank's medical and dental insurance reimbursement plans similar to that in effect on the termination date
for a period of one year thereafter (the "Severance Benefit").   The Severance
Payment would be paid, at the option of the employee, over the 12 month period following termination of employment or in one lump sum payment paid within 30 days of such termination. The Severance Payment and Severance Benefit would be reduced to the extent necessary such that the amounts of the Severance Payment and Severance Benefit, when added to all other payments to be made by AFSALA or AFSALA Bank to the employee, do not constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

     Each Change in Control Agreement also provides that the employee may voluntarily terminate her employment within 12 months following a change in control of AFSALA or AFSALA Bank and receive the Severance Payment and Severance Benefit, upon the occurrence of or within 90 days after any of the following events which have not been consented to in writing by the employee: (i) the employee is required to move her principal residence to or perform her principal employment functions at a location more than 35 miles from the employee's current primary office; (ii) in the organizational structure of AFSALA and AFSALA Bank, the employee is required to report to a person or persons at a management level below the reporting level in effect prior to the change in control; (iii) the employee's base salary and employee benefits received as of the date of the change in control are not maintained by AFSALA or AFSALA Bank;
(iv) the employee is assigned duties and responsibilities other than those normally associated with her current position; or (v) the employee's responsibilities or authority have in any way been materially diminished or reduced.

     Based on compensation paid by AFSALA Bank within the 12 month period preceding the date of the Merger Agreement to the three employees who are parties to Change in Control Agreements, it is expected that the aggregate amount of the Severance Payments that would be payable to such employees, if they are entitled to such payments under the terms of their respective agreements, would be approximately $__________________.

     Consulting and Termination Agreements with Robert J. Brittain. In order to facilitate the Merger, Robert J. Brittain, a director of Ambanc and the Savings Bank, retired as President and Chief Executive Officer of Ambanc and the Savings Bank effective June 30, 1998. In connection with his retirement as President and Chief Executive Officer, Mr. Brittain executed termination and consulting agreements with Ambanc and the Savings Bank whereby his employment agreement with the Savings Bank (which was to expire on December 31, 1999) terminated effective June 30, 1998 and he will serve as a consultant to Ambanc and the Savings Bank through December 31, 2000.

     Under the termination agreement, in exchange for not becoming associated directly or indirectly with any competitor of Ambanc or the Savings Bank until December 31, 2000, whether as a shareholder (other than as a holder of not more than 1% of the outstanding voting shares of a publicly traded company), partner, employee or consultant, Mr. Brittain is entitled to receive $40,000 for each year such restriction is in effect (1998, 1999 and 2000), payable on a monthly basis.

     The consulting agreement calls for Mr. Brittain to provide such consulting services to Ambanc and the Savings Bank as the Chairman of the Board or President and Chief Executive Officer of Ambanc and/or the Savings Bank may reasonably request. Mr. Brittain's major responsibility is to assist the Chairman and the President, at their request, in evaluating strategic alternatives for current and future business needs of Ambanc and the Savings Bank. For his services under the consulting agreement and in lieu of any payments otherwise due under his terminated employment agreement, Mr. Brittain is entitled to receive an annual fee of $171,175, payable in monthly or semi-monthly installments. Ambanc and the Savings Bank must also pay for medical insurance coverage for Mr. Brittain and his wife on the same basis as is provided to senior executives through December 31, 1999 and must allow Mr. Brittain to pay for such coverage for himself and his wife, as a participant in Ambanc's or the Savings Bank's medical insurance plans, for the period from January 1, 2000 through the date on which Mr. Brittain becomes eligible to receive Medicare benefits. Mr. Brittain is entitled to be reimbursed by Ambanc and the Savings Bank for normal travel expenses, if any, incurred in connection with performing his services under the consulting agreement, and is entitled to be provided secretarial, telephone and other support services as well as other equipment which Mr. Brittain reasonably requests to assist him in the performance of his services under the consulting agreement.

     The consulting agreement also provides that Mr. Brittain shall be compensated for his service as a director or advisory director of Ambanc and/or the Savings Bank at the rate of $1,150 per month of service from January 1, 1999 until at least May 23, 2001, and be nominated as necessary to enable him to remain a director or advisory director of Ambanc and/or the Savings Bank until at least May 23, 2001. So long as Mr. Brittain serves as a director or advisory director of Ambanc or the Savings Bank, he will continue to vest in his options to purchase Ambanc Common Stock and restricted shares of Ambanc Common Stock.
As of July 24, 1998, Mr. Brittain held an option to purchase 100,312 shares of Ambanc Common Stock at an exercise price of $13.75 per share; as of such date 25% of the option had vested (i.e., became exercisable), with the remaining 75% scheduled to vest in equal annual installments on May 23, 1999, 2000 and 2001, respectively. As of July 24, 1998, 6,778 of 27,111 restricted shares of Ambanc Common Stock awarded to Mr. Brittain had vested; the remaining 20,333 unvested restricted shares are scheduled to vest in equal annual installments on May 23, 1999, 2000 and 2001, respectively. The total compensation Mr. Brittain is expected to receive under the consulting and termination agreements is approximately $173,000 greater than the total compensation he would have received under his terminated employment agreement.

     As a result of his retirement, Mr. Brittian forfeited his right to receive future allocations under the Ambanc Holding Co., Inc. Employee Stock Ownership Plan (the "Ambanc ESOP"). The value of Mr. Brittain's allocation under the Ambanc ESOP for 1997 was approximately $54,000.

     Directors. The Merger Agreement provides that on or before the Acquisition Merger Effective Time, Ambanc shall create four new positions on the Ambanc Board, to be filled with persons selected by AFSALA in consultation with Ambanc, including Mr. Lisicki. The Merger Agreement also provides that on or before the Bank Merger Effective Time, the Savings Bank shall create four new positions on its Board of Directors, to be filled with persons selected by AFSALA Bank in consultation with the Savings Bank, including Mr. Lisicki.

     Immediately following the Acquisition Merger Effective Time, Ambanc is to create an advisory board of directors and appoint thereto three persons selected by AFSALA, in consultation with Ambanc. Advisory directors will be paid an advisory director board fee in an amount yet to be determined.

     Stock Options. Under the terms of the AFSALA Stock Option Plan, options granted thereunder which have not yet vested will vest and become exercisable in full upon a change in control of AFSALA or AFSALA Bank (which will occur upon consummation of the Acquisition Merger). At the Acquisition Merger Effective Time, unvested options to purchase AFSALA Common Stock granted to the directors and executive officers of AFSALA held as of the Acquisition Merger Effective Time will vest and become exercisable in full and convert into options to purchase shares of Ambanc Common Stock, as follows: Mr. Lisicki: 31,131 shares at an exercise price of $12.97 per share; Mr. Ziskin: 19,924 shares at an exercise price of $12.97 per share; Mr. Alescio: 13,698 shares at an exercise price of $12.97 per share; and each non-employee director: 6,225 shares at an exercise price of $12.97 per share.

     For information regarding currently exercisable stock options held by the above-referenced persons, see "The Meetings--AFSALA Special Meeting-Voting Securities and Certain Holders Thereof." For additional information regarding the treatment of AFSALA stock options in the Merger, see "--Treatment of Stock Options."

     Restricted Stock. Under the terms of AFSALA Bank's Restricted Stock Plan and Trust Agreement (the "RSP"), awards of restricted shares of AFSALA Common Stock thereunder are held in trust and earned (i.e., released, free of restrictions) by participants at the rate of 20% each year following the award date. The RSP provides that upon a change in control of AFSALA or AFSALA Bank (which will occur upon consummation of the Acquisition Merger), all outstanding awards shall be immediately 100% earned and non-forfeitable (i.e., released to participants, free of restrictions). At the Acquisition Merger Effective Time, unearned awards of restricted stock held by directors and executive officers of AFSALA as of the Acquisition Merger Effective Time will automatically be earned in full and converted into shares of Ambanc Common Stock, as follows: Mr. Lisicki:12,453 shares; Mr. Ziskin: 7,969 shares; Mr. Alescio: 5,418 shares; and each non-employee director: 2,490 shares.

     Indemnification and Insurance. The Merger Agreement provides that for a period of six years following the Acquisition Merger Effective Time, Ambanc and the Savings Bank shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors and officers of AFSALA or AFSALA Bank or any other subsidiaries of AFSALA on or before the Acquisition Merger Effective Time with respect to liabilities and claims (and related expenses, including attorney fees) made against them resulting from their service as such prior to the Acquisition Merger Effective Time in accordance with and subject to the requirements and other provisions of the Certificate of Incorporation or Charter and Bylaws of AFSALA and AFSALA Bank as in effect on the date of the Merger Agreement and applicable law. The Merger Agreement further provides that Ambanc shall cause the persons serving as officers and directors of AFSALA immediately prior to the Acquisition Merger Effective Time to be covered for a period of 18 months from the Acquisition Merger Effective Time by the directors' and officers' liability insurance policy maintained by AFSALA (provided that Ambanc may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Acquisition Merger Effective Time which were committed by such officers and directors in their capacity as such. However, the Merger Agreement also provides that in no event shall Ambanc be required to expend more than 150% of the amount currently expended by AFSALA on an annual basis to maintain or procure insurance coverage for such 18 month period.

     AFSALA Bank ESOP. Under the Merger Agreement, the AFSALA Bank ESOP will terminate at the Acquisition Merger Effective Time. Prior to the Acquisition Merger Effective Time, the ESOP Trustee will attempt to sell (the "Sale") a sufficient number of unallocated shares of AFSALA Common Stock held by the AFSALA Bank ESOP to retire the AFSALA Bank ESOP's outstanding debt to AFSALA (incurred to allow the AFSALA Bank ESOP to purchase shares of AFSALA Common Stock in AFSALA's initial public offering). Unallocated shares of AFSALA Common Stock remaining after the Sale will, at the Acquisition Merger Effective Time, be allocated to participant accounts on a pro rata basis based upon each participant's compensation. Amounts held in participant accounts (including shares which had theretofore been allocated to participant accounts) will then
immediately be distributed to participants.   Based on the currently outstanding
balance of the loan from AFSALA to the AFSALA Bank ESOP and the closing price per share of AFSALA Common Stock on the Nasdaq Stock Market on July 24, 1998 of $_________, if the Acquisition Merger Effective Time had occurred on such date, an additional ____________, _______________, and ___________, shares of AFSALA
Common Stock would have been allocated to the respective ESOP accounts of Messrs. Lisicki, Ziskin and Alescio.

EMPLOYEE BENEFIT PLANS AFTER THE MERGER

     The Merger Agreement provides that employees of AFSALA and its subsidiaries who become employees of Ambanc or a subsidiary thereof after the Acquisition Merger Effective Time shall be eligible to participate in all benefit plans sponsored by Ambanc or any Ambanc subsidiary to the same extent as other similarly situated employees of Ambanc or any Ambanc subsidiary, (i) with full credit for prior service with AFSALA or its subsidiaries for purposes of vesting, eligibility for participation and other purposes other than determining the amount of benefit accruals under any defined benefit plan, (ii) without any waiting periods, evidence of insurability, or application of any pre-existing condition limitations, and (iii) with full credit for claims arising prior to the Acquisition Merger Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations for the applicable plan year during which the Merger is consummated. Under the Merger Agreement, Ambanc must honor all accrued vacation leave for the employees of AFSALA and its subsidiaries following the Acquisition Merger Effective Time. Except as otherwise provided in the Merger Agreement, AFSALA's health and dental insurance plans will not be terminated by reason of the Merger but will continue thereafter as plans of Ambanc until such time as the employees of AFSALA and its subsidiaries are integrated into Ambanc's or one of its subsidiaries' health and dental insurance plans. Ambanc and its subsidiaries are required under the Merger Agreement to take such steps as are necessary or required to integrate the employees of AFSALA and its subsidiaries into such plans as soon as practicable after the Acquisition Merger Effective Time.

REPRESENTATIONS AND WARRANTIES

     Ambanc and the Savings Bank and AFSALA and AFSALA Bank have made certain representations and warranties relating to, among other things, the parties' respective organization, corporate authority relative to the Merger Agreement, capital stock, the filing of regulatory reports, books and records, financial statements, compliance with laws, employee benefit plans and properties. For detailed information on such representations and warranties, see Articles II and III of the Merger Agreement, attached hereto as Appendix I.

COVENANTS PENDING THE ACQUISITION MERGER

     In the Merger Agreement, Ambanc, the Savings Bank, AFSALA and AFSALA Bank have agreed to use their best efforts, and to take all actions necessary or appropriate, to consummate the transactions contemplated by the Merger Agreement. The parties to the Merger Agreement have also agreed that prior to the Acquisition Merger Effective Time, AFSALA and its subsidiaries, including AFSALA Bank, will conduct their businesses only in the ordinary course, and maintain their books and records in accordance with past practices and not take any action that would (i) adversely affect the ability to obtain any governmental approvals required to consummate the Merger, or (ii) adversely affect AFSALA's ability to perform its obligations under the Merger Agreement or the Stock Option Agreement. In addition, AFSALA may not, without the prior written consent of Ambanc: (i) declare, set aside or pay any dividend or make any other distribution with respect to AFSALA's capital stock, except for the declaration and payment of regular quarterly cash dividends in an amount not to exceed $.07 per share of AFSALA Common Stock with respect to any full calender quarter after April 23, 1998; (ii) reacquire any of its outstanding shares of capital stock (AFSALA repurchased 59,422 outstanding shares of AFSALA Common Stock after obtaining Ambanc's consent to such repurchase); (iii) except as provided in the Merger Agreement, issue, sell or buy any shares of capital stock of AFSALA or any subsidiary thereof, except shares of AFSALA Common Stock issued pursuant to the AFSALA Stock Option Plan and the Stock Option Agreement; (iv) effect any stock split, stock dividend or other reclassification of AFSALA Common Stock; or (v) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of AFSALA or any subsidiary thereof or grant any stock appreciation or other rights with respect to shares of capital stock of AFSALA or any subsidiary thereof.

     Under the Merger Agreement, AFSALA and its subsidiaries also may not, except as provided in the Merger Agreement, without the prior written consent of
Ambanc:

     (i) sell or dispose of any significant assets of AFSALA or any subsidiary thereof other than in the ordinary course of business consistent with past practices;

     (ii) merge or consolidate AFSALA or any subsidiary thereof with or otherwise acquire any other entity, or file any applications or make any contract with respect to branching by AFSALA Bank or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property (other than with respect to security interests in properties securing loans and properties acquired in settlement of loans in the ordinary course) or make improvements to real property in the aggregate in excess of $50,000;

     (iii) change the articles or certificate of incorporation, charter documents or other governing instruments of AFSALA or any subsidiary thereof, except as provided in the Merger Agreement or as required by law;

     (iv) grant to any executive officer, director or employee of AFSALA or any subsidiary thereof any increase in annual compensation, or any bonus type payment, except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice;

     (v) adopt any new or amend or terminate any existing employee benefit plans or arrangements of any type except as contemplated by the Merger Agreement;

     (vi) authorize severance pay or other benefits for any officer, director or employee of AFSALA or any subsidiary thereof;

     (vii) incur any material indebtedness or obligation or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past practices;

     (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices;

     (ix) form any new subsidiary or cause or permit a material change in the activities presently conducted by any subsidiary of AFSALA or make additional investments in subsidiaries, except as provided in the Merger Agreement;

     (x) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase certain derivatives contracts or structured notes;

     (xi) purchase any equity securities other than Federal Home Loan Bank stock;

     (xii) make any investment which would cause AFSALA Bank to not be a qualified thrift lender under Section 10(m) of the Home Owners' Loan Act of 1934, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code;

     (xiii) make any loan with a principal balance of $500,000 or more;

     (xiv) authorize capital expenditures other than in the ordinary course of business;

     (xv) adopt or implement any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles or by a regulatory authority or adopt or implement any change in its methods of accounting for Federal income tax purposes; or

     (xvi) make any loan in which participation interests therein are to be sold to other persons or entities or acquire a participation interest in a loan originated by another person or entity in excess of $250,000.

     Notwithstanding the foregoing, AFSALA Bank is permitted to engage in any of the foregoing activities exclusively with the Savings Bank.

     Under the Merger Agreement, AFSALA also may not authorize or permit any representative of AFSALA or any subsidiary thereof to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "takeover proposal" (generally defined as any proposal other than as contemplated by the Merger Agreement, for a merger or other business combination involving AFSALA or AFSALA Bank, for the acquisition of a 10% or greater equity interest in AFSALA or AFSALA Bank or for the acquisition of a substantial portion of the assets of AFSALA or AFSALA Bank other than loans or securities sold in the ordinary course) or, except as the fiduciary duties of the AFSALA Board may otherwise require, cooperate with, negotiate with or enter into an agreement with any party relating to a takeover proposal. Further, AFSALA has agreed to give prompt written notice to Ambanc upon becoming aware of any takeover proposal.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of Ambanc, the Savings Bank, AFSALA and AFSALA Bank to effect the Merger are subject to the following conditions: (i) the holders of the outstanding shares of Ambanc Common Stock and AFSALA Common Stock shall have adopted the Merger Agreement, and an amendment to AFSALA Bank's Federal Stock Charter shall have been effected making inapplicable to Ambanc and the Savings Bank certain restrictions therein; (ii) no order, decree or injunction shall have been entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings;
(iii) to the extent required by applicable law or regulation, all approvals of or filings with any governmental authority shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger and all other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied;

(iv) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Ambanc's Common Stock in the Acquisition Merger pursuant to the Merger Agreement is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner; and (v) receipt of an opinion of Silver, Freedman & Taff, L.L.P., special counsel to Ambanc and the Savings Bank, in form and content reasonably satisfactory to Ambanc and AFSALA, as to certain of the federal income tax consequences of the Merger. See "--Certain Federal Income Tax Consequences of the Merger."

     The obligations of Ambanc and the Savings Bank to effect the Merger and the transactions contemplated by the Merger Agreement are subject to the following additional conditions, to the extent not waived: (i) Ambanc shall have received from Malizia, Spidi, Sloane & Fisch, P.C., special counsel to AFSALA and AFSALA Bank, an opinion dated as of the date of Closing covering certain matters; (ii) in addition to governmental approvals, AFSALA and AFSALA Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect AFSALA and its subsidiaries, taken as a whole; (iii) Ambanc shall have received a letter from AFSALA's independent public accountants regarding certain financial information included in this Joint Proxy Statement/Prospectus and other matters;
(iv) between the date of the Merger Agreement and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business, results of operations or assets of AFSALA and its subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both AFSALA Bank and other comparably sized thrift institutions in a substantially similar manner, and other than any such change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting both AFSALA and comparably sized thrift institutions to a similar extent and in a similar manner; (v) the representations and warranties of AFSALA and AFSALA Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), except for events or occurrences arising after the date of the Merger Agreement which, individually or collectively, are not reasonably likely to result in a material adverse effect on the business, financial condition or results of operations of AFSALA and the AFSALA subsidiaries, taken as a whole; AFSALA and AFSALA Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under the Merger Agreement required on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and AFSALA shall have delivered to Ambanc a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect; (vi) neither AFSALA nor any subsidiary thereof shall be a party to any pending litigation, reasonably probable of being determined adversely to AFSALA or any subsidiary thereof, which would have a material adverse effect on the business, financial condition or results of operations of AFSALA and its subsidiaries, taken as a whole; (vii) all governmental approvals required by the Merger Agreement to consummate the transactions contemplated thereby shall have been obtained without the imposition of any conditions which Ambanc reasonably and in good faith determines to be unduly burdensome upon the conduct of the business of Ambanc or the Savings Bank; (viii) Ambanc shall have received letter agreements from all affiliates of AFSALA regarding restrictions on resale of Ambanc Common Stock received by them in the Acquisition Merger to ensure compliance with applicable resale restrictions imposed under the federal securities laws; (ix) Ambanc shall not have exercised its right to terminate the Merger Agreement in the event of the discovery of certain environmental problems with respect to certain of AFSALA's properties (see "--Amendment and Termination of the Merger Agreement"); and (x) AFSALA shall have granted to Ambanc the Option under the Stock Option Agreement.

     The obligations of AFSALA and AFSALA Bank to effect the Merger and the transactions contemplated by the Merger Agreement are subject to the following additional conditions, to the extent not waived: (i) AFSALA shall have received from Silver, Freedman & Taff, L.L.P, special counsel to Ambanc and the Savings Bank, an opinion dated as of the date of Closing covering certain matters; (ii) the representations and warranties of Ambanc and the Savings Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Ambanc and the Savings Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under the Merger Agreement required on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Ambanc shall have delivered to AFSALA a certificate, dated the date of the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect; (iii) certificates for the required number of whole shares of Ambanc Common Stock, as determined in accordance with the Merger Agreement, and cash for fractional share interests shall have been delivered to the Exchange Agent; (iv) in addition to governmental approvals, Ambanc and the Savings Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Ambanc and its subsidiaries, taken as a whole;
(v) the shares of Ambanc Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance; (vi) between the date of the Merger Agreement and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business, results of operations or assets of Ambanc and its subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both the Savings Bank and other comparably sized thrift institutions in a substantially similar manner, other than any such change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting both the Savings Bank and other comparably sized thrift institutions to a similar extent and in a similar manner; (vii) neither Ambanc nor any subsidiary thereof shall be a party to any pending litigation, reasonably probable of being determined adversely to Ambanc or any subsidiary thereof, which would have a material adverse effect on the business, financial condition or results of operations of Ambanc and its subsidiaries, taken as a whole; (viii) AFSALA shall have received, as of the date of this Joint Proxy Statement/Prospectus or as of a date not more than five business days prior to the date hereof, the written opinion of FinPro regarding the fairness from a financial point of view of the consideration to be received by AFSALA's stockholders in the Acquisition Merger; and (ix) neither Ambanc nor any of its subsidiaries, including the Savings Bank, shall be a party to any agreement or memorandum of understanding with, or commitment letter to, or board of directors resolution submitted to or similar undertaking made to, or be subject to any order or directive by, or be a recipient of any supervisory letter from, any governmental authority which restricts materially the conduct of Ambanc's business or has a material adverse effect upon the Acquisition Merger or upon the financial condition of Ambanc and its subsidiaries taken as a whole, and neither Ambanc nor its subsidiaries shall have been advised by any governmental or regulatory authority that such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing.

     There can be no assurance that the conditions to consummation of the Merger will be satisfied or waived. In the event the conditions to either Ambanc's and the Savings Bank's or AFSALA's and AFSALA Bank's obligations become impossible to satisfy in any material respect, Ambanc or AFSALA, as the case may be, may generally elect to terminate the Merger Agreement. See "--Amendment and Termination of the Merger Agreement."

AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT

     Amendment. The Merger Agreement may be amended, whether before or after adoption thereof by the stockholders of Ambanc and AFSALA, by an agreement in writing executed by the parties thereto and approved by the parties' respective Boards of Directors. However, after adoption of the Merger Agreement by AFSALA's stockholders, no amendment reducing the amount of or changing the form of consideration to be received by such stockholders may be made without the further approval of such stockholders.

     Termination. The Merger Agreement may be terminated at any time before the Acquisition Merger Effective Time, whether before or after adoption thereof by the stockholders of Ambanc and AFSALA: (i) by mutual consent of the parties;
(ii) at the election of either party, if the Closing shall not have occurred on or before January 31, 1999, or such later date as may be agreed to in writing by the parties; provided however that the right to terminate under this provision will not be available to any party whose failure to perform an obligation has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; (iii) by Ambanc upon delivery of written notice of termination to AFSALA if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of Ambanc and the Savings Bank to effect the Merger as set forth in the Merger Agreement and noncompliance is not waived by Ambanc; provided however that the right to terminate under this provision will not be available to Ambanc where Ambanc's or the Savings Bank's failure to perform an obligation has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date;
(iv) by AFSALA upon delivery of written notice of termination to Ambanc if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of AFSALA and AFSALA Bank to effect the Merger as set forth in the Merger Agreement and noncompliance is not waived by AFSALA; provided however that the right to terminate under this provision will not be available to AFSALA where AFSALA's or AFSALA Bank's failure to perform an obligation has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; (v) by AFSALA at any time during the five day period commencing two days after the Determination Date (defined as the tenth trading day prior to the date of Closing) if both (i) the Average Closing Price (defined as the average of the per share closing prices of Ambanc Common Stock as reported on the Nasdaq National Market for the 20 consecutive trading days ending on the Determination Date) is less than $15.70 and (ii) (x) the number obtained by dividing the Average Closing Price on the Determination Date by $19.625 (the "Ambanc Ratio") is less than (y) the number obtained by dividing the Index Price (generally defined as the weighted average closing price per share of the common stock of 19 select financial institution companies) on the Determination Date by the Index Price on April 22, 1998 and subtracting 0.20 from the quotient in this clause (ii) (y) (the "Index Ratio").

     If AFSALA elects to terminate the Merger Agreement pursuant to the provision described in item (v) above, it must give notice to Ambanc within the aforementioned five day period. During the five day period commencing with its receipt of such notice, Ambanc shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $15.70 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Ambanc Ratio. In the event that Ambanc makes its election and provides proper notice, no termination will occur and the Merger Agreement will remain in full force and effect.

     In the event the Merger Agreement is terminated and abandoned pursuant to the provisions outlined above, the Agreement shall become void and have no effect, except for certain provisions of the Merger Agreement relating to brokers and finders, publicity, expenses and confidentiality. In addition, any termination by Ambanc or AFSALA pursuant to provisions of the Merger Agreement outlined in items (iii) and (iv) of the second paragraph preceding this paragraph will not relieve the breaching party for an uncured intentional and willful breach of a representation, warranty, covenant or agreement giving rise to such termination.

     Except for agreements and covenants that by their terms are intended to be performed after the Acquisition Merger Effective Time, the representations, warranties, covenants and agreements of the parties set forth in the Merger Agreement shall not survive the Acquisition Merger Effective Time, and shall be terminated and extinguished at the Acquisition Merger Effective Time. From and after the Acquisition Merger Effective Time, none of the parties shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreements, except with respect to agreements of the parties which by their terms are intended to be performed after that time and with respect to liability for fraud, deception or intentional misrepresentation.

     The Merger Agreement provides that Ambanc has the right, within 15 days of the date thereof, to order, and shall within 40 days (subject to extension with the consent of AFSALA) after ordering receive, a Phase I Environmental Risk Report ("Report") on (i) all commercial real estate owned by, (ii) all offices and premises used as facilities by, and (iii) all properties which serve as security for any commercial real estate loan having an original principal balance of $500,000 or more of AFSALA and AFSALA Bank. In the event that Ambanc believes in good faith that such Report indicates a reasonable likelihood that the costs to cleanup, remove, remediate, or take any other action necessary to bring any such property or properties into material compliance with AFSALA's or any AFSALA subsidiary's obligations under any environmental laws will exceed $250,000 in the aggregate, Ambanc shall, within 15 days of its receipt of such Report, provide AFSALA with written notice to that effect. Ambanc shall thereafter order within 15 days of receipt of such Report and shall within 30 days of ordering receive a Phase II Environmental Risk Report ("Phase II Report") to confirm such belief. If such Phase II Report confirms Ambanc's good faith belief that the aggregate cost to cleanup, remove, remediate or take such other action necessary to bring the examined properties into material compliance with AFSALA's or any AFSALA subsidiary's obligations under any environmental laws will exceed $250,000, then Ambanc will have the right to terminate the Merger Agreement by providing written notice thereof to AFSALA within seven days of receiving the Phase II Report. Ambanc has not ordered any reports pursuant to this provision.

STOCK OPTION AGREEMENT

     As an inducement to and a condition of Ambanc's willingness to enter into the Merger Agreement, AFSALA and Ambanc entered into the Stock Option Agreement, pursuant to which AFSALA granted to Ambanc an option (the "Option"), to purchase up to an aggregate of 344,500 shares of AFSALA Common Stock (19.9% of the issued and outstanding shares of such stock, including shares of AFSALA Common Stock to be issued pursuant to the Stock Option Agreement), subject to adjustment as described below, at a price per share of $20.75, subject to adjustment as
described below (the "Option Price").   Under the Stock Option Agreement,
Ambanc, or any other holder of the Option (the "Holder"), may exercise the Option if both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined), shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), and provided further that the Holder provides notice of such exercise to AFSALA within six months of such Subsequent Triggering Event (unless extended as permitted under the Stock Option Agreement).

     The Stock Option Agreement provides that in the event of any change in, or distributions in respect of, AFSALA Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of AFSALA Common Stock purchasable upon exercise of the Option shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of AFSALA Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of AFSALA Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of AFSALA Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the AFSALA Common Stock), it equals 19.9% of the number of shares of AFSALA Common Stock then issued and outstanding, including shares of AFSALA Common Stock to be issued pursuant to the Stock Option Agreement. The Stock Option Agreement further provides that if the number of shares of AFSALA Common Stock purchasable upon exercise of the Option is adjusted as provided above, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of AFSALA Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of AFSALA Common Stock purchasable after the adjustment.

     The Stock Option Agreement may have the effect of discouraging persons who otherwise might be interested in acquiring all or a significant interest in AFSALA from considering or proposing such an acquisition, even if such persons were prepared to pay for the AFSALA Common Stock a price in excess of that being paid by Ambanc in the Acquisition Merger.

     The term "Initial Triggering Event" includes generally the following events: (i) the entry by AFSALA or any significant subsidiary thereof into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person other than Ambanc or any Ambanc subsidiary or the recommendation by the AFSALA Board that AFSALA's stockholders approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement; (ii) any person other than Ambanc or any subsidiary thereof shall have acquired beneficial ownership of 10% or more of the outstanding shares of AFSALA Common Stock; (iii) the stockholders of AFSALA have voted and failed to adopt the Merger Agreement at a meeting held for that purpose, or failure by AFSALA to hold such a meeting as required by the Merger Agreement, in either case, after public disclosure of a proposed Acquisition Transaction; (iv) the AFSALA Board shall have withdrawn or modified in a manner adverse to Ambanc its recommendation that AFSALA stockholders adopt the Merger Agreement, or shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Ambanc or a subsidiary thereof; (v) any person other than Ambanc or any subsidiary thereof shall have filed with the SEC a registration statement or preliminary proxy or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction; (vi) AFSALA shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction and following such breach Ambanc would be entitled to terminate the Merger Agreement; or (vii) any person other than Ambanc or any subsidiary thereof shall have filed an application or notice with the OTS or other regulatory authority for approval to engage in an Acquisition Transaction.

     The term "Subsequent Triggering Event" means (i) the acquisition by any person other than Ambanc or any subsidiary thereof of beneficial ownership of 25% or more of the then outstanding shares of AFSALA Common Stock; or (ii) the entry by AFSALA or any significant subsidiary thereof into an agreement to engage in an Acquisition Transaction with any person other than Ambanc or any subsidiary thereof (or a recommendation by the AFSALA Board that the AFSALA stockholders approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement) (except that the percentage contained in clause (iii) of the definition of Acquisition Transaction below shall be 25% instead of 10%).

     An "Acquisition Transaction" generally means (i) a merger or consolidation or similar transaction involving AFSALA or any subsidiary thereof other than certain transactions involving solely AFSALA and its wholly owned subsidiaries, which are permitted under the Merger Agreement; (ii) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of AFSALA or any subsidiary thereof; or (iii) a purchase or other acquisition of securities representing 10% or more of the voting power of AFSALA or any subsidiary thereof. The term "Exercise Termination Event" includes generally
(i) the Acquisition Merger Effective Time; (ii) termination of the Merger Agreement in accordance with the Merger Agreement if the termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Ambanc due to a willful breach of certain specified covenants of AFSALA under the Merger Agreement (a "Listed Termination"); or (iii) the passage of 18 months (or such longer period as may be provided by an extension under the terms of the Stock Option Agreement) after termination of the Merger Agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a Listed Termination.

     The Stock Option Agreement also contains provisions whereby AFSALA may be required to repurchase the Option from Ambanc or the current Holder, or to repurchase shares acquired upon exercise of the Option ("Option Shares") from the current owner of such shares ("Owner"). Specifically, after the occurrence of a Repurchase Event and prior to an Exercise Termination Event, and at the request of the Holder, AFSALA would be obligated to purchase the Option from the Holder for a price equal to the amount by which the market price/offer price (as defined below) exceeds the Option Price multiplied by the number of shares for which the Option may be exercised. The market/offer price is defined as the higher of (i) the price per share of AFSALA Common Stock at which a tender or exchange offer therefor has been made; (ii) the price per share of AFSALA Common Stock to be paid by any third party pursuant to an agreement with AFSALA; (iii) the highest closing price per share of AFSALA Common Stock during the six-month period preceding the date on which the Holder gives notice of its repurchase request; or (iv) a price per share of AFSALA Common Stock determined from the net price paid by a third party for all or substantially all of AFSALA's assets or deposits. AFSALA would likewise be required to repurchase Option Shares from the Owner, at the request of the Owner, after a Repurchase Event. Further, following a Repurchase Event and prior to the occurrence of an Exercise Termination Event or the repurchase by AFSALA of the Option (or any portion thereof) or any Option Shares, Ambanc may surrender the Option to AFSALA in exchange for cash in an amount equal to $1.4 million (i) plus, if applicable, Ambanc's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of the net cash amounts, if any, received by Ambanc from any arm's length sales of Option Shares to any unaffiliated party over the purchase price of such Option Shares.

     A Repurchase Event shall be deemed to have occurred upon (i) the acquisition by any person (other than Ambanc or any subsidiary thereof) of beneficial ownership of 50% or more of the then outstanding shares of AFSALA Common Stock; or (ii) the consummation of any Acquisition Transaction, except that the percentage referred to in the third clause of the definition of Acquisition Transaction shall be 50% instead of 10%. The Holder or Owner may exercise its right to require AFSALA to repurchase the Option or any Option Shares as described above by providing notice and surrendering certain documents. AFSALA would then be required to provide appropriate payment, subject to applicable laws and regulations, within five days thereafter. In the event that AFSALA is precluded by law or regulation from repurchasing, in its entirety, the Option or Option Shares from the Holder or Owner, as the case may be, AFSALA is nonetheless required to comply to the extent possible, and the Holder and/or Owner, as the case may be, may revoke its notice of repurchase in its entirety, or to the extent of any prohibition on AFSALA's ability to comply.

     The Stock Option Agreement also provides that in the event that prior to an Exercise Termination Event, AFSALA enters into an agreement (i) to consolidate with or merge into or engage in a plan of exchange with any person other than Ambanc or a subsidiary thereof and AFSALA shall not be the surviving or continuing entity of such transaction; (ii) to permit any person, other than Ambanc or a subsidiary thereof, to merge into AFSALA or be acquired by AFSALA in a plan of exchange and AFSALA shall be the continuing or surviving entity, but in connection with such transaction the outstanding shares of AFSALA Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of AFSALA Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares or share equivalents of the merged or acquiring company; or (iii) to sell or otherwise transfer all or a substantial part of its or its subsidiary's assets or deposits to any person, other than Ambanc or a subsidiary thereof, then the agreement governing such transaction must provide that the Option shall be converted into or exchanged for a substitute option ("Substitute Option"), at the election of the Holder, of either the acquiring entity or any person controlling that entity. The Substitute Option would have substantially the same terms as the Option. The Stock Option Agreement provides that at the request of the Holder of the Substitute Option or the Owner of shares acquired thereunder, the Substitute Option issuer must repurchase the Substitute Option or the Substitute Option Shares at a price set forth in the Option Agreement.

     Neither AFSALA nor Ambanc may assign any rights or obligations under the Stock Option Agreement to any person without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Ambanc may assign its rights and obligations under the Stock Option Agreement subject to certain restrictions.

EXPENSES

     The Merger Agreement provides that each of the parties thereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated thereby, except that Ambanc shall pay all costs and expenses incurred by or on behalf of AFSALA and its subsidiaries for services rendered by third parties relating to the offering of Ambanc Common Stock in connection with the Merger. However, if the Closing does not occur, AFSALA and its subsidiaries will be obligated to reimburse Ambanc immediately for such costs and expenses paid by it.

REGULATORY APPROVALS

     The Merger is subject to the approval of the OTS. Ambanc filed an application for approval of the Merger with the OTS on July 6, 1998 and anticipates receiving such approval late in the third quarter or early in the fourth quarter of 1998. There can be no assurance as to the receipt or timing of such approval.

     It is a condition to Ambanc's and the Savings Bank's obligations to effect the Merger that all requisite governmental approvals be obtained without the imposition of any conditions which Ambanc reasonably and in good faith determines to be unduly burdensome upon the conduct of the business of Ambanc or the Savings Bank. There can be no assurance that any such approval will not contain terms, conditions or requirements which cause such approval to fail to satisfy such condition to Ambanc's and the Savings Bank's obligations to effect the Merger.

     Under federal law, a period of 30 days, subject to reduction to 15 days by the OTS with concurrence of the United States Department of Justice (the "Department of Justice"), must expire following approval by the OTS within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger unless acceptable accommodations are made. While the parties believe that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such a proceeding.

ACCOUNTING TREATMENT

     It is intended that the Merger will be treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of AFSALA will be recorded on the books of Ambanc at their respective fair values at the Acquisition Merger Effective Time.

RESALES OF AMBANC COMMON STOCK BY AFFILIATES

     The shares of Ambanc Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of AFSALA under the Securities Act as of the date of the AFSALA Special Meeting. Affiliates of AFSALA may not sell their shares of Ambanc Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of AFSALA generally include individuals or entities that control, are controlled by or under common control with AFSALA, and may include certain officers and directors of AFSALA as well as certain principal stockholders of AFSALA.

     Under the Merger Agreement, AFSALA is required to use its best efforts to cause each person who may be deemed an affiliate of AFSALA to deliver a letter agreement to Ambanc designed to ensure compliance by such person with the Securities Act. Persons who become affiliates of Ambanc following the Merger will be subject to additional restrictions on their abilities to sell shares of Ambanc Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Set forth below is a discussion of federal income tax consequences of the Merger to Ambanc, AFSALA and AFSALA stockholders who are citizens or residents of the United States. THE FOLLOWING DISCUSSION REPRESENTS THE OPINION OF SILVER, FREEDMAN & TAFF, L.L.P., SPECIAL COUNSEL TO AMBANC AND THE SAVINGS BANK, AS TO THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. FURTHER, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A

PARTICULAR AFSALA STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES STOCKHOLDERS AND PERSONS WHO ACQUIRED THEIR SHARES AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION.

     HOLDERS OF AFSALA COMMON STOCK ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISERS AS TO THE EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO AS TO THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER FEDERAL TAX LAWS.

     Subject to the assumptions, conditions and limitations expressed in the opinion of Silver, Freedman & Taff, L.L.P., a copy of which has been filed as
Exhibit 8 to the Registration Statement, for federal income tax purposes:

           (i) the Acquisition Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and AFSALA and Ambanc will each be a party to the reorganization;

           (ii) except as provided in item (iv) below, no gain or loss will be recognized by any U.S. Holder (defined as a stockholder of AFSALA who is a citizen or resident of the United States of America) upon the exchange of AFSALA Common Stock solely for Ambanc Common Stock in the Acquisition Merger; the aggregate adjusted tax basis of shares of Ambanc Common Stock (including a fractional share interest in Ambanc Common Stock deemed received and redeemed as described below) received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of the AFSALA Common Stock exchanged therefor;

           (iii) the holding period of Ambanc Common Stock received by a U.S. Holder in the Acquisition Merger will include the holding period of the AFSALA Common Stock surrendered and exchanged therefor, provided that such shares of AFSALA Common Stock were held as a capital asset by such stockholder at the Acquisition Merger Effective Time; and

           (iv) a U.S. Holder who receives cash in lieu of a fractional share interest in Ambanc Common Stock in the Acquisition Merger will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under
     Section 302 of the Code, if such deemed distribution were "substantially disproportionate" with respect to the U.S. Holder or were "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder would generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest (determined as described in item (ii) above). Such capital gain or loss would be long-term capital gain or loss if the U.S. Holder's holding period in a fractional share interest (determined as described in item (iii) above) is more than one year. A long-term capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 28% if the holding period exceeds one year but does not exceed 18 months and to a maximum tax rate of 20% if the holding period exceeds 18 months.

    The opinion of Silver, Freedman & Taff, L.L.P. is based entirely upon the Code, regulations currently in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change, possibly with retroactive effect. No ruling has been or will be requested from the Internal Revenue Service ("IRS"), including any ruling as to federal income tax consequences of the Merger to Ambanc, AFSALA or AFSALA stockholders. Unlike a ruling from the IRS, an opinion of counsel or independent certified public accountants is not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion or that such opinion would be upheld by a court if challenged.

NASDAQ LISTING

    Ambanc Common Stock is currently listed on the National Market tier of the Nasdaq Stock Market under the symbol "AHCI." Ambanc will submit an application for listing on the Nasdaq Stock Market the shares of Ambanc Common Stock to be issued to the stockholders of AFSALA in the Merger and to be reserved for issuance pursuant to AFSALA stock options assumed by Ambanc in the Merger.


                          MANAGEMENT AFTER THE MERGER

GENERAL

    It is anticipated that, following consummation of the Acquisition Merger, the Ambanc Board will generally consist of the current members of such Board and the officers of Ambanc will generally be the current officers of Ambanc. It is also anticipated that, following consummation of the Bank Merger, the Board of Directors of the Savings Bank will generally consist of the current members of such Board and the officers of the Savings Bank will generally be the current officers of the Savings Bank. In addition, the Merger Agreement provides that by January 1, 1999, or sooner by mutual consent, the Ambanc Board shall appoint John M. Lisicki, the Chairman, President and Chief Executive Officer of AFSALA and AFSALA Bank, as President and Chief Executive Officer of Ambanc. Immediately upon the Bank Merger Effective Time, Mr. Lisicki is to be appointed President and Chief Executive Officer of the Savings Bank. In addition, the Merger Agreement provides that Benjamin W. Ziskin, Vice President of AFSALA and AFSALA Bank, and James J. Alescio, Treasurer and Chief Financial Officer of AFSALA and AFSALA Bank, will become officers of the Savings Bank after the Merger. The Merger Agreement also provides that following the Merger, Ambanc and the Savings Bank shall create four new positions on their respective Boards of Directors, to be filled with persons selected by AFSALA and AFSALA Bank, respectively, including, for both Boards, Mr. Lisicki. The Merger Agreement further provides that promptly after the Acquisition Merger Effective Time, the Ambanc Board shall establish a special committee of the Ambanc Board for the purpose of providing an orderly transition to a smaller board of directors. In addition, immediately following the Acquisition Merger Effective Time, Ambanc is to create an advisory board of directors and appoint to such board three persons selected by AFSALA, in consultation with Ambanc. For additional information, see "The Merger--Interests of Certain Persons in the Merger."

    In order to facilitate the Merger, Robert J. Brittain, a director of Ambanc and the Savings Bank, retired as President and Chief Executive Officer of Ambanc and the Savings Bank effective June 30, 1998. Mr. Brittain continues to serve as a director of Ambanc and the Savings Bank. See "The Merger--Interests of Certain Persons in the Merger" for a description of the termination and consulting agreements entered into with Mr. Brittain upon his retirement as President and Chief Executive Officer.

ADDITIONAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS OF AMBANC FOLLOWING THE MERGER

    Information regarding the business experience and compensation of Ambanc's current executive officers and directors and certain transactions between Ambanc and the Savings Bank and their current officers and directors is incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

    Set forth below is information regarding the business experience of Messrs. Lisicki, Ziskin and Alescio.

    Mr. Lisicki. Mr. Lisicki, age 51, joined AFSALA Bank in 1978 as Vice President, and became President and Chief Executive Officer and a Director of AFSALA Bank in 1983. Mr. Lisicki has also served as President and Chief Executive Officer of AFSALA since its formation. Mr. Lisicki is a current member and immediate past Chairman of the Board of Trustees of Amsterdam Memorial Hospital, a member of the Board and former President of Industries for Amsterdam, a member of the Board and former Vice President of the Amsterdam Free Library, a member of the Board of the Sarah J. Sanford Home for Elderly Women, former Board member and President of the Foundation of Liberty Enterprises, and a former Board member of Hospice Foundation, the Amsterdam City Center, and the Advisory Board of St. Mary's Hospital.

    Mr. Ziskin. Mr. Ziskin, age 39, served as Treasurer of AFSALA Bank from 1985 to 1993 and was appointed Vice President of AFSALA Bank in 1989 and of AFSALA upon its formation. Mr. Ziskin is a Board member and past Treasurer of the Capital District League of Savings Institutions and is a Board member and Finance Committee Chairman of the Montgomery County Chapter of the New York State Association for Retarded Children. He is also a past Board member, past Treasurer and past President of Montgomery Transitional Services, a past Board member, past Secretary and past Chairman of the Amsterdam Housing Authority and a past Board member of the Amsterdam City Center, Montgomery County Big Brothers/Big Sisters and the St. Mary's Hospital at Amsterdam Foundation.

    Mr. Alescio. Mr. Alescio, age 36, served as Assistant Treasurer of AFSALA Bank from 1984 to 1987 and was appointed Treasurer and Chief Financial Officer of AFSALA Bank in 1993 and of AFSALA upon its formation. From 1987 to 1993, Mr. Alescio was a senior accountant with John G. Gilooly, C.P.A.'s, an independent public accounting firm. Mr. Alescio is a member of the American Institute of Certified Public Accountants and the New York Society of Certified Public Accountants.

    Set forth below is information regarding the compensation of Messrs. Lisicki, Ziskin and Alescio.

    Compensation Table. The following table sets forth the cash and non-cash compensation earned by Mr. Lisicki during the years presented. All compensation was paid by AFSALA Bank. Because neither Mr. Ziskin nor Mr. Alescio had a salary and bonus during the fiscal year ended September 30, 1997 which exceeded $100,000, compensation information for such officers is not presented in the table below.

=========================================================================================================================
                                                 SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------------
                                                                                LONG TERM COMPENSATION
                                                                             -----------------------------
                                        ANNUAL COMPENSATION                              AWARDS
----------------------------------------------------------------------------------------------------------
                                                                               RESTRICTED     SECURITIES
                                                             OTHER ANNUAL        STOCK        UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION         SALARY         BONUS     COMPENSATION       AWARD(S)       OPTIONS       COMPENSATION
                             YEAR        ($)(1)     ($)         ($)(2)            ($)            (#)           ($)(3)
-------------------------------------------------------------------------------------------------------------------------
John M. Lisicki, President   1997  $144,692      $     ---      $22,062        $201,840(4)     36,368(5)       $14,563(6)
 and Chief Executive         1996   127,000            ---       19,105             ---           ---            6,479
 Officer                     1995   110,452          3,000       18,390             ---           ---            5,522
=========================================================================================================================

----------------------------
(1)  Includes director fees.
(2) Includes the accrual of $20,312, $17,355 and $16,640 of salary under the Supplemental Retirement Plan for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. See "- Supplemental Retirement Plan." Also includes the value of automobile use during the fiscal years ended September 30, 1997, 1996 and 1995.
(3) Includes AFSALA Bank's payment of term life insurance premiums amounting to $1,440, $1,188 and $1,008 and matching contributions of $5,329, $5,291 and $4,514 to AFSALA Bank's 401(k) Plan on behalf of Mr. Lisicki for the fiscal years ended September 30, 1997, 1996 and 1995, respectively.
(4) Represents the award of 14,547 restricted shares of AFSALA Common Stock under the RSP as of May 30, 1997, on which date the market value of such stock was $13.875 per share. Dividend rights associated with such stock are accrued and held in arrears to be paid at the time that such shares become non-forfeitable. As of September 30, 1997, based upon the market price per share of AFSALA Common Stock of $17.875, such award of 14,547 shares had an aggregate value of $260,028. Twenty percent of such award vested and became non-forfeitable on May 30, 1998, with the remaining 80% scheduled to vest and become non-forfeitable in equal annual installments on May 30, 1999, 2000, 2001 and 2002, respectively. As discussed elsewhere herein, however, at the Acquisition Merger Effective Time, all restricted shares awarded under the RSP which have not yet vested will immediately vest and become non-forfeitable and convert into shares of Ambanc Common Stock. See "Merger--Interests of Certain Persons in the Merger-Restricted Stock."
(5) The option has an exercise price of $13.875 per share, representing the market value per share of the AFSALA Common Stock on the date of grant. Twenty percent of the option vested and became non-forfeitable on May 30, 1998, with the remaining 80% scheduled to vest in equal annual installments on May 30, 1999, 2000, 2001 and 2002, respectively. As noted elsewhere herein, however, at the Acquisition Merger Effective Time, such option, to the extent not yet vested, will vest and become exercisable in full and convert into an option to purchase 38,914 shares of Ambanc Common Stock at an exercise price of $12.97 per share. See "The Merger--Interests of Certain Persons in the Merger-Stock Options" and "--Treatment of Stock Options."
(6) In addition to amounts described in footnote (3) above, includes the value of 436 shares of AFSALA Common Stock allocated to Mr. Lisicki's account under the AFSALA Bank ESOP based upon the market value of such shares as of September 30, 1997 of $17.875 per share.

     Employment Agreements. In September 1997, AFSALA Bank entered into employment agreements with Messrs. Lisicki, Ziskin and Alescio. The agreements provide for annual base salaries to be paid to Messrs. Lisicki,

Ziskin and Alescio of $150,000, $79,500 and $70,000, respectively. Mr. Lisicki's agreement provides for a three year term and Messrs. Ziskin's and Alescio's agreements provide for two year terms; each agreement may be extended annually for an additional one year term by AFSALA Bank's Board of Directors. Under each agreement, if AFSALA Bank terminates the employee's employment without "just cause," the employee is entitled to a continuation of his salary from the date of termination through the remaining term of the agreement and AFSALA Bank must pay the cost of the employee obtaining all health, life, disability and other benefit programs in which the employee would have been entitled to participate through the remaining term of the agreement at levels comparable to those being provided to the employee at the date of termination of employment. Each employment agreement provides that in the event of the involuntary termination of the employee's employment without "just cause" in connection with or within 12 months after a change in control of AFSALA or AFSALA Bank, the employee will be entitled to be paid an amount equal to 2.99 times his "base amount" (as defined in Section 280G of the Code), payable either in a lump sum or in periodic payments over 36 (in the case of Mr. Lisicki) or 24 (in the case of Mr. Ziskin and Mr. Alescio) months or the remaining term of the employment agreement. As discussed elsewhere herein, the Merger Agreement provides that Ambanc will honor the terms and assume the obligations of Messrs. Lisicki's, Ziskin's and Alescio's current employment agreements. Messrs. Lisicki, Ziskin and Alescio each have the option of waiving his rights under his current employment agreement and becoming a party to a new employment agreement with Ambanc and the Savings Bank. For additional information regarding the new employment agreements and the expected employment arrangements of Messrs. Lisicki, Ziskin and Alescio following the Merger, see "The Merger--Interests of Certain Persons in the Merger-Employment Agreements and Arrangements."

     Supplemental Retirement Plan. AFSALA Bank adopted a supplemental retirement plan ("SERP") for the benefit of Messrs. Lisicki and Ziskin in connection with the termination of AFSALA Bank's defined benefit retirement plan in fiscal 1994. The SERP was amended as of March 17, 1998. The purpose of the SERP is to furnish Messrs. Lisicki and Ziskin with supplemental post-retirement benefits in addition to those which will be provided to them under AFSALA Bank's 401(k) Plan. After an analysis of the retirement benefits provided to all employees, AFSALA Bank determined that most employees would benefit more from a 401(k) savings plan than a defined benefit retirement plan. The SERP was intended to compensate Messrs. Lisicki and Ziskin such that when their benefits under the SERP are added to their benefits under AFSALA Bank's 401(k) Plan, the total benefits are approximately equal to the benefits Messrs. Lisicki and Ziskin would have received under the terminated defined benefit retirement plan. Annually, sums equal to 16.90% and 6.19% of Messrs. Lisicki's and Ziskin's respective annual salaries are expensed and funded by AFSALA Bank for the purpose of providing the target benefits under the SERP ("Deferred Compensation Accounts"). Upon the officer's termination of employment by AFSALA Bank (other than for cause) the supplemental retirement benefits consisting of the total of the then-current value of all amounts credited to the officer's Deferred Compensation Account shall be payable to the officer. The SERP provides that AFSALA Bank may pay the benefits either as a single lump sum payment, by purchasing a straight life or joint and survivor annuity, or in monthly installments over five, ten, or fifteen years. Upon receipt of benefits under the SERP, for federal income tax purposes, the officer will recognize ordinary income in the amount of such benefits received and AFSALA Bank will be entitled to a tax return deduction for the amount of benefits paid as compensation expense at that time. For the fiscal year ended September 30, 1997, AFSALA Bank's expenses associated with the SERP totaled approximately $24,000.

     The following tables set forth information concerning stock options granted to Mr. Lisicki during the 1997 fiscal year.

=============================================================================
                      OPTION GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------
                                       INDIVIDUAL GRANTS
                   ----------------------------------------------------------
                    NUMBER OF     % OF TOTAL
                     SHARES        OPTIONS
                   UNDERLYING    GRANTED TO     EXERCISE OR
                    OPTIONS     EMPLOYEES IN     BASE PRICE
NAME               GRANTED(#)    FISCAL YEAR       ($/SH)     EXPIRATION DATE
-----------------------------------------------------------------------------

John M. Lisicki    36,368/(1)/      35.70%         $13.875      May 30, 2007
=============================================================================

__________________
(1) The option is scheduled to vest in 20% annual increments, which began May 30, 1998. As discussed elsewhere herein, at the Acquisition Merger Effective Time, such option, to the extent not yet vested, will vest and become exercisable in full and convert into an option to purchase 38,914 shares of Ambanc Common Stock at an exercise price of $12.97 per share. See "The Merger--Interest of Certain Persons in the Merger--Stock Options" and "--Treatment of Stock Options."

===============================================================================================
               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END
                                   OPTION VALUES
-----------------------------------------------------------------------------------------------
                                                 NUMBER OF
                                                 SECURITIES                  VALUE OF
                                                 UNDERLYING                UNEXERCISED
                                                UNEXERCISED                IN-THE-MONEY
                                                 OPTIONS AT                 OPTIONS AT
                   SHARES                        FY-END (#)                 FY-END ($)
                  ACQUIRED      VALUE    ------------------------------------------------------
                 ON EXERCISE   REALIZED  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
NAME                 (#)         ($)         (#)         (#)(1)          ($)         ($)(2)
-----------------------------------------------------------------------------------------------

John M. Lisicki     N/A          N/A         ---          36,368         ---         $145,472
===============================================================================================

------------------
(1) The option is scheduled to vest in 20% annual increments, which began May 30, 1998. As discussed elsewhere herein, at the Acquisition Merger Effective Time, such option, to the extent not yet vested, will vest and become exercisable in full and convert into an option to purchase 38,914 shares of Ambanc Common Stock at an exercise price of $12.97 per share. See "The Merger--Interest of Certain Persons in the Merger--Stock Options" and "--Treatment of Stock Options."
(2) Represents aggregate market value of the option (based upon the exercise price of $13.875 per share and the closing market price of AFSALA Common Stock on September 30, 1997 of $17.875 per share).

     Certain Transactions. AFSALA Bank, like many financial institutions, has followed a policy of granting various types of loans to officers and directors. Such loans (i) have been made in the ordinary course of business, (ii) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with AFSALA Bank's other customers and (iii) do not involve more than the normal risk of collectibility or present other unfavorable features. All loans by AFSALA Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of AFSALA Bank.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements ("pro forma financial statements") are based on the historical financial statements of Ambanc and AFSALA and have been prepared to illustrate the effect of the Merger. Consummation of the Merger is subject to a number of conditions, and no assurance can be given that the Merger will be consummated on the currently anticipated terms, or at all.

     The following unaudited pro forma condensed combined balance sheet as of March 31, 1998 is based on the unaudited historical consolidated balance sheets of Ambanc and AFSALA at that date, assuming that the Merger had been consummated on March 31, 1998 and accounted for using the purchase method of accounting.

     The unaudited pro forma condensed combined statements of income reflect the combination of the historical results of operations of (i) Ambanc for the fiscal year ended December 31, 1997 and of AFSALA for the fiscal year ended September 30, 1997, and (ii) of both Ambanc and AFSALA for the three months ended March 31, 1998. Due to the different fiscal year ends of Ambanc and AFSALA, the historical results of operations of AFSALA for the three months ended December 31, 1997 have been excluded from the unaudited pro forma condensed combined statements of income. AFSALA's interest and dividend income for the three months ended December 31, 1997 was $2.8 million, net income was $311 thousand, and basic and diluted earnings per share were $0.25 and $0.24, respectively. AFSALA's interest and dividend income for the three months ended December 31, 1996 was $2.6 million, net income was $270 thousand, and basic and diluted earnings per share were each $0.20.

     The unaudited pro forma condensed combined statements of income give effect to the Merger using the purchase method of accounting and assume that (i) the Merger occurred as of the beginning of the respective periods presented and (ii) the amount of initial goodwill equaled the amount reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 1998.

     These pro forma financial statements should be read in conjunction with the historical financial statements and related notes of Ambanc and AFSALA incorporated by reference or included in this Joint Proxy Statement/Prospectus.

     As noted above, the Merger will be accounted for using the purchase method of accounting. Accordingly, the pro forma adjustments made for the purpose of preparing the pro forma financial statements are based upon certain assumptions and estimates regarding the amount of goodwill (which represents the excess of the total acquisition cost over the fair value of the net assets acquired) which will arise from the Merger and the period over which such goodwill will be amortized. The actual goodwill arising from the Merger will be based on the excess of the total acquisition cost over the fair value of the net assets acquired, based on fair value estimates and other information determined as of the date the Merger is consummated. For purposes of the pro forma financial statements, it is assumed that the fair value of AFSALA's assets and liabilities is equal to historical cost, as reflected in AFSALA's historical consolidated financial statements. The actual fair value adjustments to the accounts of AFSALA, which are not expected to be material, will be made on the basis of appraisals and evaluations that will be made as of the date the Merger is consummated and may, therefore, differ from those reflected in these pro forma financial statements. In the opinion of Ambanc's management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

     The combined company expects to achieve benefits from the Merger including operating cost savings and revenue enhancements. The pro forma earnings set forth in this section do not reflect any potential cost savings or revenue enhancements which are expected to result from the combination of operations of Ambanc and AFSALA and, accordingly, may not be indicative of the results of future operations. No assurances can be given with respect to the ultimate level of cost savings or revenue enhancements to be realized. As a result, the unaudited pro forma condensed combined statements of income are not necessarily indicative of either the results of operations that would have occurred had the Merger been effective at the beginning of the respective periods or of future results of the combined company. In addition, the consummation of the Merger is subject to satisfaction of a number of conditions, and no assurance can be given that the Merger will be consummated on the currently anticipated terms, or at all.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
               AMBANC HOLDING CO., INC. AND AFSALA BANCORP, INC.

                                                                    At March 31, 1998
                                                --------------------------------------------------------
                                                 Ambanc     AFSALA     Pro Forma     Note(s)   Pro Forma
                                                                      Adjustments               Combined
                                                --------   --------   -----------   ---------  ---------
                                                                 (Dollars in thousands)
ASSETS
Cash and due from banks........................ $  6,831   $  4,584     $    269      1G, 1I    $ 11,684
Federal funds sold.............................    9,000      6,350                               15,350
Term deposits with the Federal Home
 Loan Bank.....................................      ---     11,000                               11,000
                                                --------   --------     --------                --------
    Cash and cash equivalents..................   15,831     21,934          269                  38,034
                                                --------   --------     --------                --------

Securities available for sale, at fair value...  204,640     41,051       22,176         4       267,867
Investment securities held to maturity.........      ---     22,176      (22,176)        4           ---

Loans receivable, net of unamortized fees......  287,668     77,965                              365,633
  Allowance for loan losses....................   (3,952)    (1,142)                              (5,094)
                                                --------   --------                             --------
  Loan receivable, net.........................  283,716     76,823                              360,539
                                                --------   --------                             --------

Accrued interest receivable....................    3,015      1,322                                4,337
Premises and equipment, net....................    3,021      1,786                                4,807
Federal Home Loan Bank of New York
 stock, at cost................................    3,498        565                                4,063
Other assets...................................    6,110        268          623      1G, 1H       7,001
Goodwill.......................................      ---        ---        8,891        1J         8,891
                                                --------   --------     --------                --------
    Total assets............................... $519,831   $165,925     $  9,783                $695,539
                                                ========   ========     ========                ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits..................................... $324,448   $138,893                             $463,341
  Advances from borrowers for taxes
   and insurance...............................    1,319        319                                1,638
  Other borrowed funds.........................  116,650      1,706                              118,356
  Accrued expenses and other liabilities.......   16,660      4,878                               21,538
                                                --------   --------                             --------
    Total liabilities..........................  459,077    145,796                              604,873
                                                --------   --------                             --------

Shareholders' equity:
  Preferred stock..............................      ---        ---                                  ---
  Common stock.................................       54        145            3        2C            57
                                                                            (145)        3
  Additional paid-in capital...................   52,482     13,525        1,183      1G, 1H      68,930
                                                                           1,549        1E
                                                                          14,899        2E
                                                                         (14,708)        3
  Retained earnings, substantially restricted..   26,648      9,456       (1,215)     1G, 1H      26,648
                                                                          (8,241)        3
  Treasury stock, at cost......................  (13,461)    (1,379)      13,461        2D           ---
                                                                           1,379         3
  Common stock acquired by ESOP................   (3,180)      (969)         969        1G        (3,180)
  Unearned RRP shares issued...................   (1,420)      (655)         655        1H        (1,420)
  Accumulated other comprehensive income.......     (369)         6           (6)        3          (369)
                                                --------   --------     --------                --------
    Total shareholders' equity.................   60,754     20,129        9,783                  90,666
                                                --------   --------     --------                --------
    Total liabilities and shareholders'
      equity................................... $519,831   $165,925     $  9,783                $695,539
                                                ========   ========     ========                ========

See "Notes to the Unaudited Pro Forma Condensed Combined Financial Statements."

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
               AMBANC HOLDING CO., INC. AND AFSALA BANCORP, INC.


                                                     Three Months Ended March 31, 1998
                                           ------------------------------------------------------
                                                                Pro Forma              Pro Forma
                                            Ambanc   AFSALA    Adjustments   Note(s)    Combined
                                           --------  ------   -------------  -------  -----------
                                             (In thousands, except share and per share amounts)
Interest and dividend income................ $9,009   $2,747                              $11,756

Interest expense............................  5,147    1,449                                6,596
                                             ------   ------                              -------

  Net interest income.......................  3,862    1,298                                5,160

Provision for loan losses...................    225       15                                  240
                                             ------   ------                              -------

Net interest income after provision for
   loan losses..............................  3,637    1,283                                4,920
                                             ------   ------                              -------

Non-interest income.........................    325      101                                  426
                                             ------   ------                              -------

Non-interest expenses:
  Compensation and benefits.................  1,585      483           (92)      5          1,976
  Occupancy and equipment...................    413      140                                  553
  Other.....................................  1,156      342           148       6          1,646
                                             ------   ------                              -------
    Total non-interest expenses.............  3,154      965                     8          4,175
                                             ------   ------                              -------

    Income before taxes.....................    808      419                                1,171

Income tax expense..........................    362      163            27       5            552
                                             ------   ------                              -------

    Net income.............................. $  446   $  256                     9        $   619
                                             ======   ======                              =======

Earnings per share:
  Basic..................................... $ 0.12   $ 0.21                     9        $  0.12
                                             ======   ======                              =======
  Diluted................................... $ 0.11   $ 0.20                     9        $  0.11
                                             ======   ======                              =======

Average shares outstanding:
  Basic.....................................  3,829    1,223           252       7          5,304
  Diluted...................................  3,928    1,273           238       7          5,439

See "Notes to Unaudited Pro Forma Condensed Combined Financial Statements."

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
               AMBANC HOLDING CO., INC. AND AFSALA BANCORP, INC.


                                                   Year Ended
                                           ---------------------------
                                           December 31,  September 30,
                                               1997          1997
                                           ---------------------------    Pro Forma              Pro Forma
                                              Ambanc        AFSALA       Adjustments   Note(s)   Combined
                                           ------------  -------------   -----------   -------   ---------
                                                (In thousands, except share and per share amounts)
Interest and dividend income................. $35,566       $10,769                               $46,335

Interest expense.............................  19,654         5,515                                25,169
                                              -------       -------                               -------

    Net interest income......................  15,912         5,254                                21,166

Provision for loans losses...................   1,088           250                                 1,338
                                              -------       -------                               -------

    Net interest income after provision
     for loan losses.........................  14,824         5,004                                19,828
                                              -------       -------                               -------

Non-interest income..........................   1,826           406                                 2,232
                                              -------       -------                               -------

Non-interest expenses:
  Compensation and benefits..................   6,086         1,577         (204)         5         7,459
  Occupancy and equipment....................   1,539           534                                 2,073
  Other......................................   4,572         1,486          593          6         6,651
                                              -------       -------                               -------
    Total non-interest expenses..............  12,197         3,597                       8        16,183
                                              -------       -------                               -------

    Income before taxes......................   4,453         1,813                                 5,877

Income tax expense...........................   1,693           624           65          5         2,382
                                              -------       -------                               -------

    Net income............................... $ 2,760       $ 1,189                       9       $ 3,495
                                              =======       =======                               =======

Earnings per share:
  Basic...................................... $  0.70       $  0.89                       9       $  0.64
                                              =======       =======                               =======
  Diluted.................................... $  0.69       $  0.88                       9       $  0.63
                                              =======       =======                               =======

Average shares outstanding:
  Basic......................................   3,941         1,338          217          7         5,496
  Diluted....................................   3,982         1,347          214          7         5,543

See "Notes to Unaudited Pro Forma Condensed Combined Financial Statements."

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS


NOTE 1: The adjustments to estimate the amount of goodwill used in the preparation of the unaudited pro forma condensed combined balance sheet are summarized below (in thousands, except share data):

Shares of AFSALA common stock outstanding                             1,378,440   (A)
Exchange ratio                                                             1.07
                                                                     ----------
   Equivalent number of Ambanc common shares                          1,474,931
Per share price of Ambanc common stock                               $    19.23   (B)
                                                                     ----------
   Consideration for AFSALA common stock
      outstanding                                                    $   28,363

Outstanding AFSALA stock options                       145,475  (C)
Exchange ratio                                            1.07
                                                      --------
   Equivalent number of Ambanc stock options           155,658
Estimated fair value of an Ambanc stock option        $   9.95  (D)
                                                      --------
   Estimated fair value of stock options exchanged                   $    1,549   (E)
                                                                     ----------
   Total estimated consideration                                     $   29,912
Historical net assets acquired                                       $  (20,129)  (F)
Effect of AFSALA Bank ESOP termination                               $   (1,169)  (G)
Effect of vesting of AFSALA's Restricted
   Stock Plan shares                                                 $     (423)  (H)
Estimated direct costs of acquisition                                $      700   (I)
                                                                     ----------
   Estimated goodwill (excess of the total
      acquisition cost over the fair value of the
      net assets acquired)                                           $    8,891   (J)
                                                                     ==========

(A) The number of shares of outstanding AFSALA Common Stock to be exchanged will be those shares outstanding immediately prior to the Merger. The number of AFSALA shares outstanding on March 31, 1998 has been used in the pro forma computations.

(B) Represents the average closing price of Ambanc Common Stock for the period three days before, after and including the announcement date of April 23, 1998.

(C) The number of AFSALA stock options to be exchanged for equivalent Ambanc stock options will be those AFSALA stock options outstanding immediately prior to the Merger. In accordance with the AFSALA Stock Option Plan and the Merger Agreement, all unvested AFSALA stock options immediately vest at the time of the Merger. The number of AFSALA stock options outstanding on March 31, 1998 has been used in the pro forma computations.

(D) The estimated fair value of an Ambanc stock option was estimated as of the announcement date (April 23, 1998) using the Black-Scholes option-pricing model with the following assumptions: expected life of 5 years; expected volatility of 40%; dividend yield of 1.20%; and risk-free interest rate of 5.66%.

(E) Represents the estimated fair value of the Ambanc stock options to be issued to AFSALA stock option holders as part of the Merger. See also (D).

(F)  Represents AFSALA's total shareholders' equity as of March 31, 1998.

(G) In accordance with the Merger Agreement, the AFSALA Bank ESOP will terminate at the time of the Merger. The AFSALA Bank ESOP will attempt to sell sufficient unallocated shares in the open market to provide funds to allow it to fully repay the debt outstanding to AFSALA. The remaining unallocated shares held by the

     AFSALA Bank ESOP will be allocated to plan participants, for which AFSALA will record an expense equal to the then-current fair value of the shares allocated. AFSALA will receive a tax deduction for the shares allocated based on the original cost to the AFSALA Bank ESOP of $10.00 per share.

     The following entry would have been recorded by AFSALA to reflect the AFSALA Bank ESOP termination if the Merger had been completed on March 31, 1998 (market price of AFSALA Common Stock on March 31, 1998 was $20.44 per share). The income tax benefit is computed at an assumed marginal effective tax rate of 40%. The net result is an increase in AFSALA's shareholders' equity of $1,169 as of March 31, 1998, as follows:


         Cash                                                    $  969
         Compensation expense, net of tax (retained earnings)       822
         Current tax refund (other assets)                          200
            Common stock acquired by ESOP                                $  969
            Additional paid-in capital                                    1,022

(H) Immediately prior to the closing of the Merger, the unearned AFSALA Restricted Stock Plan (RSP) shares at AFSALA will immediately vest, in accordance with the provisions of the RSP. AFSALA will record the remaining unearned compensation as an expense in the period of the vesting, net of the related tax effects. In addition, AFSALA will receive a tax deduction (recorded directly to equity) equal to the excess of the market price of the shares at the vesting date over the market price of the shares on the grant date ($13.50).

     The following entry would have been recorded by AFSALA to reflect the immediate vesting of the unearned RSP shares if the transaction had been completed on March 31, 1998 (market price of AFSALA common stock on March 31, 1998 was $20.44 per share). The income tax benefit is computed at an assumed marginal effective tax rate of 40%. The net result is an increase in AFSALA's shareholders' equity of $423 as of March 31, 1998, as follows:


         Compensation expense, net of tax (retained earnings)    $393
         Current tax refund (other assets)                        423
            Unearned RRP shares issued                                 $655
            Additional paid-in capital                                  161

(I) Represents the estimated direct acquisition costs for investment banking, legal and accounting fees. As these costs are expected to be paid out in cash prior to or within a short period of time following consummation of the Merger, the pro forma financial statements reflect the cash outlay.

(J) For purposes of the unaudited pro forma financial statements, it is assumed that the adjustment of AFSALA's assets and liabilities to fair value would not be material; therefore the entire excess cost is attributable to goodwill. Goodwill is expected to be amortized on a straight-line basis over 15 years. The final determination of the fair value of AFSALA's assets and liabilities will be made as of the consummation of the Merger and after appraisals and evaluations are complete.

NOTE 2: As stated in Note 1, had the Merger occurred as of March 31, 1998, Ambanc would have issued 1,474,931 shares of Ambanc Common Stock in exchange for all outstanding shares of AFSALA Common Stock. In connection with the Merger, Ambanc plans to issue shares out of treasury stock, to the extent possible, in exchange for the outstanding AFSALA shares. The following shows the impact on Ambanc's equity accounts had the Merger taken place as of March 31, 1998 (in thousands, except share data):

Total shares of Ambanc to be issued (see Note 1)                        1,474,931
Ambanc shares held in its treasury stock portfolio                      1,163,832  (A)
                                                                       ----------
   Shares of Ambanc to be issued from
      authorized and unissued shares                                      311,099
Price of Ambanc Common Stock                                               $19.23  (B)
                                                                       ----------
   Fair value of new common shares to be issued                        $    5,982
Less: par value of Ambanc Common Stock                                 $        3  (C)
                                                                       ----------
Increase to additional paid-in capital                                 $    5,979

Ambanc shares held in its treasury stock portfolio     1,163,832  (A)
Price of Ambanc Common Stock                          $    19.23  (B)
                                                      ----------
   Increase in Ambanc equity                          $   22,381
Less: cost basis of treasury shares                   $   13,461  (D)
                                                      ----------
Increase to additional paid-in capital                                 $    8,920
                                                                       ----------
   Total increase to additional paid-in capital                        $   14,899  (E)
                                                                       ==========

(A) The number of Ambanc treasury shares to be issued in exchange for outstanding AFSALA shares will be those held immediately prior to the Merger, up to a maximum equal to the amount of shares required to be issued by Ambanc to AFSALA stockholders in accordance with the Merger Agreement. The number of Ambanc treasury shares held as of March 31, 1998 has been used in the pro forma computations.

(B)  See Note 1, (B).

(C) Represents 311,099 new shares of Ambanc Common Stock to be issued, with a par value of $.01 per share.

(D) Represents the cost basis of the Ambanc treasury shares held as of March 31, 1998.

(E) Costs related to the registration and offering of securities will be a direct reduction of additional paid-in capital and are not expected to be material to the total value of the offering.

NOTE 3: Represents the elimination of AFSALA's equity accounts, after giving effect to the pro forma adjustments in Note 1.

NOTE 4: Represents the reclassification of the securities acquired from AFSALA from investment securities held to maturity to securities available for sale. The adjustment to fair value would not be material.

NOTE 5: Represents the elimination of the expense related to the AFSALA Bank ESOP and RSP, net of the related tax effects. See also Note 1, (G) and (H).

NOTE 6:  This adjustment reflects the amortization of goodwill, computed in
Note 1, on a straight-line basis over a period of 15 years. The goodwill amortization is not necessarily indicative of the amount which will actually be recorded when the Merger is consummated. See also Note 1, (J).

NOTE 7: The adjustments to average shares outstanding (both basic and diluted) reflect the termination of the AFSALA Bank ESOP, the accelerated vesting of AFSALA's RSP awards, and the adjustment of AFSALA's average shares outstanding and common stock equivalents (stock options) to equivalent Ambanc average shares outstanding and common stock equivalents using the Exchange Ratio of 1.07.

NOTE 8: No pro forma adjustments have been made to non-interest expenses for one-time costs associated with facilitating the Merger, or for expected cost savings which Ambanc and AFSALA believe will be derived from the elimination of duplicative administrative functions and other operating efficiencies. However, there can be no assurance that any such cost savings will in fact be realized.

NOTE 9: The net income and earnings per share amounts reflected herein do not purport to be indicative of actual results that would have been realized had the Merger in fact occurred on the dates indicated, nor do they purport to be indicative of results of operations that may be achieved in the future. In addition, no adjustments have been made to non-interest expenses for expected cost savings, or one-time costs associated with facilitating the Merger as described in Note 8 above, or for revenue enhancements expected to result from the Merger.


                        BUSINESS OF AFSALA BANCORP, INC.

GENERAL

     AFSALA is a Delaware-chartered corporation organized in June 1996 at the direction of AFSALA Bank to acquire all of the capital stock that AFSALA Bank issued upon AFSALA Bank's conversion from the mutual to stock form of ownership (the "Conversion") completed on September 30, 1996. As of March 31, 1998, AFSALA had total consolidated assets of $165.9 million, total consolidated deposits of $138.9 million and total consolidated stockholders' equity of $20.1 million, or 12.1% of total assets. The only subsidiary of AFSALA is AFSALA Bank. As such, references herein to AFSALA Bank include AFSALA unless the context otherwise indicates.

     AFSALA is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that AFSALA Bank retains a specified amount of its assets in housing-related investments. AFSALA does not employ any persons other than officers, but utilizes the support staff of AFSALA Bank from time to time.

     AFSALA Bank attracts deposits from the general public and uses such deposits primarily to originate loans, including home equity loans, secured by first mortgages on one- to four-family residences in its market areas. AFSALA Bank also originates consumer loans, consisting of personal loans, home improvement loans, and passbook loans, and to a much lesser extent, AFSALA Bank originates commercial real estate loans and other commercial loans. Although the total loan portfolio still consists of a small amount of education loans, AFSALA Bank ceased making such loans in June 1994.

     The principal sources of funds for AFSALA Bank's lending activities are deposits, the repayment and maturity of loans and sale, maturity and call of securities, and Federal Home Loan Bank ("FHLB") advances. The principal source of income is interest on loans and securities. The principal expense is interest paid on deposits.

     AFSALA Bank is subject to examination and comprehensive regulation by the OTS and its deposits have been federally insured by the Savings Association Insurance Fund ("SAIF") and its predecessor, the Federal Savings and Loan Insurance Corporation ("FSLIC"), since 1937. AFSALA Bank is a member of and owns capital stock in the FHLB of New York, which is one of the 12 regional banks in the FHLB System.

MARKET AREA AND COMPETITION

     AFSALA Bank operates five offices and an operations center. The main office, the operations center, and two branch offices are located in Amsterdam, New York, in Montgomery County. One branch office, opened in October 1994, is in a Shop N Save Supermarket located in Gloversville, New York, in Fulton County, and one branch office, opened in May 1995, is in a Shop N Save Supermarket located in Oneonta, New York, in Otsego County. Based on AFSALA Bank's branch locations and deposit activity, AFSALA Bank has two market areas. Both market areas are defined by existing boundaries. One market area consists of the Cities of Amsterdam, Gloversville, Johnstown, and the Towns of Amsterdam, Johnstown, Florida, Mohawk, Broadalbin, Mayfield, and Perth. The other market area consists of the City of Oneonta and Town of Oneonta. In December 1997, AFSALA Bank opened another branch office in a Price Chopper supermarket located in Norwich, New York.

     Economic growth in AFSALA Bank's market areas remains dependent upon the local economy. The deposit and loan activity of AFSALA Bank is significantly affected by economic conditions in its market areas. The economies of AFSALA Bank's market areas have remained stagnant for several years. The largest employers in AFSALA Bank's market areas are smaller sized manufacturers. Trade, service, and government related industries are other employers. Because there are no major employers in these market areas, many residents commute to Schenectady County or to Albany for employment. AFSALA Bank has been able to increase its market share in originating first mortgage loans on residential properties within its market areas, even though total first mortgage loan originations in AFSALA Bank's market areas have been declining. AFSALA Bank has also increased its market share of deposits and consumer loans for at least the last five years.

     AFSALA Bank has been able to maintain its position in mortgage loan originations, market share, and deposit accounts throughout its market areas by virtue of its local presence, competitive pricing, and referrals from existing customers. AFSALA Bank is one of many financial institutions serving its market areas.

     The competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, and multi-state regional banks in AFSALA Bank's market areas. Competition for funds also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, and multi-state regional banks, and mortgage bankers, many of whom have far greater resources than AFSALA Bank.

LENDING ACTIVITIES

     General. AFSALA Bank's loan portfolio predominantly consists of mortgage loans secured by one- to four-family residences. AFSALA Bank emphasizes home equity loans secured by first and second mortgage loans on one-to four-family residences. AFSALA Bank also originates consumer loans, consisting of personal loans, home improvement loans, and passbook loans. To a lesser extent, AFSALA Bank originates commercial real estate loans and other commercial loans. Although the loan portfolio still consists of a small amount of education loans, AFSALA Bank ceased making such loans in June 1994.

     At March 31, 1998, loans secured by first mortgages on one- to four-family residences totaled $44.0 million, or 56.46%, of AFSALA Bank's total loan portfolio. Prior to 1988, AFSALA Bank purchased loans; however, it is the current practice of AFSALA Bank not to purchase loans. Other than educational loans which were sold, AFSALA Bank does not sell loans, and AFSALA Bank is primarily a portfolio lender. For its mortgage loan portfolio, AFSALA Bank originates fixed rate and adjustable-rate mortgage loans. At March 31, 1998, adjustable-rate residential mortgage loans totaled approximately 47.91% of AFSALA Bank's residential mortgage loans.

     Loan originations are generally obtained from existing customers, members of the local community, and referrals from real estate brokers, attorneys, accountants, and current and past customers within AFSALA Bank's lending area. AFSALA Bank also advertises on an extensive basis in the local print media and periodically advertises on radio and television. Mortgage loans originated by AFSALA Bank in its portfolio generally include due-on-sale clauses that provide AFSALA Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without AFSALA Bank's consent.

     Analysis of Loan Portfolio. The following table sets forth information concerning the composition of AFSALA Bank's loan portfolio in dollar amounts and in percentages of the total loan portfolio as of the dates indicated.

                                                            At September 30,
                                  At March 31,     ----------------------------------
                                      1998               1997               1996
                                ---------------    ---------------    ---------------
                                   $        %         $        %         $        %
                                -------  ------    -------  ------    -------   -----
                                                (Dollars in thousands)
Type of Loans:
------------------------------
Real Estate Loans:
  Residential.................. $44,020   56.46%   $44,908   58.38%   $43,966   61.44%
  Commercial...................   3,967    5.09      3,665    4.76      3,015    4.21
  Home equity..................  19,376   24.85     17,677   22.98     14,666   20.50
                                -------  ------    -------  ------    -------  ------
     Total real estate loans...  67,363   86.40     66,250   86.12     61,647   86.15
                                -------  ------    -------  ------    -------  ------
Consumer Loans:
  Personal secured/(1)/........   3,842    4.93      3,875    5.04      3,943    5.51
  Personal unsecured...........     443     .57        475    0.62        432    0.60
  Education....................      76     .10         86    0.11         91    0.13
  Home improvement.............   2,068    2.65      1,790    2.32      1,560    2.18
  Passbook.....................     801    1.03        938    1.22        779    1.09
                                -------  ------    -------  ------    -------  ------
     Total consumer loans......   7,230    9.27      7,164    9.31      6,805    9.51
                                -------  ------    -------  ------    -------  ------
Commercial Loans...............   3,372    4.33      3,513    4.57      3,104    4.34
                                -------  ------    -------  ------    -------  ------
     Total loans...............  77,965  100.00%    76,927  100.00%    71,556  100.00%
                                         ======             ======             ======
Less:
  Allowance for loan losses....   1,142              1,108                879
                                -------            -------            -------
     Net loans receivable...... $76,823            $75,819            $70,677
                                =======            =======            =======

--------------------------
/(1)/ Includes loans secured by, among other things, automobiles, boats, and mobile homes.

     Loan Maturity Tables. The following table sets forth the estimated maturity of AFSALA Bank's loan portfolio at September 30, 1997. The table does not include the effects of possible prepayments or scheduled repayments. All mortgage loans are shown as maturing based on contractual maturities.

                                              At September 30, 1997
                            ----------------------------------------------------------
                              Residential     Commercial   Commercial  Other
                            Real Estate/(1)/  Real Estate    Loans     Loans    Total
                            ----------------  -----------  ----------  ------  -------
                                                  (In thousands)
Non-performing................. $   312         $   --       $   10    $  147  $   469
                                =======         =======      ======    ======  =======
AMOUNTS DUE:
Within 1 year.................. $   281         $    40      $1,534    $2,057  $ 3,912
1 to 5 years...................   7,221             591         761     2,058   10,631
More than 5 years..............  55,082           3,034       1,218     3,050   62,384
                                -------         -------      ------    ------  -------
Total due after one year.......  62,303           3,625       1,979     5,108   73,015
                                -------         -------      ------    ------  -------
Total amount due............... $62,584         $ 3,665      $3,513    $7,165  $76,927
                                =======         =======      ======    ======  =======

LESS:
Allowance for loan losses.....................................................   1,108
                                                                               -------
  Net loans receivable........................................................ $75,819
                                                                               =======

-------------------
/(1)/  Includes home equity loans.

     The following table sets forth the dollar amount of all loans contractually due after September 30, 1998, and shows the amount of such loans which have pre-determined interest rates and which have floating or adjustable interest rates.

                                           At September 30, 1997
                                   --------------------------------------
                                   Fixed Rates  Adjustable Rates   Total
                                   -----------  ----------------  -------
                                            (In thousands)
Residential real estate/(1)/.....    $40,923        $21,380       $62,303
Commercial real estate...........      3,033            592         3,625
Commercial loans.................      1,979             --         1,979
Other loans......................      5,066             42         5,108
                                     -------        -------       -------
  Total..........................    $51,001        $22,014       $73,015
                                     =======        =======       =======

----------------
/(1)/  Includes home equity loans.


     One- to Four-Family Residential Loans. AFSALA Bank's primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by properties located in AFSALA Bank's primary market areas. AFSALA Bank generally originates owner-occupied one- to four-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or selling price of the mortgaged property without requiring mortgage insurance. AFSALA Bank will originate a mortgage loan in an amount up to 95% of the lesser of the appraised value or selling price of a mortgaged property; however, mortgage insurance is required for the amount in excess of 80% of such value. Non-owner-occupied residential mortgage loans are originated up to 75% of the lesser of the appraised value or selling price of the property on a fixed rate basis only. AFSALA Bank, on a very limited basis, also originates construction permanent loans on one- to four-family residences. AFSALA Bank retains all mortgage loans that it originates. Adjustable-rate mortgage loans, which can adjust annually or every three or five years over the life of the loan depending on the terms of the loan, can have maturities of up to 30 years. Fixed rate loans can have maturities of up to 15 or 20 years depending on the terms of the loan. AFSALA Bank also originates a fixed rate 8 year balloon loan with principal and interest payments calculated using a 30 year amortization.

     For all adjustable-rate mortgage loans, AFSALA Bank requires the borrower to qualify at the fully indexed rate after the first adjustment. AFSALA Bank's adjustable-rate mortgage loans provide for periodic interest rate adjustments of plus or minus 1% to 2% per year with a maximum adjustment over the term of the loan as set forth in the loan agreement and usually ranges from 4% to 6.5% above the initial interest rate depending on the terms of the loan. Adjustable-rate mortgage loans typically reprice every year, although some adjust every three or five years, and provide for terms of up to 30 years with most loans having terms of between 15 and 30 years. AFSALA Bank offers adjustable-rate loans with initial interest rates set below the fully indexed rate.

     AFSALA Bank offers adjustable-rate mortgage loans indexed to the one year U.S. Treasury bill rate. Interest rates charged on mortgage loans are competitively priced based on market conditions and AFSALA Bank's cost of funds. Generally, AFSALA Bank's standard underwriting guidelines for mortgage loans conform to the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC") guidelines and most of AFSALA Bank's loans can be sold in the secondary market. However, it is the current practice of AFSALA Bank to remain a portfolio lender.

     Commercial Loans. AFSALA Bank originates a limited amount of commercial real estate and other commercial loans. Commercial real estate loans consist of loans made for the purpose of purchasing the commercial real estate used as collateral and includes loans secured by mixed residential and commercial use property, professional office buildings, and restaurants. Commercial loans, other than commercial real estate loans, consist of, among other things, commercial lines of credit, commercial vehicle loans, and working capital loans and are typically secured by residential or commercial property, receivables or inventory, or some other form of collateral. AFSALA

Bank requires a personal guarantee from the principal of the commercial enterprise on all commercial loans. Loans secured by commercial property may be originated in amounts up to 75% of the appraised value for a maximum term of 15 years.

     Home Equity Loans. AFSALA Bank originates home equity loans secured by first and second mortgages on residential real estate. The loans are originated as fixed rate loans with terms of 3 to 15 years. The loans are generally subject to an 80% combined loan-to-value ratio, including any other outstanding mortgages or liens. However, AFSALA Bank may occasionally permit a higher loan-to-value ratio based on other factors, such as the strength and credit history of the applicant and the terms of the loan. AFSALA Bank has emphasized these loans as a means of supplementing its mortgage loan origination volume.

     Consumer Loans. AFSALA Bank offers consumer loans in order to provide a wider range of financial services to its customers. Federal savings associations are permitted to make secured and unsecured consumer loans up to 35% of their assets. In addition, savings associations have lending authority above the 35% limitation for certain consumer loans, such as home equity, home improvement, mobile home, and savings account or passbook loans. AFSALA Bank originates secured and unsecured consumer loans, consisting of personal loans, home improvement loans, and passbook loans.

     Loan Underwriting Risks. Adjustable-rate mortgage loans decrease the risks associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic interest rate adjustment permitted by the adjustable-rate mortgage loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates. These risks have not had an adverse effect on AFSALA Bank.

     While commercial real estate and consumer or other loans provide benefits to AFSALA Bank's asset/liability management program by reducing AFSALA Bank's exposure to interest rate changes, due to their generally shorter terms, and producing higher yields, such loans may entail significant additional credit risks compared to owner-occupied residential mortgage lending. However, AFSALA Bank believes that the higher yields and shorter terms compensate AFSALA Bank for the increased credit risk associated with such loans. In addition, home equity loans provide certain benefits compared to longer term, fixed rate, one- to four-family residential loans; home equity loans provide reduced interest rate risk due to their shorter terms and provide higher yields. However, these benefits may not compensate for the increased credit risk that results from not holding the first lien on the underlying collateral for home equity loans.

     Commercial lending entails significant additional risks when compared with one- to four-family residential lending. For example, commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers, the payment experience on such loans typically is dependent on the successful operation of the project and these risks can be significantly impacted by the cash flow of the borrowers and supply and demand conditions in the market for commercial office, retail, and warehouse space. In periods of decreasing cash flows, the commercial borrower may permit a lapse in general maintenance of the property causing the value of the underlying collateral to deteriorate.

     In addition, due to the type and nature of the collateral, and, in some cases the absence of collateral, consumer lending generally involves more credit risk when compared with one- to four-family residential lending. Consumer lending collections are typically dependent on the borrower's continuing financial stability, and thus, are more likely to be adversely effected by job loss, divorce, illness, and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower and is usually turned over to a collection agency.

     Loan Approval Authority and Underwriting. AFSALA Bank has established various lending limits for its officers and maintains an Executive Loan Committee comprised of the President, Chief Lending Officer and two members of the Board of Directors. A report of all mortgage loans originated is presented to the Board of Directors monthly. Upon receipt of a completed loan application from a prospective borrower, a credit report is generally ordered, income and certain other information is verified and, if necessary, additional financial information is requested. An appraisal from an independent licensed fee appraiser of the real estate intended to be used as security for a proposed loan is obtained. For construction/permanent loans, funds advanced during the construction phase are held in a loan-in-process account and disbursed based upon various stages of completion in accordance with the results of inspection reports that are based upon physical inspection of the construction by a loan officer. For real estate loans, each title is reviewed by the attorney for AFSALA Bank to determine the necessity for title insurance. Historically, AFSALA Bank has not required title insurance except in those instances where the attorney has seen a need for title insurance. Borrowers must also obtain fire and casualty insurance (for loans on property located in a flood zone, flood insurance is required) prior to the closing of the loan. AFSALA Bank is named as mortgagee/loss payee of this insurance.

     Loan Commitments. AFSALA Bank issues written commitments to prospective borrowers on all approved mortgage loans which generally expire within 60 days of the date of issuance. AFSALA Bank charges no commitment fees or points to lock in rates or to secure commitments. In some instances, after a review of the rate, terms, and circumstances, commitments may be renewed or extended beyond the 60 day limit. At March 31, 1998, AFSALA Bank had $597,000 of outstanding commitments on residential mortgage loans and $116,000 in undisbursed funds related to construction loans. Management believes that less than 5% of loan commitments expire. Furthermore, at March 31, 1998, AFSALA Bank had $292,000 in unused personal lines of credit and $40,000 in standby letters of credit.

     Loans to One Borrower. Regulations limit loans-to-one borrower or an affiliated group of borrowers in an amount equal to 15% of unimpaired capital and unimpaired surplus of AFSALA Bank. AFSALA Bank is authorized to lend up to an additional 10% of unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. AFSALA Bank's maximum loan-to-one borrower limit as set by the Board of Directors is 10% of unimpaired capital and surplus.

     At March 31, 1998, AFSALA Bank's largest lending relationship was comprised of loans secured by commercial and residential properties, in addition to equipment, inventory and receivables aggregating approximately $805,000 located in AFSALA Bank's market areas. The second largest lending relationship consisted of loans secured by commercial and residential properties aggregating approximately $717,000 at March 31, 1998, located in AFSALA Bank's market areas. Likewise, the third largest lending relationship consisted of loans secured by commercial and residential properties, in addition to equipment, inventory and receivables aggregating approximately $662,000 at March 31, 1998 located in AFSALA Bank's market areas. At March 31, 1998, all of these loans were performing in accordance with their terms.

     Loan Delinquencies. Loans are reviewed on a monthly basis and are placed on non-accrual status when considered doubtful of collection by management. Generally, loans past due 90 days or more as to principal or interest and, in the opinion of management, not adequately secured to ensure the collection of the entire outstanding balance of the loan, including accrued interest, are placed on non-accrual status. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent cash payments, if any, are generally applied to reduce the outstanding principal balance.

     Non-Performing Assets. The following table sets forth information regarding non-accrual loans, accruing loans which are past due 90 days or more as to principal or interest payments, and foreclosed assets. As of the dates indicated, AFSALA Bank had no loans categorized as troubled debt restructurings.

                                                                          At September 30,
                                                                          -----------------
                                                     At March 31, 1998      1997      1996
                                                     -----------------    -------   -------
                                                             (Dollars in thousands)
Non-accruing loans:
  Residential real estate/(1)/.....................       $   464         $   312   $   624
  Commercial real estate...........................           ---             ---       ---
  Consumer and commercial loans....................           109             157        92
                                                          -------         -------   -------
     Total.........................................       $   573         $   469   $   716
                                                          =======         =======   =======

Accruing loans past due 90 days or more:
  Residential real estate/(1)/.....................       $   ---         $   ---   $   ---
  Commercial real estate...........................           ---             ---       ---
  Consumer and commercial loans....................           ---             ---        66
                                                          -------         -------   -------
     Total.........................................       $   ---         $   ---   $    66
                                                          =======         =======   =======

Total non-performing loans.........................       $   573         $   469   $   782
                                                          =======         =======   =======

Foreclosed assets:
  Residential real estate(1).......................           ---              31       ---
  Commercial real estate...........................            43             ---       ---
  Consumer and commercial..........................           ---             ---       ---
                                                          -------         -------   -------
     Total.........................................            43              31       ---
                                                          =======         =======   =======

Total non-performing assets........................       $   616         $   500   $   782
                                                          =======         =======   =======
Allowance for loan losses..........................       $ 1,142         $ 1,108   $   879
                                                          =======         =======   =======
Coverage of non-performing loans(2)................        199.46%         236.09%   112.40%
                                                          =======         =======   =======
Non-performing assets as a percentage of total
 assets............................................          0.37%           0.31%     0.51%
                                                          =======         =======   =======

---------------------
/(1)/  Includes home equity loans.
/(2)/ Calculated as the period end allowance for loan losses as a percentage of the period end non-performing loans.

     Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of such loans was $20,000, $30,000 and $33,000 for the six months ended March 31, 1998 and the years ended September 30, 1997 and 1996, respectively and $5,000, $9,000 and $29,000 was collected and included in AFSALA Bank's interest income from non-accrual loans for the six months ended March 31, 1998 and the years ended September 30, 1997 and 1996.

     Classified Assets. OTS regulations provide for a classification system for problem assets of insured institutions. Under this classification system, problem assets of insured institutions are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current equity and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that does not currently warrant classification in one of the aforementioned categories.

     When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

     In accordance with its classification of assets policy, AFSALA Bank regularly reviews the problem assets in its portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of its assets, at March 31, 1998, AFSALA Bank had classified $561,000 of loans as substandard, $358,000 of loans as doubtful, and none as loss.

     Foreclosed Real Estate. Real estate acquired by AFSALA Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned until it is sold. When property is acquired, it is recorded at the fair value at the date of foreclosure less estimated costs of disposition.

     AFSALA Bank records loans as in-substance foreclosures if AFSALA Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings have been instituted. In-substance foreclosures are accounted for as real estate acquired through foreclosure; however, title to the collateral has not been acquired by AFSALA Bank. There may be significant other expenses incurred such as legal and other servicing costs involved with in substance foreclosures and foreclosed real estate. At March 31, 1998, other real estate owned consisted of one commercial real estate property and amounted to $43,000.

     Allowance for Loan Losses. Management regularly performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other factors.

     AFSALA Bank will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions dictate. Although AFSALA Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, AFSALA Bank's determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OTS after a review of the information available at the time of the OTS examination.

     Analysis of Allowance for Loan Losses. The following table sets forth information with respect to AFSALA Bank's allowance for loan losses at the dates indicated:

                                                     Six Months           Year Ended
                                                       Ended             September 30,
                                                     March 31,        -------------------
                                                       1998             1997        1996
                                                    -----------       -------     -------
Total loans outstanding (end of period)...........    $77,965         $76,927     $71,556
                                                      =======         =======     =======
Average total loans outstanding (period to date)..    $76,850         $73,678     $68,878
                                                      =======         =======     =======
Allowance for loan loss at beginning of period....    $ 1,108         $   879     $   678
Loan charge-offs:
  Residential real estate(1)......................        ---              (1)        (11)
  Commercial real estate..........................        ---             ---         ---
  Consumer and commercial loans...................        (16)            (22)        (18)
                                                      -------         -------     -------
     Total charge-offs............................        (16)            (23)        (29)
                                                      -------         -------     -------
Total recoveries..................................        ---               2         ---
                                                      -------         -------     -------
Loan charge-offs, net of recoveries...............        (16)            (21)        (29)
Provision charged to operations...................         50             250         230
                                                      -------         -------     -------
Allowance for loan losses at end of period........    $ 1,142         $ 1,108     $   879
                                                      =======         =======     =======
Ratio of net charge-offs during the period to
 average loans  outstanding during the period.....       0.04%/(2)/      0.03%       0.04%
                                                      =======         =======     =======
Provision as a percentage of average loans........       0.13%/(2)/      0.34%       0.33%
                                                      =======         =======     =======
Allowance as a percentage of total loans (end of
 period)..........................................       1.46%           1.44%       1.23%
                                                      =======         =======     =======

------------------
/(1)/  Includes home equity loans.
/(2)/  Annualized.

     Allocation of the Allowance for Loan Losses. The following table sets forth the allocation of the allowance for loan losses by category as prepared by AFSALA Bank. In management's opinion, the allocation has, at best, a limited utility. It is based on management's assessment as of a given point in time of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. In addition, by presenting the allocation, management does not mean to imply that the allocation is exact or that the allowance has been precisely determined from the allocation. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in any category.

                                                                             At September 30,
                                                           ---------------------------------------------------
                                    At March 31, 1998               1997                       1996
                                ------------------------   ------------------------   ------------------------
                                             Percent of                 Percent of                 Percent of
                                Amount of  Loans in Each   Amount of  Loans in Each   Amount of  Loans in Each
                                Loan Loss   Category to    Loan Loss   Category to    Loan Loss   Category to
                                Allowance   Total Loans    Allowance   Total Loans    Allowance   Total Loans
                                ---------  -------------   ---------  -------------   ---------  -------------
                                                              (Dollars in thousands)
Allocation of allowance for
 loan losses/(1)/:
Residential real estate/(2)/...    $  300       81.31%      $  231        81.36%         $201        81.94%
Commercial real estate.........        33        5.09           31         4.76            23         4.21
Consumer and commercial
 loans.........................       352       13.60          403        13.88           232        13.85
Unallocated....................       457         ---          443           --           423          ---
                                   ------      ------       ------       ------          ----       ------
     Total.....................    $1,142      100.00%      $1,108       100.00%         $879       100.00%
                                   ======      ======       ======       ======          ====       ======

------------------------------
/(1)/ Percentages represent loans to gross loans in each category. /(2)/ Includes home equity loans.


INVESTMENT ACTIVITIES

     General. AFSALA Bank is required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short term securities and certain other investments. See "Regulation of AFSALA and AFSALA Bank--Regulation of AFSALA Bank-Liquidity Requirements." AFSALA Bank has maintained a liquidity portfolio in excess of regulatory requirements.
Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of future yield levels, as well as management's projections as to the short term demand for funds to be used in AFSALA Bank's loan origination and other activities. AFSALA Bank classifies its investments as securities available for sale or investments securities held to maturity in accordance with SFAS No.
115. At March 31, 1998, AFSALA Bank's investment portfolio policy allowed investments in instruments such as U.S. Treasury obligations, U.S. federal agency or federally sponsored agency obligations, municipal obligations, mortgage-backed securities, banker's acceptances, certificates of deposit, federal funds, including FHLB overnight and term deposits (up to six months), as well as investment grade corporate bonds, commercial paper and the mortgage derivative products described below. The Board of Directors may authorize additional investments.

     AFSALA Bank's securities available for sale and investment securities held to maturity portfolios at March 31, 1998 did not contain securities of any issuer with an aggregate book value in excess of 10% of AFSALA Bank's equity, excluding those issued by the United States Government or its agencies.

     Mortgage-Backed Securities. To supplement lending activities, AFSALA Bank has invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as AFSALA Bank. Such quasi-governmental agencies, which guarantee the payment of principal and interest to investors, primarily include FHLMC, Government National Mortgage Association ("GNMA"), and FNMA.

     AFSALA Bank's mortgage-backed securities, other than collateralized mortgage obligations ("CMOs"), are classified as investment securities held to maturity at March 31, 1998 and were all issued by GNMA, FHLMC, or FNMA and represented participating interests in direct pass-through pools of long-term mortgage loans originated and serviced by the issuers of the securities. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

     Mortgage-backed securities typically are issued with stated principal amounts and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages can be composed of either fixed rate or adjustable-rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed rate or adjustable-rate), as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Mortgage-backed securities issued by FHLMC, FNMA, and GNMA make up a majority of the pass-through certificates market.

     AFSALA Bank also invests in CMOs, a type of mortgage-backed security, and as of March 31, 1998 maintains CMOs classified as securities available for sale. Substantially all of AFSALA Bank's CMOs were issued by GNMA, FHLMC, or FNMA. CMOs have been developed in response to investor concerns regarding the uncertainty of cash flows associated with the prepayment option of the underlying mortgagor and are typically issued by government agencies, government sponsored enterprises, and special purpose entities established by financial institutions and other similar institutions. Some CMO instruments are most like traditional debt instruments because they have stated principal amounts and traditionally defined interest rate terms. Purchasers of certain other CMO instruments are entitled to the excess, if any, of the issuer's cash inflows, including reinvestment earnings, over the cash outflows for debt servicing and administrative expenses. CMOs may include instruments designated as residual interests, which represent an equity ownership interest in the underlying collateral, subject to the first lien of the investors in the other classes of the CMO and may be riskier than many regular CMO interests. At March 31, 1998, all of AFSALA Bank's CMOs consisted of regular interests and did not include any residual interests or interest-only or principal only securities. The securities are backed by mortgages on one- to four-family residential real estate and have contractual maturities up to 30 years in the case of adjustable rate and 15 years in the case of fixed rate mortgage-backed securities.

     At March 31, 1998, AFSALA Bank held CMOs in its securities available for sale portfolio with a fair value of $4.4 million resulting in a net unrealized loss of approximately $22,000. AFSALA Bank held mortgage-backed securities in its investment securities held to maturity portfolio with an amortized cost of $10.6 million at March 31, 1998. The average yield on CMOs available for sale and mortgage-backed securities held to maturity at March 31, 1998 was 6.49% and 7.06%, respectively.

     Securities Portfolio. The following table sets forth the carrying value of AFSALA Bank's securities at the dates indicated. At March 31, 1998, the approximate fair value of AFSALA Bank's securities available for sale was $41.1 million resulting in a net unrealized gain of $5,700, net of taxes.


                                                                                 At September 30,
                                                                                 ----------------
                                                              At March 31, 1998   1997     1996
                                                              -----------------  -------  -------
                                                                            (In thousands)
Securities available for sale, at fair value:

  U.S. Government and agency securities.....................        $33,827      $29,158  $ 8,779
  States and political subdivisions.........................          2,863        3,536    4,993
  Collateralized mortgage obligations.......................          4,361        5,011    3,360
                                                                    -------      -------  -------
     Total securities available for sale....................        $41,051      $37,705  $17,132
                                                                    =======      =======  =======

Investment securities held to maturity, at amortized cost:
  U.S. Government and agency securities.....................        $11,546      $24,036  $22,787
  Mortgage-backed securities................................         10,584       11,182   12,172
  Other.....................................................             46           46       41
                                                                    -------      -------  -------
     Total investment securities held to maturity...........        $22,176      $35,264  $35,000
                                                                    =======      =======  =======

     The following table sets forth information regarding the scheduled maturities, carrying values, approximate fair values, and weighted average yields for AFSALA Bank's securities portfolio at March 31, 1998 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                        At March 31, 1998
                                -------------------------------------------------------------
                                     Less than               1 to              Over 5 to
                                      1 year               5 years             10 years
                                -------------------------------------------------------------
                                Amortized  Average   Amortized  Average   Amortized  Average
                                  Cost      Yield      Cost      Yield      Cost      Yield
                                ---------  --------  ---------  --------  ---------  --------
                                                   (Dollars in thousands)
Securities available for
 sale:
  U.S. Government and
   agencies securities..........   $1,499     6.28%     $8,501     6.43%    $22,802     6.99%
  States and political
   subdivisions.................    1,797     4.05       1,060     3.97         ---      ---
  Collateralized mortgage
   obligations..................      ---      ---         ---      ---         ---      ---
                                   ------     ----      ------     ----     -------     ----
      Total securities available
       for sale.................   $3,296     5.02%     $9,561     6.16%    $22,802     6.99%
                                   ======     ====      ======     ====     =======     ====
Investment securities held
 to maturity:
  U.S. Government and
   agencies securities..........   $6,296     5.42%     $2,500     6.51%    $ 1,750     7.55%
  Mortgaged-backed
   securities...................      474     6.81         792     6.13       1,769     7.61
  Other.........................      ---      ---         ---      ---         ---      ---
                                   ------     ----      ------     ----     -------     ----
      Total investment
       securities held to
       maturity..................  $6,770     5.51%     $3,292     6.42%    $ 3,519     7.58%
                                   ======     ====      ======     ====     =======     ====

                                                   At March 31, 1998
                                   -------------------------------------------------
                                        Over 10                     Total
                                         years                   Securities
                                   -------------------------------------------------
                                   Amortized  Average   Amortized  Average    Fair
                                     Cost      Yield      Cost      Yield     Value
                                   ---------  --------  ---------  --------  -------
                                                  (Dollars in thousands)
Securities available for
 sale:
  U.S. Government and
   agencies securities............    $1,000     6.72%    $33,802     6.80%  $33,827
  States and political
   subdivisions...................       ---      ---       2,857     4.02     2,863
  Collateralized mortgage
   obligations....................     4,383     6.49       4,383     6.49     4,361
                                      ------     ----     -------     ----   -------
     Total securities available
      for sale....................    $5,383     6.54%    $41,042     6.58%  $41,051
                                      ======     ====     =======     ====   =======
Investment securities held
 to maturity:
  U.S. Government and
   agencies securities............    $1,000     7.60%    $11,546     6.17%  $11,586
  Mortgaged-backed
   securities.....................     7,549     7.04      10,584     7.06    10,692
  Other...........................        46      ---          46      ---        46
                                      ------     ----     -------     ----   -------
     Total investment
       securities held to
       maturity...................    $8,595     7.07%    $22,176     6.58%  $22,324
                                      ======     ====     =======     ====   =======

SOURCES OF FUNDS

     General. Deposits are the major source of AFSALA Bank's funds for lending and other investment purposes. AFSALA Bank also derives funds from the (1) amortization and prepayment of loans, (2) sales, maturities, and calls of securities, and (3) operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions. AFSALA Bank may also borrow funds from the FHLB as a source of funds.

     Deposits. Consumer and commercial deposits are attracted principally from within AFSALA Bank's primary market areas through the offering of a selection of deposit instruments including savings accounts, NOW accounts, money market accounts, and time deposits or certificate of deposit accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate, among other factors.

     The interest rates paid by AFSALA Bank on deposits are set weekly at the direction of the asset/liability management committee. AFSALA Bank determines the interest rate to offer the public on new and maturing accounts by reviewing the market interest rates offered by competitors, AFSALA Bank's need for funds, and the current cost of money. AFSALA Bank reviews, weekly, the interest rates being offered by other financial institutions within its market areas.

     Regular savings, money market, and NOW accounts constituted $59.3 million, or 42.7% of AFSALA Bank's deposit portfolio at March 31, 1998. Non-interest bearing deposits constituted $7.8 million or 5.6% of AFSALA Bank's deposit portfolio at March 31, 1998. Time deposits constituted $71.8 million, or 51.7% of the deposit portfolio, of which $9.7 million, or 7.0% of the deposit portfolio, were time deposits with balances of $100,000 or more. As of March 31, 1998, AFSALA Bank had no brokered deposits.

     Time Deposits.  The following table indicates the amount of AFSALA
Bank's time deposits of $100,000 or more by time remaining until maturity as of March 31, 1998.

                                                   Amount of
                     Maturity Period             Time Deposits
               ---------------------------       --------------
                                                 (In thousands)
               Within three months...............       $3,616
               Three through six months..........        1,967
               Six through twelve months.........        1,451
               Over twelve months................        2,681
                                                        ------
                    Total........................       $9,715
                                                        ======

     Borrowings. AFSALA Bank may obtain advances from the FHLB of New York to supplement its supply of lendable funds. Advances from the FHLB of New York are typically secured by a pledge of AFSALA Bank's stock in the FHLB of New York and a portion of AFSALA Bank's first mortgage loans. Each FHLB borrowing has its own interest rate, which may be fixed or variable, and range of maturities. AFSALA Bank, if the need arises, may also access the Federal Reserve Bank discount window to supplement its supply of lendable funds and to meet deposit withdrawal requirements. At March 31, 1998, AFSALA Bank had $1.7 million in fixed rate long-term borrowings outstanding from the FHLB of New York. At
March 31, 1998, AFSALA Bank had no other borrowings outstanding.

SUBSIDIARY ACTIVITY

     AFSALA has one wholly-owned subsidiary, AFSALA Bank, which is organized under the laws of the United States and conducts business as Amsterdam Federal Bank. AFSALA Bank is permitted to invest up to 2% of its assets in the capital stock of, or secured or unsecured loans to, subsidiary corporations, with an additional investment of 1% of assets when such additional investment is utilized primarily for community development purposes. At March 31, 1998, AFSALA Bank had one wholly-owned subsidiary, AFS Service Corp., organized under the laws of New York. AFS Service Corp. was formed in October 1995 to act as an agent for the sale of Savings Bank Life Insurance. AFSALA Bank's investment in its subsidiary totaled $1,000 at March 31, 1998. As of March 31, 1998, AFS Service Corp. had not conducted any business.

PERSONNEL

     AFSALA has no employees other than officers. At March 31, 1998, AFSALA Bank had 46 full-time and 10 part-time employees. None of AFSALA Bank's employees are represented by a collective bargaining group.

                     REGULATION OF AFSALA AND AFSALA BANK

     Set forth below is a brief description of certain laws which relate to the regulation of AFSALA and AFSALA Bank. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

REGULATION OF AFSALA

     General. AFSALA is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, AFSALA is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over AFSALA and its non-savings association subsidiaries, should such subsidiaries be formed, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. This regulation and oversight is intended primarily for the protection of the depositors of AFSALA Bank and not for the benefit of stockholders of AFSALA.

     Qualified Thrift Lender Test. As a unitary savings and loan holding company, AFSALA generally is not subject to activity restrictions, provided AFSALA Bank satisfies the Qualified Thrift Lender ("QTL") test or meets the definition of a domestic building and loan association pursuant to section 7701 of the Internal Revenue Service of 1986, as amended (the "Code"). If AFSALA acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of AFSALA and any of its subsidiaries (other than AFSALA Bank or any other SAIF-insured savings association) would become subject to restrictions applicable to bank holding companies unless the other associations each also qualify as a QTL or meet the definition of a domestic building and loan association and were acquired in a supervisory acquisition. See "--Regulation of AFSALA Bank-Qualified Thrift Lender Test."

     Federal Securities Law. AFSALA is subject to filing and reporting requirements by virtue of having its common stock registered under the Exchange Act. Furthermore, company stock held by persons who are affiliates (generally officers, directors, and principal stockholders) of AFSALA may not be resold without registration or unless sold in accordance with certain resale restrictions. If AFSALA meets specified current public information requirements, each affiliate of AFSALA is able to sell in the public market, without registration, a limited number of shares in any three-month period.

REGULATION OF AFSALA BANK

     General. As a federally chartered, SAIF-insured savings association, AFSALA Bank is subject to extensive regulation by the OTS and the Federal Deposit Insurance Corporation ("FDIC"). Lending activities and other investments must comply with various federal statutory and regulatory requirements. AFSALA Bank is also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

     Insurance of Deposit Accounts. AFSALA Bank's deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

     As a member of the SAIF, AFSALA Bank paid an insurance premium to the FDIC equal to a minimum of 0.23% of its total deposits prior to September 30, 1996. The FDIC also maintains another insurance fund, the Bank Insurance Fund ("BIF"), which primarily insures commercial bank deposits. In 1996, the annual insurance premium for most BIF members was lowered to $2,000. The lower insurance premiums for BIF members placed SAIF members at a competitive disadvantage to BIF members.

     Effective September 30, 1996, federal law was revised to mandate a one-time special assessment on SAIF members, such as AFSALA Bank, of approximately .657% of deposits held on March 31, 1995. Beginning January 1, 1997, the deposit insurance assessment for SAIF members was reduced to .064% of deposits on an annual basis through the end of 1999. During this same period, BIF members will be assessed approximately .013% of deposits. After 1999, assessments for BIF and SAIF members should be the same. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations. As a result of these changes, beginning January 1, 1997, the rate of deposit insurance assessed on AFSALA Bank declined by approximately 70%.

     Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) a leverage ratio (core capital) equal to at least 3% of total adjusted assets, and (3) a risk-based capital requirement equal to 8.0% of total risk-weighted assets. AFSALA Bank's regulatory capital exceeded all minimum regulatory capital requirements applicable to it as of March 31, 1998.

     Savings associations with a greater than "normal" level of interest rate exposure may, in the future, be subject to a deduction from capital for an interest rate risk ("IRR") component for purposes of calculating their risk-based capital requirement.

     Dividend and Other Capital Distribution Limitations. OTS regulations require AFSALA Bank to give the OTS 30 days' advance notice of any proposed declaration of dividends to AFSALA, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to AFSALA.

     OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory approval. At March 31, 1998, AFSALA Bank was a Tier 1 institution. In the event AFSALA Bank's capital fell below its fully phased-in requirement or the OTS notified it that it was in need of more than normal supervision, AFSALA Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     In January 1998, the OTS proposed amendments to its current regulations with respect to capital distributions by savings associations. Under the proposed regulation, savings associations that would remain at least adequately capitalized following the capital distribution, and that meet other specified requirements, would not be required to file a notice or application for capital distributions (such as cash dividends) declared below specified amounts. Under the proposed regulation, savings associations which are eligible for expedited treatment under current OTS regulations are not required to file a notice or an application with the OTS if
(i) the savings association would remain at least adequately capitalized following the capital distribution and (ii) the amount of the capital distribution does not exceed an amount equal to the savings association's net income for that year to date, plus the savings association's retained net income for the previous two years. Thus, under the proposed regulation, only undistributed net income for the prior two years may be distributed in addition to the current year's undistributed net income without the filing of an application with the OTS. Savings associations which do not qualify for expedited treatment or which desire to make a capital distribution in excess of the specified amount, must file an application with, and obtain the approval of, the OTS prior to making the capital distribution. Under certain other circumstances, savings associations will be required to file a notice with OTS prior to making the capital distribution. All savings associations which are subsidiaries of holding companies will be required to file a notice with the OTS prior to making a capital distribution. The OTS proposed limitations on capital distributions are similar to the limitations imposed upon national banks. AFSALA is unable to predict whether or when the proposed regulation will become effective.

     In addition, AFSALA Bank may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of AFSALA Bank below the amount required for the liquidation account established in connection with the Conversion.

     Qualified Thrift Lender Test. Savings institutions must meet either the QTL test pursuant to OTS regulations or the definition of a domestic building and loan association in section 7701 of the Code. If AFSALA Bank maintains an appropriate level of certain specified investments (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualifies as a QTL or a domestic building and loan association, it will continue to enjoy full borrowing privileges from the FHLB of New York. The required percentage of investments under the QTL test is 65% of portfolio assets while the Code requires investments of 60% of portfolio assets. An association must be in compliance with the QTL test or definition of domestic building and loan association on a monthly basis in 9 out of every 12 months. As of March 31, 1998, AFSALA Bank was in compliance with its QTL requirement and met the definition of a domestic building and loan association. There can be no assurance that AFSALA Bank will continue to meet the QTL requirements or the definition of a domestic building and loan association in future periods.

     Liquidity Requirements. All savings associations are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations.

     Federal Home Loan Bank System. AFSALA Bank is a member of the FHLB of New York, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

     Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the OTS. At March 31, 1998, AFSALA Bank was in compliance with these requirements.

                      PROPERTIES OF AFSALA BANCORP, INC.

     AFSALA owns no real property but utilizes the offices of AFSALA Bank. AFSALA Bank operates from its main office and five branch offices. In addition, AFSALA Bank leases space in the Amsterdam Riverfront Center. A majority of this space is used as an operations center and houses the loan servicing, accounting, bookkeeping and proof departments, marketing and business development, and branch operations. The remaining space is used as a branch office with an ATM.

               LEGAL PROCEEDINGS INVOLVING AFSALA BANCORP, INC.

     AFSALA and AFSALA Bank, from time to time, are parties to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which AFSALA Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of AFSALA and AFSALA Bank. No claims or lawsuits were pending or threatened at March 31, 1998 that would be considered material to the financial position of AFSALA Bank and AFSALA.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS OF AFSALA BANCORP, INC.

GENERAL

     On September 30, 1996, AFSALA completed its initial public stock offering in connection with AFSALA Bank's conversion from mutual to stock form, issuing 1,454,750 shares of AFSALA Common Stock at a price of $10.00 per share. Net proceeds to AFSALA were $13.6 million after conversion costs. Approximately $1.1 million of the proceeds were utilized to fund a loan by AFSALA to the AFSALA Bank ESOP which purchased 110,780 shares of AFSALA Common Stock in the offering. AFSALA is not an operating company and has not engaged in any significant business to date. As such, references herein to AFSALA Bank subsequent to September 30, 1996 include AFSALA unless the context otherwise indicates.

     AFSALA Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest and dividend income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also significantly influenced by the level of non-interest expenses, such as employee salaries and benefits, other income, such as fees on deposit-related services, and AFSALA Bank's provision for loan losses.

     AFSALA Bank has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. Management's strategy has been to try to achieve a high loans to assets ratio and a high proportion of lower-costing, non-time deposit accounts in the deposit portfolio. At March 31, 1998, AFSALA Bank's loans receivable, net, to assets ratio was 46.3%. At March 31, 1998, $67.1 million or 48.3% of total deposits were in non-time deposits accounts.

ASSET/LIABILITY MANAGEMENT

     AFSALA Bank's net interest income is sensitive to changes in interest rates, as the rates paid on its interest-bearing liabilities generally change faster than the rates earned on its interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

     To mitigate the impact of changing interest rates on its net interest income, AFSALA Bank manages its interest rate sensitivity and asset/liability products through its asset/liability management committee. The asset/liability management committee meets weekly to determine the rates of interest for loans and deposits and consists of AFSALA Bank's President and Chief Executive Officer, Vice President and Chief Lending Officer, and Treasurer and Chief Financial Officer. Rates on deposits are primarily based on AFSALA Bank's needs for funds and on a review of rates offered by other financial institutions in AFSALA Bank's market areas. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in AFSALA Bank's market areas as well as AFSALA Bank's cost of funds.

     In an effort to reduce interest rate risk and protect itself from the negative effects of rapid or prolonged changes in interest rates, AFSALA Bank has instituted certain asset and liability management measures, including (i) originating, for its portfolio, a large base of adjustable-rate residential mortgage loans and (ii) maintaining substantial levels of interest-bearing term deposits, federal funds, and securities with one to five year terms to maturity.

     The asset/liability management committee manages the interest rate sensitivity of AFSALA Bank through the determination and adjustment of asset/liability composition and pricing strategies. The committee then monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with AFSALA Bank's liquidity needs, growth, and capital adequacy. AFSALA Bank's principal strategy is to reduce the interest rate sensitivity of its interest-earning assets and to match, as closely as possible, the maturities of interest-earning assets with interest-bearing liabilities.

     Net Portfolio Value. In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated present value of total assets ("PV") will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. AFSALA Bank, based on asset size and risk-based capital, has been informed by the OTS that it is exempt from this rule. Nevertheless, the following table presents AFSALA Bank's NPV at September 30, 1997, as calculated by the OTS, based on quarterly information voluntarily provided to the OTS by AFSALA Bank.

                             Net Portfolio Value                             NPV as % of PV of Assets
                    ---------------------------------------     -----------------------------------------------
                    Change in                                                          NPV
                      Rates      $Amount      $ Change/(1)/     $ Change/(2)/       Ratio/(3)/      Change/(4)/
                    ---------    -------      -------------     -------------       ----------      -----------
                                                      (Dollars in thousands)
                    +400 bp       13,264         (7,482)            (36)%                8.59%          -404 bp
                    +300 bp       15,394         (5,352)            (26)                 9.80           -283 bp
                    +200 bp       17,419         (3,326)            (16)                10.90           -173 bp
                    +100 bp       19,221         (1,524)             (7)                11.86            -77 bp
                       0 bp       20,745                                                12.63
                    -100 bp       22,003          1,258               6                 13.24             61 bp
                    -200 bp       23,865          3,120              15                 14.15            152 bp
                    -300 bp       26,322          5,576              27                 15.32            269 bp
                    -400 bp       29,235          8,489              41                 16.67            404 bp

_______________
/(1)/ Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
/(2)/ Calculated as the amount of change in the estimated NPV dividend by the estimated NPV assuming no change in interest rates.
/(3)/ Calculated as the estimated NPV divided by present value of total assets. /(4)/ Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

     Although the OTS has informed AFSALA Bank that is not subject to the IRR component discussed above, AFSALA Bank is still subject to interest rate risk and, as can be seen above, changes in interest rates may reduce AFSALA Bank's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.

     At September 30, 1997, a change in interest rates of a positive 200 basis points would have resulted in a 173 basis point decrease in NPV as a percentage of the present value of AFSALA Bank's total assets. A change in interest rates of a negative 200 basis points would have resulted in a 152 basis point increase in the NPV as a percentage of the present value of AFSALA Bank's total assets. Utilizing the OTS IRR measurement described above, AFSALA Bank, at September 30, 1997, would have been considered by the OTS to have been subject to "normal" IRR and no additional amount would be required to be deducted from risk-based capital.

     Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that AFSALA Bank's assets and liabilities would perform as set forth above. In addition, certain shortcomings are inherent in the preceding NPV tables since the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate AFSALA Bank as well as other institutions. The experience of AFSALA Bank has been that net interest income declines with increases in interest rates and that net interest income increases with decreases in interest rates. Generally, during periods of increasing interest rates, AFSALA Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in AFSALA Bank's interest rate spread and margin. This would result from an increase in AFSALA Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on earning assets would tend to reduce net interest income. AFSALA Bank's interest rate spread increased for the fiscal year ended September 30, 1997 from the fiscal year ended September 30, 1996 from 2.69% to 2.89%. AFSALA Bank's interest rate spread decreased for the three months ended March 31, 1998 to 2.83% from 2.97% for the three months ended March 31, 1997. The interest rate spread for the six months ended March 31, 1998 was 2.81%, as compared to 2.89% for the six months ended March 31, 1997.

     In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on AFSALA Bank's net interest income.

AVERAGE BALANCE SHEET, INTEREST RATE, AND YIELD

     The following table sets forth certain information relating to AFSALA's average balance sheet and reflects the average yield on assets and average cost of liabilities. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the years presented. Average balances are derived from daily balances, however, some balances are derived from month-end balances where management does not believe the use of month-end balances has caused any material difference in the information presented. There have been no tax equivalent adjustments made to the yields.

                                                                   For the Three Months Ended March 31,
                                                     ----------------------------------------------------------------
                                                                  1998                             1997
                                                     -------------------------------  -------------------------------
                                                                Interest   Average               Interest   Average
                                                      Average   Earned/     Yield/     Average   Earned/     Yield/
                                                      Balance     Paid    Cost/(1)/    Balance     Paid    Cost/(1)/
                                                     --------   --------  ----------  --------   --------  ----------
                                                                          (Dollars in Thousands)
Interest-earning assets:
  Federal funds sold...............................  $  9,501   $    128       5.46%  $  6,974   $     88       5.12%
  Term deposits with the FHLB......................     5,015         68       5.50      2,581         35       5.50
  Securities available for sale/(2)/...............    35,666        572       6.50     18,286        269       5.97
  Investment securities held to maturity...........    25,420        421       6.72     42,988        704       6.64
  FHLB of NY stock.................................       565         10       7.18        565          9       6.46
  Net loans receivable/(3)/........................    75,787      1,548       8.28     72,292      1,518       8.52
                                                     --------     ------       ----   --------     ------       ----
    Total interest-earning assets..................   151,954      2,747       7.33    143,686      2,623       7.40
                                                                  ------       ----                ------       ----
Non-interest earning assets........................     7,678                            6,679
                                                     --------                         --------
    Total assets...................................  $159,632                         $150,365
                                                     ========                         ========
Interest-bearing liabilities:
  Savings accounts.................................  $ 35,960        266       3.00   $ 35,696        264       3.00
  NOW accounts.....................................    12,053         67       2.25     10,781         61       2.29
  Money market accounts............................    10,347        109       4.27      8,818         88       4.05
  Time deposit accounts............................    70,069        976       5.65     63,997        879       5.57
  Escrow accounts..................................       314          2       2.58        261          2       3.11
  FHLB of NY long term borrowings..................     1,745         29       6.74      1,651         29       7.12
                                                     --------     ------       ----   --------     ------       ----
    Total interest-bearing liabilities.............   130,488      1,449       4.50    121,204      1,323       4.43
                                                                  ------       ----                ------       ----

Non-interest bearing deposits......................     7,847                            7,403
Other non-interest bearing liabilities.............     1,308                              756
Equity.............................................    19,989                           21,002
                                                     --------                         --------
    Total liabilities and equity...................  $159,632                         $150,365
                                                     ========                         ========

Net interest income................................               $1,298                           $1,300
                                                                  ======                           ======

Interest rate spread...............................                            2.83%                            2.97%
                                                                               ====                             ====

Net interest margin................................                            3.46%                            3.67%
                                                                               ====                             ====

Ratio of average interest-earning assets
 to average interest-bearing liabilities...........    116.45%                          118.55%
                                                     ========                         ========

_____________
/(1)/  Annualized.
/(2)/ Average securities available for sale are included at approximate fair value. The adjustment to approximate fair value is not considered material.
/(3)/  Calculated net of allowance for loan losses. Includes non-accrual loans.

                                                              For the Six Months Ended March 31,
                                                     ----------------------------------------------------------------
                                                                  1998                             1997
                                                     -------------------------------  -------------------------------
                                                                Interest   Average               Interest   Average
                                                      Average   Earned/     Yield/     Average   Earned/     Yield/
                                                      Balance     Paid    Cost/(1)/    Balance     Paid    Cost/(1)/
                                                     --------   --------  ----------  --------   --------  ----------
                                                                          (Dollars in Thousands)
Interest-earning assets:
  Federal funds sold................................ $  6,830   $    182       5.34%  $  7,630   $    198       5.20%
  Term deposits with the FHLB.......................    2,480         68       5.50      5,220        142       5.46
  Securities available for sale/(2)/................   37,319      1,210       6.50     17,536        504       5.76
  Investment securities held to maturity............   28,764        939       6.55     40,856      1,340       6.58
  FHLB of NY stock..................................      565         20       7.10        565         18       6.39
  Net loans receivable/(3)/.........................   75,729      3,113       8.24     71,871      3,037       8.47
                                                     --------     ------       ----   --------     ------       ----
         Total interest-earning assets..............  151,687      5,532       7.31    143,678      5,239       7.31
                                                                  ------       ----                ------       ----
Non-interest earning assets.........................    7,423                            6,631
                                                     --------                         --------
         Total assets............................... $159,110                         $150,309
                                                     ========                         ========

Interest-bearing liabilities:
  Savings accounts.................................. $ 35,848        536       3.00   $ 35,685        533       3.00
  NOW accounts......................................   12,002        136       2.27     10,822        124       2.30
  Money market accounts.............................   10,393        219       4.23      8,485        168       3.97
  Time deposit accounts.............................   69,412      1,954       5.65     63,641      1,767       5.57
  Escrow accounts...................................      327          4       2.45        299          4       2.68
  FHLB of NY long term borrowings...................    1,721         59       6.88      1,701         60       7.07
                                                     --------     ------       ----   --------     ------       ----
         Total interest-bearing liabilities.........  129,703      2,908       4.50    120,633      2,656       4.42
                                                                  ------       ----                ------       ----

Non-interest bearing deposits.......................    8,084                            7,569
Other non-interest bearing liabilities..............    1,286                            1,239
Equity..............................................   20,037                           20,868
                                                     --------                         --------
         Total liabilities and equity............... $159,110                         $150,309
                                                     ========                         ========

Net interest income.................................              $2,624                           $2,583
                                                                  ======                           ======

Interest rate spread................................                           2.81%                            2.89%
                                                                               ====                             ====

Net interest margin.................................                           3.47%                            3.61%
                                                                               ====                             ====

Ratio of average interest-earning assets to
 average interest-bearing liabilities...............   116.95%                          119.10%
                                                     ========                         ========

_____________
/(1)/ Annualized.
/(2)/ Average securities available for sale are included at approximate fair value. The adjustment to approximate fair value is not considered material.
/(3)/ Calculated net of allowance for loan losses. Includes non-accrual loans.

                                                                 Year Ended September 30,
                                              -------------------------------------------------------------
                                                          1997                              1996
                                              -----------------------------   -----------------------------
                                                          Interest   Average             Interest   Average
                                               Average     Earned/   Yield/   Average    Earned/    Yield/
                                               Balance      Paid       Cost   Balance      Paid      Cost
                                              ---------   --------   ------   --------   --------   -------
                                                                   (Dollars in Thousands)
Interest-earning assets:
  Federal funds sold.......................... $  7,625   $    406     5.32%  $  6,543   $    334     5.10%
  Term deposits with the FHLB.................    2,603        142     5.46      2,369        131     5.53
  Securities available for sale/(1)/..........   23,147      1,415     6.11     13,640        742     5.44
  Investment securities held to maturity......   40,360      2,636     6.53     35,734      2,185     6.11
  FHLB of NY stock............................      565         37     6.55        566         37     6.54
  Net loans receivable/(2)/...................   72,675      6,133     8.44     68,127      5,736     8.42
                                               --------    -------     ----   --------     ------     ----
    Total interest-earning assets.............  146,975     10,769     7.33    126,979      9,165     7.22
                                                           -------     ----                ------     ----
Non-interest earning assets...................    6,906                          6,384
                                               --------                       --------
    Total assets.............................. $153,881                       $133,363
                                               ========                       ========

Interest-bearing liabilities:
  Savings accounts............................ $ 36,047      1,081     3.00   $ 35,560      1,067     3.00
  NOW accounts................................   11,174        258     2.31      9,871        224     2.27
  Money market accounts.......................    9,002        364     4.04      6,681        257     3.85
  Time deposit accounts.......................   65,982      3,689     5.59     62,919      3,624     5.76
  Escrow accounts.............................      305          8     2.62        440          9     2.05
  FHLB of NY long term borrowings.............    1,627        115     7.07      2,047        144     7.03
                                               --------    -------     ----   --------     ------     ----
    Total interest-bearing liabilities........  124,137      5,515     4.44    117,518      5,325     4.53
                                                           -------     ----                ------     ----

Non-interest bearing deposits.................    7,845                          6,640
Other non-interest bearing liabilities........      842                            924
Equity........................................   21,057                          8,281
                                               --------                       --------
    Total liabilities and equity.............. $153,881                       $133,363
                                               ========                       ========

Net interest income...........................             $ 5,254                         $3,840
                                                           =======                         ======

Interest rate spread..........................                         2.89%                          2.69%
                                                                       ====                           ====

Net interest margin...........................                         3.57%                          3.02%
                                                                       ====                           ====

Ratio of average interest-earning assets to
 average interest-bearing liabilities.........   118.40%                        108.05%
                                               ========                       ========

_____________
/(1)/ Average securities available for sale are included at approximate fair value. The adjustment to approximate fair value is not considered material.
/(2)/ Calculated net of allowance for loan losses. Includes non-accrual loans.

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense of AFSALA for the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and (ii) changes in rates (changes in rate multiplied by old volume). Increases and decreases due to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                               Three Months Ended March 31,
                                                      1998 vs. 1997
                                            ---------------------------------
                                             Increase (Decrease)      Total
                                                    Due to           Increase
                                            ---------------------
                                              Volume       Rate     (Decrease)
                                            ---------    --------   ---------
Interest and dividend income:
  Federal funds sold....................... $  33,991    $  6,229   $  40,220
  Term deposits with FHLB of NY............    32,739         ---      32,739
  Securities available for sale............   276,978      25,871     302,849
  Investment securities held to maturity...  (291,628)      8,362    (283,266)
  FHLB of NY stock, at cost................       ---       1,464       1,464
  Net loans receivable.....................    73,108     (42,972)     30,136
                                            ---------    --------   ---------

      Total interest and dividend
       income..............................   125,188      (1,046)    124,142
                                            ---------    --------   ---------

Interest expense:
  Savings accounts.........................     1,780         ---       1,780
  NOW accounts.............................     7,415      (1,028)      6,387
  Money market accounts....................    15,448       4,840      20,288
  Time deposit accounts....................    84,249      12,754      97,003
  Escrow accounts..........................       378        (364)         14
  FHLB of NY long term borrowings..........     2,008      (1,210)        798
                                            ---------    --------   ---------

      Total interest expense...............   111,278      14,992     126,270
                                            ---------    --------   ---------

Net change in net interest income.......... $  13,910    $(16,038)  $  (2,128)
                                            =========    ========   =========

                                               Six Months Ended March 31,
                                                      1998 vs. 1997
                                            ---------------------------------
                                             Increase (Decrease)      Total
                                                    Due to           Increase
                                            ---------------------
                                              Volume       Rate     (Decrease)
                                            ---------    --------   ---------
Interest and dividend income:
  Federal funds sold....................... $ (20,984)  $  5,266   $ (15,718)
  Term deposits with FHLB of NY............    75,182      1,033     (74,149)
  Securities available for sale............   633,340     72,124     705,465
  Investment securities held to maturity...  (394,648)    (6,079)   (400,727)
  FHLB of NY stock, at cost................       ---      2,116       2,116
  Net loans receivable.....................   160,021    (83,910)     76,111
                                            ---------   --------   ---------

      Total interest and dividend
       income..............................   302,547     (9,450)    293,097
                                            ---------   --------   ---------

Interest expense:
  Savings accounts.........................     2,993        ---       2,993
  NOW accounts.............................    13,978     (1,565)     12,413
  Money market accounts....................    39,105     11,386      50,491
  Time deposit accounts....................   160,838     25,472     186,310
  Escrow accounts..........................       413       (311)        102
  FHLB of NY long term borrowings..........       785     (1,459)       (674)
                                            ---------   --------   ---------

      Total interest expense...............   218,112     33,523     251,635
                                            ---------   --------   ---------

Net change in net interest income.......... $  84,435   $(42,973)  $  41,462
                                            =========   ========   =========

                                                 Year Ended September 30,
                                                      1997 vs. 1996
                                            -----------------------------------
                                             Increase (Decrease)      Total
                                                    Due to           Increase
                                            ---------------------
                                              Volume       Rate     (Decrease)
                                            ----------   --------  ------------
Interest and dividend income:
  Federal funds sold....................... $   56,699   $ 14,782    $   71,481
  Term deposits with FHLB of NY............     12,503     (1,713)       10,790
  Securities available for sale............    571,824    101,043       672,867
  Investment securities held to maturity...    294,772    156,514       451,286
  FHLB of NY stock, at cost................       (203)       (99)         (302)
  Net loans receivable.....................    383,508     13,646       397,154
                                            ----------   --------    ----------

      Total interest and dividend
      income...............................  1,319,103    284,173     1,603,276
                                            ----------   --------    ----------

Interest expense:
  Savings accounts.........................     13,623        ---        13,623
  NOW accounts.............................     30,577      4,082        34,659
  Money market accounts....................     93,578     13,291       106,869
  Time deposit accounts....................    173,392   (108,794)       64,598
  Escrow accounts..........................     (3,138)     2,170          (968)
  FHLB of NY long term borrowings..........    (29,790)       812       (28,978)
                                            ----------   --------    ----------

      Total interest expense...............    278,242    (88,439)      189,803
                                            ----------   --------    ----------

Net change in net interest income.......... $1,040,861   $372,612    $1,413,473
                                            ==========   ========    ==========

CONSOLIDATED FINANCIAL CONDITION

     March 31, 1998 compared to September 30, 1997. Total assets increased by $5.5 million, or 3.4%, to $165.9 million at March 31, 1998 from $160.4 million at September 30, 1997. This increase was primarily attributable to an increase in federal funds sold of $3.7 million, or 137.4%, and an increase in term deposits with the Federal Home Loan Bank from $0 to $11.0 million or 100.0%, offset by a decrease in total securities (securities available for sale and investment securities held to maturity) of $9.7 million, or 13.4%. These shifts were primarily the result of the investment of funds from maturities and calls of securities, in addition to the proceeds from growth in deposits, into federal fund sold and term deposits with the FHLB of New York. AFSALA's net loans receivable increased by $1.0 million, or 1.3%, to $76.8 million at March 31, 1998 up from $75.8 million at September 30, 1997 due to increased loan activity primarily in residential mortgage and home equity loans.

     AFSALA's deposits increased by $3.6 million, or 2.6%, to $138.9 million at March 31, 1998 from $135.3 million at September 30, 1997 due in part to the opening of a new supermarket branch in December 1997. In addition, FHLB of New York long term borrowings increased $290 thousand, or 20.5%, to $1.7 million at March 31, 1998 from $1.4 million at September 30, 1997, due to an additional borrowing of $500 thousand, offset by repayments of $210 thousand. Accrued expenses and other liabilities increased $2.1 million, or 74.9%, to $4.9 million at March 31, 1998 from $2.8 million at September 30, 1997, primarily due to securities purchases which were due to brokers at March 31, 1998.

     Stockholders' equity decreased by $490 thousand, or 2.4%, to $20.1 million at March 31, 1998 from $20.6 million at September 30, 1997. The decrease was primarily the result of the purchases of treasury stock, offset by net income for the six months ended March 31, 1998. In addition, 11,078 shares of common stock were committed to be released by the AFSALA Bank ESOP as of December 31, 1997, which increased equity by $171 thousand.

     September 30, 1997 compared to September 30, 1996. Total assets increased by $6.7 million, or 4.4%, to $160.4 million at September 30, 1997 from $153.7 million at September 30, 1996, primarily due to increases in net loans receivable of $5.1 million, or 7.3%, and securities available for sale of $20.6 million, or 120.1%, which were partially offset by decreases in federal funds sold and term deposits with the FHLB of New York of $16.5 million, or 86.1%, and $3.0 million, or 100.0%, respectively. These shifts were primarily the result of the re-investment of the proceeds from the offering into higher yielding instruments. The increase in net loans receivable was primarily due to increased loan activity in residential mortgage and home equity loans.

     AFSALA's deposits increased by $8.9 million, or 7.0%, to $135.3 million at September 30, 1997 from $126.5 million at September 30, 1996 primarily due to various marketing promotions offered in the supermarket branches along with the opening of a new branch in May 1997. Offsetting this increase in deposits was a decrease in accrued expenses and other liabilities of $1.7 million, or 37.2%, to $2.8 million at September 30, 1997 from $4.4 million at September 30, 1996. This decrease primarily relates to outstanding cashier checks of $2.6 million which were issued and outstanding on September 30, 1996 to refund the over-subscriptions related to AFSALA's initial public offering, offset partially by a $1.5 million liability for securities purchases which were due to brokers at September 30, 1997.

     Stockholders' equity remained consistent at $20.6 million at both
September 30, 1997 and 1996. An increase in retained earnings of $928 thousand was offset by purchases of treasury stock and the grant of stock under the RSP of $238 thousand and $733 thousand (net of amortization), respectively. Equity during the period was also affected by 2,770 shares of AFSALA Common Stock committed to be released by the AFSALA Bank ESOP as of December 31, 1996 and the change in the net unrealized gain (loss) on securities available for sale, net of tax.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
1997

     Net Income. Net income decreased by $27 thousand, or 9.4%, for the three months ended March 31, 1998 to $256 thousand from $283 thousand for the three months ended March 31, 1997. Net income for the three months ended March 31, 1998 was reduced primarily as a result of increased non-interest expenses, offset in part by a decrease in the provision for loan losses. These and other changes are discussed in more detail below.

     Net Interest Income. Net interest income remained constant at $1.3 million for the three months ended March 31, 1998 and 1997. During the period, total average interest-earning assets increased $8.3 million, or 5.8%, to $152.0 million. However, the increase in the average balance of total interest-bearing liabilities of $9.3 million, or 7.7%, to $130.5 million, exceeded the increase in total average interest-earning assets. The increase in the excess of total interest-bearing liabilities over total interest-earning assets was due primarily to AFSALA's repurchase of 76 thousand shares of stock for a total cost of $1.4 million through March 31, 1998. The increase in the average balance of total interest-bearing liabilities was accompanied by a 7 basis point increase in the average rate paid on these funds.

     Interest-earning assets primarily consist of loans receivable, federal funds sold, securities (securities available for sale combined with investment securities held to maturity), and interest bearing deposits with the FHLB of New York. Interest bearing liabilities primarily consist of interest bearing deposits and long term borrowings from the FHLB of New York.

     The interest rate spread, which is the difference between the yield on average interest earning assets and the percentage cost of average interest bearing liabilities, decreased to 2.83% for the three months ended March 31, 1998 from 2.97% for the three months ended March 31, 1997. The decrease in the interest rate spread is primarily the result of a decrease in the average yield of interest earning assets coupled with an increase in the average cost of interest bearing liabilities during this period.

     Interest and Dividend Income. Interest and dividend income increased by approximately $124 thousand, or 4.7%, to $2.7 million for the three months ended March 31, 1998 from $2.6 million for the three months ended

March 31, 1997. The increase was largely the result of an increase of $8.3 million, or 5.8%, in the average balance of interest earning assets to $152.0 million for the three months ended March 31, 1998 as compared to $143.7 million for the three months ended March 31, 1997. The increase in the average balance of interest earning assets consisted primarily of increases in the average balance of federal funds sold of $2.5 million, or 36.2%, term deposits with the FHLB of New York of $2.4 million, or 94.3%, and an increase in the average balance of net loans receivable of $3.5 million or 4.8%. These increases were partially offset by a decrease in the average balance of total securities (securities available for sale and investment securities held to maturity) of $188 thousand. Also, offsetting the effects of the increase in the average balance of interest-earning assets was a 7 basis point decrease in the average yield on all interest earning assets.

     The yield on the average balance of interest earning assets was 7.33% and 7.40% for the three months ended March 31, 1998 and 1997, respectively.

     Interest income on securities available for sale increased $303 thousand, or 112.5%, to $572 thousand for the three months ended March 31, 1998 from $269 thousand for the same period of the previous year. This increase is primarily the result of an increase in the average balance of securities available for sale of $17.4 million combined with a 53 basis point increase in the average yield on these securities. Interest income on investment securities held to maturity decreased $283 thousand, or 40.2%, to $421 thousand for the three months ended March 31, 1998 from $704 thousand for three months ended March 31, 1997. This decrease is primarily the result of a decrease in the average balance of investment securities held to maturity of $17.6 million offset in part by a 8 basis point increase in the average yield on these securities.

     Interest and fees on loans increased $30 thousand, or 2.0%, to $1.5 million for the three months ended March 31, 1998. This increase was primarily the result of an increase in the average balance of net loans receivable of $3.5 million offset by a 24 basis point decrease in the average yield on net loans receivable.

     Interest Expense. Interest on deposits and escrow accounts increased by $125 thousand for the three months ended March 31, 1998 compared to the three months ended March 31, 1997. This increase in interest on deposits and escrow accounts was substantially due to the increase in interest expense related to NOW, money market, and time deposit accounts. Interest expense on NOW accounts was $67 thousand for the three months ended March 31, 1998, compared to $61 thousand for the three months March 31, 1997. Likewise, interest expense on money market and time deposit accounts was $109 thousand and $976 thousand, respectively, for the three months ended March 31, 1998, compared to $88 thousand and $879 thousand, respectively, for the three months March 31, 1997. These increases were due primarily to increases in the average balances of the respective deposit types.

     Interest on FHLB of New York long term borrowings, which is a less significant portion of interest expense, was $29 thousand for the three months ended March 31, 1998, and 1997. The average amount of borrowing outstanding increased by $94 thousand, or 5.7% from the comparable period, offset by an decrease in the average rate paid by AFSALA of 38 basis points. AFSALA uses FHLB of New York advances as a funding source and generally uses long term borrowings to supplement deposits, which are AFSALA's primary source of funds.

     Provision for Loan Losses. AFSALA's management monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio. The allowance is increased by a charge to the provision for loan losses, the amount of which depends upon an analysis of the changing risks inherent in AFSALA Bank's loan portfolio. Management determines the adequacy of the allowance for loan losses based upon its analysis of risk factors in the loan portfolio. This analysis includes evaluation of credit risk, historical loss experience, current economic conditions, estimated fair value of underlying collateral, delinquencies, and other factors. AFSALA Bank has historically experienced a limited amount of loan charge-offs. However, there can be no assurance that additions to the allowance for loan losses will not be required in future periods or that actual losses will not exceed estimated amounts. The provision for loan losses for the three months ended March 31, 1998 decreased $55 thousand from $70 thousand for the three months ended March 31, 1997.

     Non-Interest Income. Non-interest income and its components remained fairly constant for the three months ended March 31, 1998 and 1997.

     Non-Interest Expenses. Non-interest expenses increased $70 thousand or 7.8%, to $965 thousand for the three months ended March 31, 1998 from $895 thousand for the three months ended March 31, 1997.

     Compensation and benefits expense increased by $118 thousand, or 32.2%, due primarily to costs related to the AFSALA Bank ESOP, the establishment of the Restricted Stock Plan in May 1997, the opening of a new branch in December 1997, as well as general cost of living and merit raises to employees. Management believes that compensation and benefits expenses will increase in future periods as a result of the costs related to the AFSALA Bank ESOP as well as the Restricted Stock Plan.

     Professional service fees for the three months ended March 31, 1998 were $44 thousand, down from $73 thousand for the same period in the previous year. This decrease was due primarily to additional legal and accounting costs incurred during the three months ended March 31, 1997 associated with being a newly-formed company.

     Non-interest expenses for the three months ended March 31, 1998 included non-tax-deductible acquisition-related expenses totaling approximately $29 thousand incurred to date in connection with the Merger Agreement. Management expects to incur additional acquisition-related expenses in future periods, which will increase non-interest expenses.

     Other non-interest expenses decreased $58 thousand, or 30.4%, to $133 thousand for the quarter ended March 31, 1998 when compared to the same quarter of 1997. This decrease is primarily attributed to general expenses incurred during the quarter ended March 31, 1997 associated with being a newly-formed company.

     Income Tax Expense. Income tax expense increased by $5 thousand, or 3.2%, to $163 thousand for the three months ended March 31, 1998 from $158 thousand for the three months ended March 31, 1997. However, the effective tax rate increased from 35.8% for the three months ended March 31, 1997 to 38.8% for the three months ended March 31, 1998. The increase in the effective tax rate was due primarily to the non-tax-deductible acquisition-related expenses mentioned above.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997

     Net Income. Net income increased by $15 thousand, or 2.6%, for the six months ended March 31, 1998 to $567 thousand from $552 thousand for the six months ended March 31, 1997. Net income for the six months ended March 31, 1998 increased primarily as a result of an increase in net interest income and a decrease in the provision for loan losses, offset in part by increases in non-interest expenses and income tax expense and a decrease in non-interest income. These and other changes are discussed in more detail below.

     Net Interest Income. Net interest income increased $41 thousand for the six months ended March 31, 1998 as compared to the same period in 1997. During the period, total average interest-earning assets increased $8.0 million, or 5.6%, to $151.7 million. However, the increase in the average balance of total interest-bearing liabilities of $9.1 million, or 7.5%, to $129.7 million, exceeded the increase in total average interest-earning assets. The increase in the excess of total interest-bearing liabilities over total interest-earning assets was due primarily to AFSALA's repurchase of 76 thousand shares of AFSALA Common Stock for a total cost of $1.4 million through March 31, 1998. The increase in the average balance of total interest-bearing liabilities was accompanied by a 8 basis point increase in the average rate paid on these funds.

     Interest and Dividend Income. Interest and dividend income increased by $293 thousand, or 5.6%, to $5.5 million for the six months ended March 31, 1998 from $5.2 million for the six months ended March 31, 1997. The increase in interest and dividend income was largely the result of an increase of $8.0 million, or 5.6%, in the average balance of interest earning assets to $151.7 million for the six months ended March 31, 1998 as compared to $143.7 million for the six months ended March 31, 1997. The increase in the average balance of interest earning assets consisted primarily of an increase in the average balance of total securities (securities available for sale and investment securities held to maturity) of $7.7 million, or 13.2%, and an increase in the average balance of net loans receivable of $3.9 million, or 5.4%. These increases were partially offset by decreases in the average balance of federal funds sold of $800 thousand, or 10.5%, and term deposits with the FHLB of New York of $2.7 million, or 52.5%.

     Interest income on securities available for sale increased $705 thousand, or 140.0%, to $1.2 million for the six months ended March 31, 1998 from $504 thousand for the same period of the previous year. This increase is primarily the result of an increase in the average balance of securities available for sale of $19.8 million combined with a 74 basis point increase in the average yield on these securities. Interest income on investment securities held to maturity decreased $401 thousand, or 29.9%, to $939 thousand for the six months ended March 31, 1998 from $1.3 million for six months ended March 31, 1997. This decrease is primarily the result of a decrease in the average balance of investment securities held to maturity of $12.1 million combined with a 3 basis point decrease in the average yield on these securities.

     Interest and fees on loans increased $76 thousand, or 2.5%, to $3.1 million for the six months ended March 31, 1998 from $3.0 million for the six months ended March 31, 1997. This increase was primarily the result of an increase in the average balance of net loans receivable of $3.9 million, offset by a 23 basis point decrease in the average yield on net loans receivable.

     Interest Expense. Interest on deposits and escrow accounts increased by $252 thousand for the six months ended March 31, 1998 compared to the six months ended March 31, 1997. This increase in interest on deposits and escrow accounts was primarily due to the increase in interest expense related to NOW, money market, and time deposit accounts. Interest expense on NOW accounts was $136 thousand for the six months ended March 31, 1998, compared to $124 thousand for the six months March 31, 1997. Likewise, interest expense on money market and time deposit accounts was $219 thousand and $2.0 million, respectively, for the six months ended March 31, 1998, compared to $168 thousand and $1.8 million, respectively, for the six months ended March 31, 1997. These increases were due primarily to increases in the average balances of the respective deposit types.

     Interest on FHLB of New York long term borrowings, which is a less significant portion of interest expense, decreased approximately $1 thousand, or 1.1%, to $59 thousand for the six months ended March 31, 1998. This decrease was primarily due to a decrease of 19 basis points in the average cost of borrowings offset by a $20 thousand or 1.2% increase in the average amount of borrowings outstanding during the comparable periods.

     Provision for Loan Losses. The provision for loan losses decreased $100 thousand to $50 thousand for the six months ended March 31, 1998 from $150 thousand for the six months ended March 31, 1997. AFSALA's provision for loan losses is based upon its analysis of the adequacy of the allowance for loan losses. Management determines the adequacy of the allowance for loan losses based upon its analysis of risk factors in the loan portfolio. This analysis includes evaluation of credit risk, historical loss experience, current economic conditions, estimated fair value of underlying collateral, delinquencies, and other factors.

     Non-Interest Income. Non-interest income decreased during the six months ended March 31, 1998 to $193 thousand compared with $228 thousand for the six months ended March 31, 1997. Decreases in service charges on deposit accounts of $22 thousand and other non-interest income of $13 thousand comprised the decrease from the previous period.

     Non-Interest Expenses. Non-interest expenses increased $66 thousand, or 3.6%, to $1.9 million for the six months ended March 31, 1998 from $1.8 million for the six months ended March 31, 1997.

     Compensation and benefits expense increased by $208 thousand or 28.3% from the previous period due primarily to costs related to the AFSALA Bank ESOP, the establishment of the Restricted Stock Plan in May 1997, the opening of a new branch in December 1997, as well as general cost of living and merit raises to employees. Management believes that compensation and benefits expenses will increase in future periods as a result of the costs related to the AFSALA Bank ESOP as well as the Restricted Stock Plan.

     FDIC deposit insurance premiums decreased by $33 thousand, or 43.4%, due primarily to reduced deposit insurance premium rates for the six months ended March 31, 1998, as compared to the same period in the previous year.

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     Professional service fees for the six months ended March 31, 1998 decreased by $67 thousand, or 51.3%, from $132 thousand for the six months ended March 31, 1997, primarily as a result of additional legal and accounting costs incurred during the six months ended March 31, 1997 associated with being a newly-formed company.

     Non-interest expenses for the six months ended March 31, 1998 included non-tax-deductible acquisition-related expenses totaling approximately $29 thousand incurred to date in connection with the Merger Agreement. Management expects to incur additional acquisition-related expenses in future periods, which will increase non-interest expenses.

     Other non-interest expenses decreased $78 thousand, or 21.2%, to $292 thousand for the six months ended March 31, 1998 when compared to the same period in the previous year. The decrease is primarily attributed to general expenses associated with being a newly-formed company, in addition to the write off of certain items deemed uncollectible by management during the previous period.

     Income Tax Expense. Income tax expense increased to $331 thousand for the six months ended March 31, 1998 from $305 thousand for the six months ended March 31, 1997. The increase was the result of an increase in income before income tax expense, as well as the impact of the non-tax-deductible acquisition-related expenses mentioned above.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1997 AND 1996

     Net Income. Net income increased by $978 thousand for the fiscal year ended September 30, 1997 to $1.2 million from $211 thousand for the fiscal year ended September 30, 1996. Net income for the fiscal year ended September 30, 1997 increased primarily as a result of increased net interest income and non-interest income along with a decrease in non-interest expenses, offset in part by an increase in the provision for loan losses and increased income tax expense. Net interest income increased by $1.4 million, or 36.8%, to $5.3 million for the fiscal year ended September 30, 1997 as compared to $3.8 million for the fiscal year ended September 30, 1996. Non-interest income increased $18 thousand, or 4.5%, to $406 thousand for the fiscal year ended September 30, 1997 as compared to $388 thousand for the fiscal year ended September 30, 1996. Non-interest expense decreased by $127 thousand, or 3.4%, to $3.6 million for the fiscal year ended September 30, 1997 from $3.7 million for the fiscal year ended September 30, 1996. This decrease was primarily the result of the special one-time assessment levied by the FDIC on all institutions with SAIF insured deposits to contribute to the recapitalization of the SAIF. On September 30, 1996, AFSALA Bank accrued approximately $702 thousand for the special assessment. The provision for loan losses increased $20 thousand to $250 thousand for the fiscal year ended September 30, 1997, primarily due to the loan growth noted above, and local economic trends. Income tax expense increased $560 thousand to $624 thousand due to an increase in income before income tax expense.

     Net Interest Income. Net interest income increased by approximately $1.4 million, or 36.8%, to $5.3 million for the fiscal year ended September 30, 1997 from $3.8 million for the fiscal year ended September 30, 1996. The increase in net interest income was primarily the result of the increase in the amount of average interest earning assets exceeding the increase in average interest bearing liabilities. Likewise, the interest rate spread increased to 2.89% for the fiscal year ended September 30, 1997 from 2.69% for the previous year. This increase in the interest rate spread was due to a 11 basis point increase in the average yield on interest earning assets combined with a 9 basis point decrease in the average cost of interest bearing liabilities.

     Interest earning assets primarily consist of loans receivable, federal funds sold, securities (securities available for sale combined with investment securities held to maturity), and interest bearing deposits in the FHLB of New York. Interest bearing liabilities primarily consist of interest bearing deposits and long term borrowings from the FHLB of New York.

      Interest and Dividend Income. Interest and dividend income increased by approximately $1.6 million, or 17.5%, to $10.8 million for the fiscal year ended September 30, 1997 from $9.2 million for the fiscal year ended September 30, 1996. The increase in interest and dividend income was largely the result of an increase of $20.0 million, or 15.7%, in the average balance of interest earning assets to $147 million for the fiscal year ended

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September 30, 1997 as compared to $127 million for the fiscal year ended
September 30, 1996. This increase was primarily due to AFSALA's initial public offering on September 30, 1996, which generated approximately $13.6 million in net proceeds which have been redeployed by management into various earning asset categories. Also adding to the increase in interest and dividend income was an 11 basis point increase in the average yield on all interest earning assets. The increase in the average balance of interest earning assets consisted primarily of an increase in the average balance of total securities (both securities available for sale and investment securities held to maturity) of $14.1 million, or 28.6%, an increase in the average balance of net loans receivable of approximately $4.5 million, or 6.7%, an increase in the average balance of term deposits with the FHLB of New York of $234 thousand, or 9.9%, and an increase in the average balance of federal funds sold of $1.1 million, or 16.5%. Interest income on securities available for sale increased $673 thousand, or 90.7%, to $1.4 million for the fiscal year ended September 30, 1997 from $742 thousand for the previous year. The increase in interest income on securities available for sale is primarily due to an increase of $9.5 million in the average balance, as well as a 67 basis point increase in the average yield on these securities. Interest income on investment securities held to maturity increased $451 thousand, or 20.7%, to $2.6 million for the fiscal year ended September 30, 1997 from $2.2 million for the fiscal year ended September 30, 1996. This increase is primarily the result of an increase in the average balance of $4.6 million combined with a 42 basis point increase in the average yield on these securities.

     Interest and fees on loans increased $397 thousand, or 6.9%, to $6.1 million for the fiscal year ended September 30, 1997 from $5.7 million for the fiscal year ended September 30, 1996. This increase was primarily the result of an increase in the average balance of net loans receivable of $4.5 million combined with a 2 basis point increase in the average yield on net loans receivable. The yield on the average balance of interest earning assets was 7.33% and 7.22% for the fiscal years ended September 30, 1997 and 1996, respectively.

     Interest Expense. Interest on deposits and escrow accounts increased by approximately $219 thousand, or 4.2%, to $5.4 million for the fiscal year ended September 30, 1997 from $5.2 million for the fiscal year ended September 30, 1996. The increase in interest on deposits and escrow accounts was substantially due to the increase in interest expense related to money market accounts. Interest expense on money market accounts was $364 thousand for the fiscal year ended September 30, 1997, compared to $257 thousand for the fiscal year ended September 30, 1996. This increase was primarily due to an increase of $2.3 million, or 34.7%, in the average balance of money market accounts along with a 19 basis point increase in the average rate paid on these deposits in fiscal year 1997 as compared to fiscal 1996. Likewise, interest expense on time deposit and NOW accounts was $3.7 million and $258 thousand, respectively, for the fiscal year ended September 30, 1997, compared to $3.6 million and $224 thousand, respectively, for the fiscal year ended September 30, 1996. These increases were primarily due to increases in the average balances of the respective deposit types offset somewhat by a 17 basis point decrease in the average rate paid on time deposit accounts.

     Interest on FHLB of New York long term borrowings, which is a less significant portion of interest expense, decreased by $29 thousand or 20.2% to $115 thousand for the fiscal year ended September 30, 1997 when compared to the fiscal year ended September 30, 1996, as the average amount of borrowings outstanding decreased by $420 thousand or 20.5%, partially offset by an increase in the average rate paid by AFSALA of 4 basis points. AFSALA uses FHLB of New York advances as a secondary funding source and generally uses long term borrowings to supplement deposits which are AFSALA's primary source of funds.

     Provision for Loan Losses. AFSALA's management monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio. The allowance is increased by a charge to the provision for loan losses, the amount of which depends upon an analysis of the changing risks inherent in AFSALA Bank's loan portfolio. AFSALA Bank has historically experienced a limited amount of loan charge-offs. However, there can be no assurance that additions to the allowance for loan losses will not be required in future periods or that actual losses will not exceed estimated amounts. AFSALA's ratio of non-performing loans to total loans was 0.61% and 1.09% at September 30, 1997 and September 30, 1996, respectively. The provision for loan losses for the fiscal year ended September 30, 1997 increased $20 thousand to $250 thousand from $230 thousand for the fiscal year ended September 30, 1996. The increase was primarily due to the growth in the loan portfolio discussed above, as well as local economic trends, including the general decline in real estate values in AFSALA Bank's market areas.

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

     Non-Interest Income. Non-interest income increased during the fiscal year ended September 30, 1997 to $406 thousand compared with $388 thousand for the fiscal year ended September 30, 1996. Increases in service charges on deposit accounts of $6 thousand and other non-interest income of $12 thousand comprised the increase from the previous year.

     Non-Interest Expenses. Non-interest expenses decreased $127 thousand or 3.4% to $3.6 million for the fiscal year ended September 30, 1997 from $3.7 million for the fiscal year ended September 30, 1996. The decrease in non-interest expenses was primarily due to the one-time special assessment levied by the FDIC as discussed above.

     The increase in compensation and benefits expense of $332 thousand or 26.6% was primarily the result of costs related to the AFSALA Bank ESOP totaling $151 thousand for fiscal 1997, the establishment of the Restricted Stock Plan, which resulted in $52 thousand in expense for fiscal 1997, the opening of a new branch in May 1997, as well as general cost of living and merit raises to employees.

     Occupancy and equipment expenses increased by $45 thousand or 9.2% due primarily to the new operations center opened in July 1996 and the new branch opened in May 1997.

     FDIC deposit insurance premiums decreased by $851 thousand or 87.9% due primarily to the one-time special assessment of $702 thousand noted above, as well as reduced deposit insurance premium rates during the year. The reduced rates are the result of the capitalization of the SAIF through a one-time special assessment during September 1996.

     Professional service fees for the fiscal year ended September 30, 1997, increased $190 thousand, or 170.8%, as a result of additional legal, accounting and other fees related to being a publicly traded company.

     Other non-interest expenses increased $91 thousand, or 17.3%, from fiscal 1996 to fiscal 1997 primarily as a result of general expense increases related to the new branch opened in May 1997 and expenses related to being a public company for items such as Delaware franchise taxes, stock registrar and transfer agent fees, annual report preparation, and annual meeting expenses.

     Management believes that compensation and benefits expenses will increase in future periods as a result of the costs related to the AFSALA Bank ESOP as well as the Restricted Stock Plan, which was adopted in May 1997. Furthermore, AFSALA expects that certain operating expenses will increase as a result of the costs associated with being a public company, as noted above.

     Income Tax Expense. Income tax expense increased to $624 thousand for the fiscal year ended September 30, 1997 from $63 thousand for the fiscal year ended September 30, 1996. The increase was primarily the result of the increase in income before income tax expense.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. AFSALA adopted SFAS No. 125 as of January 1, 1997. The adoption of SFAS No. 125 did not have a material impact on AFSALA's consolidated financial statements.

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share ("EPS"). This Statement supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share," and related interpretations. SFAS No. 128 replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. This Statement requires restatement of all prior period EPS data presented. As required, AFSALA adopted SFAS No. 128 in the first quarter of fiscal 1998.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 states that comprehensive income includes reported net income of a company, adjusted for items that are currently accounted for as direct entries to equity, such as the net unrealized gain or loss on securities available for sale. This Statement is effective for fiscal years beginning after December 15, 1997. As required, AFSALA will adopt SFAS No. 130 in the first quarter of fiscal 1999, and will report and display comprehensive income in accordance with the new statement.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for periods beginning after December 15, 1997. Management does not anticipate that the adoption of this Statement will have a material effect on the Company's consolidated financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is currently evaluating the impact of this Statement on the Company's consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     AFSALA Bank is required by OTS regulations to maintain, for each calendar month, a daily average balance of cash and eligible liquid investments of not less than 5% of the average daily balance of its net withdrawable savings and borrowings (due in one year or less) during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%. AFSALA Bank's average liquidity ratio was 47.15% and 45.18% at March 31, 1998 and September 30, 1997, respectively.

     AFSALA's sources of liquidity include cash flows from operations, principal and interest payments on loans, maturities of securities, deposit inflows, and borrowings from the FHLB of New York. During the six months ended March 31, 1998 and 1997, the primary source of funds was cash flows from deposit growth.

     While maturities and scheduled amortization of loans and securities are, in general, a predictable source of funds, deposit flows and prepayments on loans and securities are greatly influenced by general interest rates, economic conditions and competition. In addition, AFSALA Bank invests excess funds in overnight deposits which provide liquidity to meet lending requirements.

     In addition to deposit growth, from time to time AFSALA borrows funds from the FHLB of New York to supplement its cash flows. At March 31, 1998 and September 30, 1997, AFSALA had outstanding borrowings from the FHLB of New York of $1.7 million and $1.4 million, respectively.

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

     As of March 31, 1998 and September 30, 1997, AFSALA had $41.1 million and $37.7 million of securities, respectively, classified as available for sale and $22.2 million and $35.3 million of investment securities, respectively, classified as held to maturity. The liquidity of the securities available for sale portfolio provides AFSALA Bank with additional potential cash flows to meet loan growth and deposit flows.

     Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the saving and loan industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on AFSALA's commitments to make loans and management's assessment of AFSALA's ability to generate funds.

     AFSALA Bank is subject to federal regulations that impose certain minimum capital requirements. At March 31, 1998, AFSALA Bank's capital exceeded each of the regulatory capital requirements of the OTS. AFSALA Bank is "well capitalized" at March 31, 1998 according to regulatory definition. At March 31, 1998, AFSALA's consolidated tangible and core capital levels were both $20.1 million (12.14% of total adjusted assets) and its total risk-based capital level was $20.7 million (30.66% of total risk-weighted assets). The minimum regulatory capital ratio requirements of AFSALA Bank are 1.5% for tangible capital, 3.0% for core capital, and 8.0% for total risk-based capital.

     During fiscal 1997, the stockholders approved the Restricted Stock Plan, which allows for a stock repurchase of 4% of the outstanding shares of AFSALA Common Stock. Under this plan, 58,190 shares were repurchased by AFSALA in open-market transactions at a total cost of $939 thousand or $16.14 per share. In addition, AFSALA as been approved by the OTS to repurchase up to 10% of the outstanding shares of AFSALA Common Stock to be used for general corporate purposes. As of March 31, 1998, 76,310 shares had been repurchased by AFSALA in open-market transactions at a total cost of $1.4 million, or $18.08 per share.

IMPACT OF THE YEAR 2000

     AFSALA is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The "Year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The concern is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     AFSALA is utilizing both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. It is anticipated that all reprogramming efforts will be complete by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from AFSALA's primary processing vendors that plans are being developed to address processing of transactions in the Year 2000. Testing has begun with its outside data processing service bureau. Furthermore, AFSALA expects any corrective measures required to be prepared for the Year 2000 to be implemented on a timely basis. AFSALA's Year 2000 Committee reports on a quarterly basis to the AFSALA Board on AFSALA's progress in resolving any Year 2000 problems. Currently management does not expect a material impact on AFSALA's earnings as a result of the Year 2000 problem.

EFFECT OF INFLATION AND CHANGING PRICES

     AFSALA's consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services.

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

             DESCRIPTION OF AMBANC HOLDING CO., INC. CAPITAL STOCK

GENERAL

     Ambanc's Certificate of Incorporation (the "Ambanc Certificate") authorizes the issuance by Ambanc of up to 20,000,000 shares of its capital stock, consisting of 15,000,000 shares of Ambanc Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Ambanc Preferred Stock"). As of July 27, 1998, _________ shares of Ambanc Common Stock and no shares of Ambanc Preferred Stock were issued and outstanding. The Ambanc Common Stock is quoted on the National Market tier of the Nasdaq Stock Market under the symbol "AHCI." See "Comparative Stock Prices and Dividend Information."

COMMON STOCK

     Each share of Ambanc Common Stock has the same relative rights and is identical in all respects with each other share of Ambanc Common Stock. The Ambanc Common Stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other government agency.

     Subject to any prior rights of the holders of any Ambanc Preferred Stock then outstanding, holders of the Ambanc Common Stock are entitled to receive such dividends as are declared by the Ambanc Board out of funds legally available therefor. Full voting rights are vested in the holders of Ambanc Common Stock, each share being entitled to one vote, subject to the rights of the holders of any Ambanc Preferred Stock then outstanding. The Ambanc Certificate authorizes the Ambanc Board to issue authorized shares of Ambanc Common Stock without stockholder approval. Subject to any prior rights of the holders of any Ambanc Preferred Stock then outstanding, in the event of liquidation, dissolution or winding up of Ambanc, holders of shares of Ambanc Common Stock are entitled to receive pro rata, any assets distributable to stockholders in respect of shares held by them. Holders of shares of Ambanc Common Stock do not have any preemptive rights to subscribe for any additional securities which may be issued by Ambanc or cumulative voting rights. The outstanding shares of Ambanc Common Stock are fully paid and non-assessable.

     The foregoing discussion of the Ambanc Common Stock is qualified in its entirety be reference to the description of the Ambanc Common Stock contained in Ambanc's Registration Statement on Form 8-A with respect thereto, which is incorporated by reference into this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

PREFERRED STOCK

     The Ambanc Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Ambanc Board may determine. The Ambanc Board is expressly authorized at any time, and from time to time, to provide for the issuance of Ambanc Preferred Stock with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be set forth in the certificate of designation for the series of Ambanc Preferred Stock issued. The Ambanc Board is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights. The ability of the Ambanc Board to issue Ambanc Preferred Stock without stockholder approval could make an acquisition by an unwanted suitor of a controlling interest in Ambanc more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Ambanc.

     Shares of Ambanc Preferred Stock redeemed or acquired by Ambanc may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by the Ambanc Board.

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

ANTITAKEOVER PROVISIONS

     Certain provisions of the Ambanc Certificate may have the effect of delaying, deferring or preventing a change in control of Ambanc. See "Comparison of Rights of Stockholders of Ambanc Holding Co., Inc. and AFSALA Bancorp, Inc."

                    COMPARISON OF RIGHTS OF STOCKHOLDERS OF
               AMBANC HOLDING CO., INC. AND AFSALA BANCORP, INC.

INTRODUCTION

     Upon consummation of the Merger, stockholders of AFSALA, a Delaware corporation, whose rights are currently governed by Delaware law and AFSALA's Certificate of Incorporation (the "AFSALA Certificate") and Bylaws (the "AFSALA Bylaws"), will become stockholders of Ambanc, a Delaware corporation, and their rights will be governed by Delaware law and the Ambanc Certificate and Ambanc's Bylaws (the "Ambanc Bylaws"). The following discussion is not intended to be a complete statement of all differences affecting the rights of stockholders and is qualified in its entirety by reference to the AFSALA Certificate and Bylaws and Ambanc Certificate and Bylaws and Delaware law.

ISSUANCE OF CAPITAL STOCK

     The AFSALA Certificate authorizes the issuance of 3,500,000 shares of capital stock, consisting of 3,000,000 shares of AFSALA Common Stock and 500,000 shares of serial preferred stock, par value $.10 per share ("AFSALA Preferred Stock"). The Ambanc Certificate authorizes the issuance of 20,000,000 shares of capital stock, consisting of 15,000,000 shares of Ambanc Common Stock and
5,000,000 shares of Ambanc Preferred Stock.   At July 27, 1998, _____ shares of
Ambanc Common Stock were issued and outstanding and no shares of Ambanc Preferred Stock were issued and outstanding. At July 27, 1998, ______ shares of AFSALA Common Stock were issued and outstanding and no shares of AFSALA Preferred Stock were issued and outstanding. AFSALA and Ambanc are generally authorized to issue additional shares of capital stock up to the amount authorized under their respective Certificates without stockholder approval.

STOCKHOLDER ACTION BY UNANIMOUS CONSENT NOT PERMITTED

     Both the Ambanc and AFSALA Certificates provide that any action required or permitted to be taken by stockholders must be taken at a duly called meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of stockholders.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND STOCKHOLDER
PROPOSALS

     The AFSALA Bylaws provide that nominations for the election of directors and proposals for business at an annual meeting of stockholders may be made by any stockholder who submits written notice thereof to the Secretary of AFSALA at least 60 days prior to the anniversary date of AFSALA's immediately preceding annual meeting of stockholders.

     The Ambanc Bylaws provide that an Ambanc stockholder may make nominations for the election of directors at an annual meeting of stockholders by delivering written notice of such nominations to the Secretary of Ambanc not less than 30 days prior to the date of the meeting. In the event that less than 40 days notice of the date of the meeting is given to Ambanc's stockholders, the stockholder's notice of nominations must be received no later than the tenth day following the date on which notice of the meeting was mailed.

     The Ambanc Bylaws also provide that a stockholder may submit a proposal for business at an annual meeting of stockholders by providing written notice thereof to the Secretary of Ambanc at least 60 days prior to the anniversary date of the preceding year's annual meeting, except that if the date of the upcoming annual meeting is advanced by more than twenty days, or is delayed by more than 60 days from the anniversary date, the notice must be delivered

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

no later than the close of business on the later of the 60th day prior to the upcoming annual meeting or the tenth day following the day on which notice of the upcoming meeting was mailed or the date on which the date of the upcoming meeting was publicly announced.

NUMBER, CLASSIFICATION AND TERM OF DIRECTORS

     The AFSALA Board currently consists of seven directors, divided into three classes with two directors in two classes and three directors in one class. Each director serves for a term of three years. Under the AFSALA Certificate, the number of directors may not be less than three nor more than 15. Under the AFSALA Certificate and Bylaws, the number of directors may be changed at any time by two-thirds vote of the members of the AFSALA Board.

     The Ambanc Board currently consists of ten members, divided into three classes with three directors in two classes and four directors in one class.
Each director serves for a term of three years.   Under the Ambanc Certificate,
the number of directors is to be fixed from time to time exclusively by the Ambanc Board upon approval by a majority of the total number of directors Ambanc would have if there were no vacancies on the Ambanc Board (the "Whole Ambanc Board").

     As a result of the classification of the AFSALA and Ambanc Boards, which provides for the expiration of terms on a staggered basis, it would generally take two annual meetings to effect a change in membership of a majority of either Board.

     Pursuant to the Merger Agreement, four new directors will be added to the Ambanc Board following the Merger. See "Management After the Merger" and "The Merger--Interests of Certain Persons in the Merger."

REMOVAL OF DIRECTORS

     Under the AFSALA Certificate, no member of the AFSALA Board may be removed except for cause, and then only by the affirmative vote of at least 80% of the outstanding shares of capital stock of AFSALA entitled to vote generally in the election of directors. The Ambanc Certificate provides that any director or the entire Ambanc Board may be removed for cause upon the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of Ambanc's capital stock entitled to vote generally in the election of directors.

CUMULATIVE VOTING NOT PERMITTED

     The AFSALA and Ambanc Certificates each provide that stockholders may not cumulate their votes in the election of directors. By not permitting cumulative voting, holders of a majority of the outstanding shares of AFSALA and Ambanc Common Stock may elect the entire AFSALA and Ambanc Boards, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares.

SPECIAL MEETINGS OF STOCKHOLDERS

     Under the AFSALA Certificate, special meetings of stockholders may be called only by a majority of the AFSALA Board or by a committee of the AFSALA Board authorized to call such meetings. Similarly, under the Ambanc Bylaws, special meetings of stockholders may be called only by a majority of the Whole Ambanc Board.

QUORUM AND VOTING REQUIREMENTS

     Under the AFSALA Bylaws, a majority of the outstanding shares of AFSALA stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. Unless otherwise provided by law or the AFSALA Certificate or Bylaws, under the AFSALA Bylaws, in matters other than the election of directors, a majority of the quorum shall be sufficient to pass on a matter at a meeting of AFSALA stockholders.

     Under the Ambanc Bylaws, at a meeting of Ambanc stockholders, the holders of at least one-third of all of the shares entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum, except as otherwise required by law. Under the Ambanc Bylaws, except as otherwise required by law or provided in the Ambanc Certificate, in any matter other than the election of directors, a majority of the votes cast shall determine the matter.

LIMITATIONS ON VOTING OR ACQUISITIONS OF CAPITAL STOCK

     The AFSALA and Ambanc Certificates each contain nearly identical provisions which provide generally that in no event shall any record owner of any outstanding shares of AFSALA or Ambanc Common Stock, as the case may be, which is beneficially owned, directly or indirectly by any person who, as of any record date for determination of stockholders entitled to vote on any manner, beneficially owns in excess of 10% of the then-outstanding shares of AFSALA or Ambanc Common Stock, as the case may be (the "Limit"), be entitled to vote any shares held in excess of the Limit. The AFSALA Certificate also provides that for a period of five years after the conversion of AFSALA Bank from mutual to stock form (which occurred on September 30, 1996), no person shall directly or indirectly "Offer" to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of AFSALA. This provision does not apply to the Merger.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     The Ambanc Certificate provides that certain business combinations (as defined therein) involving any "Interested Stockholder" (which generally means any person or entity owning or controlling more than 10% of the outstanding voting stock of Ambanc), must be approved by the holders of at least 80% of the voting power of the then-outstanding shares of Ambanc stock entitled to vote in the election of directors, unless (i) the business combination has been approved in advance by a majority of the directors who are unaffiliated with the Interested Stockholder and were directors prior to the time that the Interested Stockholder became an Interested Stockholder ("Disinterested Directors"), or
(ii) certain fair price conditions are met. In the event the requisite approval of the Disinterested Directors is given, or the fair price conditions are met, the normal voting requirements of Delaware law and the Ambanc Certificate would apply to the transaction.

     The AFSALA Certificate contains a substantially similar provision relating to certain business combinations involving AFSALA and a principal stockholder thereof.

"ANTI-GREENMAIL" PROVISIONS

     The Ambanc Certificate contains an "anti-greenmail" provision which provides that any direct or indirect purchase or other acquisition by Ambanc of any equity security of any class from any "Interested Person" shall require approval by the holders of at least 80% of the voting stock of Ambanc that is not beneficially owned by the Interested Person. For purposes of the "anti-greenmail" provision, the term "Interested Person" is defined generally as a direct or indirect beneficial owner of 5% or more of the voting stock of Ambanc or any affiliate or associate of such person. Specifically excluded from this restriction is any purchase or acquisition (i) made as part of a tender or exchange offer by Ambanc to purchase securities of the same class made on the same terms to all holders of such securities; (ii) made pursuant to an open market purchase program approved by a majority of the Ambanc Board, including a majority of the Disinterested Directors; or (iii) which is approved by a majority of the Ambanc Board, including a majority of the Disinterested Directors, at no more than the market price of the shares to be purchased from the Interested Person.

     The AFSALA Certificate does not contain an "anti-greenmail" provision.

AMENDMENT OF CERTIFICATE AND BYLAWS

     Under Delaware law, the AFSALA and Ambanc Certificates may generally be amended upon approval of a majority of the outstanding shares of stock entitled to vote thereon. The AFSALA Certificate provides that certain provisions thereof may be amended only upon approval by the affirmative vote of the holders of at least 80% of the outstanding shares of AFSALA stock entitled to vote generally in the election of directors, including provisions relating to: (i) meetings of stockholders, cumulative voting and proxies; (ii) notice for director nominations and stockholder proposals; (iii) the number of directors, vacancies on the AFSALA Board and the classification of the AFSALA Board; (iv) the removal of directors;
(v) limitations on voting rights of greater than 10% beneficial owners of AFSALA stock; (vi) certain business combinations involving principal stockholders of AFSALA; (vii) the evaluation of offers to acquire AFSALA; (viii) elimination of directors' liability; (ix) indemnification of directors, officers and employees; and (x) amendment of the AFSALA Certificate and Bylaws.

     The Ambanc Certificate provides that certain provisions thereof may only be amended upon approval by the affirmative vote of at least 80% of the voting power of all of the then-outstanding shares of Ambanc stock entitled to vote generally in the election of directors, including provisions relating to: (i) the authorization of the Ambanc Board to issue shares of Ambanc Preferred Stock;
(ii) limitations on voting rights of greater than 10% beneficial owners of Ambanc stock; (iii) the requirement that all stockholder action be taken at a duly called meeting of stockholders; (iv) the calling of special meetings of stockholders; (v) the number of directors and classification of the Ambanc Board; (vi) vacancies on the Ambanc Board; (vii) notice for director nominations and stockholder proposals; (viii) the removal of directors; (ix) amendment of the Ambanc Certificate and Bylaws; (x) certain business combinations involving "Interested Stockholders"; (xi) the purchase by Ambanc of equity securities from any "Interested Person"; and (xii) indemnification of directors and officers.

     The AFSALA Certificate provides that the AFSALA Bylaws may be amended by a majority of the AFSALA Board or by the vote of the holders of at least 80% of the outstanding shares of AFSALA stock entitled to vote generally in the election of directors. The Ambanc Certificate provides that the Ambanc bylaws may be amended by a majority of the Whole Ambanc Board or by the vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of Ambanc stock entitled to vote generally in the election of directors.

                                 LEGAL MATTERS

     The validity of the shares of Ambanc Common Stock offered hereby has been passed upon for Ambanc by Silver, Freedman & Taff, L.L.P., Washington, D.C. Certain other legal matters in connection with the Merger may be passed upon for Ambanc by Silver, Freedman & Taff, L.L.P., and will be passed upon for AFSALA by Malizia, Spidi, Sloane & Fisch, P.C.,Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Ambanc as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in the Ambanc 1997 10-K and incorporated by reference in this Joint Proxy Statement/Prospectus, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of AFSALA as of September 30, 1997 and 1996 and for each of the years in the two year period ended September 30, 1997 included in this Joint Proxy Statement/Prospectus, have been so included in reliance upon the report of the accounting firm of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                             STOCKHOLDER PROPOSALS

     AFSALA will hold a 1999 Annual Meeting of Stockholders only if the Merger is not consummated before the time of such meeting. In such event, as disclosed in the proxy materials for AFSALA's 1998 Annual Meeting of Stockholders, in order to be eligible for inclusion in AFSALA's proxy materials for the 1999 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must have been received at the main office of AFSALA, 161 Church Street, Amsterdam, New York 12010, by September 11, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act. With respect to any stockholder proposal to take action at the 1999 Annual Meeting of Stockholders which does not satisfy the above requirements for inclusion in AFSALA's proxy materials, notice of such proposal must be received at the main office of AFSALA not later than December 26, 1998 for such proposal to be eligible for presentation at such meeting.

     As disclosed in the proxy materials for Ambanc's 1998 Annual Meeting of Stockholders, in order to be eligible for inclusion in Ambanc's proxy materials for the 1999 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the main office of Ambanc, 11 Division Street, Amsterdam, New York 12010-4312, no later than December 24, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act. With respect to any stockholder proposal to take action at the 1999 Annual Meeting of Stockholders which does not satisfy the above requirements for inclusion in Ambanc's proxy materials, notice of such proposal must be received at the main office of Ambanc not later than April 13, 1999 for such proposal to be eligible for presentation at such meeting;
however, in the event such meeting is held before May 23, 1999 or after August 11, 1999, notice must be received not later than the close of business on the later of the 60th day prior to the date of such meeting or the tenth day following the day on which notice of the meeting was first mailed or public announcement of the date of such meeting was first made.

                                 OTHER MATTERS

     The AFSALA Board is not aware of any business to come before the AFSALA Special Meeting other than those matters described above in this Joint Proxy Statement/Prospectus. If any other matter should properly come before the AFSALA Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment. However, proxies instructed to vote against adoption of the Merger Agreement will not be voted for a proposal to approve adjournment of the AFSALA Special Meeting in the event that there are not sufficient shares present in person or by proxy at the AFSALA Special Meeting to adopt the Merger Agreement.

     The Ambanc Board is not aware of any business to come before the Ambanc Special Meeting other than those matters described above in this Joint Proxy Statement/Prospectus. If any other matter should properly come before the Ambanc Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment. However, proxies instructed to vote against adoption of the Merger Agreement will not be voted for a proposal to approve adjournment of the Ambanc Special Meeting in the event that there are not sufficient shares present in person or by proxy at the Ambanc Special Meeting to adopt the Merger Agreement.

                      AFSALA BANCORP, INC. AND SUBSIDIARY


                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                  Page Number
                                                                                                  -----------
CONSOLIDATED FINANCIAL STATEMENTS AND
INDEPENDENT AUDITORS' REPORT FOR THE
YEARS ENDED SEPTEMBER 30, 1997 AND 1996
Independent Auditors' Report........................................................................   F-2
Consolidated Balance Sheets as of September 30, 1997 and 1996.......................................   F-3
Consolidated Statements of Income for the years ended September 30, 1997 and 1996...................   F-4
Consolidated Statements of Changes in Stockholders' Equity for the years
 ended September 30, 1997 and 1996..................................................................   F-5
Consolidated Statements of Cash Flows for the years ended September 30, 1997 and 1996...............   F-6
Notes to Consolidated Financial Statements..........................................................   F-8


UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS AS OF MARCH 31, 1998
AND FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 1998 AND 1997

Consolidated Balance Sheets as of March 31, 1998 and September 30, 1997.............................   M-1
Consolidated Statements of Income for the three months ended March 31, 1998 and 1997................   M-2
Consolidated Statements of Income for the six months ended March 31, 1998 and 1997..................   M-3
Consolidated Statements of Cash Flows for the six months ended March 31, 1998 and 1997..............   M-4
Notes to Unaudited Consolidated Interim Financial Statements........................................   M-5

[LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]


                         Independent Auditors' Report


   The Board of Directors and Shareholders
   AFSALA Bancorp, Inc.:


   We have audited the accompanying consolidated balance sheets of AFSALA Bancorp, Inc. and subsidiary (the Company) as of September 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AFSALA Bancorp, Inc. and subsidiary as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                       /s/ KPMG Peat Marwick LLP


   Albany, NY
   November 14, 1997

                       AFSALA BANCORP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                           September 30, 1997 and 1996

                                                                                   1997                      1996
                                                                                   ----                      ----
                         Assets

Cash and due from banks                                                    $        5,127,320              4,816,392
Federal funds sold                                                                  2,675,000             19,200,000
Term deposits with the Federal Home Loan Bank                                               -              3,000,000
                                                                           ------------------     ------------------
        Total cash and cash equivalents                                             7,802,320             27,016,392
                                                                           ------------------     ------------------

Securities available for sale, at fair value                                       37,705,373             17,131,802
Investment securities held to maturity                                             35,263,826             34,999,930
Federal Home Loan Bank of New York stock, at cost                                     565,300                565,300

Loans receivable                                                                   76,927,350             71,556,754
Less: Allowance for loan losses                                                    (1,108,080)              (879,463)
                                                                           ------------------     ------------------
     Net loans receivable                                                          75,819,270             70,677,291
                                                                           ------------------     ------------------

Accrued interest receivable                                                         1,405,687              1,156,466
Premises and equipment, net                                                         1,659,444              1,703,491
Other assets                                                                          186,066                426,015
                                                                           ------------------     ------------------
        Total assets                                                       $      160,407,286            153,676,687
                                                                           ==================     ==================

     Liabilities and Stockholders' Equity

Liabilities:
     Deposits                                                              $      135,316,322            126,460,081
     Federal Home Loan Bank of New York long term
       borrowings                                                                   1,415,625              1,815,625
     Escrow accounts                                                                  266,656                365,187
     Accrued expenses and other liabilities                                         2,789,562              4,444,922
                                                                           ------------------     ------------------
        Total liabilities                                                         139,788,165            133,085,815
                                                                           ------------------     ------------------

Commitments and contingent liabilities (note 13)

Stockholders' Equity:
     Preferred stock, $0.10 par value; authorized
       500,000 shares; none issued                                                          -                      -
     Common stock, $0.10 par value; authorized
       3,000,000 shares; 1,454,750 shares issued                                      145,475                145,475
     Additional paid-in capital                                                    13,465,092             13,460,381
     Retained earnings, substantially restricted                                    9,048,824              8,120,864
     Common stock acquired by ESOP (108,010 shares
       in 1997 and 110,780 shares in 1996)                                         (1,080,105)            (1,107,800)
     Unearned Restricted Stock Plan                                                  (733,194)                     -
     Treasury stock, at cost (15,000 shares in 1997)                                 (238,125)                     -
     Net unrealized gain (loss) on securities
       available for sale, net of tax                                                  11,154                (28,048)
                                                                           ------------------     ------------------
        Total stockholders' equity                                                 20,619,121             20,590,872
                                                                           ------------------     ------------------
        Total liabilities and stockholders' equity                         $      160,407,286            153,676,687
                                                                           ==================     ==================

See accompanying notes to consolidated financial statements.

                       AFSALA BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

                     Years ended September 30, 1997 and 1996

                                                                         1997           1996
                                                                         ----           ----
Interest and dividend income:
  Interest and fees on loans                                         $ 6,133,225     5,736,071
  Interest on federal funds sold                                         405,441       333,960
  Interest on FHLB term deposits                                         142,037       131,247
  Interest on securities available for sale                            1,414,978       742,111
  Interest on investment securities                                    2,636,444     2,185,158
  Dividends on Federal Home Loan Bank of New York stock                   36,670        36,972
                                                                      ----------    ----------
               Total interest and dividend income                     10,768,795     9,165,519
                                                                      ----------    ----------

Interest expense:
     Deposits and escrow accounts                                      5,400,195     5,181,414
     Federal Home Loan Bank of New York long term
         borrowings                                                      114,669       143,647
                                                                      ----------    ----------
               Total interest expense                                  5,514,864     5,325,061
                                                                      ----------    ----------
               Net interest income                                     5,253,931     3,840,458

Provision for loan losses                                                250,000       230,000
                                                                      ----------    ----------
               Net interest income after provision for loan losses     5,003,931     3,610,458
                                                                      ----------    ----------
Non-interest income:
     Service charges on deposit accounts                                 371,652       365,658
     Other                                                                34,018        22,377
                                                                      ----------    ----------
               Total non-interest income                                 405,670       388,035
                                                                      ----------    ----------
Non-interest expenses:
     Compensation and benefits                                         1,577,427     1,245,908
     Occupancy and equipment                                             533,833       488,971
     FDIC deposit insurance premium                                      116,917       967,467
     Data processing fees                                                279,056       268,295
     Professional service fees                                           301,910       111,500
     Advertising                                                          58,311        44,552
     Supplies                                                            112,664        71,651
     Other                                                               616,903       525,731
                                                                      ----------    ----------
               Total non-interest expenses                             3,597,021     3,724,075
                                                                      ----------    ----------
               Income before income tax expense                        1,812,580       274,418

Income tax expense                                                       623,551        63,100
                                                                      ----------    ----------
               Net income                                            $ 1,189,029       211,318
                                                                      ==========    ==========

               Net income per share                                  $      0.89           N/A
                                                                      ==========    ==========


See accompanying notes to consolidated financial statements.

                       AFSALA BANCORP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                     Years ended September 30, 1997 and 1996


                                                                                               Common
                                                                Additional                     stock       Unearned
                                                      Common     paid-in       Retained       acquired    Restricted   Treasury
                                                       stock     capital       earnings       by ESOP     Stock Plan     Stock
                                                       -----     -------       --------       -------     ----------     -----
Balance at September 30, 1995                    $      --         --         7,909,546          --           --          --

Net income                                              --         --           211,318          --           --          --

Common stock issued                                  145,475   13,460,381         --             --           --          --

Acquisition of common stock by ESOP
  (110,780 shares)                                      --         --             --         (1,107,800)      --          --

Change in net unrealized gain (loss) on
  securities available for sale, net of tax             --         --             --             --           --          --
                                                  ----------   ----------    ----------      ----------   ----------   ----------
Balance at September 30, 1996                        145,475   13,460,381     8,120,864      (1,107,800)      --          --

Net income                                              --         --         1,189,029          --           --          --

Dividends paid on common stock ($0.08 per share)        --         --          (107,738)         --           --          --

Allocation of ESOP stock (2,770 shares)                 --          4,711         --             27,695       --          --

Grant of restricted stock under Restricted Stock
  Plan (58,190 shares)                                  --        785,565         --             --        (785,565)      --

Treasury stock purchased (73,190 shares)                --         --             --             --           --      (1,177,021)

Funding of Restricted Stock Plan (58,190 shares)        --       (785,565)     (153,331)         --           --         938,896

Amortization of Unearned Restricted Stock               --         --             --             --          52,371       --

Change in net unrealized gain (loss) on
  securities available for sale, net of tax             --         --             --             --           --          --
                                                  ----------   ----------    ----------      ----------  ----------   ----------
Balance at September 30, 1997                    $   145,475   13,465,092     9,048,824      (1,080,105)   (733,194)    (238,125)
                                                  ==========   ==========    ==========      ==========  ==========   ==========


                                                   Net unrealized
                                                    gain (loss) on
                                                      securities
                                                    available for
                                                  sale, net of tax         Total
                                                  ----------------         -----
Balance at September 30, 1995                          4,583             7,914,129

Net income                                                                 211,318

Common stock issued                                      --             13,605,856

Acquisition of common stock by ESOP
  (110,780 shares)                                       --             (1,107,800)

Change in net unrealized gain (loss) on
  securities available for sale, net of tax          (32,631)              (32,631)
                                                  ----------            ----------
Balance at September 30, 1996                        (28,048)           20,590,872

Net income                                               --             1,189,029

Dividends paid on common stock ($0.08 per share)         --              (107,738)

Allocation of ESOP stock (2,770 shares)                  --                32,406

Grant of restricted stock under Restricted Stock
  Plan (58,190 shares)                                   --                 --

Treasury stock purchased (73,190 shares)                 --            (1,177,021)

Funding of Restricted Stock Plan (58,190 shares)         --                --

Amortization of Unearned Restricted Stock                --                52,371

Change in net unrealized gain (loss) on
  securities available for sale, net of tax           39,202               39,202
                                                  ----------           ----------
Balance at September 30, 1997                         11,154           20,619,121
                                                  ==========           ==========


See accompanying notes to consolidated financial statements.

                       AFSALA BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                     Years ended September 30, 1997 and 1996

                                                                                    1997              1996
                                                                                    ----              ----
(Decrease) increase in cash and cash equivalents:
Cash flows from operating activities:
   Net income                                                              $      1,189,029           211,318
   Adjustments to reconcile net income to net cash (used in)
      provided by operating activities:
                  Depreciation                                                      170,270           166,705
                  Provision for loan losses                                         250,000           230,000
                  Allocation of ESOP stock                                           32,406              --
                  RSP compensation expense                                           52,371              --
                  Deferred tax benefit                                             (165,416)          (24,308)
                  Increase in accrued interest receivable                          (249,221)          (25,812)
                  Decrease (increase) in other assets                               239,949          (181,505)
                  (Decrease) increase in accrued expenses and other
                       liabilities                                               (3,156,538)        3,314,561
                                                                            ---------------   ---------------
                       Total adjustments                                         (2,826,179)        3,479,641
                                                                            ---------------   ---------------
                       Net cash (used in) provided by operating
                          activities                                             (1,637,150)        3,690,959
                                                                            ---------------   ---------------

Cash flows from investing activities:
    Proceeds from the maturity and call of securities available
         for sale                                                                14,325,277         4,484,510
    Purchases of securities available for sale                                  (33,339,448)       (2,500,000)
    Proceeds from the maturity and call of investment
         securities held to maturity                                             11,221,165        10,501,537
    Purchases of investment securities held to maturity                         (11,485,061)      (15,381,273)
    Redemption of Federal Home Loan Bank of New York
         stock                                                                         --                 900
    Net loans made to customers                                                  (5,391,979)       (5,485,197)
    Proceeds from sale of other real estate owned                                      --              25,434
    Capital expenditures                                                           (126,223)         (256,528)
                                                                            ---------------   ---------------
                       Net cash used in investing activities                    (24,796,269)       (8,610,617)
                                                                            ---------------   ---------------

Cash flows from financing activities:
    Net increase in deposits                                                      8,856,241        10,387,502
    Net decrease in escrow accounts                                                 (98,531)         (135,336)
    Repayments on long term borrowings from the Federal
         Home Loan Bank                                                            (400,000)         (487,500)
    Purchases of treasury stock                                                  (1,030,625)             --
    Cash dividends paid on common stock                                            (107,738)             --
    Net proceeds from common stock issued in stock conversion                          --           13,605,856
    Acquisition of common stock by ESOP                                                --          (1,107,800)
                                                                            ---------------   ---------------
                       Net cash provided by financing activities                  7,219,347        22,262,722
                                                                            ---------------   ---------------
Net (decrease) increase in cash and cash equivalents                            (19,214,072)       17,343,064
Cash and cash equivalents at beginning of year                                   27,016,392         9,673,328
                                                                            ---------------   ---------------
Cash and cash equivalents at the end of year                               $      7,802,320        27,016,392
                                                                            ===============   ===============

                                                                     (Continued)

                       AFSALA BANCORP, INC. AND SUBSIDIARY

                     Years ended September 30, 1997 and 1996




                                                                                        1997                 1996
                                                                                        ----                 ----

Additional disclosures relative to cash flows:
     Interest paid                                                                $      5,525,197         5,321,830
                                                                                   ===============   ===============

     Taxes paid                                                                   $        374,528           205,460
                                                                                   ===============   ===============

Supplemental schedule of non-cash investing and financing activities:
     Transfer of loans to other real estate owned                                 $         31,389            25,434
                                                                                   ===============   ===============

      Investment securities held to maturity transferred to securities available for sale in accordance with the FASB "Special Report," fair value of
            securities transferred $16,604,244                                    $           -           16,602,489
                                                                                   ===============   ===============

      Change in net unrealized gain (loss) on securities
            available for sale, net of tax                                        $         39,202           (32,631)
                                                                                   ===============   ===============
      Increase in amounts due to broker from purchases of
            securities available for sale                                         $      1,500,000             -
                                                                                   ===============   ===============
      Increase in amounts due to broker from purchases of
            treasury stock                                                        $        146,396             -
                                                                                   ===============   ===============

See accompanying notes to consolidated financial statements.

                       AFSALA BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1997 and 1996

(1)    Summary of Significant Accounting Policies

        AFSALA Bancorp, Inc. (the Holding Company or the Company) was incorporated under Delaware law in June 1996 as a holding company to purchase 100% of the common stock of Amsterdam Federal Bank (the Bank). The Bank converted from a mutual form to a stock form institution and the Holding Company completed its initial public offering on September 30, 1996, at which time the Holding Company purchased all of the outstanding stock of the Bank. To date, the principal operations of AFSALA Bancorp, Inc. have been those of the Bank.

        The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements:

        (a)   Basis of Presentation

              The accompanying consolidated financial statements include the accounts of the Holding Company and its wholly owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated. The accounting and reporting policies of the Company conform in all material respects to generally accepted accounting principles and to general practice within the thrift industry. The Company utilizes the accrual method of accounting for financial reporting purposes.

        (b)   Use of Estimates

              The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned acquired in connection with foreclosures or insubstance foreclosures. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, management generally obtains independent appraisals for properties.

              Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination which may not be currently available to management.

              A substantial portion of the Company's assets are loans secured by real estate located in Montgomery and neighboring counties in New York State. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent upon market conditions in these market areas. In addition, other real estate owned, is also generally located in Montgomery and neighboring counties in New York State.

                       AFSALA BANCORP, INC. AND SUBSIDIARY

(1), Continued

        (c)   Cash Equivalents

              For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

        (d) Securities Available for Sale, Investment Securities Held to Maturity, and Federal Home Loan Bank of New York Stock

              Management determines the appropriate classification of securities, at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported as a separate component of stockholders' equity, net of tax. The Company does not maintain a trading portfolio.

              Realized gains and losses on the sale of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The cost of securities is adjusted for amortization of premium and accretion of discount, which is calculated on an effective interest method.

              Unrealized losses on securities are charged to earnings when the decline in fair value of a security is determined to be other than temporary.

              Non-marketable equity securities, such as Federal Home Loan Bank of New York stock, are stated at cost. The investment in Federal Home Bank of New York stock is required for membership. This investment is pledged to secure Federal Home Loan Bank of New York long term borrowings.

        (e)   Reclassification of Investment Securities

              In November 1995, the staff of the Financial Accounting Standards Board (FASB) released its Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report contained, among other things, a unique provision that allowed entities to, as of one date either concurrent with the initial adoption of the Special Report (November 15, 1995), but no later than December 31, 1995, reassess the appropriateness of the classifications of all securities held at that time. In accordance with the provisions of this Special Report, the Company reclassified securities with an amortized cost of $16,602,489 and an approximate fair value of $16,604,244 from investment securities held to maturity to securities available for sale as of December 31, 1995.

                       AFSALA BANCORP, INC. AND SUBSIDIARY

(1), Continued

        (f)   Net Loans Receivable

              Loans receivable are stated at the unpaid principal amount, net of the allowance for loan losses. Loans considered doubtful of collection by management are placed on a non-accrual status for the recording of interest. Generally, loans past due 90 days or more as to principal or interest are considered to be in non-accrual status except for those loans which, in management's judgment, are adequately secured and for which collection is probable. Previously accrued income that has not been collected is generally reversed from current income. Fees received from and costs incurred for loan originations are recorded to interest income on loans as received or incurred. Based upon management's analysis, recording loan origination fees and costs on the cash basis does not have a material impact on the Company's consolidated financial statements.

        (g)   Allowance for Loan Losses

              The allowance for loan losses is increased through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance for loan losses is maintained at a level deemed appropriate by management based on an evaluation of the known and inherent risks in the portfolio, past loan loss exposure, estimated value of underlying collateral, and current and prospective economic conditions that may affect borrowers' ability to pay.

        (h)   Loan Impairment

              As of October 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Under these Statements, a loan (generally commercial-type loans) is considered impaired when it is probable that the borrower will not make principal and interest payments according to the original contractual terms of the loan agreement, or when a loan (of any type) is restructured in a troubled debt restructuring subsequent to the adoption of these Statements. These Statements prescribe recognition criteria for loan impairment and measurement methods for impaired loans. Impaired loans are included in non-performing loans, generally as non-accrual commercial type loans.

              The allowance for loan losses related to impaired loans is based on the discounted cash flows using the loan's initial effective rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Company's impaired loans are generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans. The adoption of SFAS Nos. 114 and 118 did not have a significant effect on the Company's consolidated financial statements.

              Other real estate owned includes both formally foreclosed and insubstance foreclosed real properties. In accordance with SFAS No. 114, a loan is classified as an insubstance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

                       AFSALA BANCORP, INC. AND SUBSIDIARY

(1), Continued

              At September 30, 1997, other real estate owned consisted of one residential one-to-four family property and amounted to approximately $31 thousand. There was no other real estate owned at September 30, 1996.

        (i)   Premises and Equipment

              Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the terms of the related leases or the useful lives of the assets.

        (j)   Employee Benefit Plans

              The Company has a defined contribution 401(k) plan covering all full time employees meeting age and service requirements. In addition, the Company has a supplemental employee retirement plan for certain executive officers.

              The Company also has an employee stock ownership plan (ESOP) which was established to provide substantially all employees of the Company the opportunity to also become stockholders. The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountants' Statement of Position No. 93-6 "Employers' Accounting for Stock Ownership Plans."

              The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued t Employees." Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards on the date of grant as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and net income per share as if the fair-value-based method defined in SFAS No. 123 had been applied to stock option grants made in 1995 and later years. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

              The Company also accounts for its restricted stock plan in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expenses as the shares become vested. Any excess of the cost to fund purchases of restricted stock plan shares over the grant date fair value is charged to retained earnings.

                       AFSALA BANCORP, INC. AND SUBSIDIARY

(1), Continued

        (k)  Income Taxes

             The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management's judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        (l)  Financial Instruments

             In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk, such as commitments to extend credit, unused lines of credit, and standby letters of credit. The Company's policy is to record such instruments when funded.

        (m)  Net Income Per Share

             Net income per share is computed based on the weighted average number of shares outstanding, less unallocated ESOP shares, during the period. The effect of outstanding stock option awards and shares granted under the restricted stock plan are not material to the calculation of net income per share. Net income per share is not presented for periods prior to the initial stock offering as the Bank was a mutual thrift at the time and no stock was outstanding. As the conversion of the Bank to stock form was effective as of September 30, 1996, net income per share is not applicable for the year ended September 30, 1996. See also note 1(o).

        (n)  Cashier Checks

             The Company's cashier checks (including teller's checks, loan disbursement checks, expense checks and money orders), are drawn upon deposit accounts at the Bank and are ultimately paid through the Bank's Federal Reserve correspondent account. Outstanding cashier checks are classified as accrued expenses and other liabilities on the consolidated balance sheets.

                       AFSALA BANCORP, INC. AND SUBSIDIARY

(1), Continued

        (o)  Recent Accounting Pronouncements

             In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. The Company adopted SFAS No. 125 as of January 1, 1997. The adoption of SFAS No. 125 did not have a material impact on the Company's consolidated financial statements.

             In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share (EPS). This Statement supersedes Accounting Principals Board Opinion No. 15, "Earnings per Share," and related interpretations. SFAS No. 128 replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

             Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. This Statement requires restatement of all prior period EPS data presented. As required, the Company will adopt SFAS No. 128 in the first quarter of fiscal 1998, and will report and display EPS in accordance with the new Statement.

             In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 states that comprehensive income includes reported net income of a company, adjusted for items that are currently accounted for as direct entries to equity, such as the net unrealized gain or loss on securities available for sale. This Statement is effective for both interim and annual periods beginning after December 15, 1997. As required, the Company will adopt the reporting requirements of this Statement in the second quarter of fiscal 1998.

             In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for periods beginning after December 15, 1997. As required, the Company will adopt the reporting requirements of this Statement in the second quarter of fiscal 1998.

                       AFSALA BANCORP, INC. AND SUBSIDIARY

(1), Continued

       (p)   Reclassifications

             Amounts in the prior period's consolidated financial statements are reclassified whenever necessary to conform to the current period's presentation.


(2)    Conversion to Stock Ownership

       On September 30, 1996, the Holding Company sold 1,454,750 shares of common stock at $10.00 per share to depositors, employees of the Bank, and employee benefit plans of the Bank. Net proceeds from the sale of stock of the Holding Company, after deducting conversion expenses of approximately $942 thousand, were approximately $13.6 million and are reflected as common stock and additional paid-in capital in the accompanying consolidated balance sheets. The Company utilized approximately $6.8 million of the net proceeds to acquire all of the capital stock of the Bank.

       As part of the conversion, the Bank established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after the conversion. In the unlikely event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Holding Company, or repurchase any of its capital stock, if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

       The Bank's capital exceeds all of the fully phased-in regulatory capital requirements. The Office of Thrift Supervision ("OTS") regulations provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without the approval of the OTS, make capital distributions during the calendar year of up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval.

       Unlike the Bank, the Holding Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders.


(3)    Cash Reserve Requirements

       The Bank is required to maintain certain cash reserves and other deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $867 thousand and $767 thousand at September 30, 1997 and 1996, respectively.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(4)  SECURITIES AVAILABLE FOR SALE

     The amortized cost and approximate fair value of securities available for sale 1997 and 1996 were as follows:

                                                                     1997
                                               -------------------------------------------------
                                                                Gross       Gross    Approximate
                                                Amortized    Unrealized  Unrealized     Fair
                                                   Cost         Gains      Losses       Value
                                                   ----        -----       ------       -----
              U.S. Government and
                agency securities               $29,056,416     107,678       6,280   29,157,814
              States and political
                subdivisions                      3,536,236       6,846       6,338    3,536,744
              Collateralized mortgage
                obligations                       5,095.820      14,055      99,060    5,0l0,815
                                                 ----------    --------    --------   ----------
                       Total securities
                         available for sale     $37,688,472     128,579     111,678   37,705,373
                                                 ==========    ========    ========   ==========
                                                                     1996
                                               -------------------------------------------------
                                                                Gross       Gross    Approximate
                                                Amortized    Unrealized  Unrealized     Fair
                                                   Cost         Gains      Losses       Value
                                                   ----        -----       ------       -----
              U.S. Government and
                agency securities               $ 8,762,717      27,436      11,470    8,778,683
              States and political
                subdivisions                      4,987,667      22,640      17,707    4,992,600
              Collateralized mortgage
                obligations                       3,423,917      30,808      94,206    3,360,519
                                                 ----------     -------     -------   ----------
                       Total securities
                         available for sale     $17,174,301      80,884     123,383   17,131,802
                                                 ==========     =======     =======   ==========

     Substantially all of the collateralized mortgage obligations at September 30, 1997 and 1996 consist of Fannie Mae, Freddie Mac, and Government National Mortgage Association ("GNMA") securities.

     The amortized cost and approximate fair value of securities available for sale at September 30, 1997, by contractual maturity, are shown below (collateralized mortgage obligations are included by final contractual maturity). Expected maturities may differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                     Amortized    Approximate
                                                                                        Cost      Fair Value
                                                                                        ----      ----------
              Due within one year                                                    $ 3,445,917    3,451,641
              Due one year to five years                                              15,640,535   15,689,193
              Due five years to ten years                                             13,506,200   13,553,725
              Due after ten years                                                      5,095,820    5,010,8l4
                                                                                      ----------   ----------
               Total securities available for sale                                   $37,688,472   37,705,373
                                                                                      ==========   ==========

     There were no sales of securities available for sale during the years ended September 30, 1997 and 1996.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(5)  INVESTMENT SECURITIES HELD TO MATURITY

     The amortized cost and approximate fair value of investment securities held to maturity at September 30, 1997 and 1996 were as follows:


                                                                   1997
                                          -----------------------------------------------------
                                                         Gross          Gross       Approximate
                                          Amortized    Unrealized    Unrealized        Fair
                                             Cost        Gains         Losses         Value
                                             ----        -----         ------         -----
              U.S. Government and
                agency securities         $24,035,484      86,125       47,805      24,073,804
              Mortgage-backed
                securities                 11,182,369     229,776       62,388      11,349,757
              Other                            45,973           -            -          45,973
                                           ----------     -------      -------      ----------
                  Total investment
                    securities held to
                    maturity              $35,263,826     315,901      110,193      35,469,534
                                           ==========     =======      =======      ==========

                                                                   1996
                                          -----------------------------------------------------
                                                         Gross          Gross       Approximate
                                          Amortized    Unrealized    Unrealized        Fair
                                             Cost        Gains         Losses         Value
                                             ----        -----         ------         -----
              U.S. Government and
                agency securities         $22,786,722      25,823      297,575       22,514,970
              Mortgage-backed
                securities                 12,172,235     128,219       93,141       12,207,313
              Other                            40,973           -            -           40,973
                                           ----------     -------      -------       ----------
                  Total investment
                    securities held to
                    maturity              $34,999,930     154,042      390,716       34,763,256
                                           ==========     =======      =======       ==========

     Substantially all of the mortgage-backed securities at September 30, 1997 and of Fannie Mae, Freddie Mac, and GNMA securities.

     The amortized cost and approximate fair value of investment securities held to maturity at September 30, 1997, by contractual maturity, are shown below (mortgage-backed securities are included by final contractual maturity). Expected maturities may differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  Amortized        Approximate
                                                                     Cost          Fair Value
                                                                     ----          ----------
              Due within one year                                 $ 6,336,053        6,320,142
              Due one year to five years                           11,554,527       11,549,920
              Due five years to ten years                           6,741,945        6,793,561
              Due after ten years                                  10,631,301       10,805,911
                                                                   ----------       ----------
                Total                                             $35,263,826       35,469,534
                                                                   ==========       ==========

     There were no sales of investment securities held to maturity during the years ended September 30, 1997 and 1996.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(6)  NET LOANS RECEIVABLE

     A summary of net loans receivable at September 30, 1997 and 1996 is as follows:

                                                           1997           1996
                                                           ----           ----
      Loans secured by real estate:
       Conventional one-to-four family mortgages       $44,081,646     42,912,395
       Commercial                                        3,665,186      3,015,220
       Home equity                                      17,676,832     14,665,911
       FHA insured                                         302,477        386,048
       VA guaranteed                                       523,316        667,225
                                                        ----------     ----------
                                                        66,249,457     61,646,799
                                                        ----------     ----------

      Other loans:
       Personal secured                                  3,874,609      3,942,824
       Personal unsecured                                  475,415        432,707
       Commercial                                        3,513,204      3,103,577
       Home improvement                                  1,789,938      1,560,032
       Passbook                                            938,440        779,494
       Education                                            86,287         91,321
                                                        ----------     ----------
                                                        10,677,893      9,909,955
                                                        ----------     ----------

                                                        76,927,350     71,556,754
      Less: Allowance for loan losses                   (1,108,080)      (879,463)
                                                        ----------     ----------
          Net loans receivable                         $75,819,270     70,677,291
                                                        ==========     ==========

     Certain conventional mortgage loans held in the Company's loan portfolio are used to secure Federal Home Loan Bank of New York long term borrowings.

     A summary of the allowance for loan losses is as follows:

                                                                                          1997        1996
                                                                                          ----        ----
       Balance at beginning of year                                                    $  879,463   677,681
       Provision for loan losses                                                          250,000   230,000
       Charge-offs                                                                        (23,578)  (28,218)
       Recoveries                                                                           2,195         -
                                                                                        ---------   -------
       Balance at end of year                                                          $1,108,080   879,463
                                                                                        =========   =======

     The following table sets forth information with regard to non-performing loans:


                                                                                          1997       1996
                                                                                          ----       ----
       Loans in non-accrual status                                                     $  469,351   716,461
       Loans contractually past due 90 days
         or more and still accruing interest                                                    -    65,953
                                                                                        ---------   -------
           Total non-performing loans                                                  $  469,351   782,414
                                                                                        =========   =======


     There were no troubled debt restructurings at September 30, 1997 or 1996.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(6), CONTINUED

     Accumulated interest on non-accrual loans, as shown above, of approximately $30 thousand and $33 thousand was not recognized in interest income during the years ended September 30, 1997 and 1996, respectively. Approximately $9 thousand and $29 thousand of interest on non-accrual loans, as shown above, was collected and recognized in interest income during the years ended September 30, 1997 and 1996, respectively.

     As of September 30, 1997 and 1996, the recorded investment in loans that were considered to be impaired under SFAS No. 114 totaled approximately $10 thousand and $40 thousand respectively, for which the related allowance for loan loss was approximately $3 thousand and $4 thousand, respectively. During the years ended September 30, 1997 and 1996, the average balance of impaired loans was approximately $43 thousand and $40 thousand, respectively. Interest income collected on the impaired loans during the years ended September 30, 1997 and 1996 was approximately $6 thousand and $0, respectively.

     Certain directors and executive officers of the Company are customers of and have other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled approximately $361 thousand and $301 thousand at September 30, 1997 and 1996, respectively. Total advances to the directors and executive officers during the year ended September 30, 1997 were approximately $179 thousand. Total payments made on these loans were approximately $119 thousand for the year ended September 30, 1997.

(7)  ACCRUED INTEREST RECEIVABLE

     A summary of accrued interest receivable as of September 30, 1997 and 1996 is as follows:

                                                           1997          1996
                                                           ----          ----
           Term deposits with the Federal Home
            Loan Bank                                 $       -          43,900
           Securities available for sale                  373,185       186,706
           Investment securities held to maturity         507,444       432,787
           Loans receivable                               525,058       493,073
                                                        ---------     ---------
              Total accrued interest receivable       $ 1,405,687     1,156,466
                                                        =========     =========

(8)  PREMISES AND EQUIPMENT, NET

     Premises and equipment at September 30, 1997 and 1996 is summarized by major classification as follows:

                                                           1997          1996
                                                           ----          ----

           Land and land improvements                 $   388,044       388,044
           Office buildings                             1,128,801     1,128,801
           Leasehold improvements                         371,889       370,511
           Furniture, fixtures and equipment            1,043,249       929,751
                                                       ----------    ----------
            Total                                       2,931,983     2,817,107
           Less accumulated depreciation               (1,272,539)   (1,113,616)
                                                       ----------    ----------
            Premises and equipment, net               $ 1,659,444     1,703,491
                                                       ==========    ==========

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(8) CONTINUED

    Depreciation included in occupancy and equipment expense amounted to approximately $170 thousand and $167 thousand for the years ended September 30, 1997 and 1996, respectively.

(9) DEPOSITS

    Deposit account balances at September 30, 1997 and 1996 are summarized as follows:

                             Stated
                              rate              1997              1996
                              ----              ----              ----

Savings accounts              3.00%        $ 36,180,998        36,916,478
N.O.W. accounts            2.25 - 2.75       11,617,872        10,779,847
Money market
      accounts             2.75 - 4.87        9,933,742         7,728,854
Time deposit accounts:
                           3.00 - 3.99          678,606                --
                           4.00 - 4.99        2,093,829        14,505,461
                           5.00 - 5.99       55,659,435        30,823,393
                           6.00 - 6.99        8,584,559        15,491,537
                           7.00 - 7.99        2,695,255         3,012,883
                                            -----------       -----------
           Total time deposit accounts       69,711,684        63,833,274
                                            -----------       -----------
Non-interest bearing
       accounts                               7,872,026         7,201,628
                                            -----------       -----------
           Total deposits                  $135,316,322       126,460,081
                                            ===========       ===========

    The approximate amount of contractual maturities of time deposit accounts for the years subsequent to September 30, 1997 are as follows:

        Years ended September 30,
        -------------------------

                 1998                 $ 51,344,348
                 1999                    9,156,369
                 2000                    5,474,873
                 2001                    2,687,470
                 2002                    1,048,624
                                       -----------
                                      $ 69,711,684
                                       ===========

    At September 30, 1997 and 1996, the aggregate amount of time deposit accounts with balances equal to or in excess of $100 thousand was approximately $8.6 million and $6.8 million, respectively. Deposits in excess of $100 thousand are not Federally insured.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(9)  CONTINUED

     Interest expense on deposits and escrow accounts for the years ended September 30, 1997 and 1996, is summarized as follows:

                                                          1997          1996
                                                          ----          ----

         Savings accounts                            $ 1,081,101     1,067,478
         N.O.W. accounts                                 258,396       223,737
         Money market accounts                           363,605       256,736
         Time deposits                                 3,688,735     3,624,137
         Escrow accounts                                   8,358         9,326
                                                      ----------     ---------
          Total                                      $ 5,400,195     5,181,414
                                                      ==========     =========

         Weighted average
          interest rate at end
          of period                                         4.19%         4.11%
                                                            ====          ====

(10) Income Taxes

     The following is a summary of the components of income tax expense for the years ended September 30, 1997 and 1996:

                                                          1997           1996
                                                          ----           ----

         Current tax expense:
          Federal                                     $  662,884        73,774
          State                                          126,083        13,634
         Deferred tax benefit                           (165,416)      (24,308)
                                                       ---------     ---------
          Income tax expense                          $  623,551        63,100
                                                       =========     =========

     Income tax expense for financial reporting purposes is greater than the amount computed by applying the statutory federal income tax rate of 34% to income before income tax expense for the reasons noted in the table below:

                                                          1997           1996
                                                          ----           ----

         Expense at statutory federal tax rate        $  616,277        93,302
         Tax-exempt income                               (61,948)      (49,137)
         State income taxes, net of
           federal tax benefit                            64,700        16,708
         Decrease in the deferred tax
           asset valuation allowance                     (30,000)         --
         Effect of graduated tax rates                      --          (2,438)
         Other, net                                       34,522         4,665
                                                       ---------     ---------
           Income tax expense                         $  623,551        63,100
                                                       =========     =========

         Effective tax rate                                 34.4%         23.0%
                                                       =========     =========

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(10) CONTINUED

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 1997 and 1996 are as follows:

                                                            1997       1996
                                                            ----       ----

     Deferred tax assets:
        Differences in reporting the provision
         for loan losses and loan charge-offs           $  444,562    352,841
        Other                                               68,819     36,404
                                                         ---------  ---------
           Total gross deferred tax assets                 513,381    389,245
           Less valuation allowance                       (120,000)  (150,000)
                                                         ---------  ---------
           Net deferred tax assets                         393,381    239,245
                                                         ---------  ---------

     Deferred tax liabilities:
        Depreciation                                       (77,079)   (75,901)
        Prepaid expenses                                    (8,597)   (28,463)
        Other                                              (22,183)   (14,775)
                                                         ---------  ---------
           Total deferred tax liabilities                 (107,859)  (119,139)
                                                         ---------  ---------
           Net deferred tax asset at end of year           285,522    120,106
                                                         ---------  ---------
           Net deferred tax asset at beginning
             of year                                       120,106     95,798
                                                         ---------  ---------
           Deferred tax benefit for the year            $ (165,416)   (24,308)
                                                         =========  =========

   In addition to the deferred tax assets and liabilities noted above, the Company also had a deferred tax liability of approximately $6 thousand at September 30, 1997, and a deferred tax asset of approximately $14 thousand at September 30,1996, related to the net unrealized gain or loss on securities available for sale.

   During the year ended September 30, 1997, the deferred tax asset valuation allowance was reduced by $30 thousand. In maintaining the valuation allowance, the Company takes into consideration the nature and timing of the deferred tax items as well as the amount of available open tax carrybacks. The Company has fully reserved its New York State deferred tax asset, which is a significant component of deferred tax assets, due to the lack of carryback and carryforward provisions available in New York State. Any changes in the valuation allowance are based upon the Company's continuing evaluation of the level of such allowance, the amount of New York State deferred tax assets, and the realizability of the temporary differences creating the deferred tax asset. Based on recent historical and anticipated future pre-tax earnings, management believes it is more likely than not that the Company will realize its net deferred tax assets.

   As a thrift institution, the Bank is subject to special provisions in the federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(10), CONTINUED

      Certain amendments to the federal and New York State tax laws regarding bad debt deductions were enacted in July and August 1996. The federal amendments include elimination of the percentage of taxable income method for tax years beginning after December 31, 1995 and imposition of a requirement to recapture into taxable income (over a six-year period) the bad debt reserves in excess of the base-year amounts. The Bank did not have any federal bad debt reserves in excess of the base-year amount, thus there was no recapture requirement. The New York State amendments redesignate the Bank's state bad debt reserves at December 31, 1995 as the base-year amount and also provide for future additions to the base-year reserve using the percentage of taxable income method.

      In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the December 31, 1996 (the latest date for which the calculation is available) federal and state base-year reserves of approximately $2.0 million and $3.4 million, respectively, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws as amended, events that would result in taxation of these reserves include (i) redemptions of the Bank's stock or certain excess distributions to the Company and (ii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities at December 31, 1996 with respect to the federal and state base-year reserves were approximately $669 thousand and $137 thousand (net of federal benefit), respectively.


(11)  FEDERAL HOME LOAN BANK OF NEW YORK LONG TERM BORROWINGS

      The long term borrowings from the Federal Home Loan Bank of New York are secured by conventional mortgage loans held in the Company's loan portfolio, as well as the Federal Home Loan Bank of New York stock. The rates on the various advances ranged from 5.42% to 10.30% and 5.07% to 10.30% at September 30, 1997 and 1996, respectively. The weighted average rate on the remaining borrowings was 7.01% and 6.83% at September 30, 1997 and 1996, respectively. The following table sets forth the remaining maturities of the borrowings at September 30, 1997:

            Years ended September 30,
            ------------------------

                      1998                            $   350,000
                      1999                                337,500
                      2000                                321,875
                      2001                                181,250
                      2002                                112,500
                   2003-2004                              112,500
                                                        ---------
                                                      $ 1,415,625
                                                        =========


(12)  RELATED PARTY TRANSACTIONS

      The law firm of a Director of the Company provides the majority of the Company's legal services. The Company expensed approximately $62 thousand in fees to this law firm for legal services for each of the years ended September 30, 1997 and 1996, respectively.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(12), CONTINUED

      The Company leases certain branch facilities and office space from an entity controlled by a member of the Board of Directors. The leases expire in February 2001. The terms of the leases provide for increased payments each year ranging in total from $20 thousand in the first year to $30 thousand in the last year. Management believes the terms of these leases to be consistent with normal market terms.

      See also note 6.


(13)  COMMITMENTS AND CONTINGENT LIABILITIES

      Off-Balance Sheet Financing and Concentrations of Credit
      --------------------------------------------------------
      The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit, unused personal lines of credit, and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement by the Company.

      The Company's exposure to credit loss in the event of nonperformance by the other party to the commitment to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

      Unless otherwise noted, the Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first or second lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial property.

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(13), CONTINUED

      Contract amounts of financial instruments that represent credit risk as of September 30, 1997 and 1996, at fixed and variable interest rates are as follows:

                                                            1997
                                               ---------------------------------
                                                  Fixed    Variable     Total
                                                  -----    --------     -----
  Commitments outstanding:
   Residential mortgages                     $    672,000   194,000      866,000
   Commercial real estate loans                   150,000      -         150,000
    Unadvanced portion of
      construction loans                          332,245   256,818      589,063
                                               ---------- ---------  -----------
                                                1,154,245   450,818    1,605,063
                                               ---------- ---------  -----------
  Unused lines and standby letters of credit:
   Personal lines of credit                       276,944      -         276,944
   Standby letters of credit                         -       40,000       40,000
                                               ---------- ---------  -----------
                                                  276,944    40,000      316,944
                                               ---------- ---------  -----------
                                             $  1,431,189   490,818    1,922,007
                                               ========== =========  ===========

                                                            1996
                                               ---------------------------------
                                                  Fixed    Variable     Total
                                                  -----    --------     -----
  Commitments outstanding:
   Residential mortgages                     $    300,200   629,000      929,200
   Commercial real estate loans                    86,500      -          86,500
    Unadvanced portion of
     construction loans                           208,584   124,018      332,602
                                               ---------- ---------  -----------
                                                  595,284   753,018    1,348,302
                                               ---------- ---------  -----------

  Unused lines and standby letters of credit:
   Personal lines of credit                       224,263      -         224,263
   Standby letters of credit                         -      106,000      106,000
                                               ---------- ---------  -----------
                                                  224,263   106,000      330,263
                                               ---------- ---------  -----------
                                             $    819,547   859,018    1,678,565
                                               ========== =========  ===========


      The range of interest rates on fixed rate commitments outstanding was 7.25% to 8.25% at September 30, 1997. The interest rate on the unused personal lines of credit was 15.00% at September 30, 1997.

      Commitments on residential mortgage loans generally expire within 60 days of the date of issuance. Funds for construction loans are advanced during the construction phase based upon various stages of completion in accordance with the results of inspection reports. All funds for construction loans are generally advanced within 180 days.

      The Company does not engage in investments in futures contracts, forwards, swaps, or option contracts or other derivative investments with similar characteristics.

      The Company grants residential, consumer, and commercial loans in Montgomery and neighboring counties in New York State. Accordingly, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economy of this region.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(13), CONTINUED

      Lease Commitments
      -----------------
      The Company leases certain branch facilities and office space under noncancelable operating leases. Total expenses under these leases for the years ended September 30, 1997 and 1996, were approximately $105 thousand and $97 thousand, respectively.

      A summary of the future minimum commitments required under noncancelable operating leases as of September 30, 1997 are as follows:

               Years ending September 30,
               --------------------------
                          1998                    $  134,337
                          1999                       139,763
                          2000                        81,899
                          2001                        39,776
                          2002                        27,400
                                                   ---------
                                                  $  423,175
                                                   =========

      Borrowing Arrangements
      ----------------------
      The Company has two lines of credit available with the Federal Home Loan Bank of New York which expire in January 1998. The first is an overnight line of credit for approximately $7.7 million with interest based on existing market conditions. The second is a one-month overnight repricing line of credit for approximately $7.7 million with interest based on existing market conditions. There were no amounts outstanding under these lines at September 30,1997.

      Legal Proceedings
      -----------------
      The Company is, from time to time, a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.


(14)  EMPLOYEE BENEFIT PLANS

      The Company's defined contribution 401(k) plan covers all full time employees meeting age and service requirements. The Company matches participant contributions up to a maximum of 4.5%. Costs associated with this plan were approximately $39 thousand and $35 thousand for the years ended September 30, 1997 and 1996, respectively.

      The Company also has a supplemental employee retirement plan (SERP) for certain executive officers. The expense associated with this plan was approximately $24 thousand for the year ended September 30, 1997, and approximately $21 thousand for the year ended September 30, 1996. The SERP is funded annually.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(14), CONTINUED

      Employee Stock Ownership Plan
      ------------------------------
      As part of the conversion discussed in note 2, an employee stock ownership plan (ES OP) was established to provide substantially all employees of the Company the opportunity to also become stockholders. The ESOP borrowed $1,107,800 from the Company and used the funds to purchase 110,780 shares of the common stock of the Company issued in the conversion. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of ten years. At September 30, 1997, the loan had an outstanding balance of $1,080,105 and an interest rate of 8.5%. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation.

      The unallocated ESOP shares are pledged as collateral to secure the loan and are reported as common stock acquired by ESOP in stockholders' equity. The Company reports compensation expense equal to the average market price of the shares during the applicable service period. The shares become outstanding for net income per share computations when the shares are committed to be allocated to employees' accounts. The Company recorded approximately $151 thousand in compensation expense related to the ESOP during the year ended September 30, 1997. There was no compensation expense related to the ESOP for the year ended September 30, 1996.

      The ESOP shares as of September 30, 1997 were as follows:

         Allocated shares                                       2,770
         Shares committed to be allocated                       -
         Unallocated shares                                   108,010
                                                           ----------
                                                              110,780
                                                           ==========

         Approximate fair value of unallocated shares
                at September 30, 1997                      $1,930,679
                                                            =========

      Stock Option Plan
      -----------------
      On May 30, 1997, the stockholders approved the AFSALA Bancorp, Inc. 1997 Stock Option Plan ("Option Plan"). Under the Option Plan, options to purchase a number of shares equal to 10% of the Company's shares issued in its initial public offering, or 145,475 shares, became available for award to officers, directors, key employees and other persons from time to time. Concurrent with the approval of the Option Plan, 145,475 stock options were granted to officers, directors and key employees of the Company at an exercise price of $13.875 per share, representing the mean between the last bid and ask price of the stock on the grant date. The options have a term of 10 years and vest over a five year period at a rate of 20% annually, commencing on the one year anniversary of the grant date. No options were exercised, canceled, or forfeited during the year ended September 30, 1997. As of September 30, 1997, the weighted-average remaining contractual life of the options was approximately 9.7 years.

                     AFSALA BANCORP, INC. AND SUBSIDIARY

(14), CONTINUED

      As all options were granted at an exercise price equal to the fair value of the common stock at the grant date, in accordance with the provisions of APB Opinion No. 25 related to fixed stock options, no compensation expense was recognized with respect to the options granted. Under the alternative fair-value-based method defined in SFAS No. 123, the fair value of all fixed stock options on the grant date would be recognized as expense over the vesting period. The estimated weighted average fair value of options granted during the year ended September 30, 1997 was $5.17. The fair value was estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 1.25%; expected volatility rate of 25.0%; risk-free interest rate of 6.69%; and an expected option life of 7.0 years.

      The following is a comparison of the Company's net income and net income per share, as reported, to the pro forma amounts assuming application of the fair-value-based method of SFAS No. 123 to options granted during the year ended September 30, 1997:

        Net income:
          As reported                                   $  1,189,029
          Pro forma                                        1,143,984
        Net income per share:
          As reported                                        0.89
          Pro forma                                          0.85

      Restricted Stock Plan
      ---------------------
      On May 30, 1997, the stockholders approved the Amsterdam Federal Bank Restricted Stock Plan ("RSP") for the benefit of officers, directors, and key employees of the Company. Under the RSP, 4% of the Company's common stock, or 58,190 shares, became available for award in recognition of expected future services to the Company by its directors, officers, and key employees responsible for implementation of the policies adopted by the Company's Board of Directors and as a means of providing a further retention incentive. Concurrent with the approval of the RSP, 58,190 shares were awarded and vest over a five year period at a rate of 20% annually, commencing on the one year anniversary of the grant date. The fair market value of the shares awarded on the grant date of approximately $786 thousand is being amortized to compensation expense as the participants become vested in those shares. For the year ended September 30, 1997, the Company recognized compensation expense related to the RSP of approximately $52 thousand. The restricted stock used to fund the RSP was purchased by the Company in open-market transactions.


(15)  Fair Value of Financial Instruments

      SFAS No. 107, "Disclosure about Fair Value of Financial Instruments" requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium discount that could result from offering for sale at one time the Company's entire holdings particular financial instrument. Because no ready market exists for a significant portion of Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(15), CONTINUED

      Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and liabilities and premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses, which can have a significant effect on fair value estimates, have not been considered in the estimates of fair value under SFAS No. 107.

      In addition, there are significant intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits," the Company's branch network, and other items generally referred to as "goodwill."

      The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at September 30, 1997 and 1996:

                                                                                          1997                       1996
                                                                                 ----------------------      ---------------------
                                                                                 Carrying    Estimated       Carrying   Estimated
                                                                                  Amount     Fair Value       Amount    Fair Value
                                                                                ---------   -----------      --------   ----------
                                                                                                   (in thousands)
  Financial assets:
     Cash and cash equivalents                                                 $     7,802        7,802         27,016       27,016
     Securities available for sale                                                  37,705       37,705         17,132       17,132
     Investment securities held to
        maturity                                                                    35,264       35,470         35,000       34,763
     Federal Home Loan Bank of
        New York stock                                                                 565          565            565          565

     Loans receivable                                                               76,927       77,523         71,556       71,631
       Less: Allowance for loan losses                                              (1,108)          --           (879)          --
                                                                                    ------       ------     ----------       ------
        Net loans receivable                                                        75,819       77,523         70,677       71,631
                                                                                    ======       ======     ==========       ======

     Accrued interest receivable                                                     1,406        1,406          1,156        1,156

  Financial liabilities:
     Savings, N.O.W, money market and
       non-interest bearing
       accounts                                                                     65,605       65,605         62,627       62,627
     Time deposit accounts                                                          69,712       70,024         63,833       64,232
     Federal Home Loan Bank of
       New York long term
       borrowings                                                                    1,416        1,447          1,816        1,842
     Escrow accounts                                                                   267          267            365          365
     Accrued interest payable                                                            8            8             19           19

      Financial Instruments with Carrying Amount Equal to Fair Value
      --------------------------------------------------------------
      The carrying amount of cash and due from banks, federal funds sold, term deposits with the Federal Home Loan Bank (collectively defined as "cash and cash equivalents"), accrued interest receivable, escrow accounts, and accrued interest payable is considered to be equal to fair value as a result of their short-term nature.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(15), CONTINUED

      Securities Available for Sale. Investment Securities Held to Maturity and
      -------------------------------------------------------------------------
      Federal Home Loan Bank of New York Stock
      ----------------------------------------
      Securities available for sale and investment securities held to maturity are financial instruments which are usually traded in broad markets. Fair values are based upon bid quotations received from either quotation services or securities dealers. The estimated fair value of stock in the Federal Home Loan Bank of New York is assumed to be its cost given the lack of a public market available for this investment.

      Loans
      -----
      Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as one-to-four family, commercial real estate, consumer and commercial loans. Each loan category is further segmented into fixed and adjustable interest rate terms and by performing and non-performing categories.

      The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the contractual term of the loans to maturity, adjusted for estimated prepayments.

      Fair value for non-performing loans is based on recent external appraisals and discounting of cash flows. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

      Deposit Liabilities
      -------------------
      Under SFAS No. 107, the fair value of deposits with no stated maturity, such as savings deposits, N.O.W deposits, money market deposits, and non-interest bearing deposits are equal to the carrying amounts payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimate of deposit liabilities in the foregoing table does not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

      Federal Home Loan Bank of New York Long Term Borrowings
      ------------------------- -----------------------------
      Fair value is estimated by discounting scheduled cash flows based on current rates available to the Company for similar types of borrowing arrangements.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(15), CONTINUED

      Commitments to Extend Credit and Standby Letters of Credit
      --------------------------------------------------- ------
      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current level of interest rates and the committed rates. The fair value of commitments to extend credit and standby letters of credit is based on fees currently charged for similar agreements or on the cost to terminate them or otherwise settle the obligations with the counterparties. Fees such as these are not a major part of the Company's business and in the Company's business territory are not currently a normal business practice.


(16)  REGULATORY CAPITAL REQUIREMENTS

      OTS capital regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at September 30, 1997 and 1996, the Bank was required to maintain a minimum ratio of tangible capital to tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3.0%; and a minimum ratio of total capital (core capital and supplementary capital) to risk-weighted assets of 8.0%, of which 4.0% must be core (Tier 1) capital.

      Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a core (Tier 1) capital ratio of at least 5.0% (based on total adjusted quarterly average assets); a core (Tier 1) risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

      The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

      Management believes that, as of September 30, 1997 and 1996, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

      The following is a summary of the Bank's actual capital amounts and ratios as of September 30, 1997 and 1996, compared to the OTS minimum bank capital adequacy requirements and the OTS requirements for classification as a well capitalized institution. Although the OTS capital regulations apply at the Bank level only, the Company's consolidated capital amounts and ratios are also presented. The OTS does not have a holding company capital requirement.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(16), CONTINUED


                                     1997                     1996                   OTS Required Capital Ratios
                               ---------------          ---------------       ----------------------------------------
                                    Actual                   Actual
                               ---------------          ---------------         For Minimum        For Classification
                               Amount    Ratio          Amount    Ratio       Capital Adequacy     as Well Capitalized
                               ------    -----          ------    -----       ----------------     -------------------
                                         (Dollars in thousands)
Tangible capital:
   Bank only                  $16,636     10.5%         13,816      9.0%             1.5%
   Consolidated                20,608     13.0          20,619     13.4              N/A

Core (Tier 1) capital:
   Bank only                   16,636     10.5          13,816      9.0              3.0                     5.0%
   Consolidated                20,608     13.0          20,619     13.4              N/A                     N/A

Risk-based capital:
   Core (Tier 1):
      Bank only                16,636     24.0          13,816     21.7                                      6.0
      Consolidated             20,608     29.7          20,619     32.4                                      N/A

   Total:
      Bank only                17,456     25.2          14,573     22.9              8.0                    10.0
      Consolidated             21,429     30.9          21,376     33.5              N/A                     N/A

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(17) Parent Company Financial Information

     The following information presents the financial position of AFSALA Bancorp, Inc. (Parent Company) as of September 30, 1997 and 1996, and the results of its operations and cash flows for the year ended September 30, 1997. The results of its operations and cash flows for the year ended September 30, 1996 are not applicable as there was no activity prior to its initial public offering on September 30, 1996.

        Balance Sheets                                                1997          1996
        --------------                                                ----          ----
           Assets
    Cash and cash equivalents                                     $ 3,876,462         --
    Loan receivable from subsidiary bank                                --        5,695,128
    Loan receivable from ESOP                                       1,080,105     1,107,800
    Investment in subsidiary bank                                  16,647,627    13,787,944
    Other assets                                                        9,641         --
                                                                  -----------   -----------
         Total assets                                             $21,613,835    20,590,872
                                                                  ===========   ===========
 Liabilities and stockholders' equity
Liabilities:
  Accrued expenses and other liabilities                              994,714         --
                                                                  -----------   -----------

Stockholders' Equity:
  Preferred stock, $0.10 par value; authorized 500,000 shares;          --            --
    none issued
  Common stock, $0.10 par value; authorized                           145,475       145,475
    3,000,000 shares; 1,454,750 shares issued
  Additional paid-in capital                                       13,465,092    13,460,381
  Retained earnings, substantially restricted                       9,048,824     8,120,864
  Common stock acquired by ESOP (108,010
    shares in 1997 and 110,780 shares in 1996)                     (1,080,105)   (1,107,800)
  Unearned Restricted Stock Plan                                     (733,194)        --
  Treasury stock, at cost (15,000 shares in 1997)                    (238,125)        --
  Net unrealized gain (loss) on securities available
    for sale, net of tax                                               11,154       (28,048)
                                                                  -----------   -----------
         Total stockholders' equity                                20,619,121    20,590,872
                                                                  -----------   -----------
         Total liabilities and stockholders' equity               $21,613,835    20,590,872
                                                                  ===========   ===========
                              Statement of Income
                         Year ended September 30, 1997
Interest income                                                   $   312,953
Dividends from subsidiary bank                                         58,190
Interest expense                                                        --
                                                                  -----------
    Net interest income                                               371,143
Non-interest expenses                                                  75,013
                                                                  -----------
Income before income tax expense and equity in
    undistributed earnings of subsidiary bank                         296,130
Income tax expense                                                     95,176
                                                                  -----------
Income before equity in undistributed earnings of
    subsidiary bank                                                   200,954
Equity in undistributed earnings of subsidiary bank                   988,075
                                                                  -----------
Net income                                                        $ 1,189,029
                                                                  ===========

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(17), CONTINUED

                            Statement of Cash Flows
                         Year ended September 30, 1997


Cash flows from operating activities:
  Net income                                                       $  1,189,029
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Equity in undistributed earnings of subsidiary bank            (1,014,668)
      Increase in other assets                                          (71,641)
                                                                   ------------
        Net cash provided by operating activities                       102,720
                                                                   ------------

Cash flows from investing activities:
  Payments on loan receivable from subsidiary bank                    5,695,128
  Payments on loan receivable from ESOP                                  27,695
                                                                   ------------
        Net cash provided by investing activities                     5,722,823
                                                                   ------------

Cash flows from financing activities:
  Purchases of treasury stock                                        (1,030,625)
  Cash dividends paid on common stock                                  (107,738)
                                                                   ------------
        Net cash used in financing activities                        (1,138,363)
                                                                   ------------
Net increase in cash and cash equivalents                             3,876,462
Cash and cash equivalents at beginning of year                               --
                                                                   ------------
Cash and cash equivalents at end of year                           $  3,876,462
                                                                   ============

These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

                      AFSALA BANCORP, INC. AND SUBSIDIARY
                          Consolidated Balance Sheets
                                  (Unaudited)

                                                                                  March 31,      September 30,
                                                                                    1998             1997
                                                                                -------------    -------------
Assets
------
  Cash and due from banks                                                       $   4,583,591    $   5,127,320
  Federal funds sold                                                                6,350,000        2,675,625
  Term deposits with the Federal Home Loan Bank                                    11,000,000               --
                                                                                --------------   -------------
                   Total cash and cash equivalents                                 21,933,591        7,802,320
                                                                                -------------    -------------

  Securities available for sale, at fair value                                     41,050,515       37,705,373
  Investment securities held to maturity                                           22,176,313       35,263,826
  Federal Home Loan Bank of New York stock, at cost                                   565,300          565,300

  Loans receivable                                                                 77,964,987       76,927,350
  Less:  Allowance for loan losses                                                 (1,142,231)      (1,108,080)
                                                                                -------------    -------------
       Net loans receivable                                                        76,822,756       75,819,270
                                                                                -------------    -------------

  Accrued interest receivable                                                       1,322,478        1,405,687
  Premises and equipment, net                                                       1,786,212        1,659,444
  Other assets                                                                        268,208          186,066
                                                                                -------------    -------------
                   Total assets                                                 $ 165,925,373    $ 160,407,286
                                                                                =============    =============

  Liabilities and Stockholders' Equity
  ------------------------------------
  Liabilities:
           Deposits                                                               138,892,716      135,316,322
           Federal Home Loan Bank of New York long term
              borrowings                                                            1,705,611        1,415,625
           Escrow accounts                                                            319,603          266,656
           Accrued expenses and other liabilities                                   4,878,484        2,789,562
                                                                                -------------    -------------
                   Total liabilities                                              145,796,414      139,788,165
                                                                                -------------    -------------

  Commitments and contingent liabilities

  Stockholders' Equity:
    Preferred stock, $0.10 par value; authorized 500,000 shares; none issued               --               --
    Common stock, $0.10 par value; authorized 3,000,000 shares;
                1,454,750 shares issued                                               145,475          145,475
    Additional paid-in capital                                                     13,525,263       13,465,092
    Retained earnings, substantially restricted                                     9,456,008        9,048,824
    Common stock acquired by ESOP                                                    (969,325)      (1,080,105)
    Unearned Restricted Stock Plan                                                   (654,638)        (733,194)
    Treasury stock, at cost                                                        (1,379,541)        (238,125)
    Net unrealized gain on securities available for sale, net of tax                    5,717           11,154
                                                                                -------------    -------------

                   Total stockholders' equity                                      20,128,959       20,619,121
                                                                                -------------    -------------

                   Total liabilities and stockholders' equity                   $ 165,925,373    $ 160,407,286
                                                                                =============    =============

 See accompanying notes to unaudited consolidated interim financial statements.

                      AFSALA BANCORP, INC. AND SUBSIDIARY
                       Consolidated Statements of Income
              For the three months ended March 31, 1998 and 1997
                                  (Unaudited)

                                                                                      1998         1997
                                                                                   ----------   ----------
  Interest and dividend income:
        Interest and fees on loans                                                 $1,548,607   $1,518,471
        Interest on federal funds sold                                                127,815       87,595
        Interest on FHLB term deposits                                                 67,888       35,149
        Interest on securities available for sale                                     571,998      269,149
        Interest on investment securities                                             420,887      704,153
        Dividends on Federal Home Loan Bank of NY stock                                10,315        8,851
                                                                                   ----------   ----------
               Total interest and dividend income                                   2,747,510    2,623,368
                                                                                   ----------   ----------

  Interest expense:
        Deposits and escrow accounts                                                1,419,692    1,294,221
        Federal Home Loan Bank of New York long term
           borrowings                                                                  29,476       28,678
                                                                                   ----------   ----------
               Total interest expense                                               1,449,168    1,322,899
                                                                                   ----------   ----------

               Net interest income                                                  1,298,342    1,300,469

  Provision for loan losses                                                            15,000       70,000
                                                                                   ----------   ----------
               Net interest income after provision for loan losses                  1,283,342    1,230,469
                                                                                   ----------   ----------

   Non-interest income:
        Service charges on deposit accounts                                            87,000       88,698
        Other                                                                          13,800       16,409
                                                                                   ----------   ----------
               Total non-interest income                                              100,800      105,107
                                                                                   ----------   ----------

  Non-interest expenses:
        Compensation and benefits                                                     482,861      365,270
        Occupancy and equipment                                                       139,808      139,355
        FDIC deposit insurance premium                                                 21,588       20,696
        Data processing fees                                                           74,540       72,107
        Professional services fees                                                     43,670       72,874
        Advertising                                                                    10,003       10,101
        Supplies                                                                       30,583       23,803
        Acquisition-related expenses                                                   29,421           --
        Other                                                                         133,017      191,018
                                                                                   ----------   ----------
               Total non-interest expenses                                            965,491      895,224
                                                                                   ----------   ----------

               Income before income tax expense                                       418,651      440,352

  Income tax expense                                                                  162,500      157,500
                                                                                   ----------   ----------

               Net income                                                          $  256,151   $  282,852
                                                                                   ==========   ==========

               Earnings per share:
                     Basic                                                         $     0.21   $     0.21
                                                                                   ==========   ==========
                     Diluted                                                       $     0.20   $     0.21
                                                                                   ==========   ==========


  See accompanying notes to unaudited consolidated interim financial statements.

                      AFSALA BANCORP, INC. AND SUBSIDIARY
                       Consolidated Statements of Income
               For the six months ended March 31, 1998 and 1997
                                  (Unaudited)

                                                                                    1998         1997
                                                                                  ----------   ----------

Interest and dividend income:
      Interest and fees on loans                                                  $3,113,236   $3,037,125
      Interest on federal funds sold                                                 181,929      197,647
      Interest on FHLB term deposits                                                  67,888      142,037
      Interest on securities available for sale                                    1,209,368      503,904
      Interest on investment securities                                              939,184    1,339,911
      Dividends on Federal Home Loan Bank of NY stock                                 20,360       18,244
                                                                                  ----------   ----------
             Total interest and dividend income                                    5,531,965    5,238,868
                                                                                  ----------   ----------

Interest expense:
      Deposits and escrow accounts                                                 2,849,036    2,596,727
      Federal Home Loan Bank of New York long term
         borrowings                                                                   58,901       59,575
                                                                                  ----------   ----------
             Total interest expense                                                2,907,937    2,656,302
                                                                                  ----------   ----------

             Net interest income                                                   2,624,028    2,582,566

Provision for loan losses                                                             50,000      150,000
                                                                                  ----------   ----------
      Net interest income after provision for loan losses                          2,574,028    2,432,566
                                                                                  ----------   ----------

Non-interest income:
      Service charges on deposit accounts                                            176,733      199,036
      Other                                                                           16,603       29,420
                                                                                  ----------   ----------
             Total non-interest income                                               193,336      228,456
                                                                                  ----------   ----------

Non-interest expenses:
      Compensation and benefits                                                      945,397      737,073
      Occupancy and equipment                                                        263,370      272,793
      FDIC deposit insurance premium                                                  43,016       76,013
      Data processing fees                                                           145,746      142,074
      Professional service fees                                                       64,151      131,624
      Advertising                                                                     27,135       24,490
      Supplies                                                                        59,580       49,641
      Acquisition-related expenses                                                    29,421           --
      Other                                                                          291,662      370,131
                                                                                  ----------   ----------
             Total non-interest expenses                                           1,869,478    1,803,839
                                                                                  ----------   ----------

             Income before income tax expense                                        897,886      857,183

Income tax expense                                                                   330,825      304,731
                                                                                  ----------   ----------

             Net income                                                           $  567,061   $  552,452
                                                                                  ==========   ==========

             Earnings per share:
                   Basic                                                          $     0.46   $     0.41
                                                                                  ==========   ==========
                   Diluted                                                        $     0.44   $     0.41
                                                                                  ==========   ==========

  See accompanying notes to unaudited consolidated interim financial statements.

                      AFSALA BANCORP, INC. AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
               For the six months ended March 31, 1998 and 1997
                                  (Unaudited)

                                                                                               1998            1997
                                                                                               ----            ----
            Increase (decrease) in cash and cash equivalents:
            Cash flows from operating activities:
                      Net income                                                           $    567,061    $    552,452
                      Adjustments to reconcile net income to net
                         cash provided by (used in) operating activities:
                          Depreciation                                                           77,560          91,273
                          Provision for loan losses                                              50,000         150,000
                          Allocation of ESOP stock                                              170,951          32,406
                          RSP compensation expense                                               78,556            --
                          Decrease (increase) in accrued interest receivable                     84,834        (207,821)
                          (Increase) decrease in other assets                                   (82,142)        204,061
                          Decrease in accrued expenses and other liabilities                   (263,505)     (3,416,891)
                                                                                           ------------    ------------
                                Total adjustments                                               116,254      (3,146,972)
                                                                                           ------------    ------------
                                Net cash provided by (used in) operating activities             683,315      (2,594,520)
                                                                                           ------------    ------------

            Cash flows from investing activities:
                      Proceeds from the maturity and call of securities
                             available for sale                                              13,746,619       4,180,531
                      Purchases of securities available for sale                            (14,600,000)    (10,550,000)
                      Proceeds from the maturity and call of investment securities           13,626,853       4,089,885
                      Purchases of investment securities                                       (539,340)    (11,001,844)
                      Net loans made to customers                                            (1,053,486)     (1,892,465)
                      Capital expenditures                                                     (204,328)        (46,269)
                                                                                           ------------    ------------
                                Net cash provided by (used in) investing activities          10,976,318     (15,220,162)
                                                                                           ------------    ------------
            Cash flows from financing activities:
                      Net increase in deposits                                                3,576,394       1,896,369
                      Borrowing from the Federal Home Loan Bank                                 500,000            --
                      Repayments on long term borrowings from the
                             Federal Home Loan Bank                                            (210,014)       (193,750)
                      Net increase (decrease) in escrow accounts                                 52,947        (158,689)
                      Purchase of treasury stock                                             (1,287,812)           --
                      Cash dividends paid on common stock                                      (159,877)           --
                                                                                           ------------    ------------
                                Net cash provided by financing activities                     2,471,638       1,543,930
                                                                                           ------------    ------------

            Net increase (decrease) in cash and cash equivalents                             14,131,271     (16,270,752)
            Cash and cash equivalents at beginning of period                                  7,802,320      27,016,392
                                                                                           ------------    ------------
            Cash and cash equivalents at end of period                                     $ 21,933,591    $ 10,745,640
                                                                                           ============    ============

            Additional  Disclosures Relative to Cash Flows:
                                Interest paid                                              $  2,905,770    $  2,664,664
                                                                                           ============    ============

                                Taxes paid                                                 $    608,268    $    135,228
                                                                                           ============    ============

            Supplemental schedule of non-cash investing and financing activities:
              Change in net unrealized gain on securities available for sale, net of tax   $      5,437    $     88,840
                                                                                           ============    ============
              Net increase in amounts due to broker from purchases of
                     securities available for sale                                         $  2,501,625    $       --
                                                                                           ============    ============
              Decrease in amounts due to broker from purchases of treasury stock           $    146,396    $       --
                                                                                           ============    ============

 See accompanying notes to unaudited consolidated interim financial statements.

                      AFSALA BANCORP, INC. AND SUBSIDIARY
         NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS


NOTE 1.  Presentation of Financial Information

The accompanying unaudited consolidated interim financial statements include the accounts of AFSALA Bancorp, Inc. and its subsidiary (the Company) Amsterdam Federal Bank. The accompanying unaudited consolidated interim financial statements have been prepared in accordance with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accounting and reporting policies of the Company conform in all material respects to generally accepted accounting principles and to general practice within the savings bank industry. It is the opinion of management that the accompanying unaudited consolidated interim financial statements reflect all adjustments which are considered necessary to report fairly the financial position as of March 31, 1998, the Consolidated Statements of Income for the three months and six months ended March 31, 1998 and 1997, and the Consolidated Statements of Cash Flows for the six months ended March 31, 1998 and 1997. The results of operations for the six months ended March 31, 1998, are not necessarily indicative of results that may be expected for the entire year ending September 30, 1998. The accompanying unaudited consolidated interim financial statements should be read in conjunction with AFSALA Bancorp, Inc.'s September 30, 1997 consolidated financial statements, including the notes thereto, which are included in AFSALA Bancorp, Inc's 1997 Annual Report on Form 10-KSB.


NOTE 2.  Proposed Merger

On April 23, 1998, AFSALA Bancorp, Inc. ("AFSALA") jointly announced that it had entered into a Reorganization and Merger Agreement (the "Agreement") with Ambanc Holding Co., Inc., Amsterdam, New York ("Ambanc") for the merger of AFSALA with and into Ambanc and the merger of AFSALA's wholly-owned subsidiary, Amsterdam Federal Bank, with and into Ambanc's wholly-owned subsidiary, Amsterdam Savings Bank, FSB (collectively, the "Merger"). The parties to the Agreement will in the future jointly rename the resulting bank. In consideration of the merger, each outstanding share of common stock of AFSALA will be exchanged for 1.07 shares of Ambanc common stock. Consummation of the Merger is subject to satisfaction of a number of conditions, including, among other things, stockholder and regulatory approval and the receipt of a written fairness opinion by AFSALA that the consideration offered pursuant to the Agreement is fair from a financial point of view to the stockholders of AFSALA. It is anticipated that the Merger will be consummated during the fourth quarter of calendar 1998 and will be accounted for as a purchase transaction.

In connection with the Agreement, AFSALA and Ambanc have entered into a Stock Option Agreement dated April 24, 1998, pursuant to which Ambanc has the right to purchase 344,500 shares of AFSALA common stock at a price of $20.75 per share exercisable under certain circumstances.

NOTE 3.  Earnings Per Share

On December 31, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share" and related interpretations. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and specifies additional disclosure requirements.

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Unvested restricted stock awards are considered outstanding common shares and included in the computation of basic EPS as of the date that they are fully vested. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity (such as the Company's stock options).

All prior period EPS data has been restated to conform to the provisions of this Statement.

The following tables provide the calculation of basic and diluted EPS:

                                                           For the Three Months Ended March 31,
                                      -----------------------------------------------------------------------------------
                                                           1998                                       1997
                                      -------------------------------------------    ------------------------------------
                                                      Weighted      Per-Share                   Weighted      Per-Share
                                           Income    Avg. Shares      Amount         Income    Avg. Shares      Amount
                                           ------    -----------      ------         ------    -----------      ------
Basic EPS:
   Net income available to
       common stockholders              $  256,151     1,223,374    $     0.21    $ 282,852      1,346,740    $     0.21
                                                                    ==========                                ==========

 Effect of Dilutive Securities:
  Stock options                                           33,321                                         -
  Unvested restricted stock awards                        16,216                                         -
                                                     -----------                               -----------

Diluted EPS                             $  256,151     1,272,911    $     0.20    $ 282,852      1,346,740    $     0.21
                                      ============   ===========    ==========    =========    ===========    ==========


                                                                 For the Six Months Ended March 31,
                                      ------------------------------------------------------------------------------------
                                                           1998                                       1997
                                      ---------------------------------------------   ------------------------------------
                                                      Weighted      Per-Share                   Weighted      Per-Share
                                           Income    Avg. Shares      Amount         Income    Avg. Shares      Amount
                                           ------    -----------      ------         ------    -----------      ------

Basic EPS:
   Net income available to
       common stockholders              $ 567,061      1,228,485    $     0.46    $ 552,452      1,345,355    $     0.41
                                                                    ==========                                ==========

 Effect of Dilutive Securities:
  Stock options                                           33,789                                         -
  Unvested restricted stock awards                        15,271                                         -
                                                     -----------                               -----------
Diluted EPS                             $  567,061     1,277,545    $     0.44    $ 552,452      1,345,355    $     0.41
                                      ============   ===========    ==========    =========    ===========    ==========

NOTE 4.  Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board (`FASB") issued SFAS No. 130, "Reporting Comprehensive Income" (Statement 130), which establishes standards for reporting and display of comprehensive income and its components in financial statements. Statement 130 states that comprehensive income includes reported net income of a company, adjusted for items that are currently accounted for as direct entries to equity, such as the net unrealized gain or loss on securities available for sale. This statement is effective for fiscal years beginning after December 15, 1997. As required, the Company will adopt Statement 130 in the first quarter of fiscal 1999, and will report and display comprehensive income in accordance with the new statement.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (Statement 131), which establishes standards for reporting by public companies about operating segments of their business. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for periods beginning after December 15, 1997. Management does not anticipate that the adoption of this statement will have a material effect on the Company's consolidated financial statements.

                                                                      APPENDIX I



                         -----------------------------

                      REORGANIZATION AND MERGER AGREEMENT

                                 By and Among

                           AMBANC HOLDING CO., INC.
                                      AND
                          AMSTERDAM SAVINGS BANK, FSB


                                      And


                             AFSALA BANCORP, INC.
                                      AND
                            AMSTERDAM FEDERAL BANK



                          Dated as of April 23, 1998

                         -----------------------------

                               TABLE OF CONTENTS

--------------------------------------------------------------------------------

ARTICLE I    THE MERGER AND RELATED MATTERS................................... 2
     1.1     Merger: Surviving Institution.................................... 2
     1.2     Effective Time of the Merger..................................... 2
     1.3     Conversion of Shares............................................. 3
     1.4     Surviving Corporation in the Acquisition Merger.................. 3
     1.5     Authorization for Issuance of Ambanc Common Stock;
              Exchange of Certificates........................................ 5
     1.6     No Fractional Shares............................................. 6
     1.7     Shareholders' Meeting............................................ 7
     1.8     Company Stock Options............................................ 7
     1.9     Registration Statement; Prospectus/Proxy Statement............... 7
     1.10    Cooperation; Regulatory Approvals................................ 8
     1.11    Closing.......................................................... 9
     1.12    Closing of Transfer Books........................................ 9
     1.13    Bank Merger...................................................... 9
     1.14    Option Agreement................................................ 10

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF COMPANY
             AND SAVINGS..................................................... 10
     2.1     Organization, Good Standing, Authority, Insurance, Etc.......... 10
     2.2     Capitalization.................................................. 11
     2.3     Ownership of Subsidiaries....................................... 11
     2.4     Financial Statements and Reports................................ 12
     2.5     Absence of Changes.............................................. 13
     2.6     Prospectus/Proxy Statement...................................... 13
     2.7     No Broker's or Finder's Fees.................................... 13
     2.8     Litigation and Other Proceedings................................ 14
     2.9     Compliance with Law............................................. 14
     2.10    Corporate Actions............................................... 14
     2.11    Authority....................................................... 15
     2.12    Employment Arrangements......................................... 15
     2.13    Employee Benefits............................................... 16
     2.14    Information Furnished........................................... 17
     2.15    Property and Assets............................................. 18
     2.16    Agreements and Instruments...................................... 18
     2.17    Material Contract Defaults...................................... 18
     2.18    Tax Matters..................................................... 19
     2.19    Environmental Matters........................................... 19
     2.20    Loan Portfolio: Portfolio Management............................ 20
     2.21    Real Estate Loans and Investments............................... 20
     2.22    Derivatives Contracts........................................... 20
     2.23    Insurance....................................................... 21

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF AMBANC AND

             THE BANK........................................................ 21
     3.1     Organization, Good Standing, Authority, Insurance, Etc.......... 21
     3.2     Capitalization.................................................. 22
     3.3     Ownership of Subsidiaries....................................... 22
     3.4     Financial Statements and Reports................................ 22
     3.5     Absence of Changes.............................................. 23
     3.6     Prospectus/Proxy Statement...................................... 24
     3.7     No Broker's or Finder's Fees.................................... 24
     3.8     Compliance With Law............................................. 24
     3.9     Corporate Actions............................................... 25
     3.10    Authority....................................................... 25
     3.11    Information Furnished........................................... 25
     3.12    Litigation and Other Proceedings................................ 26
     3.13    Agreements and Instruments...................................... 26
     3.14    Tax Matters..................................................... 26
     3.15    Property and Assets............................................. 26
     3.16    Derivatives Contracts........................................... 26
     3.17    Insurance....................................................... 27
     3.18    Employee Benefits............................................... 27
     3.19    Material Contract Defaults...................................... 28
     3.20    Tax Matters..................................................... 28
     3.21    Environmental Matters........................................... 28
     3.22    Loan Portfolio: Portfolio Management............................ 28

ARTICLE IV   COVENANTS....................................................... 29
     4.1     Investigations; Access and Copies............................... 29
     4.2     Conduct of Business Prior to Closing............................ 29
     4.3     No Solicitation................................................. 31
     4.4     Shareholder Approval............................................ 31
     4.5     Filing of Holding Company and Merger Applications............... 32
     4.6     Consents........................................................ 32
     4.7     Resale Letter Agreements........................................ 32
     4.8     Publicity....................................................... 32
     4.9     Cooperation Generally........................................... 32
     4.10    Additional Financial Statements and Reports..................... 32
     4.11    Stock Listing................................................... 33
     4.12    Allowance for Loan and Real Estate Owned Losses................. 33
     4.13    D&O Indemnification and Insurance............................... 33
     4.14    Tax Treatment................................................... 34
     4.15    Update Disclosure............................................... 34
     4.16    Company's Employee Plans and Benefit Arrangements............... 34
     4.17    Amendment of Savings' Federal Stock Charter..................... 35
     4.18    Environmental Reports........................................... 35
     4.19    Advisory Board of Directors..................................... 36
     4.20    Appointment of President and CEO................................ 36
     4.21    Approvals and Registration...................................... 36
     4.22    Notice of Adverse Changes....................................... 37

     4.23    Further Actions................................................. 37
     4.24    Further Transactions............................................ 38

ARTICLE V    CONDITIONS TO THE MERGER; TERMINATION OF AGREEMENT.............. 38
     5.1     General Conditions.............................................. 38
     5.2     Conditions to Obligations of Ambanc and Bank.................... 39
     5.3     Conditions to Obligations of Company and Savings................ 41
     5.4     Termination of Agreement and Abandonment of Merger.............. 43

ARTICLE VI   TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES................. 46
     6.1     Termination; Lack of Survival of Representations and
              Warranties..................................................... 46
     6.2     Payment of Expenses............................................. 46

ARTICLE VII  CERTAIN POST-MERGER AGREEMENTS.................................. 46
     7.1     Reports to the SEC.............................................. 46
     7.2     Employees....................................................... 46

ARTICLE VIII GENERAL......................................................... 47
     8.1     Amendments...................................................... 47
     8.2     Confidentiality................................................. 47
     8.3     Governing Law................................................... 47
     8.4     Notices......................................................... 48
     8.5     No Assignment................................................... 48
     8.6     Headings........................................................ 49
     8.7     Counterparts.................................................... 49
     8.8     Construction and Interpretation................................. 49
     8.9     Entire Agreement................................................ 49
     8.10    Severability.................................................... 49
     8.11    No Third Party Beneficiaries.................................... 49
     8.12    Enforcement of Agreement........................................ 49

                      REORGANIZATION AND MERGER AGREEMENT


================================================================================

     THIS REORGANIZATION AND MERGER AGREEMENT ("Agreement") is dated as of April 23, 1998, by and among AMBANC HOLDING CO., INC., a Delaware corporation ("Ambanc"), and AMSTERDAM SAVINGS BANK, FSB, a Federally chartered savings bank and wholly-owned subsidiary of Ambanc ("Bank"); and AFSALA BANCORP, INC., a Delaware corporation ("Company"), and AMSTERDAM FEDERAL BANK, a Federally chartered savings bank and wholly-owned subsidiary of Company ("Savings").

     WHEREAS, Ambanc, a unitary savings and loan holding company, with principal offices in Amsterdam, New York, owns all of the issued and outstanding capital stock of Bank, with its principal offices in Amsterdam, New York.

     WHEREAS, the Company, a non-diversified, unitary savings and loan holding company, with its principal offices in Amsterdam, New York, owns all of the issued and outstanding capital stock of Savings, with its principal offices in Amsterdam, New York;

     WHEREAS, Ambanc and the Company desire to combine their respective holding companies through a tax-free exchange so that the respective shareholders of both Ambanc and the Company will have an equity ownership in the combined holding company;

     WHEREAS, following the combination of Ambanc and the Company, it is intended that Bank and Savings will be merged such that the resulting holding company will retain the advantage of a unitary savings and loan holding company status and that the resulting savings institution will achieve certain economies of scale and efficiencies as a result of such subsequent merger;

     WHEREAS, it is intended that to accomplish this result, the Company will be acquired by means of a merger (the "Acquisition Merger") of the Company with and into Ambanc, followed by the merger of Savings with and into the Bank (the "Bank Merger"). The Acquisition Merger and the Bank Merger are collectively referred to as the "Merger";

     WHEREAS, it is intended that for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code;

     WHEREAS, as an inducement to and condition of Ambanc's willingness to enter into this Agreement, the Company will grant to Ambanc, on the date after the date of this Agreement, an option pursuant to the Stock Option Agreement, the form of which is attached hereto as Exhibit 1.14 (the "Option Agreement"); and

     WHEREAS, the Boards of Directors of Ambanc and the Company have determined that this Agreement and the transactions contemplated hereby are in the best interests of Ambanc and the Company, respectively, and their respective Boards of Directors and have approved this Agreement and the Option Agreement. Consummation of the Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") and the approval of this Agreement by the stockholders of Ambanc and the Company, among other conditions specified herein.

     NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I
                         THE MERGER AND RELATED MATTERS

     1.1  Merger: Surviving Institution.  Subject to the terms and conditions of
          -----------------------------
this Agreement, and pursuant to the provisions of the Delaware General Corporation Law ("DGCL"), the Home Owners Loan Act, as amended ("HOLA"), and the rules and regulations promulgated thereunder (the "Thrift Regulations"), (a) at the Acquisition Merger Effective Time (as hereinafter defined), the Company shall be merged with and into Ambanc pursuant to the terms and conditions set forth herein, (b) the separate corporate existence of the Company shall cease and Ambanc shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and (c) thereafter, at the Bank Merger Effective Time (as hereinafter defined) Savings shall be merged with and into the Bank pursuant to the terms and conditions set forth herein and in a plan of merger set forth in Exhibit 1.1(b) (the "Bank Plan of Merger"). The Acquisition Merger shall have the effects specified in the DGCL and Section 1.4(e) hereof. Upon consummation of the Bank Merger, the separate existence of Savings shall cease and the Bank shall continue as the surviving institution of the Bank Merger. The name of the Bank, as the surviving institution of the Bank Merger, shall be mutually agreed upon. From and after the Bank Merger Effective Time, the Bank, as the surviving institution of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of the Bank and Savings, all as more fully described in the Thrift Regulations, Section 1.13 hereof and the Bank Plan of Merger. Ambanc may at any time change the method of effecting the Merger if and to the extent it deems such change to be necessary, provided, however, that no such change shall (A)
                             --------  -------
alter or change the amount or kind of consideration to be issued to holders of Company common stock as provided for in this Agreement, (B) adversely affect the tax treatment to Company shareholders as a result of receiving the consideration described in Section 1.3 herein or (C) materially impede or delay receipt of any approval referred to in Section 5.1 hereof or the consummation of the transactions contemplated by this Agreement.

     1.2  Effective Time of the Merger.  As soon as practicable after each of
          ----------------------------
the conditions set forth in Article V hereof have been satisfied or waived, Ambanc and the Company will file, or cause to be filed, a certificate of merger with appropriate authorities of Delaware for the Acquisition Merger and articles of combination with the OTS for the Bank Merger, which certificate of merger and articles of combination shall in each case be in the form required by and executed in accordance with applicable provisions of Delaware law and the Thrift Regulations, respectively. The Acquisition Merger shall become effective at the time the certificate of merger is filed with the appropriate authorities of Delaware (the "Acquisition Merger Effective Time"), which shall be immediately following the Closing (as defined in Section 1.11 herein) and on the same day as the Closing if practicable. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to
Section 552.13(k) of the Thrift Regulations (the "Bank Merger Effective Time"). The parties shall cause the Acquisition Merger to become effective prior to the Bank Merger.

     1.3  Conversion of Shares.
          --------------------

          (a)(i) At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of Ambanc or the Company or the holders of shares of Ambanc or Company common stock, each outstanding share of Company common stock issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into and represent solely the right to receive without any action by the holder, 1.07 shares of common stock, $.01 par value, of Ambanc (the "Ambanc Common Stock") (the "Exchange Ratio"), subject to adjustment as provided in clause (a)(iv) of this Section (the "Merger Consideration").

                  (ii) Any shares of Company common stock which are owned or held by the Company or any of its subsidiaries (except shares held in any qualified plan of the Company or any of its subsidiaries or otherwise held in a fiduciary capacity or in satisfaction of a debt previously contracted) or by Ambanc or any of Ambanc's subsidiaries (other than in a fiduciary capacity) at the Acquisition Merger Effective Time shall cease to exist, and the certificates for such shares shall as promptly as practicable be canceled and no shares of capital stock of Ambanc shall be issued or exchanged therefor.

                  (iii) At the Acquisition Merger Effective Time, the holders of certificates representing shares of the Company's common stock (the "Company Common Stock") shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration as provided herein.

                  (iv) If the holders of Ambanc Common Stock shall have received or shall have become entitled to receive, without payment therefor, during the period commencing within five days prior to the date hereof and ending with the Acquisition Merger Effective Time, additional shares of common stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares, spinoff or similar corporate rearrangement or Ambanc shall exchange Ambanc Common Stock for a different number or kind of shares or securities ("Stock Adjustment"), then the amount of Ambanc Common Stock to be exchanged at the Acquisition Merger Effective Time for Company Common Stock shall be proportionately adjusted to take into account such Stock Adjustment.

     1.4  Surviving Corporation in the Acquisition Merger.
          -----------------------------------------------

          (a) The name of the Surviving Corporation shall be Ambanc Holding Co., Inc.

          (b) The Certificate of Incorporation of Ambanc as in effect immediately prior to the Acquisition Merger Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended as provided therein or by law.

          (c) The bylaws of Ambanc as in effect immediately prior to the Acquisition Merger Effective Time shall thereafter be the bylaws of the Surviving Corporation, until amended as provided therein or by law.

          (d) The directors and officers of Ambanc immediately prior to the Acquisition Merger Effective Time shall be the directors and officers, respectively, of the Surviving Corporation following the Acquisition Merger, until their successors shall be duly elected and qualified or otherwise duly selected. In addition, the Surviving Corporation shall create four new positions on its Board of Directors, on or prior to the Acquisition Merger Effective Time, and shall appoint those four persons selected by the Company, in consultation with Ambanc, to the Board of Directors of the Surviving Corporation, for terms of office to be agreed upon, it being understood that at least one of the four persons selected by the Company will include the Company's current President and Chief Executive Officer. By January 1, 1999, or sooner by mutual consent, Ambanc's Board of Directors shall appoint John M. Lisicki as President and Chief Executive Officer of Ambanc. In addition, Benjamin W. Ziskin and James J. Alescio shall become executive officers of the Surviving Corporation with the titles, and under the terms and conditions, as set forth in
Section 4.16(d) of this Agreement.

          (e)   From and after the Acquisition Merger Effective Time:

                (i) The Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of Ambanc and the Company, and all obligations belonging or due to each of Ambanc and Company, all of which are vested in the Surviving Corporation without further act or deed. Title to any real estate or any interest in the real estate vested in Ambanc or the Company shall not revert or in any way be impaired by reason of the Acquisition Merger.

                (ii) The Surviving Corporation shall be liable for all the obligations of each of Ambanc and the Company. Any claim existing, or action or proceeding pending, by or against the Company or Ambanc, may be prosecuted to judgment, with right of appeal, as if the Acquisition Merger had not taken place, or the Surviving Corporation may be substituted in its place.

                (iii) All the rights of creditors of each of the Company and Ambanc are preserved unimpaired, and all liens upon the property of the Company and Ambanc are preserved unimpaired, on only the property affected by such liens immediately prior to the Acquisition Merger Effective Time.

      1.5   Authorization for Issuance of Ambanc Common Stock; Exchange of
            --------------------------------------------------------------
Certificates.
------------

            (a) Ambanc shall reserve or will at Closing have available for issuance or reissuance a sufficient number of shares of the Ambanc Common Stock for the purpose of issuing or reissuing its shares of Ambanc Common Stock to the Company's shareholders in accordance with this Article I, including Section 1.8. Immediately prior to the Acquisition Merger Effective Time, Ambanc shall make available for exchange or conversion, by transferring to an exchange agent appointed by Ambanc (the "Exchange Agent") for the benefit of the holders of Company Common Stock: (i) such number of whole shares of Ambanc Common Stock as shall be issuable or reissuable in connection with the payment of the aggregate Merger Consideration, and (ii) such funds as may be payable in lieu of fractional shares of Ambanc Common Stock.

            (b) After the Acquisition Merger Effective Time, holders of certificates theretofore evidencing outstanding shares of Company Common Stock (other than as provided in Section 1.3(a)(ii)), upon surrender of such certificates to the Exchange Agent, shall be entitled to receive certificates representing the number of whole shares of Ambanc Common Stock into which shares of Company Common Stock theretofore represented by the certificates so surrendered shall have been converted, as provided in Section 1.3 hereof and cash payments in lieu of fractional shares as provided in Section 1.6 hereof.
As soon as practicable after the Acquisition Merger Effective Time but not later than ten (10) business days thereafter, the Exchange Agent will send a notice and transmittal form to each Company shareholder of record at the Acquisition Merger Effective Time whose Company Common Stock shall have been converted into Ambanc Common Stock advising such shareholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Company Common Stock in exchange for new certificates for Ambanc Common Stock and for cash in lieu of any fractional interest. Upon surrender, each certificate evidencing Company common stock shall be canceled.

            (c) Until surrendered as provided in this Section 1.5, each outstanding certificate which, prior to the Acquisition Merger Effective Time, represented Company Common Stock (other than shares canceled at the Acquisition Merger Effective Time pursuant to Section 1.3(a)(ii) hereof) will be deemed for all purposes to evidence ownership of the number of shares of Ambanc Common Stock into which the shares of Company common stock formerly represented thereby were converted and the right to receive cash in lieu of any fractional interest. However, until such outstanding certificates formerly representing Company common stock are so surrendered, no dividend or distribution payable to holders of record of Ambanc Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Ambanc Common Stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or subsequent to the Acquisition Merger Effective Time and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 1.6 hereof. After the Acquisition Merger Effective Time, there shall be no further registration of transfers on the records of the Company of outstanding certificates formerly representing shares of Company Common Stock and, if a certificate formerly representing such shares is presented to Ambanc, it shall be forwarded to the Exchange Agent for cancellation and exchanged for certificates representing shares of Ambanc Common Stock as herein provided.

          (d) All shares of Ambanc Common Stock and cash in lieu of any fractional shares issued and paid upon the surrender for exchange of Company Common Stock in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (e) If any new certificate for Ambanc Common Stock is to be issued in the name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes, if any, required by reason of the issuance of a new certificate for shares of Ambanc Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f) In the event any certificate for Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Ambanc Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant hereto; provided, however, that Ambanc may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Ambanc, the Company, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

      1.6 No Fractional Shares.  Notwithstanding any term or provision hereof,
          --------------------
no fractional shares of Ambanc Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Company Common Stock; no dividend or distribution with respect to Ambanc Common Stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Ambanc. In lieu of such fractional share interest, any holder of Company common stock who would otherwise be entitled to a fractional share of Ambanc Common Stock will, upon surrender of his certificate or certificates representing Company Common Stock outstanding immediately prior to the Acquisition Merger Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the average closing price of the Ambanc Common Stock as reported on the Nasdaq Stock Market for the five trading days immediately preceding the Acquisition Merger Effective Time. For the purposes of determining any such fractional share interests, all shares of Company Common Stock owned by a Company shareholder shall be combined so as to calculate the maximum number of whole shares of Ambanc Common Stock issuable to such Company shareholder in the Acquisition Merger.

      1.7   Shareholders' Meeting. The Company and Ambanc shall, at the earliest
            ---------------------
practicable date after the effectiveness of the Registration Statement (as hereinafter defined), hold a meeting of their shareholders (the "Company Shareholders' Meeting" and "Ambanc Shareholders' Meeting," respectively) to submit for shareholder adoption this Agreement. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Company Shareholders' Meeting and Ambanc Common Stock entitled to vote at the Ambanc Shareholders' Meeting shall be required for adoption of the Acquisition Merger and all such related matters.

      1.8   Company Stock Options. At the Acquisition Merger Effective Time,
            ---------------------
each option outstanding under the Company's 1997 Stock Option Plan (the "Company Option Plan"), whether or not then exercisable, shall continue outstanding as an option to purchase, in place of the purchase of each share of Company Common Stock, the number of shares (rounded to the nearest whole share) of Ambanc Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Company Common Stock immediately prior to the Acquisition Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Acquisition Merger Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Ambanc Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. Ambanc shall assume at the Acquisition Merger Effective Time each such option and the Company Option Plan. It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Code as to any stock option which is an "incentive stock option." Ambanc and Company agree to take such actions as shall be necessary to give effect to the foregoing.

      At all times after the Acquisition Merger Effective Time, Ambanc shall reserve for issuance such number of shares of Ambanc Common Stock as are necessary so as to permit the exercise of options granted under the Company Option Plan in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Ambanc shall make all filings required under federal and state securities laws so as to permit the exercise of such options and the sale of the shares received by the option holder upon such exercise.

      1.9   Registration Statement; Prospectus/Proxy Statement.
            --------------------------------------------------

            (a) For the purposes (i) of registering the Ambanc Common Stock to be issued to holders of Company Common Stock in connection with the Merger and the shares issuable under the Company Option Plan pursuant to Section 1.8 hereof with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities, and (ii) of holding the Company Shareholders' Meeting and the Ambanc Shareholders' Meeting, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), including the prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

          (b) Ambanc shall furnish such information concerning Ambanc and the Ambanc Subsidiaries (as defined in Section 3.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. Ambanc agrees promptly to advise the Company if at any time prior to the Company Shareholders' Meeting any information provided by Ambanc in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Ambanc shall promptly file such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to Ambanc and the Ambanc Subsidiaries, to comply with Section 1.9(a).

          (c) The Company shall furnish Ambanc with such information concerning the Company and the Company Subsidiaries (as defined in Section 2.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. The Company agrees promptly to advise Ambanc if at any time prior to the Company Shareholders' Meeting and the Ambanc Shareholders' Meeting any information provided by the Company in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide Ambanc with the information needed to correct such inaccuracy or omission. The Company shall furnish Ambanc with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and the Company Subsidiaries, to comply with Section 1.9(a).

          (d) Ambanc shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Ambanc shall use all reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. The Company authorizes Ambanc to utilize in the Registration Statement the information concerning the Company and the Company Subsidiaries provided to Ambanc for the purpose of inclusion in the Prospectus/Proxy Statement. The Company shall promptly prepare its proxy statement to be included in the Registration Statement of Ambanc. Ambanc shall have the right to review and approve the form of proxy statement included in the Registration Statement prior to its filing with the SEC and prior to its mailing to Company shareholders. Ambanc shall advise the Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Ambanc shall furnish Company with copies of all such documents. Prior to the Acquisition Merger Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (including the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

     1.10 Cooperation; Regulatory Approvals.  The parties shall cooperate and
          ---------------------------------
use reasonable best efforts to complete the transactions contemplated hereunder as soon as practicable. Each party shall cause each of their affiliates and subsidiaries to cooperate in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, Federal Trade Commission ("FTC"), Department of Justice ("DOJ"), SEC, applicable Secretary of State, other regulatory authorities, holders of the voting shares of Company Common Stock and Ambanc Common Stock and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained.

      1.11     Closing.  If (i) this Agreement and the Acquisition Merger have
               -------
been duly approved by the shareholders of the Company and Ambanc and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of Ambanc, or at such other place as Ambanc and the Company shall agree, at which the parties hereto will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section 1.2 hereof. Such Closing will take place as soon as practicable as agreed by the parties, provided, however, that the Closing shall
                                      --------  -------
be no more than 30 days after the satisfaction or waiver of all conditions and/or obligations contained in Article V of this Agreement.

      1.12     Closing of Transfer Books.  At the Acquisition Merger Effective
               -------------------------
Time, the transfer books for Company Common Stock shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made on such books.

      1.13     Bank Merger.
               -----------

               (a) At the Bank Merger Effective Time, each share of common stock of Savings ("Savings Common Stock") issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be canceled. No new shares of the capital stock or other securities or obligations of the Bank shall be issued or be deemed issued with respect to or in exchange for such canceled shares, and such canceled shares of Savings Common Stock shall not be converted into any shares or other securities or obligations of the Bank.

               (b) The charter and bylaws of the Bank as in effect immediately prior to the Bank Merger Effective Time shall be the charter and bylaws of the Bank, as the surviving institution of the Bank Merger, until amended as provided therein or by law. As soon as practicable thereafter, the name of the Bank shall be changed to a mutually agreed upon name reflecting the integration of Savings with Bank.

               (c) Except as otherwise provided herein, the directors and officers of the Bank immediately prior to the Bank Merger Effective Time shall be the directors and officers of the Bank, as the surviving institution of the Bank Merger, until their successors shall be duly elected and qualified or otherwise duly selected. In addition the Bank, as the surviving institution, shall create four new positions on its Board of Directors and, on or prior to the Bank Merger Effective Time, shall appoint those four persons selected by Savings, in consultation with the Bank, to the Board of Directors of the surviving institution of the Bank Merger, for terms of office to be agreed upon, it being understood that at least one of the four persons selected by Savings will include Savings current President and Chief Executive Officer. Immediately upon the Bank Merger Effective Time, John M. Lisicki shall become the President and Chief Executive Officer of the Bank. In addition, Benjamin W. Ziskin and James J. Alescio shall become executive officers of the Bank, as the surviving institution of the Bank Merger, with the titles, and under the terms and conditions, as set forth in Section 4.16(d) of this Agreement.

               (d) The liquidation account established by Savings pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by the Bank after the Bank Merger Effective Time for the benefit of those persons and entities who were savings account holders of Savings on the appropriate dates for such conversion and who continue from time to time to have rights therein.

      1.14     Option Agreement. In connection with the execution of this
               -----------------
Agreement by the parties, Ambanc and the Company will execute on the date after the date of this Agreement the Option Agreement attached as Exhibit 1.14.

                                   ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF COMPANY AND SAVINGS

      The Company and Savings represent and warrant to Ambanc and the Bank that, except as disclosed in Schedule I attached hereto and except that Savings makes no representations or warranties regarding the Company:

      2.1      Organization, Good Standing, Authority, Insurance, Etc. The
               ------------------------------------------------------
Company is a corporation duly organized, validly existing and, in the case of any Company Subsidiary which is a corporation, in good standing under the laws of the state of their incorporation. Section 2.1 of Schedule I lists each "subsidiary" of the Company and Savings (individually a "Company Subsidiary" and collectively the "Company Subsidiaries") (unless otherwise noted herein all references to a "Company Subsidiary" or to the "Company Subsidiaries" shall include Savings). The word "Subsidiary" when used with respect to any party means any bank, savings institution, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Each of the Company Subsidiaries is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in Section 2.1 of Schedule I. The Company and each Company Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. The Company has delivered to Ambanc a true, complete and correct copy of the certificate of incorporation, charter, or other organizing document and of the bylaws, as in effect on the date of this Agreement, of Company and each Company Subsidiary. To the Company's knowledge, the Company and each Company Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. Savings is a member in good standing of the Federal Home Loan Bank of New York and all eligible accounts issued by Savings are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Savings is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the Thrift Regulations. The Company is registered as a savings and loan holding company under the HOLA.

     The minute books of the Company and the Company's Subsidiaries contain complete and accurate records of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including the committees of such Boards).

     2.2 Capitalization.  The authorized capital stock of the Company consists
         --------------
of (i) 3,000,000 shares of common stock, par value $.10 per share, of which 1,378,440 shares were issued and outstanding as of the date of this Agreement, and (ii) 500,000 shares of preferred stock, $.10 par value, of which no shares were outstanding as of the date of this Agreement. All outstanding shares of Company common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for outstanding options to purchase 145,468 shares of Company common stock under the Company Option Plan and the option to be granted pursuant to the Option Agreement, as of the date of this Agreement, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of the Company's capital stock from the Company and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind (collectively, "Stock Contract") to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company's capital stock. A true and complete copy of the Company Option Plan, as in effect on the date of this Agreement, is attached as Section 2.2 of Schedule I.

     2.3 Ownership of Subsidiaries.  Except as set forth in Section 2.3 of
         -------------------------
Schedule I, all the outstanding shares of the capital stock of the Company Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by the Company or a Company Subsidiary free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"). Except as set forth in Section 2.3 of Schedule I, all of the outstanding capital stock or other ownership interests in all of the Company Subsidiaries is owned either by the Company or Savings. Except as set forth in
Section 2.3 of Schedule I, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Company Subsidiary and no contracts to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary owns any material investment of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or profit participations in any entity (other than Company Subsidiaries) other than the Federal Home Loan Bank of New York or except as set forth in Section 2.3 of Schedule I.

     2.4 Financial Statements and Reports.
         --------------------------------

         (a) No registration statement, proxy statement, schedule or report filed by the Company or any Company Subsidiary with the SEC or the OTS under the 1933 Act or the 1934 Act ("SEC Reports"), on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and the Company Subsidiaries have timely filed all reports and documents required to be filed by them with the SEC, the OTS, or the Federal Deposit Insurance Corporation (the "FDIC") under various securities and banking laws and regulations for the last five years (or such shorter period as they may have been subject to such filing requirements), except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. All such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended and, with respect to the SEC Reports, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, with respect to reports and documents filed with banking regulatory agencies, were accurate in all material respects. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after September 30, 1997) in accordance with the Company's books and records and those of any of the Company Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after September 30, 1997, will present) fairly the consolidated balance sheet and the consolidated statements of income, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes to generally accepted accounting principles). The audited consolidated financial statements of the Company at September 30, 1997 and for the two years then ended and the consolidated financial statements for all periods thereafter up to the Closing reflect or will reflect, to the extent required by generally accepted accounting principles, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), as of their respective dates, of the Company and the Company Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles and contain or will contain, in the opinion of management, adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to the Company or the Company Subsidiaries, taken as a whole, except as disclosed in the audited consolidated financial statements at September 30, 1997 or for transactions effected, actions occurring or omitted to be taken, or claims made after September 30, 1997 (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

          (b) The Company has delivered to Ambanc each SEC Report filed, used or circulated by it with respect to periods since September 30, 1997 through the date of this Agreement and will promptly deliver each such SEC Report filed, used or circulated after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC or the OTS (or, if not so filed, in the form used or circulated), including, without limitation, its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

      2.5 Absence of Changes.
          ------------------

          (a) Since September 30, 1997 there have been no material adverse changes in the business, properties, financial condition, operations or assets of the Company or any Company Subsidiary other than changes attributable to or resulting from any change in law, regulation or generally accepted accounting principles or regulatory accounting principles, which impair both the Company and other comparably sized thrift institutions in a substantially similar manner and other than changes attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting both the Company and other comparably sized thrift institutions to a similar extent and in a similar manner. Since September 30, 1997 to the date hereof, there has been no occurrence, event or development of any nature existing, or to the knowledge of the Company, threatened, which is reasonably expected to result in such a change.

          (b) Since September 30, 1997, each of the Company and the Company Subsidiaries has owned and operated their respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

      2.6 Prospectus/Proxy Statement.  At the time the Prospectus/ Proxy
          --------------------------
Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approvals referred to in Section 1.7 hereof and at all times subsequent to such mailing up to and including the time of such approval, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to the Company (including the Company Subsidiaries), its shareholders and representatives, Company common stock and all other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the 1934 Act and the rules and regulations under such Act; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

      2.7 No Broker's or Finder's Fees.  Except as set forth at Section 2.7 of
          ----------------------------
Schedule I, no agent, broker, investment banker, person or firm acting on behalf or under authority of the

Company or any of the Company Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except the Company has engaged FinPro, Inc. to provide financial advisory services and to deliver an opinion to the effect that the consideration to be received by the Company shareholders in the Merger is fair to the Company shareholders from a financial point of view. A copy of the engagement agreement with FinPro, Inc. is attached to Section 2.7 of Schedule I.

      2.8 Litigation and Other Proceedings.  Except as set forth in Section 2.8
          --------------------------------
of Schedule I and except for matters which would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, neither the Company nor any Company Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the knowledge of the management of the Company, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

      2.9 Compliance with Law.
          -------------------

          (a) To the knowledge of the Company, the Company and the Company Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither the Company nor any Company Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) To the knowledge of the Company, the Company and each of its Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective business as they are presently conducted.

     2.10 Corporate Actions.
          -----------------

          (a) The Boards of Directors of the Company and Savings have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Bank Plan of Merger and the Option Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has authorized and directed the submission for shareholders' adoption of this Agreement, together with the Option Agreement and any other action requiring such approvals. All corporate authorization by the Board of Directors of the Company and Savings required for the consummation of the Merger has been obtained or will be given when required by applicable law.

          (b) The Company's Board of Directors has taken all necessary action to exempt this Agreement, the Bank Plan of Merger, the Option Agreement and the transactions contemplated hereby and thereby from, (i) any applicable state takeover laws, (ii) any Delaware laws limiting or restricting the voting rights of shareholders, (iii) any Delaware laws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested shareholder" or person or entity of similar type, and (iv) any provision in its or any of the Company Subsidiaries' articles/certificate of incorporation, charter or bylaws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested shareholder" or person or entity of similar type.

      2.11     Authority.  The execution, delivery and performance by the
               ---------
Company and Savings of their obligations under this Agreement and by the Company of its obligations under the Option Agreement does not violate any of the provisions of, or constitute a default under or give any person the right to terminate or accelerate payment or performance under (i) subject to the effectiveness of the amendment to Savings' Federal Stock Charter referred to in
Section 4.17 hereof (the "Charter Amendment"), the articles of incorporation or bylaws of the Company, the articles of incorporation, charter or bylaws of any Company Subsidiary, (ii) any regulatory restraint on the acquisition of the Company or Savings or control thereof, (iii) any law, rule, ordinance, or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of the Company Subsidiaries is subject or
(iv) except as set forth in Section 2.11 of Schedule I, any other material agreement, material lease, material contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which the Company or any of the Company Subsidiaries is a party or is subject or by which any of their properties or assets is bound. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Subject to the approval and effectiveness of the Charter Amendment, the Company and Savings, as applicable, have all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to perform their respective obligations hereunder and thereunder, except, with respect to this Agreement, and the Acquisition Merger, the approval of the Company's shareholders of this Agreement and the Acquisition Merger required under applicable law and the effectiveness of the Charter Amendment. Other than the receipt of Governmental Approvals (as defined in Section 5.1(c)), the adoption by shareholders of this Agreement and the consents specified in Section 2.11 or 2.15 of Schedule I with respect to the Contracts, no consents or approvals are required on behalf of Company or Savings in connection with the consummation of the transactions contemplated by this Agreement and the Acquisition Merger, the Bank Plan of Merger and the Option Agreement. This Agreement, the Bank Plan of Merger and the Option Agreement constitute the valid and binding obligation of the Company and Savings, as applicable, and each is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

      2.12     Employment Arrangements.  Except as disclosed in Section 2.12 of
               -----------------------
Schedule I, there are no employment, severance or other agreements, plans or arrangements with any current or former directors, officers or employees of Company or any Company Subsidiary which may not be terminated without penalty (including any augmentation or acceleration of benefits) on 30 days or less notice to such person. Except as disclosed in Section 2.12 of Schedule I, no payments to directors, officers or employees of the Company or the Company Subsidiaries resulting from the transactions contemplated hereby will cause the imposition of excise taxes under Section 4999 of the Code or the disallowance of a deduction to the Company or any Company Subsidiary pursuant to Sections 162 or 280G of the Code. No later than 30 days prior to consummation of the Merger, the Company shall furnish Ambanc for its review (i) a computation of the amounts expected to be payable under the employment and severance agreements disclosed in Section 2.12 of
Schedule I as a result of the Merger, and (ii) a schedule reasonably satisfactory to Ambanc demonstrating that no "disqualified individual" within the meaning of Section 280G of the Code will be receiving payments in contravention of the representation in the preceding sentence.

      2.13     Employee Benefits.
               -----------------

              (a) Neither the Company nor any of the Company Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in Section 2.13 of Schedule I (true and correct copies of which have been delivered to Ambanc). None of Company or any of the Company Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under Section 401(a) of the Code are so qualified, and Company is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in Section 2.13 of Schedule I, neither the Company nor any of the Company Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements"). Neither the Company nor any Company Subsidiary is a sponsor of or contributes to any qualified or non-qualified defined benefit plan for employees, officers or directors. No payments are more than 30 days past due on any Employee Plan or Benefit Arrangement. With respect to each Employee Plan and Benefit Arrangement of the Company or any Company Subsidiary, the Company will within 30 days of the date of this Agreement furnish to Ambanc (i) the net fair market value of the assets held in any Benefit Arrangement, and (ii) the amount of any contribution or other obligation paid, accrued, or payable, or reasonably expected to be payable between the date of this Agreement and the Closing, including contributions by Company to its Employee Stock Ownership Plan to repay its loan and contributions to its 401(k) Plan in accordance with past practices (pro rated through the Closing), subject to applicable tax law limitations. Neither the Company nor any Company Subsidiary will make any contribution, or undertake any obligation to contribute any amount to any Employee Plan or Benefit Arrangement other than the amounts which the Company shall set forth in Section 2.13 of Schedule I and other than immaterial amounts in the ordinary course of business and in accordance with past practice.

               (b) Except as set forth in Section 2.13 of Schedule I, all Employee Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1997 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or no material increase in the cost thereof or benefits payable thereunder on or after September 30, 1997.

               (c) To the Company's knowledge, each Employee Plan and Benefit Arrangement (i) has been administered to date, and will be administered until the Closing, in accordance with their terms and in compliance with the Code, ERISA, and all other applicable rules and regulations, (ii) has, in a timely, accurate, and proper manner, both filed all required government reports and made all required employee communications, and (iii) between the date of this Agreement and the Closing, will complete and file all such required reports. To the Company's knowledge, no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Company or any Company Subsidiary which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Code nor has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in
Section 412 of the Code, whether or not waived; nor has Company or any Company Subsidiary failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. To the Company's knowledge, neither Company nor any Company Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of Ambanc or any of its affiliates at or after the Acquisition Merger Effective Time.

               (d) On or before the date of this Agreement, the Company will provide Ambanc with true and complete copies of the following documents where applicable to any Employee Plan or Benefit Arrangement: (i) each plan document or agreement, and any amendments thereto, and related trust agreements, insurance contracts and policies, annuity contracts, and any other funding arrangement; (ii) the most recent summary plan description and summary of material modifications; (iii) for the three most recent plan years, Form 5500 Annual Return/Report and all actuarial and financial reports and appraisals; and
(iv) the most recent determination letter received from the Internal Revenue Service, plus any open requests and all other rulings received from any governmental agency. Within 60 days of the date hereof, the Company or Savings shall provide Ambanc with documentation, reasonably satisfactory to Ambanc, demonstrating that the requirements of Sections 401(k), 401(m), 404, 410, 412, 415, and 416 of the Code have been satisfied by each Employee Plan that is intended to qualify under Section 401 of the Code.

      2.14     Information Furnished.  Any schedule, certificate or other
               ---------------------
document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Company to Ambanc pursuant to this Agreement will be accurate in all material respects and will not omit any information necessary to make the information provided not misleading. No information material to the Merger and which is necessary to make the representations and warranties true, knowingly has been withheld from Ambanc.

      2.15     Property and Assets.  To the knowledge of the Company, the
               -------------------
Company and the Company Subsidiaries have marketable title to all of their real property reflected in the financial statements at September 30, 1997, referred to in Section 2.4 hereof, or acquired subsequent thereto, free and clear of all encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent,
(c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, and (e) pledges or liens incurred in the ordinary course of business. Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Company nor any Company Subsidiary is in default in any material respect under any such lease. No consent of the lessor of any material real property or material personal property lease is required for consummation of the Merger except as set forth in
Section 2.15 of Schedule I. There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Company and the Company Subsidiaries since September 30, 1997, except such loss, damage or destruction which does not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. All property and assets material to their business and currently used by Company and the Company Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

      2.16     Agreements and Instruments.  Except as set forth in Section 2.16
               --------------------------
of Schedule I or as reflected in the audited Company consolidated financial statements as of September 30, 1997, neither the Company nor any Company Subsidiary is a party to (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any such obligation (other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof), (c) any agreements to make loans or for the provision, purchase or sale of goods, services or property between Company or any Company Subsidiary and any director or officer of Company or Savings, or any member of the immediate family or affiliate of any of the foregoing, (d) any agreements with or concerning any labor or employee organization to which Company or any Company Subsidiary is a party, (e) any agreements between Company or any Company Subsidiary and any five percent or more shareholder of Company, and (f) any agreements, directives, orders, or similar arrangements between or involving the Company or any Company Subsidiary and any state or federal savings institution regulatory authority.

      2.17     Material Contract Defaults.  Neither the Company nor any Company
               --------------------------
Subsidiary nor the other party thereto is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which the Company or a Company Subsidiary is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on the Company and any Company Subsidiary, taken as a whole, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

      2.18     Tax Matters.
               -----------

               (a) The Company and each of the Company Subsidiaries have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes shown thereon to be due and payable, whether disputed or not; the current status of audits of such returns by the Internal Revenue Service ("IRS") and other applicable agencies is as set forth in Section 2.18 of Schedule I; and there is no agreement by the Company or any Company Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Neither the IRS nor, except as set forth in Section 2.18 of Schedule I, any other taxing authority is now asserting or, to the knowledge of Company, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is the Company aware of any basis for any such assertion or claim. The Company and each of the Company Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. The Company and each Company Subsidiary have complied in all material respects with all applicable state law sales and use tax collection and reporting requirements.

               (b) Adequate provision for any federal, state, local, or foreign taxes due or to become due for the Company or any of the Company Subsidiaries for any period or periods through and including September 30, 1997, has been made and is reflected on the September 30, 1997 audited Company consolidated financial statements and has been or will be made in accordance with generally accepted accounting principles with respect to periods ending after September 30, 1997.

      2.19     Environmental Matters.  Except as set forth on Section 2.19 of
               ---------------------
Schedule I, to the knowledge of the Company, neither the Company nor any Company Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Neither the Company nor any Company Subsidiary has knowledge of, nor has the Company or any Company Subsidiary received written notice from any governmental or regulatory body of, any conditions, activities, practices or incidents which is reasonably likely to interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to Company's knowledge, threatened against Company or any Company Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

      2.20     Loan Portfolio:  Portfolio Management.
               -------------------------------------

               (a) All evidences of indebtedness reflected as assets in the consolidated balance sheet of the Company as of September 30, 1997, or acquired since such date, are (except with respect to those assets which are no longer assets of the Company or any Company Subsidiary) binding obligations of the respective obligors named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses which have been asserted or, to the knowledge of the Company threatened, against the Company or any Company Subsidiary. All such indebtedness which is secured by an interest in real property is, to the Company's knowledge, secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by Savings were at the time entered into and at all times since have been in compliance in all material respects with all applicable laws (including, without limitation, all consumer protection laws) and regulations. Savings administers its loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in all material respects in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of Savings regarding all loans outstanding on its books are accurate in all material respects and the risk classification system has been established in accordance with the requirements of the OTS.

               (b) Section 2.20 of Schedule I sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Savings and its subsidiaries that have been adversely designated, criticized or classified by it as of December 31, 1997, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or any of the Company Subsidiaries before the date hereof.

      2.21     Real Estate Loans and Investments.  Except for properties
               ---------------------------------
acquired in settlement of loans, there are no facts, circumstances or contingencies known to the Company or any Company Subsidiary which exist which would require a material reduction under generally accepted accounting principles in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of the Company or any Company Subsidiary (either individually or in the aggregate with other loans and investments).

      2.22     Derivatives Contracts.  Neither the Company nor any of its
               ---------------------
Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on its balance sheet which is a derivatives contract (including various combinations thereof) (each, a "Derivatives

Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 2.22 of Schedule I, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

      2.23  Insurance.  The Company and the Company Subsidiaries have in effect
            ---------
insurance coverage which, in respect to amounts, types and risks insured, is reasonably adequate for the business in which the Company and the Company Subsidiaries are engaged. A schedule of all insurance policies in effect as to the Company and the Company Subsidiaries (the "Insurance Policies") is as set forth on Section 2.23 of Schedule I (other than policies pertaining to mortgage loans made in the ordinary course of business). All Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Acquisition Merger Effective Date shall have been paid on or before the Acquisition Merger Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies, adequate reserves for which are reflected in the Company's financial statements). The Insurance Policies are valid, outstanding and enforceable in accordance with their respective terms and will not, except as set forth in
Section 2.11 of Schedule I, in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF AMBANC AND THE BANK

      Ambanc and the Bank represent and warrant to Company and Savings that, except as disclosed in Schedule II attached hereto, and except that Bank makes no representations or warranties regarding Ambanc:

      3.1   Organization, Good Standing, Authority, Insurance, Etc.  Ambanc is a
            ------------------------------------------------------
corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of the subsidiaries of Ambanc (individually an "Ambanc Subsidiary" and collectively the "Ambanc Subsidiaries") is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Ambanc and each Ambanc Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. Ambanc has delivered to the Company a true, complete and correct copy of the Certificate of Incorporation, charter, or other organizing document and of the bylaws, as in effect on the date of this Agreement, of Ambanc and each Ambanc Subsidiary. Ambanc and each Ambanc Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Ambanc and the Ambanc Subsidiaries, taken as a whole. The Bank is a member in good standing of the Federal Home Loan Bank of New York, and all eligible accounts issued by the Bank are insured by the BIF to the maximum extent permitted under applicable law. The Bank is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the Thrift Regulations. Ambanc is duly registered as a savings and loan holding company under the HOLA.

      3.2   Capitalization.  The authorized capital stock of Ambanc consists of
            --------------
15,000,000 shares of Ambanc common stock, par value $.01 per share, of which 4,258,418 shares were issued and outstanding as of the date of this Agreement and 5,000,000 shares of serial preferred stock, par value of $.01 per share, of which no shares were outstanding as of the date of this Agreement. All issued shares of the capital stock of Ambanc and of each of the Ambanc Subsidiaries have been fully paid, were duly authorized and validly issued, are non-assessable, have been issued pursuant to an effective registration statement and current prospectus under the 1933 Act, or an appropriate exemption from registration under the 1933 Act and were not issued in violation of the preemptive rights of any shareholder. Ambanc is the holder and beneficial owner of all of the issued and outstanding capital stock of the Bank. No options covering capital stock of Ambanc or the Bank, warrants to purchase or contracts to issue capital stock of Ambanc or the Bank, or any other contracts, rights (including preemptive rights), commitments or convertible securities entitling anyone to acquire from Ambanc or any of the Ambanc Subsidiaries or obligating them to issue any capital stock, or securities convertible into or exchangeable for shares of capital stock, of Ambanc or the Bank are outstanding, in existence, or the subject of an agreement, except for Ambanc common stock issuable upon the exercise of employee stock options granted under the employee benefit plans of Ambanc. All capital stock of its direct and indirect subsidiaries beneficially owned by Ambanc or an Ambanc Subsidiary is held free and clear of any claims, liens, encumbrances or security interests.

      3.3   Ownership of Subsidiaries. All the outstanding shares of the capital
            -------------------------
stock of the Ambanc Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Ambanc or an Ambanc Subsidiary free and clear of any Encumbrance. All of the outstanding capital stock or other ownership interests in all of the Ambanc Subsidiaries is owned either by Ambanc or the Bank. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Ambanc Subsidiary and no contracts to which Ambanc or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Ambanc Subsidiaries.

      3.4   Financial Statements and Reports.
            --------------------------------

            (a) No registration statement, proxy statement, schedule or report filed by Ambanc or any Ambanc Subsidiary with the SEC or the OTS under the 1933 Act, or the 1934 Act, on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years (or such shorter period as they may have been subject to such filing requirements), Ambanc and the Ambanc Subsidiaries have timely filed all documents required to be filed by them with the SEC, the OTS, or the FDIC under various securities and financial institution laws and regulations, except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Ambanc and the Ambanc Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after December 31, 1997) in accordance with Ambanc's books and records and those of any of its Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after December 31, 1997 will present) fairly the consolidated statement of financial condition and the consolidated statements of operations, stockholders' equity and cash flows of Ambanc and the Ambanc Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes in generally accepted accounting principles). The audited consolidated financial statements of Ambanc as of December 31, 1997 and for the three years then ended and the consolidated financial statements for all periods thereafter up to the Closing disclose or will disclose, to the extent required by generally accepted accounting principles, as the case may be, all liabilities (whether accrued, absolute, contingent, direct or indirect, unliquidated or otherwise, whether due or due to become due and regardless of when asserted), as of their respective dates, of Ambanc and the Ambanc Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles, other than liabilities which are not, in the aggregate, material to Ambanc and the Ambanc Subsidiaries, taken as a whole, and contain or will contain in the opinion of management adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to Ambanc or the Ambanc Subsidiaries, taken as a whole, except as disclosed in the audited consolidated financial statements at December 31, 1997, or for transactions effected, actions occurring or omitted to be taken, or claims made after December 31, 1997, (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

            (b) Ambanc has delivered to the Company all periodic reports filed with the SEC under the 1934 Act for periods since December 31, 1997 through the date hereof and will through Closing promptly deliver copies of 1934 Act reports for future periods.

      3.5   Absence of Changes.  Since December 31, 1997, there have been no
            ------------------
material adverse changes in the business, properties, financial condition, operations or assets of Ambanc or any Ambanc Subsidiary, other than any changes attributable to or resulting from any change in law, regulation or generally accepted accounting principles or regulatory accounting principles, which impairs both Ambanc and other comparably sized thrift institutions in a substantially similar manner and other than changes attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting Ambanc and comparably sized thrift institutions to a similar extent and in a similar manner. Since December 31, 1997 to the date hereof, there has been no occurrence, event or development of any nature existing, or to the knowledge of Ambanc, threatened, which is reasonably expected to result in such a change.

            Since December 31, 1997 and through the date hereof, each of Ambanc and the Ambanc Subsidiaries has owned and operated their respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

      3.6   Prospectus/Proxy Statement.  At the time the Registration Statement
            --------------------------
becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company and Ambanc for the solicitation of proxies for the approvals referred to in Section 1.7 hereof and at all times subsequent to such mailings up to and including the times of such approval, such Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Ambanc (including the Ambanc Subsidiaries), its shareholders and representatives, Ambanc Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will:

            (a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and

            (b) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

      3.7   No Broker's or Finder's Fees.  No agent, broker, investment banker,
            ----------------------------
person or firm acting on behalf or under authority of Ambanc or any of the Ambanc Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except Ambanc has engaged Sandler O'Neill & Partners, L.P., an investment banking firm, to provide financial advisory services to Ambanc.

      3.8   Compliance With Law.
            -------------------

            (a) To the knowledge of Ambanc, Ambanc and the Ambanc Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither Ambanc nor any Ambanc Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

            (b) To the knowledge of Ambanc, Ambanc and each of it Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its respective business as it is presently conducted.

      3.9   Corporate Actions.  The Boards of Directors of Ambanc and the Bank
            -----------------
have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Bank Plan of Merger and the Option Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of Ambanc has authorized and directed the submission for shareholders' adoption of this Agreement, together with the Option Agreement and any other action requiring such approvals. All corporate authorizations by the Boards of Directors of Ambanc and the Bank required for the consummation of the Merger have been obtained, and no other corporate action is required to be taken.

      3.10  Authority. The execution, delivery and performance of this Agreement
            ---------
and the Option Agreement by Ambanc and the Bank does not violate any of the provisions of, or constitute a default under or give any person the right to terminate or accelerate payment or performance under (i) the certificate of incorporation or bylaws of Ambanc, the charter or bylaws of the Bank, or the articles of incorporation or bylaws of any other Ambanc Subsidiary, (ii) any regulatory restraint on the acquisition of the Company or Savings or control thereof, (iii) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Ambanc or any of the Ambanc Subsidiaries is subject or (iv) any other Contract to which Ambanc or any of the Ambanc Subsidiaries is a party or is subject to or by which any of their properties or assets is bound which default, termination or acceleration would have a material adverse effect on the financial condition, business or results of operations of Ambanc and the Ambanc Subsidiaries, taken as a whole. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Ambanc and the Bank have all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to perform their obligations hereunder. Other than the receipt of Governmental Approvals and shareholder approval, no consents or approvals are required on behalf of Ambanc or any Ambanc Subsidiary in connection with the consummation of the transactions contemplated by this Agreement, the Option Agreement or the Bank Plan of Merger. This Agreement, the Option Agreement and the Bank Plan of Merger constitute the valid and binding obligations of Ambanc and the Bank, and are enforceable in accordance with their terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

      3.11  Information Furnished.  Any schedule, certificate or other document
            ---------------------
furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Ambanc to Company pursuant to this Agreement will be accurate in all material respects and will not omit any information necessary to make the information provided not misleading. No information material to the Merger and which is necessary to make the representations and warranties true, knowingly has been withheld from the Company.

      3.12  Litigation and Other Proceedings.  Except for matters which would
            --------------------------------
not have a material adverse effect on the business, financial condition or results of operations of Ambanc and the Ambanc Subsidiaries taken as a whole, neither Ambanc nor any Ambanc Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the knowledge of the management of Ambanc, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

      3.13  Agreements and Instruments. As of the date of this Agreement, there
            --------------------------
are no agreements, directives, orders or similar arrangements between or involving Ambanc or any Ambanc Subsidiary and any state or federal savings institution regulatory authority.

      3.14  Tax Matters. Ambanc and each of the Ambanc Subsidiaries have duly
            -----------
and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes shown thereon to be due and payable, whether disputed or not; there is no agreement by Ambanc or any Ambanc Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Neither the IRS nor any other taxing authority is now asserting or, to the knowledge of Ambanc, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Ambanc aware of any basis for any such assertion or claim. Ambanc and each of the Ambanc Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. Ambanc and each Ambanc Subsidiary have complied in all material respects with all applicable state law sales and use tax collection and reporting requirements.

      3.15  Property and Assets.  To the knowledge of Ambanc, Ambanc and the
            -------------------
Ambanc Subsidiaries have marketable title to all of their real property reflected in the financial statements at December 31, 1997, referred to in
Section 3.4 hereof, or acquired subsequent thereto, free and clear of all encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent,
(c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, and (e) pledges or liens incurred in the ordinary course of business. Ambanc and the Ambanc Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Ambanc nor any Ambanc Subsidiary is in default in any material respect under any such lease. There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Ambanc and the Ambanc Subsidiaries since December 31, 1997, except such loss, damage or destruction which does not have a material adverse effect on Ambanc and Ambanc Subsidiaries, taken as a whole. All property and assets material to their business and currently used by Ambanc and Ambanc Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

      3.16  Derivatives Contracts  Neither Ambanc nor any of the Ambanc
            ---------------------
Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on its Balance

Sheet which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 3.16 of Schedule II, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

      3.17  Insurance. Ambanc and Ambanc Subsidiaries have in effect insurance
            ---------
coverage which, in respect to amounts, types and risks insured, is reasonably adequate for the business in which Ambanc and Ambanc Subsidiaries are engaged. All insurance policies in effect as to Ambanc and the Ambanc Subsidiaries are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Acquisition Merger Effective Date shall have been paid on or before the Acquisition Merger Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies, adequate reserves for which are reflected in Ambanc's financial statements). The insurance policies are valid, outstanding and enforceable in accordance with their respective terms and will not in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. Neither Ambanc nor any Ambanc Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

      3.18  Employee Benefits.  To Ambanc's knowledge, each Employee Plan and
            -----------------
Benefit Arrangement (i) has been administered to date, and will be administered until the Closing, in accordance with their terms and in compliance with the Code, ERISA, and all other applicable rules and regulations, (ii) has, in a timely, accurate, and proper manner, both filed all required government reports and made all required employee communications, and (iii) between the date of this Agreement and the Closing, will complete and file all such required reports. To Ambanc's knowledge, no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Ambanc or any Ambanc Subsidiary which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Code nor has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived; nor has Ambanc or any Ambanc Subsidiary failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. To Ambanc's knowledge, neither Ambanc nor any Ambanc Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of Ambanc or any of its affiliates at or after the Acquisition Merger Effective Time.

      3.19  Material Contract Defaults. Neither Ambanc nor any Ambanc Subsidiary
            --------------------------
nor the other party thereto is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which Ambanc or an Ambanc Subsidiary is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on Ambanc and any Ambanc Subsidiary, taken as a whole, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

      3.20  Tax Matters.  Adequate provision for any federal, state, local,
            -----------
or foreign taxes due or to become due for Ambanc or any of the Ambanc Subsidiaries for any period or periods through and including December 31, 1997, has been made and is reflected on the December 31, 1997 audited Ambanc consolidated financial statements and has been or will be made in accordance with generally accepted accounting principles with respect to periods ending after December 31, 1997.

      3.21  Environmental Matters.  Except as set forth on Section 3.21 of
            ---------------------
Schedule II, to the knowledge of Ambanc, neither Ambanc nor any Ambanc Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Neither Ambanc nor any Ambanc Subsidiary has knowledge of, nor has Ambanc or any Ambanc Subsidiary received written notice from any governmental or regulatory body of, any conditions, activities, practices or incidents which is reasonably likely to interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to Ambanc's knowledge, threatened against Ambanc or any Ambanc Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

      3.22  Loan Portfolio:  Portfolio Management. All evidences of indebtedness
            -------------------------------------
reflected as assets in the consolidated balance sheet of Ambanc as of December 31, 1997, or acquired since such date, are (except with respect to those assets which are no longer assets of Ambanc or any Ambanc Subsidiary) binding obligations of the respective obligors named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses which have been asserted or, to the knowledge of Ambanc threatened, against Ambanc or any Ambanc

Subsidiary. All such indebtedness which is secured by an interest in real property is, to Ambanc's knowledge, secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by Bank were at the time entered into and at all times since have been in compliance in all material respects with all applicable laws (including, without limitation, all consumer protection laws) and regulations. Bank administers its loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in all material respects in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of Bank regarding all loans outstanding on its books are accurate in all material respects and the risk classification system has been established in accordance with the requirements of the OTS.

                                  ARTICLE IV
                                   COVENANTS

      4.1   Investigations; Access and Copies. Between the date of this
            ---------------------------------
Agreement and the Acquisition Merger Effective Time, each party agrees to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, upon not less than three days' prior notice, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Articles II or III of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith, and such other documents, records, or information with respect to the business and properties of it and its subsidiaries as the other party or its respective agents or representative shall from time to time reasonably request; provided, however, that any such inspection (a) shall be conducted in such
--------  -------
manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. Each party will also give prompt written notice to the other party of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in
Article V of this Agreement.

      4.2   Conduct of Business Prior to Closing.  Between the date of this
            ------------------------------------
Agreement and the Acquisition Merger Effective Time, the parties agree:

            (a) That the Company and the Company Subsidiaries shall conduct their business only in the ordinary course, and maintain their books and records in accordance with past practices and not to take any action that would (i) adversely affect the ability to obtain the Governmental Approvals or (ii) adversely affect the Company's ability to perform its obligations under this Agreement or the Option Agreement;

            (b) That the Company shall not, without the prior written consent of
Ambanc: (i) declare, set aside or pay any dividend or make any other distribution with respect to Company's capital stock, except for the declaration and payment of regular quarterly cash dividends in an amount not to exceed $.07 per share of Company common stock with respect to any full calender quarter after the date hereof; (ii) reacquire any of Company's outstanding shares of capital stock; (iii) except as set forth at
Schedule 4.2(c) hereof, issue or sell or buy any shares of capital stock of the Company or any Company Subsidiary, except shares of Company common stock issued pursuant to the Company Option Plan and the Option Agreement; (iv) effect any stock split, stock dividend or other reclassification of Company's common stock; or (v) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Company or any Company Subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Company or of any Company Subsidiary;

          (c) That Company and the Company Subsidiaries shall not, without the prior written consent of Ambanc: (i) except as set forth at Schedule 4.2(c) hereof, sell or dispose of any significant assets of the Company or of any Company Subsidiary other than in the ordinary course of business consistent with past practices; (ii) merge or consolidate the Company or any Company Subsidiary with or, except as set forth at Schedule 4.2(c) hereof, otherwise acquire any other entity, or file any applications or make any contract with respect to branching by Savings (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property (other than with respect to security interests in properties securing loans and properties acquired in settlement of loans in the ordinary course) or improvements to real property in the aggregate in excess of $50,000;
(iii) change the articles or certificate of incorporation, charter documents or other governing instruments of the Company or any Company Subsidiary, except as provided in this Agreement or as required by law; (iv) grant to any executive officer, director or employee of the Company or any Company Subsidiary any increase in annual compensation, or any bonus type payment except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice (including, but not limited to, the payment of bonuses for which such expense has previously been accrued) and except as set forth on Schedule 4.2(c); (v) adopt any new or amend or terminate any existing Employee Plans or Benefit Arrangements of any type except as contemplated herein or as set forth at Schedule 4.2(c); (vi) except as set forth on Schedule 4.2(c) or Schedule 4.16(d) hereof, authorize severance pay or other benefits for any officer, director or employee of Company or any Company Subsidiary; (vii) incur any material indebtedness or obligation or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past practices; (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices;
(ix) except as set forth at Schedule 4.2(c) hereof, form any new subsidiary or cause or permit a material change in the activities presently conducted by any Company Subsidiary or make additional investments in subsidiaries; (x) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase any Derivatives Contracts or Structured Notes; (xi) except as set forth at Schedule 4.2(c) hereof, purchase any equity securities other than Federal Home Loan Bank stock; (xii) make any investment which would cause Savings to not be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code; (xiii) make any loan with a principal balance of $500,000 or more; (xiv) authorize capital expenditures other than in the ordinary course of business; (xv) adopt or implement any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles or by a regulatory authority or adopt or implement any change in its methods of accounting for Federal income tax purposes; or (xvi) make any loan in which participation interests therein are to be sold to other persons or entities or acquire a participation interest in a loan originated by another person or entity in excess of $250,000. The limitations contained in this Section 4.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 4.2(c). Notwithstanding the foregoing, Savings may engage in any of the foregoing activities exclusively with the Bank.

      4.3  No Solicitation.  The Company will not authorize any officer,
           ---------------
director, employee, investment banker, financial consultant, attorney, accountant or other representative of Company or any Company Subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of the Company Board of Directors may otherwise require under applicable law (as determined in consultation with Company legal counsel), the Company will not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of the Company or any Company Subsidiary, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. The Company will promptly give written notice to Ambanc upon becoming aware of any Takeover Proposal, such notice to contain, at a minimum, the identity of the persons submitting the Takeover Proposal, a copy of any written inquiry or other communication, the terms of any Takeover Proposal and any information requested or discussions sought to be initiated. As used in this Agreement with respect to the Company, "Takeover Proposal" shall mean any bona fide proposal, other than as contemplated by this Agreement, for a merger or other business combination involving the Company or Savings or for the acquisition of a 10% or greater equity interest in Company or Savings, or for the acquisition of a substantial portion of the assets of Company or Savings (other than loans or securities sold in the ordinary course).

      4.4  Shareholder Approval.  Subject to Section 1.7 herein, the Company and
           --------------------
Ambanc shall call the meeting of its shareholders to be held for the purpose of adopting this Agreement, as referred to in Section 1.7 hereof, as soon as practicable, but in no event later than sixty (60) days after the Registration Statement becomes effective under the 1933 Act. In connection with such meeting, the Company Board of Directors and Ambanc Board of Directors shall favorably recommend adoption of this Agreement, except as the fiduciary duties of the Company's Board of Directors and Ambanc's Board of Directors under applicable law may otherwise require or unless the Company is unable to obtain the opinion set forth in Section 5.3(h) hereof. The Company shall use its best efforts to solicit from its shareholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the holders of the shares of Company common stock in favor of the Merger, except as the fiduciary duties of the Boards of Directors under applicable law may otherwise require.

      4.5  Filing of Holding Company and Merger Applications.  Ambanc shall use
           -------------------------------------------------
its best efforts promptly to prepare, submit and file within 75 days of the date hereof a holding company application to the OTS pursuant to 12 C.F.R. (S)574.3 for acquisition of control of Company and Savings and a merger application to the OTS pursuant to the Bank Merger Act and 12 C.F.R. 563.22(a) for the Bank Merger and any other applications required to be filed in connection with the transactions contemplated hereby.

      4.6  Consents.  Company and Savings will use their best efforts to obtain
           --------
the consent or approval of each person whose consent or approval shall be required in order to permit Company or Savings, as the case may be, to consummate the Merger.

      4.7  Resale Letter Agreements.  After execution of this Agreement, (i)
           ------------------------
Company shall use its best efforts to cause to be delivered to Ambanc from each person who may be deemed to be an "affiliate" of Company within the meaning of Rule 145 under the 1933 Act, a written letter agreement in the form attached at
Schedule 4.7 regarding restrictions on resale of the shares of Ambanc Common Stock received by such persons in the Merger and upon exercise of options received under Section 1.8 hereof subsequent to the Acquisition Merger Effective Time to ensure compliance with applicable resale restrictions imposed under the federal securities laws and (ii) neither Ambanc nor the Company (including the Company Subsidiaries) shall take any action which would materially impede or delay consummation of the Merger, or prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code; provided that nothing hereunder shall limit the ability of Ambanc to exercise its rights under the Option Agreement.

      4.8  Publicity.  Between the date of this Agreement and the Acquisition
           ---------
Merger Effective Time, neither Ambanc, Company or any of their subsidiaries shall, without the prior approval of the other, issue or make, or authorize any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the transactions contemplated hereby, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to Merger or the transactions contemplated hereby, except as required by law or by applicable stock exchange rules.

      4.9  Cooperation Generally.  Except as otherwise contemplated hereby,
           ---------------------
between the date of this Agreement and the Acquisition Merger Effective Time, Ambanc, Company and their subsidiaries shall use their best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date. Ambanc and the Bank, on one hand, and the Company and the Company Subsidiaries, on the other hand, agree not to knowingly take any action that would (i) adversely affect their respective ability to obtain the Governmental Approvals or (ii) adversely affect their respective ability to perform their obligations under this Agreement.

      4.10 Additional Financial Statements and Reports.  As soon as
           -------------------------------------------
reasonably practicable after they become publicly available, the Company shall furnish to Ambanc and Ambanc shall furnish to the Company, respectively, its balance sheet and related statements of operations, cash flows and stockholders' equity for all periods prior to the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the Company or Ambanc, as the case may be (subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included in its most recent audited consolidated balance sheet), and all of such financial statements will be prepared in conformity with the requirements of Form 10-Q or Form 10-K, as the case may be, under the 1934 Act.

      4.11 Stock Listing.  Ambanc agrees to use its best efforts to cause to
           -------------
be listed on the Nasdaq Stock Market, subject to official notice of issuance, the shares of Ambanc Common Stock to be issued in the Merger and the shares issuable in accordance with Section 1.8 hereto.

      4.12 Allowance for Loan and Real Estate Owned Losses.  At the request
           -----------------------------------------------
of Ambanc and in an amount specified by Ambanc, immediately prior to the Acquisition Merger Effective Time, the Company and Savings shall establish such additional provisions for loan and real estate owned losses as may be necessary in the reasonable, good faith determination of Ambanc, after consultation with the Company and Savings, to conform the Company's and Savings' loan and real estate owned allowance practices and methods to those of Ambanc and the Bank (as such practices and methods are to be applied to Company and Savings from and after the Acquisition Merger Effective Time); provided, however, that Company and Savings shall not be required to take such action until: (i) Company and Savings provide to Ambanc a written statement dated the date of Closing certified by the Chairman of the Board, the President and the Chief Financial Officer of the Company and Savings, that the conditions in Sections 5.1 and 5.2 to be satisfied by the Company or Savings or both of them have been satisfied by either or both of them or, alternatively, setting forth in detail the circumstances that have prevented such conditions from being satisfied (the "Reliance Certificate"), and Ambanc and Bank provide to Company and Savings a Reliance Certificate relating to the satisfaction of the conditions in Sections
5.1 and 5.3; and (ii) Ambanc and the Bank, after reviewing the Reliance Certificate, provide the Company and Savings a written waiver of any right either entity may have to terminate the Agreement which waiver shall contain an express condition precedent that Company and Savings have established such additional provisions for loan and real estate losses as requested by Ambanc pursuant to this Section 4.12; and provided further that the Company shall not be required to take any action that is not consistent with generally accepted accounting principles and applicable SEC and OTS regulations. No additional provision for loan and real estate owned losses taken by Savings pursuant to this Section 4.12 shall be deemed in and of itself to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement.

      4.13 D&O Indemnification and Insurance.   For a period of six (6)
           ---------------------------------
years following the Acquisition Merger Effective Time Ambanc and Bank shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors and officers of Company or Savings or any other Company Subsidiaries on or before the Acquisition Merger Effective Time with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the

Acquisition Merger Effective Time in accordance with and subject to the requirements and other provisions of the Certificate of Incorporation or Charter and Bylaws of Company and Savings as in effect on the date of this Agreement and applicable provisions of law. Ambanc shall cause the persons serving as officers and directors of the Company immediately prior to the Acquisition Merger Effective Time to be covered for a period of 18 months from the Acquisition Merger Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Ambanc may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Acquisition Merger Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Ambanc be required to expend more than 150% of the amount currently expended by the Company on an annual basis to maintain or procure insurance coverage for such 18 month period pursuant hereto. This
Section 4.13 shall be construed as an agreement as to which the directors and officers of Company and Savings referred to herein are intended to be third party beneficiaries and shall be enforceable by such persons and their heirs and representatives.

      4.14 Tax Treatment.  Ambanc and Company shall use their best efforts
           -------------
to cause the Merger to qualify as a reorganization under Section 368(a)(1) of the Code. The Company agrees to consent to the form of representation letter provided by Silver, Freedman & Taff, L.L.P. or other tax advisor for purposes of issuing its federal tax opinion pursuant to Section 5.1(e) of this Agreement no later than thirty (30) days prior to the Closing.

      4.15 Update Disclosure.  From and after the date hereof until the
           -----------------
Acquisition Merger Effective Time, the parties hereto shall promptly update Schedules I and II hereto by notice to the other party to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein and which, in the case of all such updates other than the last such update prior to the Acquisition Merger Effective Time, reflect a material change from the information provided in Schedule I or Schedule II, as applicable, as of the date hereof; provided, however, that no such update shall affect the conditions to the obligation of either party to consummate the transactions contemplated hereby, and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

      4.16 Company's Employee Plans and Benefit Arrangements.
           -------------------------------------------------

           (a) Except as otherwise provided in this Section, if Ambanc so requests, the Company and any Company Subsidiary shall develop a plan and timetable for terminating each Employee Plan and Benefit Arrangement as of the date of Closing. The Company shall be solely responsible for all costs, expenses, and other obligations whatsoever arising out of or resulting from termination of any Employee Plan or Benefit Arrangement. Neither the Company nor any Company Subsidiary will establish any new benefit plan or arrangement for directors, officers, or employees, or amend any Employee Plan or Benefit Arrangement without Ambanc's prior written approval, except as otherwise provided in this Agreement. In its discretion, Ambanc may merge any of the Employee Plans or Benefit Arrangements of the Company or any Company

Subsidiary with similar plans of Ambanc or the Bank, subject to Ambanc or the Bank complying with the obligations set forth in subparagraphs (c), (d) and (e) below.

           (b) With respect to any Employee Plan or Benefit Arrangement that provides for vesting of benefits, there shall be no discretionary acceleration of vesting, except as set forth at Section 4.2(c) of Schedule I or Schedule 4.16(b), except in connection with the termination of any Employee Plan or Benefit Arrangement.

           (c) Ambanc shall assume the obligations of and honor the terms of, and provide substantially identical benefits as set forth in, Savings Restricted Stock Plan and, subject to the provisions of Section 1.8, the Company Option Plan, and all provisions for vested benefits or other vested amounts earned or accrued through the Acquisition Merger Effective Time under the Employee Plans and Benefit Arrangements.

           (d) Ambanc shall assume the obligations of and honor in accordance with their terms, and provide substantially identical benefits as set forth in, the employment, severance and supplemental retirement plan agreements and policies set forth at Schedule 4.16(d). Alternatively and at the sole election of Messrs. Lisicki, Ziskin and Alescio, respectively, such persons may elect to waive their respective rights to a termination payment as a result of a change in control under their existing employment contracts and become a party to an employment contract with Ambanc and/or the Bank in the form set forth at
Schedule 4.16(d) and with the titles and benefits set forth therein, which compensation and benefits shall not be less than that payable under such persons' current employment agreements. The supplemental retirement plan for Messrs. Lisicki and Ziskin may be amended to permit vesting of benefits on an annual basis.

           (e) The Company's Employee Stock Ownership Plan (the "Company ESOP") shall be terminated in accordance with its terms as of the Acquisition Merger Effective Time.

           (f) This Section 4.16(e) shall be construed as an agreement as to which the officers and employees of Company and Savings referred to herein are intended to be third party beneficiaries and shall be enforceable by such persons and their heirs and representatives.

      4.17 Amendment of Savings' Federal Stock Charter.  Company and Savings
           -------------------------------------------
will take all actions necessary to effectuate an amendment to Section 8 of Savings' Federal Stock Charter to make inapplicable to Ambanc and Bank the restrictions therein, provided that Company and Savings may make such amendment contingent upon consummation of the Merger.

      4.18 Environmental Reports.  Ambanc, at its expense, shall undertake
           ---------------------
within 15 days of the date hereof to order, and shall within 40 days (subject to extension with the consent of the Company) after ordering, receive, a Phase I Environmental Risk Report (as contemplated in OTS Thrift Bulletin #16) ("Report") on (i) all commercial real estate owned by, (ii) all offices and premises used as facilities by, and (iii) all properties which serve as security for any commercial real estate loan having an original principal balance of $500,000 or more of the Company and Savings. Failure to order such Report on any particular properties within such 15 day period shall constitute a waiver of such condition with respect to such property. In the event that Ambanc believes in good faith that such Report indicates a reasonable likelihood that the costs to cleanup, remove, remediate, or take any other action necessary to bring any such property or properties into material compliance with Company's or any Company Subsidiary's obligations under any environmental laws exceed $250,000 in the aggregate, Ambanc shall, within 15 days of its receipt of such Report, provide Company with written notice to that effect. Ambanc shall thereafter undertake to order within 15 days of receipt of such Report and shall within 30 days of ordering receive a Phase II Environmental Report (as contemplated in OTS Thrift Bulleting #16) to confirm such belief. Failure to order such Phase II report ("Phase II Report") on any particular properties within such 15 day period shall constitute a waiver of such condition with respect to such property. Ambanc shall within seven days of receipt of such Phase II Report either deliver written notice to Company of its termination of this Agreement in that the aggregate costs to cleanup, remove, remediate or take such other action necessary to bring such properties into material compliance with the Company's or any Company Subsidiary's obligations under any environmental laws will exceed $250,000 determined in good faith and that Ambanc shall elect to terminate this Agreement, or Ambanc shall deliver in writing notice of its waiver of the condition contained at Section 5.2(i) hereof. Failure to deliver such written notice of its termination of the Agreement shall constitute waiver of this condition as provided at Section 5.2(i). Ambanc shall deliver complete copies of all Phase I and Phase II reports to Company within five days of receipt of any such reports. The contents of such reports shall remain confidential whether or not the Merger is consummated.

      4.19 Advisory Board of Directors.  Promptly after the Acquisition
           ---------------------------
Merger Effective Time, the board of directors of Ambanc shall create a special committee of the board for the purpose of providing an orderly transition to a smaller board of directors. In addition, on or immediately following the Acquisition Merger Effective Time, Ambanc shall create an advisory board of directors and shall appoint three persons selected by the Company, in consultation with Ambanc, to the advisory board of directors. Advisory directors shall be paid an advisory director board fee in an amount to be determined.

      4.20 Appointment of President and CEO.  By January 1, 1999, or sooner
           --------------------------------
by mutual consent, Ambanc's Board of Directors shall appoint John M. Lisicki as President and Chief Executive Officer of Ambanc, at no less than the total value of the salary, board fees and other benefits he is receiving from the Company and Savings as of the date of the Closing. Additionally, immediately upon the Bank Merger Effective Time, Ambanc and the Bank's Board of Directors shall appoint John M. Lisicki as President and Chief Executive officer of the Bank, as the surviving institution, at no less than the total value of the salary, board fees and other benefits he is receiving from the Company and Savings as of the date of the Closing. Payment by Ambanc shall offset payment obligations by the Bank and vice versa, such that the total payment due Mr. Lisicki shall not be less than his total salary, board fees and other benefits from the Company and Savings as of the Closing. This Section 4.20 shall be construed as an agreement as to which Mr. Lisicki is intended to be a third party beneficiary and shall be enforceable by such person and his heirs and representatives.

      4.21 Approvals and Registration.  Ambanc will use its best efforts to
           --------------------------
prepare and file (a) with the SEC, the Registration Statement, (b) with the OTS, an application of Ambanc as a savings and loan holding company to acquire Savings, and (c) with the Nasdaq Stock Market, an application for the listing of the shares of Ambanc Common Stock issuable upon the Acquisition Merger, subject to official notice of issuance. Ambanc covenants and agrees that all information furnished by Ambanc for inclusion in the Registration Statement, the Prospectus/Proxy Statement, and all applications and submissions for the required consents and approvals will comply in all material respects with the provisions of applicable law, including the 1933 Act and 1934 Act and the rules and regulations of the SEC and OTS, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Ambanc will furnish to the investment bankers advising the Company such information as they may reasonably request for purposes of the fairness opinion referred to in Section 5.3(h).

      4.22 Notice of Adverse Changes.  Ambanc will promptly advise the
           -------------------------
Company in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Ambanc contained in this Agreement or the Ambanc Schedules, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) any material adverse change in the financial condition or results of operations of Ambanc or any Ambanc subsidiary, (c) any inability or perceived inability of Ambanc to perform or comply with the terms or conditions of this Agreement, (d) the institution or threat of institution of material litigation or administrative proceeding involving Ambanc or its assets which, if determined adversely to Ambanc, would have a material adverse effect on Ambanc and Ambanc subsidiaries taken as a whole or the Merger, (e) any governmental complaint, investigation, or hearing or communication indicating that such litigation or administrative proceeding is contemplated, (f) any written notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Ambanc subsequent to the date hereof and prior to the Acquisition Merger Effective Time, under any agreement, indenture or instrument to which Ambanc is a party or is subject and which is material to the business, operation or condition (financial or otherwise) of Ambanc and the Ambanc Subsidiaries taken as a whole, and (g) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement including the Merger. Ambanc agrees that the delivery of such notice shall not constitute a waiver by the Company of any of the provisions of this Agreement.

      4.23 Further Actions.  Ambanc will: (a) execute and deliver such
           ---------------
instruments and take such other actions as the Company may reasonably require to carry out the intent of this Agreement; (b) use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement; (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of any of the transactions contemplated hereby is required or reasonably desirable or before any court in which litigation in respect thereof is pending; and (d) use its best efforts so that the other conditions precedent to the obligations of the Company and Savings set forth in Section 5.3 hereof are satisfied.

      4.24 Further Transactions.
           --------------------

           (a) Ambanc continually evaluates possible acquisitions and may, prior to the Acquisition Merger Effective Time, enter into one or more agreements providing for, and may consummate the acquisition by it of another bank, association, bank holding company, savings and loan holding company or other company (or the assets thereof) for consideration that may include Ambanc Common Stock. In addition, prior to the Acquisition Merger Effective Time, Ambanc may, depending on market conditions and other factors, otherwise determine to issue equity-linked or other securities for financing purposes. Notwithstanding the foregoing, Ambanc will not take any action that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) materially impede or delay receipt of any required consent or approval or the consummation of the transactions contemplated by this Agreement.

           (b) If Ambanc or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then in each such case, Ambanc or such successor or assign shall take such actions as shall be necessary for the successors or assigns of Ambanc to assume the obligations of Ambanc set forth in this Article IV.

                                   ARTICLE V
              CONDITIONS TO THE MERGER; TERMINATION OF AGREEMENT

      5.1  General Conditions.  The obligations of Ambanc, the Bank, the Company
           ------------------
and Savings to effect the Acquisition Merger and the Bank Merger shall be subject to the following conditions:

           (a) Stockholder Approval and Effectiveness of Charter Amendment.  The
               -----------------------------------------------------------
holders of the outstanding shares of Company Common Stock and Ambanc Common Stock shall have approved this Agreement and the Acquisition Merger as specified in Section 1.7 hereof or as otherwise required by applicable law and the Charter Amendment shall be effective under applicable law.

           (b) No Proceedings.  No order, decree or injunction shall have been
               --------------
entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings").

           (c) Government Approvals. To the extent required by applicable law or
               --------------------
regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the FDIC, the Federal Trade Commission, DOJ, the SEC, and any state securities or Blue Sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

           (d) Registration Statement.  The Registration Statement shall have
               ----------------------
been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Ambanc Common Stock in the Merger pursuant to this Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

           (e) Federal Tax Opinion.  Receipt of an opinion of Silver, Freedman &
               -------------------
Taff, L.L.P., in form and content reasonably satisfactory to Ambanc and the Company, to the effect that (i) the Acquisition Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Acquisition Merger of Company Common Stock for Ambanc Common Stock will not give rise to gain or loss to shareholders of the Company with respect to such exchange (except to the extent of any cash received), (iii) neither the Company nor Ambanc will recognize gain or loss as a consequence of the Acquisition Merger or the Bank Merger, (iv) the basis of the Ambanc Common Stock (including any fractional share for which cash is received) will equal the basis of the Company Common Stock for which it is exchanged, and (v) the holding period of such Ambanc Common Stock (including any fractional share for which cash is received) will include the holding period of the Company Common Stock for which it is exchanged, assuming that such Company Common Stock is a capital asset in the hands of the holder thereof at the Acquisition Merger Effective Time. In addition, no condition or set of facts or circumstances shall exist at the Acquisition Merger Effective Time which will either preclude any of the parties to this Agreement from satisfying the terms or conditions of, or assumptions made in, the tax opinion referred to in this Section 5.1(e), as the case may be, or result in any of the factual assumptions contained in such tax opinion being untrue.

      5.2  Conditions to Obligations of Ambanc and Bank.  The obligations of
           --------------------------------------------
Ambanc and Bank to effect the Merger and the transactions contemplated herein shall be subject to the following additional conditions to the extent not waived:

           (a) Opinion of Counsel for Company.  Ambanc shall have received from
               ------------------------------
Malizia, Spidi, Sloane & Fisch, P.C. an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.2(a).

           (b) Required Consents. In addition to Governmental Approvals, Company
               -----------------
and Savings shall have obtained all necessary third party consents or approvals required by or in connection with the Merger, the absence of which would materially and adversely affect Company and the Company Subsidiaries, taken as a whole. In this connection, the Company and Savings shall use their reasonable best efforts to obtain consents from all lessors to their respective real estate leases that may be required for consummation of the Merger.

           (c) Company Accountants' Letter.   Ambanc at its expense shall have
               ---------------------------
received from KPMG Peat Marwick LLP letters dated the date of mailing the Prospectus/Proxy Statement and the date of the Closing to the effect that: (i) with respect to the Company they are independent accountants within the meaning of the 1933 Act and 1934 Act and the applicable rules and regulations thereunder, (ii) it is their opinion that the audited consolidated financial statements of the Company included in or incorporated by reference into the Prospectus/Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the 1933

Act and 1934 Act and the applicable published accounting rules and regulations thereunder, (iii) on the basis of such procedures as are set forth therein but without performing an examination in accordance with generally accepted auditing standards nothing has come to their attention which would cause them to believe that (A) any unaudited interim consolidated financial statements appearing in the Prospectus/Proxy Statement do not comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the published rules and regulations thereunder; (B) said unaudited interim consolidated financial statements are not stated on a basis substantially consistent with that of the audited financial statements; (C) (1) at the date of the latest available consolidated financial statements of the Company and at a specific date not more than five (5) business days prior to the date of each such letter there has been, except as specified in such letter, any increase in the outstanding capital stock, or indebtedness for borrowed money of the Company (other than deposits and Federal Home Loan Bank advances with a maturity of one year or less) or any decrease in the stockholders' equity thereof as compared with amounts shown in the latest statement of consolidated financial condition included in the Prospectus/Proxy Statement, or (2) for the period from the date of the latest audited consolidated financial statements of the Company included in or incorporated by reference into the Prospectus/Proxy Statement to a specific date not more than five (5) business days prior to the date of each such letter, there were, except as specified in such letter, any decreases, as compared with the corresponding period in the preceding year, in consolidated net income for Company excluding expenses associated with the Merger, or any increase, as compared with the corresponding period in the preceding year, in the provision for loan losses for Company, (iv) they have performed certain specific procedures as a result of which they determined that certain information of an accounting, financial or statistical nature included in the Prospectus/Proxy Statement and requested by Ambanc and agreed upon by such accountants, which is expressed in dollars (or percentages obtained from such dollar amounts) and obtained from accounting records of the Company's accounting system or which has been derived directly from such accounting records by analysis or computation is in agreement with such records or computations made therefrom (excluding any questions of legal interpretation), and (v) on the basis of such procedures as are set forth in such letter, nothing came to their attention with respect to the Company which would cause them to believe that the pro forma financial statements had not been properly compiled on the pro forma basis described therein.

           (d) No Material Adverse Change.  Between the date of this Agreement
               --------------------------
and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business, results of operations or assets of Company and the Company Subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both Savings and other comparably sized thrift institutions in a substantially similar manner, and other than any such change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting both Savings and other comparably sized thrift institutions to a similar extent and in a similar manner. No payments made or expenses incurred in accordance with Section 4.16 hereof or otherwise contemplated by this Agreement shall be deemed to constitute a material adverse change under this Section 5.2(d).

          (e) Representations and Warranties to be True; Fulfillment of
              ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of the Company and
------------------------
Savings shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except for events or occurrences arising after the date of this Agreement, which individually or collectively, are not reasonably likely to result in a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; Company and Savings shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Company shall have delivered to Ambanc a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (f) No Litigation.  Neither the Company nor any Company Subsidiary
              -------------
shall be a party to any pending litigation, reasonably probable of being determined adversely to the Company or any Company Subsidiary, which would have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole.

          (g) Regulatory Approval.  All Governmental Approvals required
              -------------------
hereunder to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions which Ambanc reasonably and in good faith determine to be unduly burdensome upon the conduct of the business of Ambanc or the Bank.

          (h) Affiliates Letters.  Ambanc shall have received the letter
              ------------------
agreements from all affiliates of the Company as contemplated in Section 4.7(i) herein.

          (i) Environmental Reports. Ambanc shall not have exercised its right
              ---------------------
to terminate this Agreement pursuant to Section 4.19.

          (j) Execution of Option Agreement.  Company shall have granted to
              -----------------------------
Ambanc the option referred to in the Option Agreement not later than April 22, 1998.

      5.3 Conditions to Obligations of Company and Savings.  The obligations of
          ------------------------------------------------
Company and Savings to effect the Acquisition Merger and the transactions contemplated herein shall be subject to the following additional conditions:

          (a) Opinion of Counsel for Ambanc.  The Company shall have received
              -----------------------------
from Silver, Freedman & Taff, L.L.P., special counsel to Ambanc, an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.3(a).

          (b) Representations and Warranties to be True; Fulfillment of
              ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of Ambanc and the
------------------------
Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Ambanc and the Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Ambanc shall have delivered to Company a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (c) Ambanc Common Stock.  A certificate or certificates for the
              -------------------
required number of whole shares of Ambanc Common Stock, as determined pursuant to Section 1.3 hereof, and cash for fractional share interests, as so determined, shall have been delivered to the Exchange Agent.

          (d)  Required Consents.  In addition to Governmental Approvals, Ambanc
               -----------------
and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Ambanc and the Ambanc Subsidiaries, taken as a whole.

          (e) Nasdaq Stock Market Listing.  The shares of Ambanc Common Stock
              ---------------------------
issuable pursuant to this Agreement shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

          (f) No Material Adverse Change.  Between the date of this Agreement
              --------------------------
and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business, results of operations or assets of Ambanc and the Ambanc Subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both the Bank and other comparably sized thrift institutions in a substantially similar manner, other than any such change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting both the Bank and other comparably sized thrift institutions to similar extent and in a similar manner.

          (g) No Litigation.  Neither Ambanc nor any Ambanc subsidiary shall be
              -------------
a party to any pending litigation, reasonably probable of being determined adversely to Ambanc or any Ambanc Subsidiary, which would have a material adverse effect on the business, financial condition or results of operations of Ambanc and the Ambanc Subsidiaries, taken as a whole.

          (h) Fairness Opinion.  The Company shall have received, as of the date
              ----------------
of Prospectus/Proxy Statement or as of a date not more than five business days prior thereto, the favorable written opinion of its investment banking firm regarding the fairness from a financial point of view of the consideration to be received by the shareholders of the Company in the Acquisition Merger.

          (i) Absence of Regulatory Agreements.  Neither Ambanc nor any of the
              --------------------------------
Ambanc Subsidiaries, including the Bank, shall be a party to any agreement or memorandum of understanding with, or commitment letter to, or board of directors resolution submitted to or similar undertaking made to, or be subject to any order or directive by, or be a recipient of any supervisory letter from, any governmental authority which restricts materially the conduct of Ambanc's business or has a material adverse effect upon the Acquisition Merger or upon the financial condition of Ambanc and the Ambanc Subsidiaries taken as a whole, and neither Ambanc nor the Ambanc Subsidiaries shall have been advised by any governmental or regulatory authority that such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing.

      5.4 Termination of Agreement and Abandonment of Merger.  This Agreement
          --------------------------------------------------
may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval thereof by shareholders of Company and Ambanc, as provided below:

          (a) Mutual Consent.  By mutual consent of the parties, evidenced by
              --------------
their written agreement.

          (b) Closing Delay.  At the election of either party, evidenced by
              -------------
written notice, if the Closing shall not have occurred on or before January 31, 1999, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 5.4(b) shall
--------  -------
not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (c) Conditions to Ambanc Performance Not Met.  By Ambanc upon delivery
              ----------------------------------------
of written notice of termination to Company if any event occurs which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of Ambanc and the Bank to effect the Merger set forth in Sections 5.1 and 5.2 and noncompliance is not waived by Ambanc, provided, however, that the right to terminate under this Section 5.4(c) shall
--------  -------
not be available to Ambanc where Ambanc's or Bank's failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (d) Conditions to Company Performance Not Met.  By the Company upon
              -----------------------------------------
delivery of written notice of termination to Ambanc if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Company and Savings to effect the Merger set forth in Sections 5.1 and 5.3 and noncompliance is not waived by Company, provided, however, that the right to terminate under this Section 5.4(d) shall
--------  -------
not be available to the Company where the Company's or Savings' failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (e)  Decline in Stock Price.  By the Company if it determines by a
               ----------------------
vote of the majority of the members of its Board of Directors, and notifies Ambanc, at any time during the five (5) day period commencing two (2) business days after the Determination Date and if both of the following conditions are satisfied:

          (i) the Average Closing Price of Ambanc Common Stock is less than $15.70 (adjusted as set forth in the last sentence of this Section 5.4(e)); and

          (ii) (x) the number obtained by dividing the Average Closing Price on the Determination Date by the Starting Price (such number being referred to herein as the "Ambanc Ratio") shall be less than (y) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting
                      0.20 from the quotient in this clause (ii)(y) (such number being referred to herein as the "Index Ratio");

     If the Company elects to terminate this Agreement pursuant to this Section 5.4(e), it shall give notice to Ambanc within the aforementioned five (5) day period, provided such notice may be withdrawn at any time. During the five (5) day period commencing with its receipt of such notice, Ambanc shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $15.70 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Ambanc Ratio. If Ambanc makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this
Section 5.4(e) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 5.4(e).

     For purposes of this Section 5.4(e), the following terms shall have the meaning indicated:

     "Average Closing Price" shall mean the average of the per share closing prices of the Ambanc Common Stock as reported on the NASDAQ National Market for the 20 consecutive trading days ending on the Determination Date as reported by The Wall Street Journal, expressed in decimal figures carried
                 -----------------------
     to five figures.

     "Determination Date" means the tenth (10th) trading day prior to the Closing Date.

     "Index Group" means the 19 financial institution companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company is removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index

     Price. The 19 financial institution companies and the weights attributed to them are as follows:


Financial Institution Holding           Shares Outstanding        Weighting %
          Company                         as of 12/31/97


Ameriana Bancorp                             3,233,207                  3.89%
Catskill Financial Corp.                     4,775,732                  5.75
First Defiance Financial                     8,527,683                 10.27
First Federal Bancshares of AR               4,896,063                  5.89
FSF Financial Corp.                          3,045,575                  3.67
FFLC Bancorp Inc.                            3,747,173                  4.51
Fidelity Financial of Ohio                   5,592,665                  6.73
First Mutual Bancorp Inc.                    3,507,070                  4.22
Bayonne Bancshares Inc.                      9,088,581                 10.94
FirstSpartan Financial Corp.                 4,430,000                  5.33
Home Bancorp of Elgin Inc.                   6,855,799                  8.25
Home Bancorp                                 2,385,325                  2.87
Monterey Bay Bancorp Inc.                    3,229,679                  3.89
Peekskill Financial Corp.                    3,126,915                  3.76
SFS Bancorp Inc.                             1,208,472                  1.45
Teche Holding Co.                            3,437,530                  4.14
Western Ohio Financial Corp.                 2,352,236                  2.83
Warwick Community Bancorp                    6,606,548                  7.95
Yonkers Financial Corp.                      3,020,763                  3.64
                                                                      ------
                                                                      100.00%

     "Index Price," on a given date, means the weighted average (weighted in accordance with the Weighing Factors above, which were calculated with reference to the outstanding shares listed above) of the closing prices on such date of the common stock of the companies comprising the Index Group.

     "Starting Date" means April 22, 1998.

     "Starting Price" means $19.625 per share.

     If Ambanc or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 5.4(e).

                                  ARTICLE VI
                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

     6.1 Termination; Lack of Survival of Representations and Warranties.  In
         ---------------------------------------------------------------
the event of the termination and abandonment of this Agreement pursuant to Sections 5.1, 5.2, 5.3 or 5.4 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 2.7 and 3.7 (Brokers and Finders), 4.8 (Publicity), this Section 6.1, 6.2 (Expenses) and 8.2 (Confidentiality) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 5.4(c) or 5.4(d) of this Agreement shall not relieve the breaching party from liability for an uncured intentional and willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     The representations, warranties, covenants and agreements of the parties set forth in this Agreement shall not survive the Acquisition Merger Effective Time, and shall be terminated and extinguished at the Acquisition Merger Effective Time, and from and after the Acquisition Merger Effective Time none of the parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreements; provided, however, that the foregoing clause shall not (i) apply to agreements
--------  -------
and covenants of the parties which by their terms are intended to be performed after the Acquisition Merger Effective Time, and (ii) shall not relieve any person of liability for fraud, deception or intentional misrepresentation.

     6.2 Payment of Expenses.  Each of the parties hereto shall bear and pay
         -------------------
all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

                                  ARTICLE VII
                        CERTAIN POST-MERGER AGREEMENTS

     7.1 Reports to the SEC.  Ambanc shall continue to file all reports and
         ------------------
data with the SEC necessary to permit the shareholders of Company who may be deemed "underwriters" (within the meaning of Rule 145 under the 1933 Act) of Company Common Stock to sell the Ambanc Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under such Act if they would otherwise be so entitled.

     7.2 Employees.  Employees of the Company and the Company Subsidiaries who
         ---------
become employees of Ambanc or an Ambanc Subsidiary after the Acquisition Merger Effective Time shall be eligible to participate in all benefit plans sponsored by Ambanc or any Ambanc Subsidiary to the same extent as other similarly situated Ambanc or any Ambanc Subsidiary employees, (i) with full credit for prior service with the Company or Company Subsidiaries for purposes of vesting, eligibility for participation and other purposes other than determining the amount of benefit accruals under any defined benefit plan, (ii) without any waiting periods, evidence of insurability, or application of any pre-existing condition limitations, and (iii) with full credit for claims arising prior to the Acquisition Merger Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations for the applicable plan year during which the Merger is consummated. Ambanc shall honor all accrued vacation leave for the employees of Company and the Company Subsidiaries following the Acquisition Merger Effective Time. Except as otherwise provided herein, the Company's health and dental insurance plans shall not be terminated by reason of the Merger but shall continue thereafter as plans of the Surviving Corporation until such time as the employees of the Company and the Company Subsidiaries are integrated into Ambanc's or other applicable Ambanc Subsidiary's health and dental insurance plans. Ambanc and the Ambanc Subsidiaries shall take such steps as are necessary or required to integrate the employees of the Company and the Company Subsidiaries in such plans as soon as practicable after the Acquisition Merger Effective Time.

                                 ARTICLE VIII
                                    GENERAL

     8.1 Amendments.  Subject to applicable law, this Agreement may be amended,
         ----------
whether before or after any relevant approval of shareholders, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that, after
                                                           -------------
the adoption of the Agreement by the shareholders of the Company, no such amendment without further shareholder approval may reduce the amount or change the form of the consideration to be received by the Company shareholders in the Merger.

     8.2 Confidentiality.  All information disclosed hereafter by any party to
         ---------------
this Agreement to any other party to this Agreement, including, without limitation, any information obtained pursuant to Section 4.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated except to the extent that (i) it was known by such other party when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) it is necessary or appropriate to disclose to the OTS, the FDIC or any other regulatory authority having jurisdiction over the parties or their subsidiaries or as may otherwise be required by law, or
(iv) to the extent such duty as to confidentiality is waived by the other party. In the event of the termination of this Agreement, each party shall use all reasonable efforts to return upon request to the other parties all documents (and reproductions thereof) received from such other parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 8.2.

     8.3 Governing Law.  This Agreement and the legal relations between the
         -------------
parties shall be governed by and construed in accordance with the laws of the State of Delaware without taking into account a provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

     8.4 Notices.  Any notices or other communications required or permitted
         -------
hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, if to Ambanc or Bank, to

                       Ambanc Holding Co., Inc.
                       11 Division Street
                       Amsterdam, New York 12010-4303
                       Attention: Robert J. Brittain
                                  President and Chief Executive Officer
         with a copy to:

                       Silver, Freedman & Taff, L.L.P.
                       1100 New York Avenue, N.W.
                       Suite 700 E
                       Washington, DC  20005
                       Attention: James S. Fleischer, P.C.

         and if to Company or Savings, to

                       AFSALA Bancorp, Inc.
                       161 Church Street
                       Amsterdam, New York 12010
                       Attention: John M. Lisicki
                                  President and Chief Executive Officer

         with a copy to:

                       Malizia, Spidi, Sloane & Fisch, P.C.
                       1301 K Street, N.W.
                       Suite 700 East
                       Washington, D.C.  20005
                       Attention: John J. Spidi

or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee).
Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received.

     8.5 No Assignment.  This Agreement may not be assigned by any of the
         -------------
parties hereto, by operation of law or otherwise, without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.6 Headings.  The description heading of the several Articles and
         --------
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8.7 Counterparts.  This Agreement may be extended in one or more
         ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     8.8 Construction and Interpretation.  Except as the context otherwise
         -------------------------------
requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     8.9 Entire Agreement.  This Agreement, together with the schedules, lists,
         ----------------
exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 8.1, constitutes the entire agreement of the parties, and supersedes any prior written or oral agreement or understanding among any of the parties hereto pertaining to the Merger, except for the Confidentiality and Non-Disclosure Agreement between the Company and Ambanc dated February 12, 1998, which shall remain in full force and effect. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder except as expressly set forth herein.

     8.10 Severability.  Whenever possible, each provision of this Agreement
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     8.11 No Third Party Beneficiaries.  Nothing in this Agreement shall
          ----------------------------
entitle any person (other than the Company, Savings, Ambanc or the Bank and their respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind, except as otherwise expressly provided herein.

     8.12 Enforcement of Agreement.  The parties hereto agree that irreparable
          ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.

AMBANC HOLDING CO., INC.               AFSALA BANCORP, INC.


By:  /s/ Robert J. Brittain            By: /s/ John M. Lisicki
     ----------------------------         -------------------------------
Name:  Robert J. Brittain              Name:  John M. Lisicki
Title: President and Chief             Title: President and Chief
       Executive Officer                      Executive Officer


AMSTERDAM SAVINGS BANK, FSB            AMSTERDAM FEDERAL BANK



By: /s/ Robert J. Brittain             By: /s/ John M. Lisicki
   ------------------------------         -------------------------------
Name:  Robert J. Brittain              Name:  John M. Lisicki
Title: President and Chief             Title: President and Chief
       Executive Officer                      Executive Officer

                               AMENDMENT NO. ONE

                                      to

                      REORGANIZATION AND MERGER AGREEMENT

                                 by and among

           AMBANC HOLDING CO., INC. and AMSTERDAM SAVINGS BANK, FSB

                                      and

                AFSALA BANCORP, INC. and AMSTERDAM FEDERAL BANK



     This Amendment No. One to the Reorganization and Merger Agreement ("Agreement") by and among Ambanc Holding Co., Inc. and Amsterdam Savings Bank, FSB; and AFSALA Bancorp, Inc. and Amsterdam Federal Bank, dated April 23, 1998 (the "Merger Agreement") is made this 26th day of June, 1998.

     WHEREAS, the parties concur that in light of the proposed purchase accounting for the Merger (as defined in the Merger Agreement), it is desirable that, if the Merger occurs, Ambanc shall incur the offering related expenses payable to third parties that would otherwise be payable by each party to the Merger.

     NOW THEREFORE, the parties agree that the Merger Agreement shall be amended as set forth below.


     Section 6.2 of the Merger Agreement shall be amended by deleting the period at the end thereof and adding the following:

          ; provided that Ambanc shall pay all costs and expenses incurred by or on behalf of the Company and the Company Subsidiaries for services rendered by third parties and relating to the offering associated with the Merger. If the Closing does not occur, the Company and the Company Subsidiaries shall reimburse Ambanc immediately for such costs and expenses paid by it.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment No. One to be executed on its behalf by its duly authorized officers , all as of the date set forth above.

AMBANC HOLDING CO., INC.               AFSALA BANCORP, INC.


By: /s/ Robert J. Brittain             By: /s/ John M. Lisicki
   ---------------------------            -------------------------
Name:  Robert J. Brittain              Name:  John M. Lisicki
Title: President and Chief             Title: President and Chief
       Executive Officer                      Executive Officer


AMSTERDAM SAVINGS BANK, FSB            AMSTERDAM FEDERAL BANK



By:  /s/ Robert J. Brittain            By: /s/ John M. Lisicki
   ---------------------------            --------------------------
Name:  Robert J. Brittain              Name:  John M. Lisicki
Title: President and Chief             Title: President and Chief
       Executive Officer                      Executive Officer

                                                                     APPENDIX II

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of April 24, 1998, between Ambanc Holding Co., Inc., a Delaware corporation ("Grantee"), and AFSALA Bancorp, Inc., a Delaware corporation ("Issuer").

                              W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into a Reorganization and Merger Agreement (the "Merger Agreement");

     WHEREAS, as an inducement to the willingness of Grantee to continue to pursue the transactions contemplated by the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

     WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the date hereof;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 344,500 fully paid and nonassessable shares of the common stock, par value $.10 per share, of Issuer ("Common Stock") at a price per share equal to the last reported sale price per share of Common Stock as reported on the Nasdaq Stock Market on April 22, 1998; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted prior to the date hereof) at a price less than such price per share (as adjusted pursuant to subsection (b) of Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided, further, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event

(as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 5.4(c) due to a breach of the Company's covenants at Sections 4.2, 4.3, 4.4, 4.6 or 4.9 or the condition at
Section 5.2(e) of the Merger Agreement (but only if the breach giving rise to the termination was willful) (each, a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section
10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement as a result of a material breach.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

               (i) Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean
     (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares and a de minimis number of other shares) Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or other wise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

               (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

               (iii) The shareholders of Issuer shall have voted and failed to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

               (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recom mended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

               (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

               (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

               (vii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Office of Thrift Supervision (the "OTS") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

               (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the OTS or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

            "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of April 23, 1998, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed subject to the receipt of any necessary regulatory approvals to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Savings and Loan Holding Company Act ("SLHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

     (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section
10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

             (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

             (ii) the consummation of any Acquisition Transaction described in
     Section 2(b)(i) hereof, except that the percentage referred to in clause
     (z) shall be 50%.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b)  The following terms have the meanings indicated:

             (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

             (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

             (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

             (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

     (f)  Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

     10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute

Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11.  Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the OTS has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the OTS.

     13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the OTS under the SLHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to applicable banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $1.4 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (B) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

     (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
14).

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require

Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


AMBANC HOLDING CO., INC.                        AFSALA BANCORP, INC.



By:  /s/ Lauren T. Barnett                     By:  /s/ John M. Lisicki
   -----------------------------                  -----------------------------
   Name:    Lauren T. Barnett                     Name:  John M. Lisicki
   Title:   President and CEO                     Title: President and CEO

                                                                    APPENDIX III



_____________, 1998



Board of Directors
Ambanc Holding Co., Inc.
11 Division Street
Amsterdam, NY   12010


Gentlemen:

     Ambanc Holding Co., Inc. ("Ambanc") and its wholly-owned subsidiary, Amsterdam Savings Bank, FSB, and AFSALA Bancorp, Inc. ("AFSALA") and its wholly-owned subsidiary, Amsterdam Federal Bank, have entered into a Reorganization and Merger Agreement, dated as of April 23, 1998 (the "Agreement"), pursuant to which AFSALA will be merged with and into Ambanc (the "Merger"). Upon consummation of the Merger, each share of AFSALA common stock, par value $.10 per share, issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement, will be converted into the right to receive 1.07 shares (the "Exchange Ratio") of Ambanc common stock, par value $.01 per share. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness of the Exchange Ratio to Ambanc from a financial point of view.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated April 24, 1998, between Ambanc and AFSALA; (iii) certain publicly available financial statements of Ambanc and other historical financial information provided by Ambanc that we deemed relevant; (iv) certain publicly available financial statements of AFSALA and other historical financial information provided by AFSALA that we deemed relevant; (v) certain financial analyses and forecasts of Ambanc prepared by and reviewed with management of Ambanc and the views of senior management of Ambanc regarding Ambanc's past and current business operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of AFSALA prepared by and reviewed with management of AFSALA and the views of senior management of AFSALA regarding AFSALA's past and current business operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger on Ambanc; (viii) the publicly reported historical price and trading activity for Ambanc's and AFSALA's common stock, including a comparison of certain financial and stock market information for Ambanc and AFSALA

Board of Directors
Ambanc Holding Co., Inc.
_____________, 1998
Page 2


with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

     In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Ambanc or AFSALA or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.
With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Ambanc and AFSALA and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Ambanc's or AFSALA's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have assumed in all respects material to our analysis that Ambanc and AFSALA will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Ambanc common stock will be when issued to AFSALA's shareholders pursuant to the Agreement or the prices at which Ambanc's or AFSALA's common stock will trade at any time.

     We have acted as Ambanc's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for
rendering this opinion.   In the past, we have also provided certain other
investment banking services for Ambanc and have received compensation for such services.

Board of Directors
Ambanc Holding Co., Inc.
_____________, 1998
Page 3


     In the ordinary course of our business, we may actively trade the equity securities of Ambanc and AFSALA for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Ambanc in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinon as an appendix to Ambanc's and AFSALA's Joint Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair to Ambanc from a financial point of view.

                                    Very truly yours,

                                                                     APPENDIX IV


May 20, 1998

Board of Directors
AFSALA Bancorp, Inc.
161 Church Street
Amsterdam, NY 12010

Members of the Board:

You have requested our opinion, as an independent financial analyst to the common shareholders of AFSALA Bancorp, Inc. ("AFSALA") and its wholly owned subsidiary Amsterdam Federal Bank, Amsterdam, New York (the "Bank"), as to the fairness, from a financial point of view to the common shareholders of the Bank, of the terms of the proposed Merger Agreement pursuant to which AFSALA will be acquired by Ambanc Holding Co., Inc. ("Ambanc") and Ambanc's wholly owned subsidiary Amsterdam Savings Bank, FSB ("ASB") using a merger of equals concept.

Pursuant to the Reorganization and Merger Agreement dated April 23, 1998, and discussions with management, each share of AFSALA common stock issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive 1.07 shares of common stock, $.01 par value, of Ambanc. It is understood that AFSALA's outstanding options, to purchase 145,468 common shares, will be converted into options of Ambanc common stock at the exchange ratio of 1.07 shares. Based upon a negotiated exchange ratio of 1.07 shares of Ambanc common stock for each share of AFSALA's common stock, Ambanc will issue 1,474,931 common shares to AFSALA shareholders in exchange for the outstanding 1,378,440 current AFSALA shares. The total transaction value will, therefore, be dependent on the trading value of Ambanc's common stock at the time the transaction closes. This transaction will be accounted for under the purchase method of accounting.

As part of its banking analysis business, FinPro, Inc. is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, FinPro, Inc. had provided professional services and products to AFSALA. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

In connection with this assignment, FinPro reviewed: (i) the Reorganization and Merger Agreement dated April 23, 1998; (ii) the most recent external auditor's reports to the Boards of Directors of each organization; (iii) the March 31, 1998 Report of Condition and Income for each organization; (iv) the Rate Sensitivity Analysis reports for each organization; (v) each organization's listing of marketable securities showing rate, maturity, and market value as compared to book value; (vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization; (viii) the budget and long range operating plan of each organization; (ix) the Minutes of the Board of Directors meetings for each organization; (x) the most recent Board report for AFSALA; (xi) the listing and description of significant real properties for each organization; and (xii) the directors and officers liability and blanket bond insurance policies for each organization. FinPro conducted due diligence on Ambanc as part of team that included representatives of AFSALA and KPMG, AFSALA's accounting firm. FinPro conducted an on-site review of each organization's historical performance and current financial condition and performed a market area analysis.

We have also had discussions with the management of AFSALA and Ambanc regarding their respective financial results and have analyzed the most current financial data available on AFSALA and Ambanc.

We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of AFSALA and Ambanc to discuss the foregoing information with them.

We have considered certain financial data of AFSALA and Ambanc, and have compared that data with similar data for other savings institutions and their holding companies which have recently merged or been acquired. Furthermore, we have considered the financial terms of these business combinations involving said savings institutions and their holding companies.

We have not independently verified any of the information reviewed by us and have relied on its completeness and accuracy in all material respects. In addition, we have not made an independent evaluation of the assets of AFSALA and Ambanc.

In reaching our opinion, we took into consideration the financial benefits of the proposed transaction to all AFSALA shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by AFSALA and Ambanc, it is our opinion as of May 20, 1998, that the proposed transaction is fair and equitable to all AFSALA shareholders from a financial point of view.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                              Respectfully submitted,



                              FinPro, Inc.
                              Liberty Corner, New Jersey



                              By:
                                 -----------------------
                                    Donald J. Musso
                                    President

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20.  Indemnification of Directors and Officers

     Article ELEVENTH of the Registrant's Certificate of Incorporation provides for indemnification of directors and officers of the Registrant against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article ELEVENTH also provides for the authority to purchase insurance with respect thereto.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's board of directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith, (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate, (iii) with respect to a criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

     Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the corporation's board of directors by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

     Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceeding upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 21.  Exhibits and Financial Statement Schedules

        The following exhibits are filed as part of this Registration Statement.

     2.1 Reorganization and Merger Agreement, dated April 23, 1998 and amended as of June 26, 1998, by and between Ambanc Holding Co., Inc. ("Ambanc"), Amsterdam Savings Bank, FSB, AFSALA Bancorp, Inc. and Amsterdam Federal Bank (included as Appendix I to the Joint Proxy Statement/Prospectus).

     4.1 Certificate of Incorporation of Ambanc (filed as an exhibit to Ambanc's Registration Statement on Form S-1 (File No. 33-96654) filed with the Commission on September 7, 1995 pursuant to the Securities Act of 1933. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     4.2 Bylaws of Ambanc (filed as an exhibit to Ambanc's Registration Statement on Form S-1 (File No. 33-96654) filed with the Commission on September 7, 1995 pursuant to the Securities Act of 1933. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     4.3 Specimen form of common stock certificate of Ambanc (filed as an exhibit to Ambanc's Registration Statement on Form S-1 (File No. 33-96654) filed with the Commission on September 7, 1995 pursuant to the Securities Act of 1933. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     5 Opinion of Silver, Freedman & Taff, L.L.P. as to legality of the securities being registered.

     8 Opinion of Silver, Freedman & Taff, L.L.P. as to certain federal income tax consequences.

     10.1   Employment Agreements between Amsterdam Savings Bank, FSB and Harold
            A. Baylor, Jr., Richard C. Edel, Nancy S. Virkler, Cynthia M. Proper and Robert Kelly (filed as exhibits to Ambanc's Registration Statement on Form S-1 (File No. 33-96654) filed with the Commission on September 7, 1995 pursuant to the Securities Act of 1933. Such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     10.2 Ambanc Employee Stock Ownership Plan (filed as an exhibit to Ambanc's Registration Statement on Form S-1 (File No. 33-96654) filed with the Commission on September 7, 1995 pursuant to the Securities Act of 1933. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     10.3 Ambanc 1997 Stock Option and Incentive Plan (filed as Exhibit A to Ambanc's Proxy Statement filed with the Commission on March 26, 1997, pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (File No. 0-27036). Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     10.4 Ambanc Recognition and Retention Plan (filed as Exhibit B to Ambanc's Proxy Statement filed with the Commission on March 26, 1997, pursuant to Section 14(a) of the Securities Exchange Act of 1934 (File No. 0-27036). Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     10.5 Agreement of Termination, dated June 30, 1998, between Ambanc, Amsterdam Savings Bank, FSB and Robert J. Brittain.

     10.6 Consulting Agreement, dated June 30, 1998, between Ambanc, Amsterdam Savings Bank, FSB and Robert J. Brittain.

     10.7 Proposed form of employment agreement between Ambanc, Amsterdam Savings Bank, FSB and John M. Lisicki.

     10.8 Proposed form of employment agreement between Ambanc, Amsterdam Savings Bank, FSB and James J. Alescio.

     10.9 Proposed form of employment agreement between Ambanc, Amsterdam Savings Bank, FSB and Benjamin W. Ziskin.

     21 Subsidiaries of Ambanc (filed as an exhibit to Ambanc's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     23.1   Consent of KPMG Peat Marwick LLP.

     23.2   Consent of KPMG Peat Marwick LLP.

     23.3   Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5).

     23.4   Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 8).

     23.5   Consent of Sandler O'Neill & Partners, L.P.

     23.6   Consent of FinPro, Inc.

     24     Power of Attorney (contained on signature page)

     99.1   Form of proxy cards of Ambanc and AFSALA Bancorp, Inc.

     99.2   Consent of John M. Lisicki

Item 22.  Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities and at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                 SIGNATURES
                                 ----------

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, State of New York, on July 23, 1998.

                                        AMBANC HOLDING CO., INC.


                                 By:    /s/ LAUREN T. BARNETT
                                        ----------------------------------------
                                        LAUREN T. BARNETT, President and
                                        Chief Executive Officer
                                        (Duly Authorized Representative)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Lauren T. Barnett and Harold A. Baylor, Jr., and either of them, our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Lauren T. Barnett and/or Harold A. Baylor, Jr. may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Registrant's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below this Registration Statement and any and all amendments (including post-effective amendments) thereto; and, we hereby approve, ratify and confirm all that said Lauren T. Barnett and/or Harold A. Baylor, Jr. shall do or cause to be done by virtue thereof.


By:  /s/ LAUREN T. BARNETT                      By:  /s/ PAUL W. BAKER
     ------------------------------------            ---------------------------
     LAUREN T. BARNETT                               PAUL W. BAKER
     President, Chief Executive Officer              Chairman of the Board
     and Director                                    and Director
     (Principal Executive Officer)

Date: July 23, 1998                             Date: July 23, 1998
     ------------------------------------            ---------------------------


By:  /s/ ROBERT J. BRITTAIN                     By:  /s/ JOHN J. DALY
     ------------------------------------            ---------------------------
     ROBERT J. BRITTAIN                              JOHN J. DALY
     Director                                        Director

Date: July 23, 1998                             Date: July 23, 1998
     ------------------------------------            ---------------------------


By:  /s/ ROBERT J. DUNNING                      By:
     ------------------------------------            ---------------------------
     ROBERT J. DUNNING, D.D.S.                       LIONEL H. FALLOWS
     Director                                        Director

Date: July 23, 1998                             Date:
     ------------------------------------            ---------------------------

By:  /s/ MARVIN R. LEROY, JR.                   By:  /s/ CHARLES S. PEDERSON
     ------------------------------------            ---------------------------
     MARVIN R. LEROY, JR.                            CHARLES S. PEDERSON
     Director                                        Director

Date: July 23, 1998                             Date: July 23, 1998
     ------------------------------------            - -------------------------


By:  /s/ CARL A. SCHMIDT, JR.                   By:  /s/ WILLIAM A. WILDE, JR.
     ------------------------------------            ---------------------------
     CARL A. SCHMIDT, JR.                            WILLIAM A. WILDE, JR.
     Director                                        Director

Date: July 23, 1998                             Date: July 23, 1998
     ------------------------------------            ---------------------------


By:  /s/ HAROLD A. BAYLOR, JR.
     ------------------------------------
     HAROLD A. BAYLOR, JR.
     Vice President, Chief Financial
     Officer and Treasurer
     (Principal Financial and Accounting Officer)

Date: July 23, 1998
     ------------------------------------

                                 EXHIBIT INDEX
                                 -------------


The following exhibits are filed in connection with the Registration Statement of Ambanc Holding Co., Inc. ("Ambanc") on Form S-4, pursuant to the requirements of Item 601 of Regulation S-K:


     2.1 Reorganization and Merger Agreement, dated April 23, 1998 and amended as of June 26, 1998, by and between Ambanc, Amsterdam Savings Bank, FSB, AFSALA Bancorp, Inc. and Amsterdam Federal Bank (included as Appendix I to the Joint Proxy Statement/Prospectus).

     4.1 Certificate of Incorporation of Ambanc (filed as an exhibit to Ambanc's Registration Statement on Form S-1 (File No. 33-96654) filed with the Commission on September 7, 1995 pursuant to the Securities Act of 1933. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     4.2 Bylaws of Ambanc (filed as an exhibit to Ambanc's Registration Statement on Form S-1 (File No. 33-96654) filed with the Commission on September 7, 1995 pursuant to the Securities Act of 1933. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     4.3 Specimen form of common stock certificate of Ambanc (filed as an exhibit to Ambanc's Registration Statement on Form S-1 (File No. 33-96654) filed with the Commission on September 7, 1995 pursuant to the Securities Act of 1933. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     5 Opinion of Silver, Freedman & Taff, L.L.P. as to legality of the securities being registered.

     8 Opinion of Silver, Freedman & Taff, L.L.P. as to certain federal income tax consequences.

     10.1   Employment Agreements between Amsterdam Savings Bank, FSB and Harold
            A. Baylor, Jr., Richard C. Edel, Nancy S. Virkler, Cynthia M. Proper and Robert Kelly (filed as exhibits to Ambanc's Registration Statement on Form S-1 (File No. 33-96654) filed with the Commission on September 7, 1995 pursuant to the Securities Act of 1933. Such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     10.2 Ambanc Employee Stock Ownership Plan (filed as an exhibit to Ambanc's Registration Statement on Form S-1 (File No. 33-96654) filed with the Commission on September 7, 1995 pursuant to the Securities Act of 1933. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     10.3 Ambanc 1997 Stock Option and Incentive Plan (filed as Exhibit A to Ambanc's Proxy Statement filed with the Commission on March 26, 1997, pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (File No. 0-27036). Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     10.4 Ambanc Recognition and Retention Plan (filed as Exhibit B to Ambanc's Proxy Statement filed with the Commission on March 26, 1997, pursuant to Section 14(a) of the Securities Exchange Act of 1934 (File No. 0-27036). Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     10.5 Agreement of Termination, dated June 30, 1998, between Ambanc, Amsterdam Savings Bank, FSB and Robert J. Brittain.

     10.6 Consulting Agreement, dated June 30, 1998, between Ambanc, Amsterdam Savings Bank, FSB and Robert J. Brittain.

     10.7 Proposed form of employment agreement between Ambanc, Amsterdam Savings Bank, FSB and John M. Lisicki.

     10.8 Proposed form of employment agreement between Ambanc, Amsterdam Savings Bank, FSB and James J. Alescio.

     10.9 Proposed form of employment agreement between Ambanc, Amsterdam Savings Bank, FSB and Benjamin W. Ziskin.

     21 Subsidiaries of Ambanc (filed as an exhibit to Ambanc's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K).

     23.1   Consent of KPMG Peat Marwick LLP.

     23.2   Consent of KPMG Peat Marwick LLP.

     23.3   Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5).

     23.4   Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 8).

     23.5   Consent of Sandler O'Neill & Partners, L.P.

     23.6   Consent of FinPro, Inc.

     24     Power of Attorney (contained on signature page)

     99.1   Form of proxy cards of Ambanc and AFSALA Bancorp, Inc.

     99.2   Consent of John M. Lisicki